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NOVABAY PHARMACEUTICALS, INC.

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NOVABAY PHARMACEUTICALS, INC.

2000 Powell Street, Suite 1150

Emeryville, California 94608

Notice of 2021 Special Meeting of Stockholders

Date:	Time:	Place:
December 17, 2021	11:00 a.m. PDT	Virtual meeting; please visit www.virtualshareholdermeeting.com/NBY2021SM

To the Stockholders of NovaBay Pharmaceuticals, Inc.:

You are cordially invited to attend the 2021 Special Meeting of Stockholders (the “Special Meeting”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay” , “we”, “our” and “us”). The Special Meeting will be a virtual meeting of stockholders. Stockholders will be able to participate in the meeting, vote, and submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/NBY2021SM. You must have your 16-digit control number on your proxy card to enter and participate in the virtual meeting.

The Special Meeting will be held for the following purposes:

1.

To approve, in accordance with NYSE American LLC Company Guide Section 713(a) and (b), both (i) the issuance of 37,500,000 shares of NovaBay’s common stock, par value $0.01 (the “Conversion Shares”), upon conversion of 15,000 shares of NovaBay’s Series B Non-Voting Convertible Preferred Stock, par value $0.01 (the “Preferred Stock”), subject to the potential increase in the number of Conversion Shares due to applicable anti-dilution adjustments, and (ii) the issuance of 37,500,000 shares of NovaBay’s common stock (“Warrant Shares”) upon the exercise of NovaBay common stock warrants (the “Warrants”), subject to the potential increase in the number of Warrant Shares due to applicable anti-dilution adjustments (“Proposal One”).

2.

To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of NovaBay common stock from 100,000,000 to 150,000,000 (“Proposal Two”).

3.	To ratify the appointment by our Audit Committee of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal Three”).

4.

To adjourn the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes cast at the time of the Special Meeting in favor of Proposal One, Proposal Two or Proposal Three (“Proposal Four” and together with Proposal One, Proposal Two and Proposal Three, the “Proposals”).

The Proposals are described in the accompanying proxy statement (“Proxy Statement”), which we encourage you to read in its entirety before voting.  After careful consideration, the NovaBay Board of Directors has determined that the Proposals are advisable and in the best interests of NovaBay and its stockholders and recommends that the holders of common stock entitled to vote with respect to each of the Proposals, vote or give instruction to vote “FOR” Proposal One, “FOR” Proposal Two, “FOR” Proposal Three and “FOR” Proposal Four.

On November 2, 2021, we issued the Preferred Stock and the Warrants in a private placement (the “Private Placement”).With respect to Proposal One, we are seeking approval, in accordance with Section 713(a) and (b) of the Company Guide, to issue all of the Conversion Shares and the Warrant Shares, which number of shares are each subject to potential increase due to applicable anti-dilution adjustments as detailed in the accompanying Proxy Statement. We conducted the Private Placement to raise additional capital to support the financing of our acquisition of DERMAdoctor, LLC (“DERMAdoctor”) as well as for working capital purposes. We entered into a purchase agreement with all of the equity holders of DERMAdoctor on September 27, 2021 providing for the acquisition of 100% of the outstanding membership units of DERMAdoctor. Our acquisition of DERMAdoctor closed on November 5, 2021, and as a result of the acquisition, DERMAdoctor is our wholly-owned subsidiary. We have included in the accompanying Proxy Statement certain material information regarding the Private Placement and DERMAdoctor. With respect to Proposal Two, we are seeking approval to increase the number of authorized shares of our common stock, in part, to have sufficient authorized shares in order to carry out the conversion of the preferred stock and the exercise of the common stock warrants issued in the Private Placement. It is important to understand that we are not required to obtain, nor are we seeking, stockholder approval of the completed Private Placement or our acquisition of DERMAdoctor.

The record date for the Special Meeting is October 25, 2021. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the virtual Special Meeting or any adjournment or postponement thereof. This Notice of this Special Meeting of Stockholders, the accompanying Proxy Statement, proxy card and voting instructions are being mailed or distributed and made available on or about November 12, 2021. Shares of our common stock are listed on NYSE American under the symbol “NBY.” On November 1, 2021, the last trading day before the date of the accompanying Proxy Statement, the closing sale price of our common stock was $0.53 per share.

A list of stockholders entitled to vote at the Special Meeting will be available at NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, California 94608, for a period of ten (10) days prior to the Special Meeting. If you want to inspect the stockholder list, please contact our Corporate Secretary at (510) 899-8800. The stockholder list will also be available during the virtual Special Meeting through the following secure link www. www.virtualshareholdermeeting.com/NBY2021SM.

November 12, 2021	By Order of the Board of Directors,

Paul E. Freiman Chairman of the Board

You are cordially invited to attend, via live webcast, the virtual Special Meeting.  Your vote is important. We encourage you to promptly vote your shares either by telephone, over the Internet or by completing, signing, dating and returning your proxy card, which contains instructions on how you would like your shares to be voted at the Special Meeting.  Please submit your vote by proxy through one of these methods regardless of whether you will attend the Special Meeting. This will help us ensure that your shares are represented at the Special Meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience if you plan to return your proxy card.  Signing and submitting your proxy will not prevent you from voting electronically at the Special Meeting should you be able to attend the virtual Special Meeting, but will assure that your vote is counted, if for any reason you are unable to attend.  Voting instructions are printed on your proxy card and are also included in the accompanying Proxy Statement.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the proposals being considered at the Special Meeting, you should read this entire Proxy Statement carefully, including the materials attached as annexes, as well as other documents referred to or referenced herein. Each item in this summary includes a page reference directing you to a more complete description of that item contained in later parts of this Proxy Statement.

NovaBay Strategic Overview

Background.  NovaBay Pharmaceuticals, Inc. (“NovaBay”, the “Company”, “we”, “our” and “us”) is a medical device company predominantly focused on eye care. A majority of our revenue historically comes from a single product, Avenova®, an FDA cleared product sold in the United States that has proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from skin around the eye, including the eyelid.  Avenova is formulated with our proprietary, stable and pure form of hypochlorous acid.  Avenova’s target market is the millions of Americans who suffer from minor irritation of the skin around the eye (commonly referred to as blepharitis), as well as anyone who suffers from dry eye (commonly described as a gritty sandy sensation while blinking).

We achieved record overall Avenova unit sales in 2020 despite the global COVID-19 pandemic and general economic conditions that challenged many businesses throughout 2020.  Late in 2020, we also launched a rebranded CelleRx® into the beauty industry as CelleRx® Clinical Reset™.   Prior to this rebranding, our marketing of CelleRx focused on medical professionals only. For more information, see the section entitled “NovaBay Business” beginning on page 72 of this Proxy Statement.

Despite the achievements of recent record Avenova sales in 2020 and the launch of CelleRx Clinical Reset, we have historically incurred net losses.  We expect to incur substantial marketing and sales expenses as we continue efforts to increase sales of our Avenova and CelleRx products, and, as a result, our results of operations may fluctuate significantly, particularly if the resulting sales do not consistently exceed the expense that we incur. Accordingly, there is no assurance that these efforts will result in us achieving or maintaining sustained profitability, which is a strategic goal of our company. For more information, see “Our future success is largely dependent on the successful commercialization of our products, particularly Avenova, and of the newly acquired DERMAdoctor products” in the section entitled “Risk Factors” on page 44 of this Proxy Statement.

Strategic Focus and Process.  After years of focusing on, growing and marketing our Avenova brand, the NovaBay executive management team and Board of Directors (the “Board”) determined that it is unlikely that NovaBay will be able to achieve and maintain profitability solely with Avenova, which has a limited pool of target customers.  Rather, it is more likely that NovaBay would grow organically by diversifying its business developing additional products and entering into additional business lines and markets, and/or by pursuing a strategic transaction with a third party.  Given the amount of time and money that pharmaceutical research and development costs, the NovaBay executive management team and Board have focused on strategic growth.

Accordingly, in January of this year, the NovaBay executive management team and Board commenced a thorough strategic review process, hiring financial advisors to identify potential strategic partners and evaluate potential acquisition candidates.  Over the course of 2021, NovaBay’s financial advisors profiled 56 potential acquisition candidates for NovaBay, the management team approved initial contact and discussions with 39 of those candidates, and 16 candidates were brought before the Board for full review and discussion.  As a result of this process, NovaBay ultimately submitted non-binding indications of interest to seven potential acquisition candidates.  Seven months into this process, and after many discussions, diligence efforts and in-person meetings, NovaBay ultimately determined to pursue a potential strategic transaction with DERMAdoctor, LLC (“DERMAdoctor”).  For more information, see the section entitled “Background and Reasons for the Acquisition” beginning on page 14 of this Proxy Statement.

In evaluating the different potential strategic transactions, the Board determined that the ideal strategic partner or acquisition candidate would meet a number of primary criteria, including:

●         Be of a size that would be transformative to the NovaBay business, yet able to be integrated in a relatively seamless manner based on number of employees and revenue;

●         Be complementary to the NovaBay business with a solid foundation of core commercial products that are already producing revenue; and

●         Be profitable so that a transaction would be accretive to NovaBay.

DERMAdoctor Transaction & Synergies.  DERMAdoctor met all of the above criteria.  DERMAdoctor is an omni-channel skincare company that was formed in 1998 and is primarily focused on the creation of products that are designed to target common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris.  DERMAdoctor currently sells over 30 products under lines that include Ain’t Misbehavin’, Calm Cool + Corrected, Kakadu C, KP Duty, and Wrinkle Revenge and sells its products through major retailers such as Macy’s, QVC, Costco, digital beauty retailers such as SkinStore and Amazon, and its own website.  It has a development pipeline of 18 additional new product solutions, in various stages of development, to address a variety of skin conditions.  DERMAdoctor expects a minimum of four new products to be manufactured and available for distribution and sale in 2022.  All of the DERMAdoctor products were conceived by its product design team headed by its Chief Product Officer and founder, Dr. Audrey Kunin, who is a board-certified dermatologist.  Dr. Jeffrey Kunin, who is the spouse of Dr. Audrey Kunin, currently serves as the President of DERMAdoctor. For more information, see the section entitled “DERMAdoctor Business” beginning on page 22 of this Proxy Statement.

NovaBay expects DERMAdoctor’s existing product sales to double NovaBay’s topline revenue, and expects the combined company platform to significantly expand NovaBay’s opportunities for future growth.  Along with expected revenue growth, NovaBay expects to achieve operating and expense synergies as a result of the transaction.  NovaBay anticipates that, with higher sales and the expense synergies of the two businesses, NovaBay will have a clear path to profitability.  In addition, the DERMAdoctor acquisition greatly expands NovaBay’s product portfolio, and revenue from the combination of all of these products will reduce our reliance upon the success of Avenova.

NovaBay will be investing in new products and new brands in its beauty product line, with Dr. Audrey Kunin providing both creative and strategic direction.  The new NovaBay and DERMAdoctor partnership will increase NovaBay’s presence in the U.S. beauty market, as the DERMAdoctor products have been medically and clinically formulated to be highly effective yet gentle on skin, much as NovaBay’s CelleRx Clinical Reset is formulated.  NovaBay plans to employ its organizational expertise and industry relationships in combination with DERMAdoctor’s to broaden distribution and provide future growth of our combined products to an expanded and more diverse customer base.

DERMAdoctor’s co-founders, Drs. Audrey and Jeffrey Kunin, will continue in the executive leadership of DERMAdoctor with Dr. Audrey Kunin serving as NovaBay’s Chief Product Officer overseeing all new product development, and Dr. Jeffrey Kunin serving as DERMAdoctor’s President.  In addition, Dr. Audrey Kunin is expected to join the NovaBay Board.

DERMAdoctor Financing.  NovaBay and DERMAdoctor’s equity holders entered into a definitive acquisition agreement on September 27, 2021, with a purchase price of $15.0 million, that was comprised of $12.0 million in cash at closing and up to an additional $3.0 million in earn out payments contingent upon the DERMAdoctor business achieving predetermined financial targets for the 2022 and 2023 fiscal years.  One of the closing conditions to the acquisition agreement was that NovaBay would secure financing and the transaction would close by November 17, 2021. For more information, see the section entitled “The Acquisition Purchase Agreement” beginning on page 40 of this Proxy Statement.

Historically, both NovaBay and DERMAdoctor have had similar annual revenues, and, as a result, the transaction size of DERMAdoctor is significant to NovaBay.  Consequently, NovaBay began exploring financing options  before entering into the definitive agreement.  Upon signing the definitive agreement, NovaBay engaged with various investment bankers and explored a variety of financing options for the transaction for another month.  During that time, DERMAdoctor continued to receive interest from other possible transaction partners, including a non-binding cash bid higher than NovaBay’s.

Ultimately, NovaBay’s executive management team and Board determined that the private placement that NovaBay entered into on October 29, 2021 was in the best interests of NovaBay and its stockholders.  This financing arrangement had the significant benefit of providing the funds that were needed to pay the purchase price for the DERMAdoctor transaction and in turn close the transaction before the outside termination date of November 17, 2021 in the definitive agreement.  Many of the other financing options proposed to NovaBay’s executive management team had multiple closings and fundings over periods of time that would extend past November 17, 2021, which would place the DERMAdoctor closing at risk, as well as floating price metrics. For more information, see the section entitled “Description of the Private Placement” beginning on page 36 of this Proxy Statement.

Given the size of DERMAdoctor relative to NovaBay, in order to finance the transaction, the capital that we raised and the amount of equity that we issued was sizeable, even exceeding the amount of authorized but unissued shares of NovaBay common stock, par value $0.01 (the “Common Stock”) available under our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), which is the matter stockholders are approving in Proposal Two. As a result of the issuance of this equity, our stockholders will experience substantial dilution. For more information, see the section entitled “Risk Factors—Risks Related to the Private Placement” on page 44 of this Proxy Statement. As a result of the Preferred Stock and the Warrants that we issued in the Private Placement, whether or not the Conversion Proposal is approved, our stockholders will experience significant dilution as a result of the issuance of shares of our Common Stock upon future conversion of the Preferred Stock and, if the Share Issuance Proposal is approved, the exercise of the Warrants” in the section entitled “Risk Factors” on page 44 of this Proxy Statement.

Stockholder Approval.  Both the acquisition of DERMAdoctor and the Private Placement have closed.  Therefore, at the Special Meeting, we are not seeking stockholder approval of either the underlying DERMAdoctor acquisition or the Private Placement.  However, stockholders are being asked to vote to allow for both the (i) conversion of all of the shares of preferred stock and exercise of the common stock warrants issued in the Private Placement, and (ii) the increase of authorized shares under the Certificate of Incorporation, both of which are needed in order for NovaBay to satisfy the conditions of the Private Placement without incurring substantial ongoing restrictions and penalties. For more information, see the sections entitled “Proposal One—Approval of the Conversion of our Preferred Stock and Issuance of Common Stock upon the Exercise of the Warrants” and “Proposal Two—Approval of Amendment to our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 150,000,000” beginning on pages 27 and 30, respectively, of this Proxy Statement.

NovaBay’s executive management team and Board believe that the DERMAdoctor transaction will be transformative to the NovaBay business and that this transaction and the related financing, which underpin Proposal One and Proposal Two, will result in significant growth of NovaBay and will ultimately lead to sustained profitability.

Proposal One – Conversion Proposal (page 27)

Summary of Private Placement (page 27)

On October 29, 2021, NovaBay entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers named therein (the “Purchasers”), and which is attached to this Proxy Statement as Annex A. Pursuant to the Securities Purchase Agreement, we agreed to sell in a private placement an aggregate of 15,000 shares of our newly-created Series B non-voting convertible preferred stock, par value $0.01 per share (the “Preferred Stock”) convertible into an aggregate of 37,500,000 shares (the “Conversion Shares”) of NovaBay Common Stock and Common Stock warrants (“Warrants”) exercisable for 37,500,000 shares (the “Warrant Shares”) of Common Stock for an aggregate purchase price of $15,000,000 (collectively, the “Private Placement”). We closed the Private Placement on November 2, 2021 (the “Private Placement Closing Date”). NovaBay is not seeking stockholder approval of, and you are not being asked to vote on, the Private Placement, but rather the conversion of all of the Preferred Stock into the Conversion Shares and the exercisability of all of the Warrants into the Warrant Shares.

Each share of the Preferred Stock that we issued in the Private Placement had a purchase price of $1,000 per share and is initially convertible at a conversion price of $0.40 into 2,500 Conversion Shares for an aggregate of 37,500,000 Conversion Shares, subject to limitations, including receipt of stockholder approval of Proposal One in accordance with Section 713(a) and (b) of the NYSE American Company Guide (the “Company Guide”). Until Proposal One is approved by stockholders, the holders of the Preferred Stock may convert their shares into up to an aggregate of 19.99% of the outstanding shares of Common Stock immediately prior to the Private Placement Closing Date (the “Issuable Maximum”). The Preferred Stock does not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of NovaBay. The Preferred Stock, however, does have anti-dilution protections that could result in an increase in the number of shares of Common Stock to be issued upon conversion of the Preferred Stock in the future, in certain circumstances, including if the Company: (i) pays a dividend or otherwise make a distribution or distributions on shares of its Common Stock or other equity securities; (ii) subdivides outstanding shares of Common Stock into a larger number of shares or combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iii) issues by reclassification of shares of Common Stock any shares of capital stock of the Company. In addition, these anti-dilution protections also apply if the Company sells or grants any Common Stock or any securities of the Company, subject to certain limited exceptions, which would entitle the holder thereof to acquire Common Stock at an effective price per share that is lower than the applicable conversion price of the Preferred Stock, and, as a result, the conversion price of the Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Stock, including the anti-dilution protections, are set forth in the Certificate of Designation of Preferences, Rights and Limitations of the Series B Non-Voting Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”) on November 1, 2021, which is attached to this Proxy Statement as Annex B. The Warrants will not be immediately exercisable, unless and until both Proposal One and Proposal Two are approved. Upon receiving stockholder approval of both Proposal One and Proposal Two, the Warrants will become exercisable into shares of our Common Stock at an exercise price of $0.53 per share, subject to adjustment, and will remain exercisable for six (6) years from the date they become exercisable. A copy of a form of Warrant is attached hereto as Annex C.

In addition, pursuant to the Securities Purchase Agreement, if Proposal One and/or Proposal Two is not approved by stockholders, then, until such proposals are approved, NovaBay will (i) be required to continue to seek stockholder approval every four months until such proposals are approved and (ii) be restricted in its ability to raise capital using Common Stock and Common Stock equivalents or to incur indebtedness.

On the Private Placement Closing Date, in connection with the Securities Purchase Agreement, we entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), which is attached to this Proxy Statement as Annex D, to register the Conversion Shares and the Warrant Shares.

We used a portion of the net proceeds from the Private Placement to partially fund the purchase price for the acquisition of DERMAdoctor, which transaction is described immediately below in this Summary of the Proxy Statement and elsewhere in this Proxy Statement, as well as for our working capital purposes.

Consequences of the Private Placement

Upon stockholder approval of Proposal One, the Preferred Stock will not be subject to the Issuable Maximum and may be converted into Common Stock at the election of the Purchasers and, upon stockholder approval of Proposal One and Proposal Two, the Warrants will become exercisable for the Warrant Shares, resulting in a potential issuance of up to 75,000,000 shares of Common Stock or 168% of Common Stock currently outstanding as of the date of the Proxy Statement. If this occurs, it would result in significant dilution in ownership interests and voting rights to our stockholders. If Proposal One is not approved by stockholders, the Purchasers will not be able to convert all of their shares of Preferred Stock into Common Stock and will remain subject to the Issuable Maximum. Also, if Proposal One and Proposal Two are not approved by stockholders, (i) the Purchasers will not be able to exercise any of the Warrants and (ii) pursuant to the Securities Purchase Agreement, NovaBay will be subject to restrictions upon its ability to raise capital using Common Stock and Common Stock equivalents and incurring indebtedness, until such approvals are obtained.

Summary of the Acquisition (page 40)

On November 5, 2021, we completed the acquisition of DERMAdoctor in accordance with the terms of the Membership Unit Purchase Agreement, dated September 27, 2021 (the “Acquisition Purchase Agreement”) among (i) NovaBay, (ii) DERMAdoctor, (iii) Dr. Jeffrey Kunin and Dr. Audrey Kunin (the “Founders”); (iv) Papillon Partners, Inc., a corporation that is owned by the Founders (“Papillon”); and (v) Midwest Growth Partners, L.L.L.P. (“MGP” and together with Papillon, the “Sellers”), which is attached to this Proxy Statement as Annex E. The Acquisition Purchase Agreement provides for the acquisition of 100% of the issued and outstanding membership units of DERMAdoctor (the “Acquisition”), of which 82.2% were owned by Papillon and 17.8% were owned by MGP. The Acquisition Purchase Agreement was approved and adopted by our Board and was also approved and adopted by the managers of DERMAdoctor and the Sellers. The Acquisition was not subject to the approval of our stockholders. On November 5, 2021, we closed the Acquisition (the “Acquisition Closing”). Following the Acquisition Closing, DERMAdoctor is our wholly-owned subsidiary.

Pursuant to the Acquisition Purchase Agreement, the purchase price for the issued and outstanding membership units of DERMAdoctor was approximately $15.0 million (the “Purchase Price”). The Purchase Price is comprised of a payment of approximately $12.0 million in cash to the Sellers that was made at the Acquisition Closing, which amount was (i) reduced to account for payments we made to satisfy DERMAdoctor’s indebtedness and its transaction expenses as of the Acquisition Closing, and (ii) increased by the DERMAdoctor cash and cash equivalents that remained as of the Acquisition Closing (collectively, the “Cash Consideration”). At the Acquisition Closing, $1.2 million of the Purchase Price was deposited into escrow to be held for a period of 12 months after the Acquisition Closing, which amount is available to NovaBay to satisfy indemnification obligations of the Founders and the Sellers in accordance with the Acquisition Purchase Agreement. In addition, the Purchase Price includes up to an additional aggregate amount of $3.0 million in earn out payments (“Earn Out Payments”) that will be contingent upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar years (the “Earn Out Periods”), subject to a maximum Earn Out Payment of $1.5 million for each Earn Out Period. Payment of an Earn Out Payment to the Sellers, if earned, will also be conditioned upon both of the Founders remaining employees of DERMAdoctor throughout the entirety of the applicable Earn Out Period upon which an Earn Out Payment, if any, becomes payable, subject to exceptions based on the reason for termination. If earned, the Sellers may elect for the Earn Out Payments to be paid in either cash or unregistered shares of our Common Stock, subject to certain restrictions.

For more information on the Board’s reasons for the Acquisition, see the section entitled “Background and Reasons for the Acquisition” beginning on page 14 of this Proxy Statement.

Requirement for Stockholder Approval (page 29)

Our Common Stock is listed on the NYSE American, and, as such, is subject to the applicable rules of the NYSE American as set forth in its Company Guide, including Section 713(a) and (b) of the Company Guide. We are seeking stockholder approval of Proposal One at the Special Meeting in order to satisfy the requirements of Section 713(a) and (b) of the Company Guide and to satisfy conditions under the Securities Purchase Agreement, the Certificate of Designation and the Warrant to allow for the conversion of all of the Preferred Stock and the exercise of the Warrants in excess of the Issuable Maximum. This approval is required by the Company Guide because the aggregate number of Conversion Shares that may be issued assuming full conversion of the Preferred Stock and upon the full exercise of the Warrants would exceed the Issuable Maximum. While approval of our stockholders was not required to close the Acquisition or the Private Placement, the approval of our stockholders is required to authorize the conversion of the Preferred Stock and the exercise of the Warrants above the Issuable Maximum as provided in Proposal One as a result of NYSE American Rule 713(a) and 713(b).

Separately, due to the number of shares of Common Stock that will be issued if all of the shares of Preferred Stock are converted and all of the Warrants are exercised, we are also seeking approval of Proposal Two to increase our authorized Common Stock, as discussed below.

Vote Required and Related Matters (page 11)

Stockholder approval of Proposal One requires a “FOR” vote from a majority of the shares of our Common Stock present or represented and entitled to vote at the Special Meeting. If approved by the stockholders, the Purchasers will be entitled to convert the Preferred Stock into shares of Common Stock above the Issuable Maximum and, assuming Proposal Two is also approved, exercise the Warrants for Common Stock.

Proposal Two – Increase to Authorized Common Stock (page 30)

Reasons For Stockholder Approval (page 30)

Because the number of shares of Common Stock that we will be required to issue if all of the Preferred Stock is converted and all of the Warrants are exercised, will exceed the number of authorized but unissued shares of Common Stock under our Certificate of Incorporation, Proposal Two is necessary to carry out the purposes of the Private Placement, including allowing for the Warrants to become exercisable, as well as to provide NovaBay with the flexibility to pursue further finance and corporate opportunities in the future. The Board has approved and declared advisable, subject to stockholder approval, an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of Common Stock from 100,000,000 to 150,000,000. The text of the Amendment is included in a Certificate of Amendment, which is set forth on Annex F to this Proxy Statement.

Vote Required (page 11)

Stockholder approval of this Proposal Two requires a “FOR” vote from the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. If approved by the stockholders and Proposal One is also approved, then the Purchasers will be entitled to exercise the Warrants for Common Stock. If this amendment is approved by the requisite vote of the stockholders, we will file the Amendment with the Delaware Secretary of State as soon as reasonably practicable after the Special Meeting. The Amendment shall become effective upon filing with the Delaware Secretary of State.

In addition, pursuant to the Securities Purchase Agreement, if Proposal One and/or Proposal Two is not approved by stockholders, then until such proposals are approved, NovaBay will (i) be required to continue to seek stockholder approval every four months until such proposals are approved and (ii) be restricted in its ability to raise capital using Common Stock and Common Stock equivalents or to incur indebtedness.

Proposal Three – Ratification of Auditor (page 33)

Reasons For Stockholder Approval (page 34)

At the NovaBay annual meeting of stockholders held on May 21, 2021 (the “2021 Annual Meeting”), our stockholders voted for and approved the advisory, non-binding proposal ratifying the appointment of OUM & Co. LLP (“OUM”) as our independent registered public accounting firm for the fiscal year ended December 31, 2021 (the “OUM Ratification Proposal”). After the 2021 Annual Meeting, as disclosed on our Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2021, NovaBay was informed by OUM that it had been acquired in an asset transaction by WithumSmith+Brown, PC (“Withum”), effective on July 15, 2021. As a result of the acquisition, OUM requested that NovaBay consent to the assignment and assumption of OUM's engagement by the Company to Withum, which would provide for Withum to become our independent registered public accounting firm. Withum is registered with the Public Company Accounting Oversight Board (PCAOB) and the Center for Audit Quality and has over 20 years of experience representing public companies with over 200 Commission registrants for which they perform public company audits. The Audit Committee consented to the assignment, and Withum was engaged to serve as NovaBay’s independent registered public accounting firm for the fiscal year ended December 31, 2021. Though not required, the Board determined that it is prudent and good corporate governance practice to take this opportunity of a Special Meeting to ask that stockholders ratify the selection by the Audit Committee of the appointment of Withum as NovaBay’s new independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021.

Vote Required (page 11)

For this Proposal Three, the ratification of the appointment by our Audit Committee of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will reflect stockholder approval of such advisory vote if we receive “FOR” votes from a majority of the shares present or represented by proxy duly authorized and entitled to vote at the Special Meeting. If the ratification of the appointment of Withum is not approved by stockholders at the Special Meeting, the Audit Committee will consider other independent registered public accounting firms but is under no obligation to change firms.

Proposal Four – Adjournment (page 35)

Reasons For Stockholder Approval (page 35)

If NovaBay fails to receive a sufficient number of votes to approve Proposal One, Proposal Two, Proposal Three or establish a quorum for the Special Meeting, we may propose to adjourn or postpone the Special Meeting. The vote regarding adjournment or postponement of the Special Meeting will be disregarded if there are sufficient votes to approve Proposal One, Proposal Two and Proposal Three.

Vote Required (page 11)

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting is required for approval of Proposal Four.

Risk Factors (page 44)

As described in this Proxy Statement, we recently completed two significant transactions, which were the Private Placement and the Acquisition. These transactions were both material and resulted in significant changes to NovaBay’s business, operations and strategic direction, as well as to its overall capital structure. As a result of these changes, there will be new and additional risks and uncertainties that we may encounter and have to face in the future, as well as those risks that we already had prior to completing these transactions. Accordingly, our ability to successfully operate our business is subject to numerous risks and we are also subject to other risks relating to the Acquisition and the Private Placement, including those identified in the section titled “Risk Factors” beginning on page 44.

Regulatory Matters

Neither NovaBay nor DERMAdoctor was required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Acquisition. In the United States, NovaBay must comply with applicable federal and state securities laws and the NYSE American Rules in connection with the issuance of shares of Preferred Stock, the Warrants and the underlying shares of Common Stock in the Private Placement, including the filing with the Commission of this Proxy Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of NovaBay to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “should,” “goals,” “potential,” “plans,” “believes,” “estimates,” “predicts,” “projects,” variations of these words, and similar expressions are intended to identify these forward-looking statements. Without limiting the generality of the forgoing, forward-looking statements contained in this document include our expectations regarding our future growth, operational and financial performance and business prospects and opportunities. These forward-looking statements reflect our current views with respect to future events, are based on assumptions, estimates and facts as of the date of this Proxy Statement and are subject to known and unknown risks and uncertainties and other factors, many of which are outside of its control and the control of its directors, officers and affiliates. As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●

costs relating to the Acquisition of DERMAdoctor and to recognize the anticipated benefits of the Acquisition, which may be affected by, among other things, competition, and our ability to grow and manage growth profitability and retain our key employees;

●	receipt of the stockholder approvals required by the Private Placement and receiving effectiveness of the registration statements for the Conversion Shares and Warrant Shares;

●

the ongoing trajectory of COVID-19, including the new Delta variant of COVID-19 which appears to be the most transmissible variant to date, and the extent to which and speed at which the global economy recovers, the nature and extent of ongoing governmental measures to contain the pandemic, the speed and efficacy of the vaccine roll out, and our assumptions, estimates and beliefs regarding the possible effect of the COVID-19 pandemic on general economic conditions, public health and consumer demand, and its results of operations, liquidity, capital resources and general performance in the future;

●	our history of losses and our ability to achieve or maintain sustained profitability;

●	whether demand develops for our proprietary products;

●	the impact of competitive or alternative products and pricing;

●	our ability to obtain adequate financing in the future, as and when we need it, particularly due to certain future financing restrictions pursuant to the terms of the Private Placement;

●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our exposure to and ability to defend third-party claims and challenges to our patent and other intellectual property rights;

●	the ability to meet stock exchange listing standards following the consummation of the Private Placement;

●	our success at managing the risks involved in the foregoing items; and

●	other factors under the heading “Risk Factors” as discussed in this Proxy Statement and our other filings with the Commission.

As a result of many factors, such as those listed above and set forth under the section entitled “Risk Factors” elsewhere in this Proxy Statement or otherwise described in our filings with the Commission, including our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, you should not place undue reliance on these forward-looking statements. You should read this Proxy Statement and the documents that we reference and have filed as exhibits thoroughly and with the understanding that forward-looking statements represent our management’s beliefs and assumptions only as of the date of this Proxy Statement and our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

NOVABAY PHARMACEUTICALS, INC.

2000 Powell Street, Suite 1150
Emeryville, California 94608

PROXY STATEMENT

FOR THE 2021 SPECIAL MEETING OF STOCKHOLDERS

This proxy statement (this “Proxy Statement”), our Notice of the 2021 Special Meeting of Stockholders (the “Notice”) and our proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay,” the “Company,” “we,” “our,” or “us”), to be voted at the 2021 Special Meeting of Stockholders to be held on Friday, December 17, 2021 (the “Special Meeting”), and at any adjournment or postponement of the Special Meeting. The Special Meeting will be held at 11:00 a.m. Pacific Time and will be a virtual meeting of stockholders. You will be able to participate in the 2021 Special Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/NBY2021SM. You must have your 16-digit control number on your proxy card to enter and participate in the virtual meeting. This Proxy Statement and the proxy card are being delivered by mail on or about November 12, 2021, to stockholders of record as of October 25, 2021.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Special Meeting are summarized in the Notice and are described in more detail in this Proxy Statement.

This Proxy Statement is being provided to stockholders of NovaBay in connection with the proposals to be voted on at the Special Meeting as set forth in our Notice of 2021 Special Meeting of Stockholders and described in more detail in this Proxy Statement.

Proposal One seeks approval by NovaBay’s stockholders, in accordance with NYSE American LLC Company Guide Section 713(a) and (b), for both (i) the issuance of 37,500,000 shares of Common Stock upon conversion of 15,000 shares of the Preferred Stock, subject to the potential increase in the number of Conversion Shares due to applicable anti-dilution adjustments, and (ii) the issuance of 37,500,000 shares of Common Stock upon the exercise of the Warrants, subject to the potential increase in the number of Warrant Shares due to applicable anti-dilution adjustments (“Proposal One” or the “Conversion Proposal”). A portion of the proceeds from the Private Placement have been used to fund the acquisition of DERMAdoctor by NovaBay pursuant to the Acquisition Purchase Agreement on November 5, 2021. The Acquisition Purchase Agreement and the Acquisition are described in further detail in this Proxy Statement.

Proposal Two seeks approval by NovaBay’s stockholders of an amendment to NovaBay’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares (“Proposal Two” or the “Stock Increase Proposal”) in order to provide NovaBay with sufficient authorized but unissued shares to issue the Warrant Shares upon the exercise of the Warrants as well as provide flexibility for business and financial purposes in the future.

Proposal Three seeks ratification by NovaBay’s stockholders of the selection of Withum as NovaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2021. After the acquisition of OUM, NovaBay’s longtime independent registered public accounting firm, by Withum earlier this year, NovaBay believes such ratification is prudent and good corporate practice though not required (“Proposal Three”).

Proposal Four seeks adjournment of the Special Meeting, if necessary or appropriate, in order to establish a quorum to permit further solicitation of proxies if there are not sufficient votes cast at the time of the Special Meeting in favor of any of the three Proposals (“Proposal Four”).

We are not required to seek, nor are we seeking, stockholder approval of the Private Placement or the Acquisition. Rather, we are only seeking approval of: (1) the Conversion Proposal, which will allow for the conversion of the Preferred Stock into the Conversion Shares and the issuance of the Warrant Shares upon the exercise of the Warrants, (2) the Stock Increase Proposal, which will increase our authorized Common Stock in order to provide sufficient authorized but unissued shares to issue the Warrant Shares upon the exercise of the Warrants and provide NovaBay with the flexibility to pursue further finance and corporate opportunities in the future, (3) Proposal Three, which will ratify the selection of Withum as NovaBay’s independent auditor, and (4) Proposal Four, which will adjourn the Special Meeting if necessary or appropriate.

Attendance at the Special Meeting

As permitted by Delaware law and our Bylaws, the Special Meeting will be held solely as a virtual meeting live via the Internet. You will be able to attend the Special Meeting via live webcast by visiting NovaBay’s virtual meeting website (www.virtualshareholdermeeting.com/NBY2021SM) at the meeting time. Upon visiting the meeting website, you will be prompted to enter your 16-digit control number provided on your proxy card. Your unique control number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Special Meeting on the meeting website.

Shares of which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Special Meeting if you have a 16-digit control number. If there is no 16-digit control number included on your instructions, please refer to the information provided by your broker, bank or other holder of record for voting information and/or instruction on how to attend the Special Meeting.

Even if you plan to attend the Special Meeting virtually, NovaBay recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Special Meeting has been fixed as October 25, 2021 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one (1) vote for each share of our Common Stock held by such stockholder as of the Record Date. As of the Record Date, 44,943,364 shares of our Common Stock were outstanding, and no shares of the Preferred Stock were outstanding (though 15,000 shares of the Preferred Stock were subsequently issued after the Record Date and are outstanding as of the date of this Proxy Statement). The holders of the Preferred Stock have no voting rights for any of Proposal One, Proposal Two, Proposal Three or Proposal Four and therefore will not vote at the Special Meeting.

The presence at the Special Meeting, either in person or by duly authorized proxy, of holders of a majority of the voting power of all the outstanding shares of our Common Stock entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Stockholders who log on and vote at our virtual meeting of stockholders with their 16-digit control number (which is either provided by NovaBay on your proxy card) are considered present in person at the meeting. Abstentions are counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker, bank or other nominee does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Proposal One and Proposal Two described in this Proxy Statement are both non-discretionary items, and Proposal Three and Proposal Four in this Proxy Statement are discretionary items. If a quorum is not present, we intend to adjourn the Special Meeting will be adjourned until a quorum is obtained.

All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate “FOR” and “AGAINST” votes. Broker non-votes will count as “AGAINST” votes for Proposal Two and will have no effect for Proposals One, Three and Four. Abstentions will count as “AGAINST” votes for Proposals One, Two, Three and Four.

Required Votes

Proposal One (to approve both (i) the issuance of 37,500,000 Conversion Shares, upon conversion of the 15,000 shares of our Preferred Stock, subject to the potential increase in the number of Conversion Shares due to applicable anti-dilution adjustments, and (ii) the issuance of 37,500,000 Warrant Shares upon the exercise of the Warrants, subject to the potential increase in the number of Warrant Shares due to applicable anti-dilution adjustments) requires “FOR” votes from a majority of the shares present and entitled to vote at the Special Meeting. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect. If Proposal One is not approved by stockholders, the holders of the Preferred Stock will not be able to convert the Preferred Stock into Common Stock (except for up to an aggregate of 19.99% of the outstanding shares of Common Stock immediately prior to the Private Placement Closing Date) and the holders of the Warrants will not be able to exercise the Warrants.

Proposal Two (to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of NovaBay Common Stock from 100,000,000 to 150,000,000) requires “FOR” votes from a majority of the shares issued and outstanding as of the Record Date. Broker non-votes and abstentions will have the same effect as “AGAINST” votes. If Proposal Two is not approved by stockholders, we will not be authorized to increase our authorized shares and the Warrants will not be exercisable for the Warrant Shares.

Proposal Three (to approve the ratification of the appointment of Withum as NovaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2021) requires “FOR” votes from a majority of the shares present and entitled to vote at the Special Meeting. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect. If this Proposal Three is not approved by stockholders, the Audit Committee and the Board will consider other independent registered public accounting firms but is under no obligation to change firms.

Proposal Four (adjournment of the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes cast at the time of the Special Meeting in favor of Proposal One) requires “FOR” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect.

Effect of Not Voting

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the Internet or in person at the Special Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether NYSE American deems the particular proposal to be a “routine” matter. Brokers, banks or other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE American, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders. Both Proposal One and Proposal Two are deemed non-routine matters. Accordingly, your broker, bank or other nominee may not vote your shares on either Proposal One or Proposal Two if you do not give it instructions. Proposal Three and Proposal Four are deemed routine matters; therefore, your broker, bank or other nominee may vote your shares on Proposal Three if you do not give it instructions.

Voting Methods

If you were a registered stockholder on the Record Date, you may vote your shares before the virtual Special Meeting through NovaBay’s voting website www.proxyvote.com, which contains voting instructions. You may also vote your shares by telephone by calling (toll free within the U.S. and Canada) 1-800-690-6903 and following the voting instructions read to you by the automated operator. Internet and telephone voting facilities for stockholders of record will be available 24 hours a day beginning at 12:01 a.m. Pacific Time on November 12, 2021. Internet and telephone voting will close promptly at 11:59 p.m. Eastern Time on Thursday, December 16, 2021.

After this, you will only be able to vote by attending the Special Meeting via live webcast and voting at the Special Meeting. The meeting starts at 11:00 a.m. (Pacific Time). After voting is closed during the Special Meeting, you will no longer have the ability to vote your shares for the specific proposals considered at the Special Meeting.

Upon visiting the meeting website or calling the call-in telephone line, you will be prompted to enter your 16-digit control number provided to you on your proxy card. Your unique control number allows us to identify you as a stockholder and will enable you to securely cast votes.

If you are a registered stockholder as of the Record Date and hold your shares in more than one fund or other affiliated investment vehicle, you will receive separate voting credentials for each such entity that is a record holder of shares of our Common Stock. Please be sure to log on separately for each fund in order to cast all votes that you are entitled to cast at the Special Meeting.

If you receive proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning your proxy card in the postage-paid envelope. Further instructions on how to vote by mail are included on the proxy card. Only proxy cards that have been signed, dated, and timely returned will be counted towards the quorum and entitled to vote.

If your proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted “FOR” the approval of Proposal One, Proposal Two, Proposal Three and Proposal Four described in the Notice and this Proxy Statement.

Revoking Proxies

If your shares are held in your name, you may revoke or change your vote at any time before the Special Meeting by (i) submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted), or (ii) attending the Special Meeting live via webcast and voting during the meeting (simply attending the virtual meeting will not, by itself, revoke your proxy), or (iii) by filing a notice of revocation or another signed proxy card with a later date with our Corporate Secretary, Mr. Justin Hall, at our principal executive offices at 2000 Powell Street, Suite 1150, Emeryville, California 94608.

Solicitation

NovaBay will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the Notice, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of these materials will be furnished to brokers, banks or other nominees holding shares in their names that are beneficially owned by others so they may forward these materials to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Further, NovaBay has engaged The Proxy Advisory Group, LLC as its proxy solicitation advisor.

Results of the Voting at the Special Meeting

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four (4) business days after the Special Meeting.

BACKGROUND AND REASONS FOR THE ACQUISITION

At the Special Meeting, our stockholders are being asked to consider and vote upon the Conversion Proposal. Set forth below in this section and in the section entitled “The Acquisition Purchase Agreement” beginning on page 40 of this Proxy Statement, is a discussion of our Acquisition of DERMAdoctor, including a description of the terms and conditions of the Acquisition Purchase Agreement. Information about the Acquisition may be important to you in connection with your consideration of the Conversion Proposal, as approximately half of the funds received from the financing underlying the Conversion Proposal are financing the Acquisition. While we believe that the descriptions in this Proxy Statement cover the material terms of the Acquisition and the Acquisition Purchase Agreement, it may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement, including the Acquisition Purchase Agreement, which is attached as Annex E to this Proxy Statement, and the other documents to which we have referred you.

Background of the Acquisition

The terms of the Acquisition were the result of arms’ length negotiations between representatives of NovaBay, on the one hand, and DERMAdoctor and the Founders, on the other hand. The following is a brief discussion of the background of the Acquisition, including the underlying negotiations and resulting Acquisition Purchase Agreement.

As part of NovaBay’s ongoing consideration and evaluation of its long-term prospects and strategies to enhance its stockholder value, NovaBay’s Board of Directors and its executive management regularly review and discuss strategic opportunities, including potential acquisitions. Among other things, these reviews and discussions focus on the opportunities and risks associated with entering into transactions with other companies with complementary businesses and products, including the potential to expand and diversify NovaBay’s own products, business lines, and revenues, while also seeking to achieve profitability.

In furtherance of its evaluation of strategic acquisition opportunities and after discussion with several financial advisors that operate within NovaBay’s industry, on January 8, 2021, its Board of Directors authorized the engagement of Two Roads Advisors, LLC and Ashland Securities, LLC (the latter of which was subsequently assigned to Finalis Securities LLC and collectively, the “Financial Advisors”) to identify potential acquisition candidates for Board evaluation. The NovaBay Board of Directors directed the Financial Advisors to identify potential acquisition candidates and transactions with various characteristics, including potential acquisition candidates in the optical, skincare and nutraceutical industries, and for such companies to have top line revenues of up to approximately $50 million. Specifically, the NovaBay Board of Directors indicated that the ideal target would meet some or all of the following criteria: (i) be of a size that would be transformative to the NovaBay business yet be able to be integrated in a relatively seamless manner based on number of employees and revenue; (ii) be complementary to the NovaBay business with a solid foundation of core commercial products already producing revenue; and (iii) be profitable such that a transaction would be accretive to NovaBay in the short-term. The executive management of NovaBay was then directed by the Board of Directors to facilitate and coordinate with the Financial Advisors in connection with the performance of such engagement.

On February 1, 2021, representatives of the Financial Advisors and the NovaBay executive management team met with the NovaBay Board of Directors and presented a number of potential acquisition candidates for its evaluation, including DERMAdoctor, as well as information relating to industry trends and acquisition transactions in the optical, skincare and nutraceutical industries. Following this meeting and over the next three-month period, NovaBay’s executive management team and the NovaBay Board of Directors evaluated with its Financial Advisors a variety of potential targets. At a status meeting with the Board of Directors in mid-March 2021, the Financial Advisors highlighted that it had profiled 56 potential targets to date for NovaBay, of which the NovaBay executive management team approved contact with 39. From the pool of 39, an aggregate of 16 potential acquisition candidates were brought to the NovaBay Board of Directors for review and discussion at various points, profiled by the Financial Advisors with commentary by the NovaBay executive management team as to possible synergies and strategic fit.

As a result of this lengthy and detailed review process, the NovaBay Board of Directors ultimately selected six potential acquisition candidates for further evaluation, advanced dialogue and to potentially pursue an acquisition transaction; among them was DERMAdoctor. NovaBay proceeded to enter into a non-disclosure agreement with each of those six companies, in order to conduct preliminary discussions. Specifically, NovaBay entered into a one-way non-disclosure agreement with DERMAdoctor that was executed by the parties on March 12, 2021. After initial discussions and high level diligence, the NovaBay executive management team and the Financial Advisors presented several transaction possibilities to the Board of Directors at its meeting on March 24, 2021, which included DERMAdoctor.

Based on preliminary discussions and due diligence, with its Board of Directors’ support, NovaBay submitted non-binding indications of interest to acquire two companies on March 11, 2021, subject in each case to due diligence and a transaction timeline of 75 days from the execution of an exclusive letter of intent.

Also based on preliminary discussions and due diligence and with its Board of Directors’ support, on April 2, 2021, NovaBay submitted a non-binding indication of interest to acquire DERMAdoctor, at a total enterprise value of $15.0 million, subject to due diligence and suggesting a transaction timeline of 75 days from the execution of an exclusive letter of intent. In addition, on April 2, 2021, NovaBay submitted a non-binding indication of interest to acquire a fourth company, also subject to due diligence and suggesting a transaction timeline of 75 days from the execution of an exclusive letter of intent. Over the course of the next four months, NovaBay would submit non-binding indications of interest to three further companies as it pursued exploratory discussions for various strategic alternatives.

On April 28, 2021, NovaBay and DERMAdoctor entered into a more detailed mutual confidentiality agreement in order to further facilitate the mutual exchange of certain business and financial information in connection with, and to inform, their ongoing exploratory discussions regarding a potential acquisition. After signing the new confidentiality agreement, members of NovaBay’s executive management team and DERMAdoctor’s management team, including the Founders, met virtually on several occasions to provide certain business and financial information to each other, and to discuss their respective businesses, organizational structures, business strategies and performance. As part of its evaluation process, the NovaBay Board of Directors, on May 13, 2021, met with the Founders, who provided a presentation of DERMAdoctor to the Board, which was favorably impressed with both the Founders and the DERMAdoctor business.

Although there was interest on both sides, DERMAdoctor and NovaBay largely went their separate ways for the next two months. For its part, DERMAdoctor decided to engage an investment banker (Threadstone Capital, LLC) on its behalf to conduct a fulsome auction process to gauge interest and options before it committed to a potential sale transaction. Meanwhile, NovaBay remained interested in DERMAdoctor but was not willing to increase its proposed enterprise value from its indication of interest, and, although it remained in contact with DERMAdoctor, pursued other potential opportunities and discussions with third parties.

Throughout the month of June 2021, the Board of Directors of NovaBay and its executive management team discussed the status of current transaction opportunities. In particular, the Board assessed the merits of a potential transaction with each of DERMAdoctor and a different potential acquisition target, which the Financial Advisors and NovaBay management team had determined were the most likely transaction candidates at that time. As a part of such discussions, the NovaBay Board noted that the other target was an interesting opportunity, but that it did not have either the consumer-facing brand or profitability that DERMAdoctor had. At the conclusion of such Board discussion, NovaBay’s executive management team was authorized to re-connect with the Founders of DERMAdoctor to see if there was interest in pursuing a transaction.

Accordingly, in early July, members of NovaBay’s executive management team and the Founders re-engaged in discussion of a potential acquisition of DERMAdoctor by NovaBay. The parties conducted several virtual meetings and discussions on key deal terms and initial due diligence matters and, in particular, Mr. Justin Hall, Chief Executive Officer of NovaBay, and Ms. Bree Harrison, Senior Director of Business Operations of NovaBay, made plans to travel to the DERMAdoctor headquarters in Kansas City. Mr. Hall and Ms. Harrison met with Drs. Kunin and other key members of the DERMAdoctor team in person on July 15, 2021. During these meetings, the parties discussed a number of synergies and shared goals, and crafted a joint business strategy for the organizations and discussed high level business terms of a potential transaction.

In mid-July 2021, NovaBay engaged Squire Patton Boggs (US) LLP (“Squire”) to provide legal advice with respect to a potential transaction with DERMAdoctor and requested that Squire aid in the due diligence process and advise NovaBay on the potential transaction with DERMAdoctor. DERMAdoctor and the Sellers retained Bryan Cave Leighton Paisner LLP (“Bryan Cave”) to provide legal advice to the Sellers and DERMAdoctor with respect to a potential transaction with NovaBay.

Upon return from the in-person meetings in Kansas City, on July 22, 2021, NovaBay prepared and circulated a letter of intent to DERMAdoctor, setting forth the key financial terms of the deal for a total consideration of up to $15.0 million, including cash of $12.0 million and up to $3.0 million in earn-out payments if certain performance goals of the DERMAdoctor business are achieved in the two fiscal years following a transaction closing. Over the next several days, the parties discussed the terms of the letter of intent. On July 27, 2021, the updated draft letter of intent was distributed to the NovaBay Board of Directors for review and discussion. On July 28, 2021, NovaBay circulated a due diligence request list to DERMAdoctor, so it could view the items that NovaBay was interested in reviewing if the transaction moved forward.

On August 2, 2021, Mr. John Fang of the Financial Advisors representing NovaBay, and members of the Threadstone team representing DERMAdoctor, discussed the draft letter of intent and negotiated its terms. In particular, the parties focused on the purchase price amount, the form of consideration, and the financing contingency that NovaBay would need in order to raise the funds for the purchase price being discussed. The parties continued further discussions of the letter of intent on August 3, 2021, specifically focused on possible termination fee amounts and conditions to payment of the same. On August 4, 2021, NovaBay circulated an updated letter of intent to DERMAdoctor from its original July 22, 2021 version, reflecting updates from the interim discussions. As a result of these discussions, the parties executed the letter of intent on August 6, 2021, which set forth proposed terms for an acquisition of DERMAdoctor by NovaBay that was structured as a purchase of 100% of DERMAdoctor’s outstanding membership interests, all of which were owned by the Sellers.

After the non-binding letter of intent was finalized, due diligence efforts were undertaken by NovaBay, the Financial Advisors and Squire. Specifically, on August 9, 2021, NovaBay instructed Squire to begin work on a draft purchase agreement, as well as conduct due diligence on DERMAdoctor. NovaBay’s due diligence efforts were led by cross-functional leaders from internal and external teams.

On August 11, 2021, the NovaBay Board of Directors held a meeting during which it discussed NovaBay’s strategy for growth, with a primary focus on the status of the potential DERMAdoctor transaction. At the outset of the discussion, Mr. Hall reminded the Board of its fiduciary duties under Delaware law, referring to slides prepared by outside counsel Squire. The executive management team then provided a transaction update, overviewing the DERMAdoctor financials, initial diligence steps, transaction summary and timeline. In particular, the Board discussed the best manner to conduct a fairness assessment on the valuation of the transaction, including the valuation assessment and comparator information that the Financial Advisors will provide for the transaction along with its financial and business due diligence. The Board reviewed and reiterated that, based on its exhaustive process commencing in January, and the many companies that it had reviewed during that timeframe, DERMAdoctor appeared to have the best complementary fit to the NovaBay business and meet all of the initial criteria that the Board had outlined. Namely, (i) DERMAdoctor was of a size that would be transformative to the NovaBay business yet able to be integrated in a relatively seamless manner based on its number of employees and revenue relative to NovaBay; (ii) the DERMAdoctor product base of over 30 products would be complementary to the NovaBay products with a solid foundation of core commercial products already producing revenue; and (iii) DERMAdoctor was already profitable such that a transaction would be accretive to NovaBay in the short-term. The Board also discussed possible financing alternatives to fund the transaction, and the timing of the same.

On August 12, 2021, DERMAdoctor opened an electronic dataroom with due diligence documentation for review by NovaBay and its representatives, which was populated over the course of the following weeks.

On August 17-18, 2021, Mr. Hall met with the Founders in person at DERMAdoctor’s facilities in Kansas City, Missouri, where they discussed the potential transaction, shared more about their respective businesses, and fine-tuned deal terms and strategy for the combined operations on a go-forward basis.

On August 19, 2021, Mr. Hall and Mr. Andrew Jones, Chief Financial Officer of NovaBay, along with a representative of the Financial Advisors, met with representatives of Squire to discuss the draft purchase agreement and status of the due diligence efforts.

During August and September, representatives of NovaBay and DERMAdoctor, including the Founders, worked to finalize and close open points on due diligence matters, as well as simultaneously negotiate the key transaction documentation, namely the definitive Acquisition Purchase Agreement. During this period, the Financial Advisors assisted NovaBay with its continuing evaluation of DERMAdoctor and the potential transaction, and Threadstone assisted DERMAdoctor and the Sellers with their evaluation of NovaBay and the potential transaction. In addition, the NovaBay executive management team and the Board of Directors also explored and evaluated several options to provide financing that would be necessary to support the expected purchase price to acquire DERMAdoctor, as well as the pros and cons of each option. NovaBay’s executive management team also had several discussions with potential financial advisors and investment banks for such financing. The NovaBay Board of Directors determined that it would continue to pursue financing alternatives to fund the purchase price for the potential acquisition of DERMAdoctor prior to and during the period after the definitive agreement would be signed with DERMAdoctor and the Sellers.

On August 21, 2021, Squire provided an initial draft of the Acquisition Purchase Agreement to Bryan Cave. Thereafter and continuing until the Acquisition Purchase Agreement was executed, the parties and their respective counsel negotiated the terms of the draft Acquisition Purchase Agreement for the potential transaction, reflecting discussions between the parties regarding transaction terms.

On August 25, 2021 and September 1, 2021, representatives of NovaBay, DERMAdoctor, the Financial Advisors, Threadstone, Bryan Cave and Squire met to discuss the status of the transaction and, in particular, the due diligence efforts.

On September 2, 2021, the NovaBay Board of Directors held a special telephonic meeting to review and consider the proposed Acquisition, in particular the results of the due diligence assessment that was largely complete, at which members of the NovaBay executive management team and representatives of Squire and the Financial Advisors were present. At the meeting, the Financial Advisors presented and discussed their financial analysis, including discounted cash flow analysis, and valuation report of DERMAdoctor with the Board of Directors, which included information about industry peers and other market transactions for comparison to the proposed acquisition of DERMAdoctor. During the presentation, the Board of Directors asked questions and discussed with the Financial Advisors its presentation and analysis of the proposed Acquisition. At the conclusion of its presentation, the Financial Advisors orally advised the NovaBay Board of Directors that based on the valuation and purchase price as set forth in the non-binding letter of intent, it was their view that NovaBay would be purchasing DERMAdoctor below comparable market multiples for similar transactions. Squire then provided a presentation to the Board of Directors regarding their fiduciary duties under Delaware law in the context of the proposed Acquisition, and reviewed the filings that NovaBay would be required to make with the Commission in connection with the proposed Acquisition. Squire also discussed its findings with the NovaBay Board of Directors regarding matters identified in connection with its transaction legal due diligence of DERMAdoctor. The Board then discussed with the NovaBay executive management team its findings and due diligence assessment of the transaction to date.

During the course of the next several weeks, the parties negotiated the Acquisition Purchase Agreement, as well as other key documentation to the transaction including the employment agreements for both Drs. Kunin. NovaBay and its representatives also completed its due diligence review.

On September 27, 2021, the NovaBay Board of Directors held a special telephonic meeting to further consider the proposed Acquisition, including the Acquisition Purchase Agreement and ancillary agreements to the Acquisition Purchase Agreement. Members of the NovaBay executive management team and representatives of Squire were in attendance at the meeting. The NovaBay executive management team and representatives of Squire reviewed and provided updated results of the due diligence investigation of DERMAdoctor, and also provided a detailed overview of the material terms and conditions of the proposed Acquisition Purchase Agreement and the ancillary agreements, which had been distributed to directors in advance of the special telephonic meeting. The NovaBay executive management team also reported on the potential capital raising options and expected timing of those options, as they relate to the condition that NovaBay secure financing to fund the Purchase Price prior to the proposed outside termination date of the Acquisition Purchase Agreement of November 17, 2021. The executive officers also provided an overview of other deal timing considerations including the limited exclusivity period until September 30, 2021, where the Sellers and DERMAdoctor were restricted from soliciting interest from third parties for an acquisition of DERMAdoctor transaction, the importance of the limited exclusivity period to DERMAdoctor and the Sellers since one of the Sellers, MGP, exercised a put right that required the other Seller, Papillon, to redeem MGP’s membership units or for DERMAdoctor to sell itself by March 2022. During the presentations by the NovaBay executive officers and Squire, the Board of Directors asked questions and discussed the provisions of the Purchase Agreement and ancillary agreements, including provisions relating to the financing required to fund the Purchase Price, the proposed employment of the Founders and timing considerations. Squire also reviewed key elements of its presentation to the Board of Directors on September 2, 2021 with respect to director fiduciary duties under Delaware law. After the presentations and discussions at this and prior meetings of the Board of Directors and based on the factors cited in “—Our Reasons for the Acquisition,” the Board of Directors determined that the Acquisition Purchase Agreement, the ancillary documents and the transactions contemplated therein were advisable and in the best interests of NovaBay and its stockholders, and approved the Acquisition Purchase Agreement, the ancillary documents and the transactions contemplated therein. The Acquisition Purchase Agreement was executed on the same day as the meeting of the Board of Directors.

Our Reasons for the Acquisition

The NovaBay Board of Directors considered and evaluated several factors, including, but not limited to, the factors discussed below, in connection with the Acquisition. In light of the number and wide variety of factors considered in connection with its evaluation of the Acquisition, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Acquisition and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in this Proxy Statement under “Cautionary Note Regarding Forward-Looking Statements.”

The Board considered the following factors in reaching its conclusion to approve the Acquisition, all of which the Board viewed as supporting its decision to approve the Acquisition and other aspects of the transaction:

●	The Board believes the addition of DERMAdoctor and its products will significantly expand the scale and accelerate the growth of NovaBay’s beauty and cosmetic product business line.
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The Board believes that the DERMAdoctor product sales, together with anticipated growth from our Avenova and CelleRx Clinical Reset brand products, will result in increased revenues in the first year following the completion of the Acquisition, as well as achieve overall lower combined operating costs through realizing operating efficiencies.

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The Board believes CelleRx Clinical Reset products will experience future sales growth through commercial launches of companion DERMAdoctor products and by leveraging DERMAdoctor’s product distribution channels, marketing strategies, and its commercial customers.

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The Board believes that with increased revenues and operating expense efficiencies that are expected to be achieved, it can secure near-term EBITDA growth and result in NovaBay achieving profitability;

●	The Board believes that the addition of the DERMAdoctor products and revenue from these products will reduce our reliance upon the success of Avenova.
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The Board believes that the combined expertise and beauty industry relationships of NovaBay and DERMAdoctor will broaden the distribution and future growth of our combined beauty products, which will lead to an expanded and more diverse customer base, as well as greater market opportunity and revenues.

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The Board believes that the Acquisition will expand and diversify our beauty product portfolio comprised of CelleRx Clinical Reset with the addition of over 30 DERMAdoctor products, as well as DERMAdoctor’s pipeline of products in development.

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The Board believes that NovaBay, together with its Financial Advisors, had undertaken a comprehensive and thorough process of reviewing and analyzing potential acquisition transactions and acquisition candidates, as well as reaching out and having discussions with potential candidates to identify the opportunity that would, in the Board’s view, create the most value for its stockholders.

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The advice and information provided by the Financial Advisors with respect to its financial analysis of the Acquisition, including the purchase price and market comparisons of similarly completed acquisition transactions.

Our Board reviewed the terms and conditions of the Acquisition Purchase Agreement, the ancillary agreements and related transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

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The Purchase Price and its different components, which include (i) the Cash Consideration, which amount was subject to adjustment to (1) account for the payment of the DERMAdoctor indebtedness and the transaction expenses to be paid at the closing of the Acquisition and (2) include potential amounts of DERMAdoctor cash and cash equivalents that remained as of the closing of the Acquisition, and (ii) the potential Earn Out Payments, which payments were conditioned upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar years.

●	The condition to Closing that NovaBay raise additional capital of at least $7.2 million in a private and/or public offering to be applied to the Purchase Price.
●	The limited period of time in which the Sellers and DERMAdoctor were restricted from soliciting other transactions to acquire DERMAdoctor, which restriction expired on September 30, 2021.
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The reasonableness of the potential termination fee of $120,000 that could become payable to NovaBay or DERMAdoctor if there existed a breach of representation or warranty or a failure to perform or comply with any covenants or agreements contained in the Acquisition Purchase Agreement by a party, such that their conditions to closing the Acquisition would not have been satisfied, or in the case of NovaBay if it did not secure the necessary financing to fund the Purchase Price, by the outside termination date of the Acquisition Purchase Agreement of November 17, 2021.

●	The condition that the Founders enter into employment agreements that provide for their continued service as officers of DERMAdoctor after the closing of the Acquisition.
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The restrictive covenants that limit the ability of the Sellers and the Founders and their affiliates to compete with NovaBay or the DERMAdoctor business for a period of time after the closing of the Acquisition; and

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The belief that the terms of the Acquisition Purchase Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the Acquisition Purchase Agreement, including:

●	The possible volatility, at least in the short term, of the trading price of NovaBay’s Common Stock resulting from the announcement of the Acquisition and the Private Placement.
●	The potential challenges in integrating the business of DERMAdoctor and the risk that the expected benefits of the Acquisition may not be realized to the extent anticipated or at all.
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The termination fee of $120,000 that could become payable to DERMAdoctor if NovaBay did not raise the requisite financing to fund the full amount of the Purchase Price and/or NovaBay was not able to satisfy the other closing conditions to the Acquisition.

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The substantial fees and expenses to be incurred in connection with the Acquisition, including the costs associated with the Private Placement and the time and effort of management required to complete the Acquisition and the Private Placement.

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The risk that the Acquisition might not have been consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Acquisition or delay or failure to complete the Acquisition may have on the reputation of NovaBay.

●	The risk that DERMAdoctor and/or the Sellers could actively solicit third parties to acquire DERMAdoctor after September 30, 2021.
●	The possibility of disruptive stockholder litigation following announcement of the Acquisition and the filing of the Proxy Statement.
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The significant dilution to NovaBay’s stockholders as a result of capital being raised in the Private Placement to support funding the Purchase Price for the Acquisition, including the securities contemplated to be issued if the Conversion Proposal is approved.

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Various other risks associated with the acquisition of the DERMAdoctor business, the Acquisition and the issuance of NovaBay securities in the Private Placement, including those described in the section titled “Risk Factors” beginning on page 44 of this proxy statement.

The foregoing information and factors considered by the NovaBay Board Directors are not intended to be exhaustive but are believed to be the material factors considered by the Board. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the NovaBay executive management team, the Financial Advisors and the legal advisors of NovaBay, and considered the factors overall to be favorable to, and to support, its determination.

Interests of DERMAdoctor’s Officers and its Managers in the Acquisition

Employment Agreements; Equity Grant and Board Appointment

In addition to the consideration that was received by the Founders in connection with the consummation of the Acquisition as the indirect owners of Papillon, NovaBay entered into employment agreements with each of Dr. Audrey Kunin and Dr. Jeffrey Kunin at the Acquisition Closing to serve as the Chief Product Officer of NovaBay and President of DERMAdoctor, respectively, having previously served as the Chief Creative Officer and Chief Executive Officer, respectively, of DERMAdoctor. The employment agreements provide for: (i) a term of two years; (ii) a minimum annual base salary of $150,000 and $200,000 for Dr. Jeffrey Kunin and Dr. Audrey Kunin, respectively; (iii) the opportunity for Dr. Jeffrey Kunin to earn an annual performance bonus in an amount up to 35% of his base salary, which will be dependent on the legacy DERMAdoctor business achieving specified financial margin targets each year; (iv) the opportunity for Dr. Audrey Kunin to earn an annual performance bonus of up to 100% of her base salary, of which 60% will be dependent on achievement of specific milestones, her performance and our financial progress as evaluated by our executive management team, and 40% of which is dependent upon the legacy DERMAdoctor business achieving specified financial margin targets each year; and (v) equity grants to Dr. Audrey Kunin of 300,000 performance restricted stock units and 150,000 stock options (to vest over a two year period) under our 2017 Omnibus Incentive Plan at the closing of the Acquisition. Additionally, pursuant to the Acquisition Purchase Agreement, NovaBay entered into a separate letter agreement at the Closing with Dr. Audrey Kunin that provides for her appointment to the NovaBay Board of Directors, including the related timing with respect to such appointment occurring prior to our 2022 annual stockholder meeting and the qualifications and conditions to be met in order to serve on our Board.

Non-Competition and Releases

Pursuant to the Acquisition Purchase Agreement and in connection with the Acquisition Closing, each Seller and Founder agreed for a period of five (5) years after the Acquisition Closing not to do any of the following:

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engage, directly or indirectly, in any competitive business activities without the prior written consent of NovaBay; provided, however, this restriction shall not prevent the Sellers or the Founders from owning for investment purposes up to 5% of the outstanding securities of a publicly-traded company engaged in a competitive business activity;

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solicit, or assist any person or entity, other than NovaBay or DERMAdoctor, to solicit, any officer, director, executive or employee of NovaBay or DERMAdoctor to leave his or her employment; provided, however, this restriction shall not prohibit the Sellers or the Founders from solicitation through a general advertisement not targeted at officers, directors, executives or employees of NovaBay or DERMAdoctor and hiring such person responding to any such general advertisement; or

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for themselves or for the benefit of any other person or entity, contact any person or entity that has manufactured, supplied, distributed, resold, licensed or purchased products or services from DERMAdoctor or otherwise provided services or materials to DERMAdoctor at any time within two years prior to the Closing Date or any person or entity that DERMAdoctor was actively soliciting as of the Closing Date for the purpose of selling any products or services or supplying materials, products or services that constitute a competitive business activity.

A “competitive business activity” for purposes of these restrictions shall mean any business activities that are competitive with the activities of the DERMAdoctor business, or any means of providing services to any person or entity that are the same or substantially similar to the DERMAdoctor business, whether as an employee, owner, independent contractor or consultant.

In connection with the consummation of the Acquisition, the Sellers and the Founders also agreed on their own behalf and on behalf of their respective owners, affiliates, heirs, successors, trustees, executors, administrators, assigns and any other person or entity to provide a release to DERMAdoctor from any claims, except for those claims that relate to enforcing their rights under the Acquisition Purchase Agreement or with respect to rights to unpaid employment compensation or expense reimbursement.

No Appraisal or Dissenters’ Rights

The stockholders at the Special Meeting are not entitled to vote upon the Acquisition or the Private Placement. In addition, no appraisal or dissenters’ rights are available to our stockholders under Delaware law, our Amended and Restated Certificate of Incorporation, as amended, or our Bylaws, as amended, as a result of the Acquisition or in connection with any matter to be acted upon at the Special Meeting.

Federal Income Tax Consequences of the Acquisition

The Acquisition is not expected to result in U.S. federal income tax consequences to our stockholders.

Accounting Treatment of the Acquisition

The Acquisition will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10, Business Combinations. Management has made a preliminary allocation of the estimated Purchase Price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates and assumptions. Any excess of the Acquisition Purchase Price over those fair values will be recorded as goodwill. These preliminary estimates and assumptions could change significantly after the transaction is actually closed and during the Purchase Price measurement period as we finalize the valuations of the net tangible assets and intangible assets and the earn out payments, if any, are paid for the Earn Out Periods as provided in the Purchase Agreement. Any change could result in material variances between our future financial results and the amounts presented in the condensed combined pro forma financial statements included in this proxy statement, including variances in fair values recorded, as well as expenses associated with these items.

DERMADOCTOR BUSINESS

Overview

DERMAdoctor is a Missouri limited liability company that initially began operations in 1998. All of the DERMAdoctor® products were conceived by its product design team headed by its Chief Product Officer (previously its Chief Creative Officer) and founder, Dr. Audrey Kunin, who is a board-certified dermatologist. Dr. Jeffrey Kunin currently serves as the President of DERMAdoctor, having previously served as its Chief Executive Officer. Prior to the Acquisition Closing, DERMAdoctor was owned by Papillon and MGP, who previously held approximately 82.2% and 17.8%, respectively, of the issued and outstanding membership units of DERMAdoctor. Papillion is indirectly owned by Dr. Audrey Kunin and Dr. Jeffrey Kunin.

Recent Developments

On November 5, 2021, DERMAdoctor was acquired by NovaBay in accordance with the terms of the Acquisition Purchase Agreement. Pursuant to the terms of the Acquisition Purchase Agreement, NovaBay acquired 100% of the issued and outstanding membership units of DERMAdoctor owned by Papillon and MGP for the Purchase Price, which was approximately $15.0 million. The Purchase Price is comprised of a payment of approximately $12.0 million in cash to Papillon and MGP to be paid at the Acquisition Closing, which amount was (i) reduced by the amounts paid to satisfy DERMAdoctor’s indebtedness and its transaction expenses as of the Acquisition Closing, and (ii) increased by the amount of DERMAdoctor cash and cash equivalents at the Acquisition Closing. The Purchase Price also includes up to an additional aggregate amount of $3.0 million in earn out payments that will be contingent upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar years. Since the Acquisition was only recently completed, the information about DERMAdoctor and its business set forth below reflects information prior to the Acquisition. For additional information regarding DERMAdoctor and its business, see also “DERMAdoctor Management Discussion and Analysis and Results of Operations” and the DERMAdoctor audited financial statements for the year ended December 31, 2020 and the unaudited financial statements for the six months ended June 30, 2021, which are included in this Proxy Statement.

Products and Distribution

DERMAdoctor is an omni-channel skincare company primarily focused on the creation of products that are designed to target common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. DERMAdoctor develops, markets, distributes and sells skincare products under the DERMAdoctor® brand in the United States and internationally. DERMAdoctor initially began operations as an e-commerce company selling third-party beauty products and skincare products on the internet and providing skincare advice and information on its website. DERMAdoctor eventually discontinued sales of third-party products in 2011 to focus on sales of its own proprietary skincare line that is marketed and sold under the DERMAdoctor® name. DERMAdoctor is headquartered in Riverside, Missouri where its 13 full-time employees are located. DERMAdoctor has developed a comprehensive portfolio of dermatological solutions to address common skincare concerns including: keratosis pilaris, rosacea and eczema, anti-aging, SPF, hyperhidrosis, excessive hair, and acne. DERMAdoctor currently sells over 30 DERMAdoctor® products. DERMAdoctor organizes its products into six product families, which are: (i) Kakadu C®; (ii) KP Duty®; (iii) Antiperspirant; (iv) Wrinkle Revenge®; (v) Ain’t Misbehavin®; and (vi) a category of other products, which include Lucky Bamboo®, Calm, Cool & Corrected®, and Urban Veil®. DERMAdoctor’s Kakadu C® products, which includes eight Vitamin C related products, comprised 50.7% of DERMAdoctor’s gross sales in 2020 while KP Duty® products, Antiperspirant products, Wrinkle Revenge® products, Ain’t Misbehavin® and the other products comprised 19.3%, 12.2%, 4.1%, 4.1%, and 9.6%, respectively.

In addition, DERMAdoctor has a development pipeline of 18 additional new product solutions to address a variety of skin conditions in various stages of development. DERMAdoctor expects a minimum of four new products to be manufactured and available for distribution and sale in 2022. DERMAdoctor relies upon third party suppliers and manufacturers to produce its products. See “Risks Related to the Acquisition and DERMAdoctor’s Business” in NovaBay’s “Risk Factors” elsewhere in this Proxy Statement. It currently has over 40 commercial relationships that supply its products.

Product Distribution and Marketing

DERMAdoctor’s products are sold in the United States and internationally. They are distributed online, through wholesale distribution and in physical store locations. In 2020, approximately 50.8% of DERMAdoctor’s gross sales were distributed through DERMAdoctor’s strategic relationships with retail partners such as Costco, Dermstore.com and SkinStore.com. In addition, DERMAdoctor products are also distributed online through DERMAdoctor’s website (accounting for approximately 10.5% of gross sales in 2020), Amazon (accounting for 8.8% of gross sales in 2020), and its other e-commerce platforms, including T-Mall, a business to consumer online retail service in China (collectively accounting for 29.9% of gross sales in 2020). While product sales in the United States have historically driven DERMAdoctor’s revenue, it has strategically sought international opportunities for the sale and distribution of its products. DERMAdoctor’s products are currently offered internationally in China, the Middle East, Europe, Canada, and Central and South America, primarily through marketing and distribution agreements with local partners.

DERMAdoctor’s marketing strategy focuses on educating its target consumers, women between the ages of 18 to 65 who have a college education with above average household income, about the unique attributes of DERMAdoctor’s products, developing intimate relationships with these consumers and capitalizing on DERMAdoctor’s omni-channel distribution strategy to effectively reach and engage these consumers. DERMAdoctor believes educational media such as appearances on television shows, information and research provided on DERMAdoctor’s website and physical presence at specialty retailers and department stores, primarily by Dr. Audrey Kunin, has helped it to further strengthen its brand image and provide additional points of contact to educate consumers about its products. In addition, DERMAdoctor also markets its products and creates brand awareness through digital marketing, influencers, and third party advertising companies. DERMAdoctor increased its investment in marketing in 2020 and in 2021. As part of its product marketing efforts, DERMAdoctor tailors product offerings to its distribution channels by creating unique sizes and differentiated “kits” or assortments of products. DERMAdoctor also offers promotional kits that are typically “themed” to address specific end uses, targeted consumer segments or seasonal offerings.

Market and Competition

DERMAdoctor operates within the large and steadily growing skincare category of the beauty industry. The skincare market is divided into facial care, hand and body care and sun care. Skincare products can also be subdivided into prestige and mass segments. Prestige products are characterized by higher price points and are typically sold in high-end specialty stores and department stores. Within the skincare market, DERMAdoctor sells and competes across all major product categories with its prestige products.

The skincare industry is highly competitive and subject to rapid changes due to consumer preferences and industry trends. Competition in the skincare industry is generally based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. DERMAdoctor must compete with a high volume of new product introductions and existing products by diverse companies across several different distribution channels. DERMAdoctor encounters vigorous competition from companies throughout the world, including large multinational consumer products companies that have many skincare brands under ownership, as well as standalone skincare brands, including those that may target the latest trends or specific distribution channels. DERMAdoctor products encounter, and will continue to encounter, competition for consumer recognition and market share with products that have achieved significant national and international brand name recognition and consumer loyalty, such as those offered by global prestige beauty companies like Avon Products, Inc., Elizabeth Arden, Inc., The Estée Lauder Companies, Inc., L’Oréal Group, Shiseido, Coty, Mary Kay, Inc. and The Proctor & Gamble Company, each of which have skincare brands. In addition, DERMAdoctor also competes with brands including Kate Somerville, Perricone M.D., Clarins, Clinique, Dermalogica, Exuviance, La Roche Posay and Vichey. DERMAdoctor also competes with numerous other companies that market skincare products. These companies may have substantially greater financial, technical and marketing resources, longer operating histories, greater brand recognition and larger consumer bases than DERMAdoctor does and may be able to respond more effectively to changing business and economic conditions.

DERMAdoctor’s Business and Growth Strategy

DERMAdoctor® is growing its prestige skincare brand, and it believes that there is significant room to continue to grow by developing innovative new products, converting more consumers to the DERMAdoctor products while also increasing product sales to existing consumers, and making DERMAdoctor® products more widely available both domestically and internationally. DERMAdoctor has developed a track record of bringing prestige-inspired innovative and effective skincare products to market, which has recently included Calm Cool + Corrected 1% Colloidal Oatmeal Eczema + Dermatitis Clinical Repair Balm. It focuses a significant portion of its product development efforts on creating new products and improving existing products based on feedback from its consumer community. DERMAdoctor seeks to create packaging that is unique to its brand, while being approachable and effective. It expects to continue to leverage its product development expertise to introduce new products into related market segments.

DERMAdoctor believes that its business strategy has positioned it for future growth driven by three main strategies summarized below.

Focus on stronger online sales. Since its founding, DERMAdoctor has been on the forefront of online retail and enjoyed a strong online sales presence through its various e-commerce platforms, which has been further strengthened as a result of the COVID-19 pandemic. DERMAdoctor maintains its own direct-to-consumer presence through DERMAdoctor.com, a dedicated Amazon marketplace and growing partnerships with digital retailers globally.

DERMAdoctor intends to grow its direct-to-consumer sales by driving additional traffic to its website and the Amazon website, as well as improving consumer conversion metrics. By focusing on affiliate marketing, paid search and other media spending, enhanced content and social media referrals, including user generated content and influencers through Facebook, Instagram, YouTube and Pinterest, it expects to increase sales both in stores and online. The higher product margins and relatively fixed expenses of its website sales creates a leveraged business environment for higher profits.

Expand domestic market penetration. Increasing brand awareness is a major growth driver for DERMAdoctor. It believes it can significantly grow its following of passionate consumers to the brand from current levels through a greater focus on social media and other on-line and digital marketing tools.

DERMAdoctor consumers’ loyalty to the DERMAdoctor® brand drives growth through increased usage of its products across categories. DERMAdoctor for example maintains a loyalty program where customers receive reward points for each purchase that may be applied to payment for future purchases made through its website within 90 days. It also allows consumers on its website to select up to three free samples of other products with each purchase to encourage future purchases of those additional products. DERMAdoctor also has a subscription service for its products, which allows consumers to sign up for periodic delivery of its products. DERMAdoctor believes that through sustained innovation and efficient marketing, it will increase the number of DERMAdoctor items its consumers purchase.

Expand DERMAdoctor’s global presence. DERMAdoctor distributes its products in a number of countries outside of the United States. Given that the skin conditions DERMAdoctor targets are universal, it believes that the DERMAdoctor brand is highly portable and will provide it with a significant opportunity to expand in international markets over the long term. While not a commitment to purchase, its international distributor agreements require its international distributors to satisfy minimum purchase requirements in order to maintain rights as DERMAdoctor’s exclusive distributor in its particular territory. DERMAdoctor expects that it will be able to continue to grow its global footprint and consumer base through these distributor relationships.

Product Development

DERMAdoctor focuses a significant portion of its product development efforts on creating new products and improving existing products based on feedback and suggestions from its consumers. Many of these suggestions are the catalyst for new product development, as well as product extensions. DERMAdoctor’s testing activities are performed by laboratories with ISO 17025 accreditation and FDA registration. The finished products DERMAdoctor develops, including packaging, must meet adequate quality control, and performance tests before they can be marketed. DERMAdoctor continues to create new products and improve existing products in its core product lines by incorporating consumer feedback into its product development efforts. As of June 30, 2021, DERMAdoctor has a development pipeline of 18 additional new product solutions to address a variety of skin conditions in various stages of development.

Sourcing and Manufacturing

DERMAdoctor uses third-party contract manufacturers and suppliers to obtain substantially all raw materials, components and packaging products and to manufacture finished products relating to the DERMAdoctor brand. It utilizes a total of seven different product fillers and numerous ingredient and packaging suppliers from which it sources and contracts manufacture of its products. Manufacturers directly purchase a portion of the raw materials needed to manufacture its products. DERMAdoctor will typically source these raw materials, such as plastic, glass bottles, and cardboard through a limited number of suppliers in order to take advantage of volume discounts. In some cases, DERMAdoctor has sufficient other suppliers across its broad range of products that it is able to mitigate its supply chain risk within a reasonable time frame. In other cases, DERMAdoctor may be more dependent upon a particular supplier, specifically for certain ingredient mixtures needed for its products; however, in the occasional circumstance where a supplier is unable to deliver a particular ingredient mixture and another supplier of such ingredient mixture is not readily available, DERMAdoctor may be able to make formulation adjustments to the various ingredient mixture supplies to achieve the same or similar product. Each supplier manufactures products that meet DERMAdoctor’s established guidelines. With respect to its other third-party manufacturers, DERMAdoctor makes purchases through purchase orders. It believes that it has good relationships with its manufacturers and that there are alternative sources available to it in the event that one or more of these manufacturers is not available; however, the products manufactured by alternative manufacturers may not be identical to the current products because product formulations are often owned by the manufacturer. DERMAdoctor continually reviews its manufacturing needs against the capacity of its contract manufacturers to ensure that it is able to meet its production goals, reduce costs, and operate more efficiently.

Quality Control

DERMAdoctor has a comprehensive quality assurance program that gives it visibility into the quality of its products during the sourcing and production cycle. Its quality team approves product samples prior to any initial production runs, analyzing formula ingredients and testing for compliance with Good Manufacturing Practices (GMP) and/or International Standard for Organization (ISO) standards and it provides oversight of its third-party manufacturers, as well as component and packaging suppliers. DERMAdoctor validates its manufacturers’ finished product with both internal and external stability and microbiological testing to monitor compliance with industry and country-specific regulations and standards.

Trademarks and other Intellectual Property

DERMAdoctor believes that its intellectual property has substantial value and has contributed significantly to the success of its business. Its primary trademarks include “DERMAdoctor®”, “Kakadu C”, “AIN’T Misbehavin’ ” and “KP Duty”, which are registered with the U.S. Patent and Trademark Office for its goods and services of primary interest. “DERMAdoctor®” and depictions of Dr. Audrey Kunin are trademarked and DERMAdoctor has made efforts to register and maintain the trademarks used in its business. DERMAdoctor owns over 40 live trademark registrations in the U.S., as well as trademark registrations and pending applications in many other countries internationally. In addition to trademark protection, DERMAdoctor owns numerous URL designations, including www.dermadoctor.com. It also relies on and uses reasonable business activities to protect its trade secrets, such as proprietary expertise and product formulations, continuing innovation efforts and techniques, and other know-how to develop and maintain its competitive position. DERMAdoctor currently owns four patents, including a patent on its KP Duty lotion, which is one of DERMAdoctor’s top selling products. Although DERMAdoctor has secured patents on some of its products, the decision of whether to pursue patent protection for future products it develops is done on a case-by-case basis.

Seasonality

As a general matter, since DERMAdoctor has wholesale distribution relationships with third parties such as Costco, Amazon and others, DERMAdoctor has periodic large orders that result in large chunks of revenue that are received in irregular intervals during the year. That being said, sales of DERMAdoctor’s products that contain sunscreen and its antiperspirants are higher in the summer seasons than the winter and sales of products that contain moisturizers are higher in the fall and winter months. The overall effects of the seasonality of its various products that have higher sales in the warm weather months is offset by the seasonality of the sale of products that have higher sales in the cold weather months, with the net effect of seasonality being minimal on overall net revenue. In addition, DERMAdoctor will typically experience an uptick in sales during the fourth quarter around the holidays of each country in which its products are sold, particularly in the United States and China.

Government Regulation

DERMAdoctor and its products are subject to regulation by the FDA, the U.S. Consumer Product Safety Commission (“CPSC”) and the U.S. Federal Trade Commission, as well as various other federal, state, local and foreign regulatory authorities and the regulatory authorities in the countries in which its products are produced or sold. These laws and regulations principally relate to the ingredients, proper labeling, advertising, packaging, marketing, manufacture, safety, shipment and disposal of DERMAdoctor products. In addition, when DERMAdoctor exports its products outside of the United States, those products are subject to several United States statutes and regulations that regulate the export from the United States. The DERMAdoctor products do not require an export license so long as the product is not shipped or otherwise transferred to a comprehensively embargoed country or for a potentially prohibited purpose. DERMAdoctor has developed, maintains and follows internal controls to ensure that it is not exporting its products to embargoed countries or for prohibited purposes.

DERMAdoctor’s business and products are also subject to numerous foreign, federal, provincial, state, municipal and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and environmental protection, including those relating to the handling, storage, transportation, treatment and disposal of hazardous substances and waste materials, and the registration and evaluation of chemicals. DERMAdoctor maintains policies and procedures to monitor and control environmental, health and safety risks, and to monitor compliance with applicable environmental, health and safety requirements. Compliance with such laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect upon DERMAdoctor’s capital expenditures, earnings or competitive position to date.

Description of Property

DERMAdoctor is party to one lease with Green Bay Packaging Inc., as landlord, and DERMAdoctor, as tenant, dated August 27, 2019, for 19,136 square feet of space located at 4346 Belgium Boulevard, Building 2, Riverside, Missouri, which is DERMAdoctor’s headquarters and principal office that it also uses for light manufacturing, storage and distribution of products and administrative functions. The lease commenced on October 1, 2019 and expires on December 31, 2024.

Human Resources

As of June 30, 2021, DERMAdoctor had 13 full-time employees. None of the DERMAdoctor employees are represented by labor unions or covered by collective bargaining agreements. As a result of COVID-19 impacts, DERMAdoctor is currently operating in a hybrid work at home and office business model for office employees, which it will continue to monitor based on developments relating to COVID-19. DERMAdoctor complies with the latest employment best practices, and considers its relationship with its employees to be good.

Legal Proceedings

DERMAdoctor is from time to time subject to litigation and other proceedings. DERMAdoctor believes that there are no pending lawsuits or claims that may, individually or in the aggregate, have a material adverse effect on its business, financial condition or results of operations.

PROPOSAL ONE

APPROVAL OF THE CONVERSION OF OUR PREFERRED STOCK AND ISSUANCE OF COMMON STOCK UPON THE EXERCISE OF THE WARRANTS

Overview

NovaBay is asking stockholders to approve, in accordance with Section 713(a) and (b) of the Company Guide, both (i) the issuance of 37,500,000 Conversion Shares upon conversion of 15,000 shares of Preferred Stock, subject to the potential increase in the number of Conversion Shares due to applicable anti-dilution adjustments, and (ii) the issuance of 37,500,000 Warrant Shares upon the exercise of the Warrants, subject to the potential increase in the number of Warrant Shares due to applicable anti-dilution adjustments, which were both issued by NovaBay to the Purchasers in the Private Placement that closed on November 2, 2021. Since our Common Stock is currently listed on the NYSE American, we are required to comply with the continued listing rules of the Company Guide. Section 713(a) of the Company Guide requires stockholder approval in connection with any transaction, other than a public offering, involving the sale, issuance, or potential issuance, of common stock or securities convertible into Common Stock, equal to 20.0% or more of presently outstanding stock for less than the greater of book or market value (whichever is greater). Section 713(b) of the Company Guide requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) when the issuance or potential issuance of additional shares may result in a change of control of the issuer. Stockholder approval of this Proposal One will constitute stockholder approval for purposes of Section 713(a) and (b) of the Company Guide.

Pursuant to the Company Guide, derivative securities representing in excess of 20% of shares of Common Stock currently outstanding on an as-converted basis, such as the Preferred Stock and the Warrants issued in the Private Placement, may be issued prior to obtaining stockholder approval, but such derivative securities may not be converted into or exercised for shares of Common Stock until such time, if ever, that stockholder approval for such conversion or exercise, is obtained. Therefore, if stockholder approval is not obtained for the issuance of the Conversion Shares and the Warrant Shares, the Preferred Stock may not be converted into the Conversion Shares in excess of the Issuable Maximum and the Warrants will not be exercisable for the Warrant Shares.

Background of the Private Placement

On October 29, 2021, NovaBay entered into the Securities Purchase Agreement with the Purchasers that provided for the sale in the Private Placement of an aggregate of 15,000 shares of Preferred Stock convertible into 37,500,000 shares of Common Stock and Warrants exercisable for 37,500,000 shares of Common Stock for an aggregate purchase price of $15,000,000. The Private Placement closed on November 2, 2021 and the Preferred Stock and the Warrants were issued and delivered to the Purchasers. NovaBay is not seeking stockholder approval of, and you are not being asked to vote on, the Private Placement, but rather the conversion of all of the Preferred Stock into the Conversion Shares and the exercisability of the Warrants into the Warrant Shares.

Pursuant to the terms of the Securities Purchase Agreement, each share of the Preferred Stock that we issued in the Private Placement has a purchase price of $1,000 per share and is initially convertible at a current conversion price of $0.40 into 2,500 Conversion Shares into an aggregate of 37,500,000 shares of Common Stock (subject to further adjustment in certain cases), subject to limitations upon conversion as provided in the Certificate of Designation, including receipt of stockholder approval of Proposal One in accordance with Section 713(a) and (b) of the Company Guide. Until Proposal One is approved by stockholders, the holders of the Preferred Stock may convert their Preferred Stock, on a pro rata basis, up to the Issuable Maximum. The Preferred Stock is a newly-created series of stock that does not have any voting rights, except in limited circumstances where there will be an adverse effect upon the rights, preferences and terms of the Preferred Stock, and are pari passu with the Common Stock upon liquidation and dividends. The Preferred Stock also has anti-dilution protections that could result in an increase in the number of shares of Common Stock to be issued upon conversion of the Preferred Stock in the future, in certain circumstances, including if the Company: (i) pays a dividend or otherwise make a distribution or distributions on shares of its Common Stock or other equity securities; (ii) subdivides outstanding shares of Common Stock into a larger number of shares or combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iii) issues by reclassification of shares of Common Stock any shares of capital stock of the Company. In addition, these anti-dilution protections also apply if the Company sells or grants any Common Stock or any securities of the Company, subject to certain limited exceptions, which would entitle the holder thereof to acquire Common Stock at an effective price per share that is lower than the applicable conversion price of the Preferred Stock, and, as a result, the conversion price of the Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Stock, including the anti-dilution protections, are set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on November 1, 2021, and which is attached to this Proxy Statement as Annex B and more fully described in “Description of NovaBay Capital Stock—Preferred Stock” beginning on page 106 of this Proxy Statement.

The Warrants will not be immediately exercisable, unless and until both this Proposal One and Proposal Two, which is also being considered by stockholders at the Special Meeting, are approved. Upon receiving stockholder approval of both Proposal One and Proposal Two, the Warrants will become exercisable by the holder at an exercise price of $0.53 per share, subject to anti-dilution adjustments, and will remain exercisable for a period of six (6) years from the date the Warrants first become exercisable. For additional information about the terms of the Warrants, including the anti-dilution provisions, see a copy of the form of Warrant, which is attached hereto as Annex C.

The Preferred Stock and the Warrants do not have any preemptive rights or preference upon any liquidation, dissolution or winding-up of NovaBay. Additionally, our Certificate of Incorporation does not provide stockholders with preemptive rights to subscribe to any additional securities that we may issue.

The Purchasers in the Private Placement were institutional “accredited investors” as that term is defined under Regulation D of the Securities Act and the Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the Private Placement, we provided the Purchasers with registration rights for the Conversion Shares and the Warrant Shares pursuant to the terms of the Registration Rights Agreement. For additional information regarding the terms and conditions of the Registration Rights Agreement, see “Description of the Private Placement—Registration Rights.”

Pursuant to this Proposal One, we are asking our stockholders to approve, in accordance with Section 713(a) and (b) of the Company Guide, the conversion of the Preferred Stock into the Conversion Shares and the issuance of Warrant Shares upon the exercise of the Warrants.

Reasons for Stockholder Approval

The total number of shares of Common Stock potentially issuable in connection with the Private Placement is 75,000,000 shares of Common Stock (37,500,000 Conversion Shares and 37,500,000 Warrant Shares), which represents 168% of the total number of shares of Common Stock currently outstanding. Because this total exceeds 20.0% of our Common Stock currently outstanding, and such issuance could potentially be viewed as a change in control, stockholder approval is required under Section 713(a) and (b) of the Company Guide. Accordingly, we are seeking stockholder approval for the issuance of the Conversion Shares upon conversion of the Preferred Stock and the issuance of the Warrant Shares upon the exercise of the Warrants.

Effect and Consequences of the Private Placement

Dilutive Effect of Issuances of Common Stock. If Proposal One and Proposal Two are approved by stockholders, all of the shares of Preferred Stock may be converted into Common Stock and the Warrants may be exercised for Common Stock, resulting in the potential aggregate issuance of up to 75,000,000 shares of Common Stock, which represents 168% of the total number of shares of Common Stock currently outstanding. If this occurs, existing stockholders of the Company will suffer significant dilution in their ownership interests and voting rights.

Rights of Purchasers. If stockholder approval of Proposal One is received, the shares of Common Stock issuable upon the conversion of the Preferred Stock and the shares of Common Stock issuable upon the exercise of the Warrants, when issued, shall have the same privileges and rights as all other shares of our Common Stock that are currently issued and outstanding, including the right to vote on all matters presented to the holders of our Common Stock. The Purchasers are also entitled to certain registration rights pursuant to the Registration Rights Agreement that will provide for the resale of the shares of the Conversion Shares and the Warrant Shares.

Obligations of NovaBay Upon Failure of Stockholder Approval. If Proposal One and Proposal Two are not approved by our stockholders, the Warrants will not be exercisable into shares of Common Stock. In that event, NovaBay will be restricted from (i) issuing or entering into any agreement to issue any shares of Common Stock or Common Stock equivalents, (ii) incurring, entering into any agreement to incur or announcing the incurrence or proposed incurrence of any indebtedness, or (iii) filing any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement, until ninety (90) days after the later of (x) Proposal One and Proposal Two being approved by stockholders or (y) the effective date of the registration statement registering the Conversion Shares as contemplated by the Registration Rights Agreement. In addition, NovaBay will be required to call a meeting of stockholders every four (4) months to seek stockholder approval if Proposal One is not approved at the Special Meeting.

For additional information regarding potential risks and consequences of the Private Placement, the Preferred Stock and the Warrants, see the “Risk Factors” beginning on page 44 of this Proxy Statement.

Stockholder Approval

Stockholder approval of Proposal One requires a “FOR” vote from a majority of the shares of our Common Stock present or represented and entitled to vote at the Special Meeting. If approved by the stockholders, the Purchasers will be entitled to convert all of their shares of Preferred Stock into Common Stock and, assuming Proposal Two is also approved, exercise the Warrants for Common Stock.

Recommendation of Our Board

For the reasons described in this Proxy Statement, our Board recommends that you vote “FOR” the approval of the issuance of the shares of Common Stock upon conversion of the Preferred Stock and issuance of Common Stock upon the exercise of the Preferred Warrants to comply with Section 713(a) and (b) of the Company Guide.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000

Overview

On November 1, 2021, the Board approved, subject to stockholder approval at this Special Meeting, an amendment to our Certificate of Incorporation to increase our authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares. The text of the proposed amendment to the Certificate of Incorporation is set forth in the form of Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”), a form of which is attached as Annex F to this Proxy Statement. Accordingly, our Board is requesting stockholder approval of this Proposal Two to approve the Certificate of Amendment that will provide for an increase in the number of authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares.

Background of the Amendment

Our Certificate of Incorporation currently authorizes the issuance of up to 105,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock with a par value $0.01 per share, and 5,000,000 shares of preferred stock with par value $0.01 per share. An increase in the number of authorized shares of Common Stock to 150,000,000 shares will increase our total authorized capitalization to 155,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock.

The additional Common Stock to be authorized by stockholder approval of this Proposal Two would be identical to the currently outstanding shares of our Common Stock. Approval of this Proposal Two and issuance of the additional authorized shares of Common Stock would not affect the rights of the holders of currently outstanding shares of our Common Stock; however, increasing the number of shares of our Common Stock outstanding will significantly affect the holders in terms of dilution of any earnings per share and the voting rights of current holders of Common Stock. Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe for additional securities that we may issue, which means that current stockholders under our governing documents do not have a prior right thereunder to purchase any new issue of Common Stock in order to maintain their proportionate ownership interests in NovaBay.

Reasons for Stockholder Approval

As a result of the Private Placement and the Preferred Stock and Warrants that we issued, the number of shares of Common Stock that will be potentially issuable in connection with the Private Placement is 75,000,000 shares of Common Stock (37,500,000 shares upon conversion of the Preferred Stock and 37,500,000 shares upon the exercise of the Warrants), which represents 168% of the total number of shares of Common Stock currently outstanding. If the Preferred Stock were converted and the Warrants were exercised in full, we would not have enough authorized but unissued shares of Common Stock to issue all of the Conversion Shares and Warrant Shares. As a result, pursuant to the Securities Purchase Agreement, we agreed to seek stockholder approval as provided in this Proposal Two at the Special Meeting to increase the number of authorized shares of Common Stock in order to have a sufficient number of shares of Common Stock reserved and available for issuance upon the future conversion of the Preferred Stock or exercise of the Warrants, as the case may be, into shares of Common Stock.

Of the 100,000,000 shares of Common Stock currently authorized, as of the close of business on the Record Date, there were 44,943,364 shares of Common Stock outstanding. In addition to the shares of Common Stock outstanding on the Record Date, we had (i) an aggregate of 2,281,368 shares of Common Stock reserved for future grant under our equity compensation plans and (ii) 7,081,508 shares of Common Stock for outstanding warrants reserved for future issuance, (iii) 3,260,673 shares of Common Stock reserved for future issuance for outstanding options, and (iv) 750,000 shares of Common Stock reserved for future issuance for outstanding performance restricted stock units. In addition, as of the Private Placement Closing Date, we reserved 37,500,000 shares of Common Stock for issuance upon conversion of the Preferred Stock. Accordingly, we are left with only 4,183,087 authorized shares of Common Stock that remain available for further issuance by us. This number of authorized shares is not sufficient for all of the Common Stock that may be issued upon exercise of the Warrants or to have available in the future for capital raising or other purposes that we may require. Assuming Proposal Two is approved and upon the reservation of the shares of Common Stock required upon conversion of the Preferred Stock and exercise of the Warrants, there would be 16,683,087 authorized shares of Common Stock available for issuance by us in the future.

In addition to complying with NovaBay’s obligation to increase its authorized shares of Common Stock under the terms of the Securities Purchase Agreement, the Board also approved the proposed increase in authorized Common Stock to provide flexibility to use our Common Stock for business and financial purposes in the future. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other purposes. NovaBay does not have any current plans, agreements or arrangements, whether written or oral, to issue any of the newly authorized shares that will be available if Proposal Two is approved, other than to reserve a sufficient number of shares upon conversion of the Preferred Stock and exercise of the Warrants, which we are required to do in accordance with the Securities Purchase Agreement.

Effect and Consequences of the Amendment

Limited Financing and Business Development Activities. If this Proposal Two is not approved by our stockholders, our financing and business development alternatives will be prohibited by the terms of the Private Placement, and stockholder value may be harmed by this prohibition. In short, if our stockholders do not approve this Proposal Two, we may not be able to access the capital markets, complete corporate collaborations or partnerships, and pursue other business opportunities integral to our growth and success. Even if this Proposal Two is approved by our stockholders, there is no assurance that we will be successful in raising additional funds or pursuing other business opportunities to the extent needed in the future.

Exercisability of the Warrants. The Warrants are not exercisable unless and until Proposal One and Proposal Two are approved by stockholders. Accordingly, if stockholder approval is not obtained, then the Warrants will not be exercisable into shares of Common Stock.

Obligations of NovaBay Upon Failure of Stockholder Approval. If Proposal One and Proposal Two are not approved by our stockholders, the Warrants will not be exercisable into shares of Common Stock. In that event, NovaBay will be restricted from (i) issuing or entering into any agreement to issue any shares of Common Stock or Common Stock equivalents, (ii) incurring, entering into any agreement to incur or announcing the incurrence or proposed incurrence of any indebtedness, or (iii) filing any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement, until ninety (90) days after the later of (x) Proposal One and Proposal Two being approved by stockholders or (y) the effective date of the registration statement registering the Conversion Shares as contemplated by the Registration Rights Agreement. In addition, NovaBay will be required to call a meeting of stockholders every four (4) months to seek stockholder approval if Proposal Two is not approved at the Special Meeting.

For additional information regarding potential risks and consequences of the Private Placement, the Preferred Stock and the Warrants, see the “Risk Factors” beginning on page 44.

Stockholder Approval

Stockholder approval of this Proposal Two requires a “FOR” vote from the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote at the Special Meeting. If it is approved by the stockholders, and Proposal One is also approved, then the Purchasers, or subsequent holders, will be able to convert all of their Preferred Stock into the Conversion Shares and exercise the Warrants for the Warrant Shares.

If our stockholders approve this Proposal Two, we expect to file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, substantially in the form as attached in Annex F hereto, as soon as practicable. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, Article IV.A. of our Certificate of Incorporation will be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Five Million (155,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

However, even if our stockholders approve the proposed amendment to the Certificate of Incorporation, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board were to exercise such discretion, the number of authorized shares would remain at the current level until such time as stockholders were to approve an increase in authorized shares of Common Stock in the future.

Recommendation of Our Board

For the reasons described in this Proxy Statement, our Board recommends that you vote “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of our authorized shares of Common Stock from 100,000,000 to 150,000,000.

PROPOSAL THREE

ADVISORY, NON-BINDING VOTE TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Summary

For the fiscal year ended December 31, 2021, the Audit Committee of the Board of Directors selected OUM & Co. LLP (“OUM”) to serve as NovaBay’s independent registered public accounting firm. At the NovaBay annual meeting of stockholders held on May 21, 2021 (the “2021 Annual Meeting”), our stockholders voted for and approved the advisory, non-binding proposal ratifying the appointment of OUM as our independent registered public accounting firm for the fiscal year ended December 31, 2021 (the “OUM Ratification Proposal”). After the 2021 Annual Meeting, as reported by us on a Form 8-K filed with the Commission on July 21, 2021, NovaBay was informed by OUM that certain of its assets had been acquired by WithumSmith+Brown, PC (“Withum”), effective on July 15, 2021. As a result of the acquisition, OUM requested that NovaBay consent to the assignment and assumption of OUM’s engagement by the Company to Withum, which would provide for Withum to become our independent registered public accounting firm. Withum is registered with the Public Company Accounting Oversight Board (PCAOB) and the Center for Audit Quality and has over 20 years of experience representing public companies with over 200 Commission registrants for which they perform public company audits. After consideration of the request and the background and experience of Withum, the Audit Committee consented to the assignment, and Withum was engaged to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Our Board of Directors determined that it is prudent and good corporate governance practice to take this opportunity of a Special Meeting to ask that our stockholders ratify the selection by the Audit Committee of the appointment of Withum as our new independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Stockholder ratification of the selection of Withum as our independent registered public accounting firm is not required by our Bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of Withum to succeed OUM, but is under no obligation to change firms. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in NovaBay’s and our stockholders’ best interests.

A representative of Withum is expected to be present at the Special Meeting, will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees that were historically billed to us for the fiscal years ended December 31, 2020 and 2019, by OUM, our independent registered public accounting firm, for such years.

	2020	2019
Audit Fees	$268,159	$237,054
Audit-Related Fees	3,592	5,857
Tax Fees	―	―
All Other Fees	59,350	31,257
Total Fees	$331,101	$274,168

Audit Fees. Audit fees consisted of fees billed by OUM for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements and other engagements, such as review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees comprise fees for professional services rendered by OUM that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported in “Audit Fees.” In 2020 and 2019, such audit-related fees were related to out-of-pocket expenses incurred in conjunction with the performance of audits and reviews.

Tax Fees. These are fees for professional services rendered by OUM with respect to tax compliance, tax advice and tax planning. There were no such services rendered by OUM in 2020 and 2019 that meet the above category description.

All Other Fees. All other fees consisted of fees associated with the review of registration statements on Form S-3, Form S-1 and Form S-8, comfort letters and consents performed by OUM.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by OUM, Withum or other independent registered public accounting firms are subject to prior approval by the Audit Committee; however, de minimis non-audit services instead may be approved in accordance with applicable SEC rules. The Audit Committee approved all services historically provided by OUM for the fiscal years ended December 31, 2020 and December 31, 2019.

Stockholder Approval

For this Proposal Three, the ratification of the appointment by our Audit Committee of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will reflect stockholder approval of such advisory vote if we receive “FOR” votes from a majority of the shares present or represented by proxy duly authorized and entitled to vote at the Special Meeting. Abstentions will have the same effect as “AGAINST” votes and we do not expect to have any broker non-votes on this proposal. If the ratification of the appointment of Withum is not approved by stockholders at the Special Meeting, the Audit Committee will consider other independent registered public accounting firms but is under no obligation to change firms.

Recommendation of Our Board of Directors

Our Board recommends that you vote “FOR” the ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL FOUR

ADJOURNMENT OF THE SPECIAL MEETING

Summary

         A proposal will be submitted to the stockholders at the Special Meeting to approve adjournment of the Special Meeting, if necessary or appropriate, to establish a quorum or to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal One, Proposal Two or Proposal Three. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used.

Stockholder Approval

         The affirmative vote of the holders of a majority of the shares of our Common Stock present or represented and entitled to vote at the Special Meeting is required for approval of Proposal Four. Abstentions will have the same effect as “AGAINST” votes and we do not expect to have any broker non-votes on this proposal.

Recommendation of Our Board of Directors

Our Board recommends that you cast your vote “FOR” the approval of the adjournment of the Special Meeting, if necessary or appropriate, to establish a quorum or to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal One, Proposal Two or Proposal Three.

DESCRIPTION OF THE PRIVATE PLACEMENT

The following is a summary of the material provisions of the Securities Purchase Agreement, the Certificate of Designation, the Warrant and the Registration Rights Agreement, but does not purport to describe all of the terms thereof and may not contain all of the information about the Securities Purchase Agreement, the Certificate of Designation, the Warrant, and the Registration Rights Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Securities Purchase Agreement, the Certificate of Designation, the Warrant, the Registration Rights Agreement and the related documents, which are attached to this Proxy Statement as Annexes A, B, C and D, respectively. You should refer to the full text of the Securities Purchase Agreement, the Certificate of Designation, the Warrant, the Registration Rights Agreement and the related documents for details about the transaction, and carefully read this entire Proxy Statement and the other documents to which we have referred you.

Private Placement and Securities Purchase Agreement

On October 29, 2021, NovaBay entered into the Securities Purchase Agreement with the Purchasers whereby NovaBay sold an aggregate of 15,000 shares of the Preferred Stock convertible into 37,500,000 Conversion Shares and Warrants exercisable for 37,500,000 Warrant Shares for an aggregate purchase price of $15,000,000. NovaBay closed the Private Placement on November 2, 2021. We used a portion of the net proceeds from the Private Placement to fund the Purchase Price to acquire DERMAdoctor, which transaction was completed on November 5, 2021, and we anticipate using the remainder of the net proceeds for working capital purposes. For additional information about the Acquisition and the Acquisition Purchase Agreement, see “Background and Reasons for the Acquisition” and “The Acquisition Purchase Agreement” in this Proxy Statement.

The Preferred Stock is not fully convertible into the Conversion Shares until such time as stockholder approval of Proposal One is received in accordance with Section 713(a) and (b) of the Company Guide. Until Proposal One is approved by stockholders, the holders of Preferred Stock may convert their shares, pro rata, to an aggregate of the Issuable Maximum. The powers, preferences, rights, qualifications, limitations and restrictions applicable to this newly created Preferred Stock, including the anti-dilution protections, are set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on November 1, 2021, and which is attached to this Proxy Statement as Annex B. For additional information about the powers, preferences, rights, qualifications, limitations and restrictions with respect to the Preferred Stock, see “Description of NovaBay Capital Stock” in this Proxy Statement beginning on page 106.

The Warrants are not exercisable unless and until stockholders approve Proposal One and Proposal Two. Upon stockholder approval of both proposals, the Warrants will become exercisable at an exercise price of $0.53 per share, subject to adjustment, and will remain exercisable for six (6) years from the date they become exercisable. A copy of a form of Warrant is attached hereto as Annex C.

The consummation of the Private Placement was subject to the satisfaction or waiver of, among other customary closing conditions, the accuracy of the representations and warranties in the Securities Purchase Agreement, the compliance by the parties with the covenants in the Securities Purchase Agreement, the absence of any legal order barring the Private Placement, no material adverse effect occurred with respect to NovaBay, and no suspension in the trading of the Common Stock. The parties were also provided with customary termination rights, including the right of NovaBay or any Purchaser to terminate the Securities Purchase Agreement if the consummation of the Private Placement had not occurred within five days after the signing.

Under the Securities Purchase Agreement, NovaBay made representations and warranties with respect to its business customary for transactions of a similar nature, including, with respect to organization and qualification, subsidiaries, authorization, capitalization, non-contravention, financial statements, reports and filings with the Commission, the non-occurrence of certain events from the date of the latest balance sheet of NovaBay, litigation, title to assets, labor matters, intellectual property, tax matters, insurance, the exemption under the federal securities laws with respect to the Private Placement and compliance with other laws.

In addition, under the Securities Purchase Agreement, each Purchaser made representations and warranties customary for transactions of a similar nature, including with respect to organization, authorization, non-contravention, investment intent, accredited investor status, certain trading activities, brokers and finders, and the independent evaluation of the decision to purchase the Preferred Stock and the Warrants. In addition, the Purchasers acknowledged there was limited information disclosed with respect to the Acquisition in NovaBay’s filings with the Commission, and has determined that it was proceeding with its investment in the Private Placement as contemplated by this Agreement without additional information.

Certain representations of NovaBay and the Purchasers are qualified in whole or in part by a materiality standard for purposes of determining whether a breach of such representations and warranties has occurred. Moreover, certain representations and warranties in the Securities Purchase Agreement were used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Accordingly, investors and securityholders should not rely on the representations and warranties in the Securities Purchase Agreement as characterizations of actual state of facts about the parties.

NovaBay made certain covenants under the Securities Purchase Agreement, including among others, the following:

●	NovaBay would timely file a Form D with respect to the Preferred Stock and the Warrants sold pursuant to the Securities Purchase Agreement;
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NovaBay would use the net proceeds of the Private Placement toward funding the acquisition of DERMAdoctor and for working capital purposes, and that it would not use such proceeds for: (i) the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of our business and prior practices), (ii) for the redemption of any Common Stock or Common Stock equivalents, (iii) for the settlement of any outstanding litigation or (iv) in violation of FCPA or OFAC regulations;

●

NovaBay would maintain a reserve equal to 37,500,000 shares of Common Stock from its duly authorized shares of Common Stock for all of the Common Stock that would be issuable upon conversion of the Preferred Stock up to the Issuable Maximum, and to maintain, after receiving stockholder approval of Proposal One and Proposal Two, a reserve of a number of shares of Common Stock in order to satisfy the full conversion of the Preferred Stock and the full exercise of the Warrants;

●

NovaBay would not (i) issue or enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, (ii) incur, enter into any agreement to incur or announce the incurrence or proposed incurrence of any indebtedness, or (iii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement, until ninety (90) days after the later of (x) Proposal One and Proposal Two being approved by stockholders or (y) the effective date of the Initial Registration Statement;

●

NovaBay is required to hold a special meeting of stockholders for the purpose of obtaining stockholder approval of Proposal One in accordance with the Company Guide and Proposal Two and to use its reasonable best efforts to (i) solicit its stockholders’ approval of such proposals, (ii) have all management-appointed proxyholders vote their proxies in favor of such proposals and (iii) cause the NovaBay Board to recommend to the stockholders that they recommend such proposals;

●	NovaBay would call a meeting of its stockholders every four (4) months to obtain approval of Proposal One and Proposal Two, in the event that these proposals are not approved at this Special Meeting;
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NovaBay also agreed to pay partial liquidated damages to the Purchasers in certain circumstances, which include when NovaBay (i) is not in compliance with the public information requirements under Rule 144 of the Securities Act or (ii) has not removed restrictive legends within the timing provided for in the Securities Purchase Agreement; and

●

NovaBay would not for a period of one (1) year undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority in interest of the shares of Preferred Stock.

The Purchasers made certain covenants under the Securities Purchase Agreement and the Certificate of Designation, including among others, the following:

●

The shares of Common Stock issued to the Purchasers upon the conversion of the Preferred Stock may be disposed of only pursuant to an effective registration statement under, and in compliance with, the requirements of the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable U.S. state and federal securities laws.

●

Each Purchaser agreed that it would not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion, the Purchaser would, together with such Purchaser’s affiliates or other persons with whom they are acting as a group together, would beneficially own (i) in excess of the Beneficial Ownership Limitation and/or (ii) the Issuable Maximum. Each Purchaser may from time to time change the beneficial ownership limitation to any other percentage not in excess of 9.99%, subject to the requirements set forth in the Securities Purchase Agreement and the Certificate of Designation. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Purchaser prior to the issuance of any shares, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock and Warrants, if any, held by the Purchaser.

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) served as the placement agent for the Private Placement and received a commission equal to eight percent (8%) of the gross proceeds of the securities sold to the Purchasers at the closing of the Private Placement.

Registration Rights Agreement

On the Private Placement Closing Date, pursuant to the Securities Purchase Agreement, we entered into the Registration Rights Agreement with the Purchasers. Pursuant to the Registration Rights Agreement, we are required to prepare and file with the Commission: (i) an initial registration statement on Form S-1 (the “Initial Registration Statement”) covering the resale of the Conversion Shares within 30 calendar days following the Private Placement Closing Date (the “Initial Filing Deadline”); and (ii) a second registration statement on Form S-1 (the “Second Registration Statement” and together with the Initial Registration Statement, the “Registration Statements”) covering the resale of the Warrant Shares within 30 calendar days following approval by stockholders of Proposal One and Proposal Two (the “Second Filing Deadline”). NovaBay will use its commercially reasonable efforts to cause the Registration Statements to be declared effective by the Commission within 60 calendar days of the Initial Filing Deadline (or 90 days if full review by the Commission) in the case of the Initial Registration Statement and 60 days (or 90 days if full review by the Commission) in the case of the Second Registration Statement. NovaBay also agreed, among other things, to indemnify the Purchasers, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and to pay all fees and expenses (excluding any legal fees of the Purchaser(s), and any underwriting discounts and selling commissions) incident to our obligations under the Registration Rights Agreement. The Private Placement is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Purchasers have represented to us that they have acquired the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

Use of Proceeds

Gross proceeds from the Private Placement were approximately $15.0 million, with net proceeds of approximately $13.4 million, after deducting commissions and estimated offering costs. We used the net proceeds from the Private Placement to fund a portion of the Purchase Price of approximately $12.0 million to satisfy our financing condition to closing the Acquisition, and the balance will be used for working capital purposes. For additional information about the Acquisition and the Acquisition Purchase Agreement, see “Background and Reasons for the Acquisition” and “The Acquisition Purchase Agreement” in this Proxy Statement.

Description of the Preferred Stock

Pursuant to the Certificate of Designation, we authorized 15,000 shares of the Preferred Stock, of which all have been issued to the Purchasers. Except as otherwise required by law, the Preferred Stock does not have voting rights. However, NovaBay has agreed that, as long as any shares of Preferred Stock are outstanding, it will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Designation, (ii) amend the Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Preferred Stock, (iii) increase the number of authorized shares of Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing. The Preferred Stock does not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of NovaBay. NovaBay does not have any other class or series of preferred stock currently issued or outstanding.

Prior to stockholder approval of Proposal One and Proposal Two, the holders of the Preferred Stock will be permitted to convert a limited number of shares of the Preferred Stock (which shall not exceed their pro rata portion of the Issuable Maximum) into shares of Common Stock. This limited conversion right provided to holders of the Preferred Stock does not permit conversion into more than an aggregate of 19.99% of outstanding shares of Common Stock immediately prior to the Private Placement Closing Date unless or until Proposal One is approved by our stockholders. Notwithstanding the approval of Proposal One, the holders are also subject to the Beneficial Ownership Limitation.

The Preferred Stock does not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of NovaBay. The Preferred Stock, however, does have anti-dilution protections that could result in an increase in the number of shares of Common Stock to be issued upon conversion of the Preferred Stock in the future, in certain circumstances, including if the Company: (i) pays a dividend or otherwise make a distribution or distributions on shares of its Common Stock or other equity securities; (ii) subdivides outstanding shares of Common Stock into a larger number of shares or combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (ii) issues by reclassification of shares of Common Stock any shares of capital stock of the Company. In addition, these anti-dilution protections also apply if the Company sells or grants any Common Stock or any securities of the Company, subject certain limited exceptions, which would entitle the holder thereof to acquire Common Stock at an effective price per share that is lower than the applicable conversion price of the Preferred Stock, and, as a result, the conversion price of the Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. For additional information about the rights and preferences of the Preferred Stock, see “Description of NovaBay Capital Stock—Preferred Stock” and the Certificate of Designations, which is attached as Annex B.

THE ACQUISITION PURCHASE AGREEMENT

The following summary describes the material provisions of the Acquisition Purchase Agreement that provides for the acquisition of DERMAdoctor, which closed on November 5, 2021. This summary of the Acquisition Purchase Agreement is subject to, and qualified in its entirety by reference to, the Acquisition Purchase Agreement, a copy of which is included as Annex E to this Proxy Statement. You are urged to read the Acquisition Purchase Agreement carefully and in its entirety, as it is the legal document governing the Acquisition, and carefully read this entire Proxy Statement and the other documents to which we have referred you. Business and operational information regarding DERMAdoctor and us can be found elsewhere in this Proxy Statement, and with respect to us, in the other public documents that we file with the Commission. See “Where You Can Find Additional Information” in this Proxy Statement.

The Acquisition Purchase Agreement and the following summary have been included to provide you with information regarding the terms of the Acquisition Purchase Agreement. The assertions embodied in the representations and warranties contained in the Acquisition Purchase Agreement of NovaBay, the Sellers and the Founders were made solely for purposes of the Acquisition Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating its terms. In particular, the representations and warranties contained in the Acquisition Purchase Agreement were made solely for the benefit of the parties to the Acquisition Purchase Agreement and were negotiated for the purpose of allocating risk between the parties to the Acquisition Purchase Agreement rather than to establish matters of fact. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Acquisition Purchase Agreement. Although neither NovaBay, on the one hand, nor DERMAdoctor, the Sellers and the Founders, on the other hand, believes that the confidential disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Acquisition Purchase Agreement. Accordingly, neither our stockholders nor investors in our Common Stock should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Acquisition Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Acquisition Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

The Acquisition and the Closing

On September 27, 2021, we entered into the Acquisition Purchase Agreement with DERMAdoctor by and among (i) the Company, (ii) DERMAdoctor, (iii) the Founders; and (iv) the Sellers. The Acquisition Purchase Agreement provides for the acquisition of 100% of the issued and outstanding membership units of DERMAdoctor (the “Acquisition”), of which 82.2% were owned by Papillon and 17.8% were owned by MGP. The Acquisition Purchase Agreement was approved and adopted by our Board of Directors and was also approved and adopted by the managers of DERMAdoctor and the Sellers. The Acquisition was not subject to the approval of our stockholders.

On November 5, 2021, after receiving the proceeds from the Private Placement and the satisfaction or waiver of the other closing conditions, we closed the Acquisition (the “Acquisition Closing”). Following the Acquisition, DERMAdoctor will continue its existence as our wholly-owned subsidiary.

Consideration in the Acquisition

Pursuant to the terms of the Acquisition Purchase Agreement, we acquired 100% of the issued and outstanding membership units of DERMAdoctor, all of which were owned by the Sellers, for an agreed upon purchase price of approximately $15.0 million (the “Purchase Price”). The Purchase Price is comprised of a payment of approximately $12.0 million in cash to the Sellers that was made at the Acquisition Closing, which amount was (i) reduced to account for the amounts that we paid to satisfy DERMAdoctor’s indebtedness and its transaction expenses as of the Acquisition Closing, and (ii) increased by the DERMAdoctor cash and cash equivalents that remained as of the Acquisition Closing (the “Cash Consideration”). In addition, the Purchase Price includes up to an additional aggregate amount of $3.0 million in earn out payments (“Earn Out Payments”) that will be contingent upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar years (the “Earn Out Periods”), subject to a maximum aggregate Earn Out Payment of $1.5 million for each Earn Out Period. Payment of an Earn Out Payment to the Sellers, if earned, will be conditioned upon both of the Founders remaining employees of DERMAdoctor throughout the entirety of the applicable Earn Out Period where an Earn Out Payment, if any, becomes payable; provided, however, this condition shall not apply if (x) we terminate either of the Founders “without cause”, as defined under their respective employment agreements or (y) death or disability of either Founder occurs. If earned, subject to certain parameters, the Sellers may elect for the Earn Out Payments to be paid in cash or unregistered shares of our Common Stock, with the number of shares determined by dividing the applicable Earn Out Payment by the average closing stock price of our Common Stock on the prior ten trading days before the Earn Out Payment is finally determined. Such shares of the Common Stock would be issued pursuant to a private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D.

Conditions to the Completion of the Acquisition

The obligation of NovaBay, on the one hand, and DERMAdoctor, the Sellers and the Founders, on the other hand, to consummate the Acquisition were subject to the satisfaction or waiver of agreed upon and other customary closing conditions, including the absence of injunction or the enactment of any law that would restrain, prohibit or otherwise prevent the consummation of the Acquisition.

Our obligation to consummate the Acquisition was subject to the satisfaction or waiver of certain conditions at or prior to the Acquisition Closing that included:

●	completing a financing(s) transaction for at least $7.2 million to fund the Purchase Price;
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the accuracy of the representations and warranties of DERMAdoctor, the Sellers and the Founders contained in the Acquisition Purchase Agreement, subject to those representations and warranties with specified materiality and material adverse effect qualifications;

●	DERMAdoctor’s, the Sellers’ and/or the Founders’ performance of covenants and agreements required by the Acquisition Purchase Agreement, in all material respects;
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there shall not be any (i) temporary, preliminary or permanent order that prohibits, enjoins, restrains, restricts or makes illegal the consummation of the Acquisition or (ii) proceeding challenging or seeking to make illegal or otherwise directly or indirectly restrain, enjoin or otherwise prohibit the consummation of Acquisition;

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the Sellers and Founders having delivered (i) lien releases and payoff letters relating to DERMAdoctor, (ii) specified third party consents, approvals, notices, licenses and authorizations, (iii) the corporate books and records of DERMAdoctor, (iv) resignations of current managers and officers of DERMAdoctor, to the extent required by us, and (v) the other documents, contracts, agreements and certifications as provided under the Acquisition Purchase Agreement;

●	the Sellers having delivered their membership units and any lien releases that may exist on such membership units;
●	all liens (other than permitted liens) on the assets of DERMAdoctor shall be released at the Acquisition Closing;
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there shall not have occurred nor shall any event or casualty have occurred that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on DERMAdoctor’s and its business; and

●	the transfer and assignment of certain intellectual property to DERMAdoctor has been completed prior to Closing.

The Sellers’ and the Founders’ obligation to consummate the Acquisition were subject to the satisfaction or waiver of certain conditions at or prior to the Acquisition Closing that included:

●	NovaBay having delivered reasonable evidence of the successful completion of the financing for at least $7.2 million to fund the Purchase Price;
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the accuracy of the representations and warranties of NovaBay contained in the Acquisition Purchase Agreement, subject to those representations and warranties with specified materiality and material adverse effect qualifications;

●	NovaBay’s performance of covenants and agreements required by the Acquisition Purchase Agreement, in all material respects, including delivery of the Purchase Price;
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there shall not be any (i) temporary, preliminary or permanent order that prohibits, enjoins, restrains, restricts or makes illegal the consummation of the Acquisition or (ii) proceeding challenging or seeking to make illegal or otherwise directly or indirectly restrain, enjoin or otherwise prohibit the consummation of the Acquisition; and

●	NovaBay having delivered the documents, contracts, agreements and certifications as provided pursuant to the Acquisition Purchase Agreement.

The conditions to closing were satisfied or waived by the parties as of the Acquisition Closing.

Representations, Warranties and Covenants

Pursuant to the Acquisition Purchase Agreement, NovaBay, DERMAdoctor, the Sellers and the Founders made certain customary representations and warranties relating to their respective companies, businesses, security ownership and other matters related to the Acquisition. Such representations and warranties generally remained accurate through the completion of the Acquisition in all material respects, unless such representation was made as of a specific date. In addition, the Acquisition Purchase Agreement contained covenants with respect to DERMAdoctor conducting its businesses in the ordinary course during the period between the execution of the Acquisition Purchase Agreement and the Acquisition Closing.  The representations, warranties and covenants were, in certain circumstances, qualified by materiality and knowledge as provided in the Acquisition Purchase Agreement, and did survive the Acquisition Closing for purposes of the indemnification obligations of the parties, which are further described immediately below under “—Indemnification and Escrow.” For detailed information concerning these representations, warranties and covenants, reference is made to Articles 4, 5, 6 and 7 of the Acquisition Purchase Agreement, which is attached in its entirety to this Proxy Statement as Annex E.

Indemnification and Escrow

In connection with the Acquisition, the Sellers, severally, and Papillon and the Founders, jointly and severally, have agreed to indemnify and hold harmless NovaBay, DERMAdoctor and their respective affiliates from and against losses and legal proceedings that may be sustained and that arise out of such matters as (i) inaccuracies or breaches by the Sellers, the Founders or DERMAdoctor of their respective representations and warranties in the Acquisition Purchase Agreement, (ii) breaches or non-fulfillment by the Sellers, the Founders and DERMAdoctor of any covenants and obligations in the Acquisition Purchase Agreement, (iii) pre-closing tax liabilities of DERMAdoctor, (iv) the inaccuracy of the DERMAdoctor indebtedness, transaction expenses or DERMAdoctor cash and cash equivalents as of the Acquisition Closing; and (v) claims or legal proceedings by any Seller, Founder or any other actual or purported beneficial owner of DERMAdoctor relating to any alleged action or failure to act on its behalf by DERMAdoctor. Also, NovaBay agreed to indemnify and hold harmless DERMAdoctor, the Sellers and the Founders and their respective affiliates from and against losses and legal proceedings that may be sustained and that arise out of (x) inaccuracies and breaches by NovaBay of its representations and warranties in the Acquisition Purchase Agreement; (y) breaches or non-fulfillment by NovaBay of its covenants in the Acquisition Purchase Agreement; and (z) liabilities of DERMAdoctor arising from actions or events taken by NovaBay after the Acquisition Closing.

The representations and warranties of each party to the Acquisition Purchase Agreement, other than specified fundamental representations of DERMAdoctor, the Sellers and the Founders, will survive for a period of 12 months after the Acquisition Closing. The fundamental representations of DERMAdoctor, the Sellers and the Founders include those representations in the Acquisition Purchase Agreement with respect to title of the DERMAdoctor membership units, DERMAdoctor indebtedness, DERMAdoctor capitalization, the power and organization, no violation, due authorization and enforceability, and broker fees, which shall survive until the seven year anniversary of the Acquisition Closing. Indemnification obligations for breaches of pre-closing tax liabilities shall survive 60 days after the expiration of the statute of limitations, including any extensions. The covenants contained in the Acquisition Purchase Agreement shall survive the Acquisition Closing until performed, unless a shorter period of survival is specifically set forth in the Acquisition Purchase Agreement.

At the Acquisition Closing, $1.2 million of the Purchase Price was deposited into escrow and is being held for a period of 12 months after the Acquisition Closing, which amount is available to NovaBay to satisfy indemnification obligations of the Founders and the Sellers in accordance with the Acquisition Purchase Agreement. The amount held in escrow reflects the amount of the Sellers’ and the Founders’ liability for indemnification under the Acquisition Purchase Agreement, except in those circumstances that involve breaches or inaccuracies of fundamental representations, pre-closing tax liabilities, fraud, breaches or non-fulfillment of covenants and obligations, where the limitation of liability shall be the amount of the Cash Consideration.

Termination Fee

Pursuant to the Acquisition Purchase Agreement, if we validly terminated the Acquisition Purchase Agreement due to an uncured breach of representation, warranty, covenant or agreement of DERMAdoctor, the Sellers or the Founders, then the Sellers would have been required to pay us a termination fee equal to $120,000. In addition, if the Founders, on behalf of the Sellers, validly terminated the Acquisition Purchase Agreement due to an uncured breach of representation, warranty, covenant or agreement by NovaBay or NovaBay had not completed the financing transaction to fund the Purchase Price, then NovaBay would have been obligated to pay the Sellers an aggregate termination fee equal to $120,000. This termination fee is no longer payable as a result of the Acquisition having been consummated by the parties on November 5, 2021.

Expenses

Prior to the Acquisition Closing, DERMAdoctor, the Founders and the Sellers agreed to reasonably cooperate and assist NovaBay, at NovaBay’s cost and expense, in connection with securing the financing in the Private Placement to fund the Purchase Price, including in connection with the preparation and filing of this Proxy Statement to obtain approval of the Conversion Proposal by our stockholders. The other fees and expenses incurred in connection with the Acquisition Purchase Agreement and the transactions contemplated thereby, including fees and disbursements of counsel, financial advisors and accountants, were paid by the party incurring such fees and expenses, except the amount of the DERMAdoctor transaction expenses that were paid out of the Cash Consideration at the Acquisition Closing.

Amendments

The Acquisition Purchase Agreement may be terminated, amended, supplemented or modified in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

Governing Law

The Acquisition Purchase Agreement is governed by and construed in accordance with the laws of the State of Delaware.

RISK FACTORS

Before you make a decision regarding how you will vote on the Conversion Proposal and the Share Issuance Proposal set forth in this Proxy Statement, you should carefully consider each of the risks described below and all of the other information in this Proxy Statement. The risk factors described below relate to the Acquisition and the integration of DERMAdoctor and its business, the Private Placement, including matters relating to the Conversion Proposal and the Share Issuance Proposal, as well as the risks relating to NovaBay and its business. The risks discussed below also include forward-looking statements and actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us may also materially and adversely affect our business operations and financial condition or the price of our Common Stock.

Overview

As described in this Proxy Statement, we recently completed two significant transactions, which were the Private Placement and the Acquisition. These transactions were both material and resulted in significant changes to NovaBay’s business, operations and strategic direction, as well as to its overall capital structure. Accordingly, as a result of these changes, there will be new and additional risks and uncertainties that we may encounter and have to face in the future, as well as those risks that we already had prior to completing these transactions. Set forth below is a list of the new, additional and existing risks and uncertainties that are known to us as of the date of this Proxy Statement. These risks and uncertainty have been presented and summarized below to provide stockholders with important information in connection with their own evaluation of each of the proposals being considered at the Special Meeting, which relate to the Private Placement and the Acquisition, and to also assist stockholders to understand how these risks may impact their own ownership in our Common Stock. The risks summarized below are listed under the following categories:

●	Risks Related to the Private Placement;
●	Risks Related to the Acquisition and DERMAdoctor’s Business;
●	Risks Related to Our Liquidity;
●	Risks Related to Our Business;
●	Risks Related to Government Regulation; and
●	Risks Related to Litigation.

We urge all stockholders to fully and carefully read each of these risks listed below in their entirety in connection with their voting decision on the proposals at the Special Meeting.

Risks Related to the Private Placement

As a result of the Preferred Stock and the Warrants that we issued in the Private Placement, whether or not the Conversion Proposal is approved, our stockholders will experience significant dilution as a result of the issuance of shares of our Common Stock upon future conversion of the Preferred Stock and, if the Share Issuance Proposal is approved, the exercise of the Warrants.

Regardless of whether our stockholders approve the Conversion Proposal or the Share Issuance Proposal, the holders of the Preferred Stock that we issued in the Private Placement are entitled to convert a portion of their Preferred Stock into Common Stock at any time, provided that upon conversion, the aggregate number of shares of Preferred Stock converted by all of the holders does not exceed 19.99% of our issued and outstanding shares of Common Stock immediately prior to the closing of the Private Placement. If the holders of the Preferred Stock converted all of the shares of the Preferred Stock that they were entitled to convert at this time, then it would result in 37,500,000 additional shares of Common Stock being issued and outstanding, which conversion would result in the significant dilution of our existing stockholders. Additionally, if the Conversion Proposal is approved by our stockholders, then there will not be the limitation upon the conversion of the remaining shares of Preferred Stock into Common Stock. If the Conversion Proposal and the Share Issuance Proposal are both approved by stockholders, then the Warrants will become exercisable and may be exercised thereafter into an aggregate of 37,500,000 shares of Common Stock. If all of the shares of Preferred Stock were converted based on the conversion price as of the date hereof, and all of the Warrants were exercised, it would result in a total of 75,000,000 additional shares of Common Stock becoming issued and outstanding, which represents 168% of the total number of shares of Common Stock currently outstanding. Accordingly, upon the conversion of some or all of the Preferred Stock and/or Warrants, the percentage ownership and voting power held by our existing stockholders will be significantly reduced and our stockholders will experience significant dilution.

In addition, if stockholders approve the Share Issuance Proposal, we will more than double the number of authorized shares of Common Stock that NovaBay may issue in the future, which our Board will have discretion to issue in the future, including, without limitation, in connection with future capital raise transactions and financings, except to the extent prohibited or limited by the terms of the Private Placement. Stockholders will not have a right to approve any such issuances or transactions, unless required by our governing documents or applicable law, and any such issuance of our Common Stock in the future may be dilutive to stockholders.

If we offer Common Stock or other securities in the future and the price that we sell those securities for is less than the current conversion price of our Preferred Stock, then we will be required to issue additional shares of Common Stock to the holders of the Preferred Stock upon conversion, which will be dilutive to all of our other stockholders.

The Certificate of Designation for the Preferred Stock contains anti-dilution provisions, which provisions require the lowering of the conversion price, as then in effect, to the purchase price of equity or equity-linked securities issued by us in subsequent offerings. A reduction in the conversion price of the Preferred Stock will result in a greater number of shares of Common Stock being issuable upon conversion of the Preferred Stock for no additional consideration, causing greater dilution to our stockholders. Furthermore, as there is no floor price on the conversion price, we cannot determine the total number of shares issuable upon conversion. Accordingly, it is possible that we may not have a sufficient number of authorized and available shares to satisfy the conversion of the Preferred Stock if we enter into a future transaction that reduces the applicable conversion price.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition and the Private Placement and such expenditures may create significant liquidity and cash flow risks for us.

We have incurred and expect to incur significant, nonrecurring costs associated with the Acquisition, including costs associated with the continued integration of our business and DERMAdoctor’s business. In addition, we have and expect to incur additional significant, nonrecurring costs in connection with completing the Private Placement, including the solicitation of stockholders to approve the Conversion Proposal and the Share Issuance Proposal and holding the Special Meeting. While we have assumed that this level of expense will be incurred, there are factors beyond our control that could affect the total amount of integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these acquisition and integration expenses are higher than anticipated and we do not have sufficient cash, including the additional capital raised in the Private Placement, then we may experience liquidity or cash flow issues.

We do not have enough authorized shares of Common Stock to issue upon conversion of all of the Preferred Stock and the exercise of the Warrants and we require stockholder approval of the Share Issuance Proposal in order to have a sufficient number of shares of Common Stock and there is no assurance that stockholder approval will be obtained which could materially and adversely impact us.

We do not have enough shares of Common Stock authorized under our Certificate of Incorporation to issue upon the full exercise of all the Warrants that we issued in the Private Placement, and we are relying upon stockholders to approve the Share Issuance Proposal in order to have enough shares. We currently have 100,000,000 shares of Common Stock authorized under our Certificate of Incorporation that remain available for issuance. None of the Warrants may be exercised, unless and until the Conversion Proposal and the Share Issuance Proposal are approved by stockholders. If our stockholders do not approve these proposals at the Special Meeting, we will be required to continue to hold meetings of our stockholders to solicit approval of stockholders every four months until these proposals are approved.

In addition, pursuant to the Acquisition Purchase Agreement we are restricted until 90 days after the later of (i) approval of the Conversion Proposal and the Share Issuance Proposal and (ii) the Initial Registration Statement being declared effective by the Commission, from (x) issuing or entering into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, (y) incurring, entering into any agreement to incur or announce the incurrence or proposed incurrence of any indebtedness or (z) filing any registration statement or any amendment or supplement thereto, other than contemplated by the Registration Rights Agreement. Accordingly, if we do not receive approval of the Conversion Proposal and the Share Issuance Proposal, then we will be restricted in our ability to raise capital using Common Stock and Common Stock equivalents or incur indebtedness until such approval is obtained, which could take an extended period of time. During this period of time, the restriction on our ability to raise capital through the issuance of our Common Stock and Common Stock equivalents would have a material adverse effect on our ability to raise capital in the future using these securities, which has been NovaBay’s primary source of capital and liquidity over the years.

The market price of our Common Stock may decline as a result of the Acquisition, and the issuance of the Preferred Stock and Warrants in connection with the Private Placement.

We are unable to predict the potential future effects that the closing of the Acquisition on November 5, 2021 and/or the issuance of the Preferred Stock and the Warrants in the Private Placement on November 2, 2021 will have on the near-term or future trading activity and market price of our Common Stock. In addition, we also cannot predict the future effects on the trading activity and market price of our Common Stock if stockholders approve the Conversion Proposal and the Share Issuance Proposal at the Special Meeting. If the Conversion Proposal and the Share Issuance Proposal is approved and the holders of the Preferred Stock are able to convert all of their shares into Common Stock and the Warrants are exercised into Common Stock, then there will be up to 75,000,000 additional shares of our Common Stock available for public trading. Even if the Conversion Proposal and the Share Issuance Proposal are not approved, the holders of the Preferred Stock will be able to convert a certain number of their shares of Preferred Stock into Common Stock up to an amount equal to 19.99% of our outstanding Common Stock immediately prior to the closing of the Private Placement. If, as a result of the Private Placement or the Acquisition, there are sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, it could have a material adverse effect on the price of our Common Stock.

Risks Related to the Acquisition and DERMAdoctor’s Business

In expanding our operations significantly with the DERMAdoctor Acquisition, we are further dependent on third parties to supply raw materials used in our products and to manufacture our products. Any interruption or failure by these suppliers or other disruptions to our supply chain may materially adversely affect our business, financial condition, results of operations and cash flows.

Historically, NovaBay has predominately relied on a single product, Avenova, for its primary revenue stream, which is comprised of its proprietary, stable and pure form of hypochlorous acid. In acquiring DERMAdoctor, NovaBay is greatly expanding its product offerings and operations, as DERMAdoctor has an extensive global platform, currently selling over 30 products in various countries, with over 40 commercial relationships that supply its products from around the globe. While product sales in the United States have historically driven DERMAdoctor’s revenue, it has strategically sought international opportunities for the sale and distribution of its products. DERMAdoctor’s products are currently offered internationally in China, the Middle East, Europe, Canada, and Central and South America.

With this larger operational business and range of product offerings around the globe, comes additional opportunity for NovaBay as well as corresponding risk in certain areas. A key risk area, which is emphasized further by the current pandemic environment, is that of supply chain risk. DERMAdoctor uses third party contract manufacturers and suppliers, some internationally, to obtain substantially all raw materials, components and packaging products and to manufacture finished products relating to the DERMAdoctor brand, encompassing its over 30 product offerings. There are many aspects of the supply chain process that are outside of our control, which range from third party manufacturing aspects, weather and natural disasters, terrorism, pandemics (such as the COVID-19 pandemic), strikes, government action, or other reasons that could impair our ability to manufacture, transport or deliver our products. We endeavor to take adequate steps to mitigate the likelihood or potential impact of a supply chain disruption that might occur. In some cases, DERMAdoctor has sufficient other suppliers across its broad range of products that it is able to mitigate its supply chain risk within a reasonable time frame. In other cases, DERMAdoctor may be more dependent upon a particular supplier, specifically for certain ingredient mixtures needed for its products; however, in the occasional circumstance where a supplier is unable to deliver a particular ingredient mixture and another supplier of such ingredient mixture is not readily available, DERMAdoctor may be able to make formulation adjustments to the various ingredient mixture supplies to achieve the same or similar product. That being said, a risk remains that DERMAdoctor may not be able to source a particular product, packaging or formula component in the quantities or timeframe that a customer desires. Particularly since a large portion of DERMAdoctor’s revenue is from wholesale customers that place large orders, if a customer order is missed or not appropriately delivered, it could materially adversely affect our business or financial results.

DERMAdoctor’s operating results are dependent on sales to a few significant retail partners and the loss of, or substantial decline in, sales to one of these retail partners following the Acquisition could have a material adverse effect on its expected future revenues and profitability.

Retail partners of DERMAdoctor account for a substantial percentage of its net sales revenue, and the loss of all or a portion of the sales to any one of these customers could have a material adverse effect on the results of operations generated by the DERMAdoctor business. In particular, sales to retail partners accounted for approximately 50.8% of DERMAdoctor’s gross sales revenue in fiscal 2020. We expect that a small group of retail partners will continue after the Acquisition to account for a significant portion of DERMAdoctor’s gross sales revenue. Although DERMAdoctor has long-standing relationships with its major retail partners, it generally does not, consistent with industry norms, have written agreements that require these retail partners to buy from DERMAdoctor or to purchase a minimum amount of its products. A substantial decrease in sales to any of DERMAdoctor’s major retail partners could have a material adverse effect on DERMAdoctor’s business and our financial condition and operating results, which would have an adverse impact on the expected benefits of the Acquisition.

Uncertainty about the Acquisition may adversely affect the relationships that we and DERMAdoctor have with our respective customers, service providers and employees.

Parties with whom we or DERMAdoctor do business may experience uncertainty associated with having recently completed the Acquisition, including with respect to current or future business relationships with us or DERMAdoctor. These business relationships may be subject to disruption as end customers, suppliers, manufactures, distributors and others may attempt to (i) negotiate changes in existing business relationships, (ii) delay, defer or cease supplying or manufacturing for or purchasing products from us or DERMAdoctor or (iii) consider entering into business relationships with parties other than us or DERMAdoctor, including our competitors or those of DERMAdoctor. These disruptions, if they occur, could have a material adverse effect on the combined business and upon our operating results and financial condition.

Uncertainties associated with the Acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the Acquisition.

With the Acquisition having been completed, the ongoing integration of the combined businesses could disrupt our business. We and DERMAdoctor are both dependent on the experience and industry knowledge of our respective senior management and other key employees to develop new products and execute our respective business plans. Our success after the Acquisition will depend in part upon our ability to retain both key management personnel and key employees of DERMAdoctor. Although we entered into employment agreements with Dr. Audrey Kunin and Dr. Jeffrey Kunin, who are also incentivized to team with us over the next few years to achieve potential Earn Out Payments pursuant to the terms of the Acquisition Purchase Agreement, and all of the other employees of DERMAdoctor continued as employees after the Acquisition Closing, there is no guarantee that current and prospective future employees we hire for the DERMAdoctor business will continue with us for an extended period of time after the Acquisition, which may have an adverse effect on our ability to effectively integrate DERMAdoctor into our business or for us to attract or retain key management and other key personnel. All of the DERMAdoctor’s existing and new products in development were conceived by its product design team led by Dr. Audrey Kunin, who is a board-certified dermatologist. Dr. Kunin is continuing after the Acquisition in her leadership role of new product development, and the loss of Dr. Kunin’s service in this capacity after the Acquisition could have a material and adverse effect on our ability to effectively develop and launch new products until such position could be filled by us.

The Acquisition involves risks associated with acquisitions and integrating acquired businesses and the intended benefits of the Acquisition may not be realized by us.

The Acquisition, which was completed on November 5, 2021, involves risks that are associated with acquisitions and integrating acquired businesses and their operations with existing operations, including:

●	our senior management’s attention may be diverted from the management of daily operations to the integration of DERMAdoctor’s products and business that we have acquired;

●	the challenges, including delays or any other unanticipated changed circumstances, and costs involved in integrating and/or developing the DERMAdoctor products and other assets that we have acquired;

●

failure of the products and other assets that we acquired in the Acquisition to generate anticipated revenues, to enhance the growth of our CelleRx Clinical Reset products and/or otherwise perform in accordance with our expectations; and

●	failure to achieve the anticipated efficiencies and cost savings or realize other expected benefits of the Acquisition within the expected time frame or at all.

If these risks or other unexpected costs and liabilities were to materialize, any desired benefits of the Acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted. In addition, if the combined company does not perform as we or the market expects, then this could have an adverse effect on the price of our Common Stock.

The unaudited pro forma condensed combined financial information included in this Proxy Statement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Acquisition and the Private Placement.

The unaudited pro forma condensed combined financial information included in this Proxy Statement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the Acquisition and the Private Placement. Our actual financial condition and results of operations following the Acquisition and the Private Placement may not be consistent with, or evident from, these unaudited pro forma condensed combined financial information included in this Proxy Statement. In addition, the assumptions used in preparing the unaudited pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations as a result of the completion of the Acquisition and the Private Placement.

Actual results may differ from any statements made by us concerning the anticipated impact of the Acquisition on the operating results of the combined company, and these differences could be material.

This Proxy Statement contains a number of forward-looking statements, including statements relating to the reasons for the Acquisition and the prospects for combining DERMAdoctor’s business with our Company. Although we believe that we have a reasonable basis for such forward-looking statements, these statements are based on our projections of future events that are subject to risks, uncertainties and other factors that may cause the combined company’s actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements to differ in a material way. Additional risks and uncertainties that could cause actual results to differ materially from currently anticipated results include, but are not limited to, risks relating to our ability to successfully integrate DERMAdoctor; unanticipated increases in costs or expenses; our ability to realize expected cost synergies; our ability to reach profitability as a result of the Acquisition, and the other risks identified in this Proxy Statement and the documents included herein that we urge you to read. Our actual financial condition and results of operations as a result of the Acquisition may not be consistent with, or evident from, the statements provided in this Proxy Statement. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. In particular, while the Acquisition is expected to be accretive to NovaBay’s profitability in the first year after close, there can be no assurance with respect to the timing and scope of the accretive effect or whether it will be accretive at all. Any failure to meet expectations regarding the prospects for the combined company could have a material adverse effect on our business, financial condition, results of operation, as well as the trading price and/or volume of our Common Stock.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of our Common Stock following the Closing of the Acquisition.

The Acquisition will be accounted for using the purchase method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of our Common Stock following as a result of us having completed the Acquisition. Under the purchase method of accounting, the total estimated Purchase Price will be allocated to DERMAdoctor’s pro forma net tangible assets and identifiable intangible assets based on their respective fair values as of the Acquisition Closing. Any excess of the Acquisition Purchase Price over those fair values will be recorded as goodwill. As a result of the consolidation of DERMAdoctor with our Company, we will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the Purchase Agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets may become impaired, we may be required to incur charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

Risks Relating to Our Liquidity

We have a history of losses and we may never achieve or maintain sustained profitability.

We have historically incurred net losses, and we may never achieve or maintain sustained profitability. In addition, at this time, we expect to incur substantial acquisition related expenses as well as marketing and sales expenses as we integrate the DERMAdoctor business and its products with ours and we continue efforts to increase sales of our Avenova, CelleRx and newly acquired DERMAdoctor products, and our results of operations may fluctuate significantly.

While we believe that increased revenues and operating expense efficiencies expected to be achieved as a result of the Acquisition will result in our company achieving profitability, there is no assurance that this will occur. We will need to generate significant revenues to achieve and maintain profitability. Even with the combined sales of Avenova, CelleRx and DERMAdoctor products, there is no assurance that we will be able to generate sufficient revenues to achieve or maintain profitability. Our failure to achieve and subsequently maintain profitability could have a material adverse impact on the market price of our Common Stock.

Risks Relating to Owning Our Common Stock

The price of our Common Stock may fluctuate substantially, which may result in losses to our stockholders.

The stock prices of many companies in the pharmaceutical and biotechnology industry have generally experienced wide fluctuations, which are often unrelated to the operating performance of those companies. The market price of our Common Stock is likely to be volatile and could fluctuate in response to, among other things:

●	the announcement of new products by us or our competitors;
●	the announcement of partnering arrangements by us or our competitors;
●	quarterly variations in our or our competitors’ results of operations;
●	changes in our earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts' earnings estimates;
●	developments in our industry;
●	the sale of a substantial number of shares of Common Stock by any large stockholder, especially within a short period of time; and
●

general, economic and market conditions, including volatility in the financial markets, a decrease in consumer confidence and other factors unrelated to our operating performance or the operating performance of our competitors.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss (“NOL”) carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. Since our formation, we have raised capital through the issuance of capital stock on several occasions which, combined with the purchasing shareholders’ subsequent disposition of those shares, may have resulted in one or more changes of control, as defined by Section 382 of the Code. We have not currently completed a study to assess whether any change of control has occurred, or whether there have been multiple changes of control since our formation, due to the significant complexity and cost associated with such study. If we have experienced a change of control at any time since our formation, our NOL carryforwards and tax credits may not be available, or their utilization could be subject to an annual limitation under Section 382. In addition, since we may need to raise additional funding to finance our operations, we may undergo further ownership changes in the future. If we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset United States federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

We have not paid dividends or repurchased stock in the past and do not expect to pay dividends or repurchase stock in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on, or repurchased shares of, our Common Stock and do not anticipate paying cash dividends or repurchasing shares of our Common Stock in the foreseeable future. In addition, we do not anticipate paying any dividends or repurchasing any shares of our Preferred Stock; however, if we pay dividends on our shares of Common Stock, we are required to pay dividends on our Preferred Stock on an as converted basis. The payment of dividends on, or the repurchase of shares of, our Common Stock or Preferred Stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends or repurchase stock, holders of our Common Stock will experience a return on their investment in our shares only if our stock price appreciates.

China Pioneer Pharma Holdings Limited (“China Pioneer”) and/or China Kington Asset Management (“China Kington”) have influence over our corporate matters.

Pioneer Pharma (Hong Kong) Company Ltd., a subsidiary of China Pioneer, currently beneficially owns approximately 11.5% of our outstanding Common Stock (though could be diluted down to at least 4.3% due to the Private Placement). Our director Mr. Xinzhou “Paul” Li is the chairman of China Pioneer and our director. Mr. Mijia “Bob” Wu is a Non-Executive Director of China Pioneer as well as the Managing Director of China Kington (an affiliated party of NovaBay due to various historical transactions as disclosed in reports filed with the Commission). As a result, subject to the fiduciary duties Messrs. Li and Wu owe to NovaBay in their role as directors, China Pioneer and China Kington have input on all matters before our Board of Directors and may be able to exercise significant influence over all matters requiring board and stockholder approval.

If our stockholders' equity does not meet the minimum standards of the NYSE American or we are not able to comply with other continued listing requirements, we may be subject to delisting procedures.

If we are unable to comply with the continued listing requirements of the NYSE Americans, our Common Stock would be delisted from the NYSE American, which would limit investors’ ability to effect transactions in our Common Stock and subject us to additional trading restrictions. Our Common Stock is currently listed on NYSE American. In order to maintain our listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public shareholders. In addition to these objective standards, NYSE American may delist the securities of any issuer for other reasons involving the judgment of NYSE American. Historically, NovaBay’s stockholders’ equity has been below the minimum requirements of Section 1003(a) of the Company Guide though we have met all such minimum requirements since October 13, 2020. In accordance with Section 1009(h) of the Company Guide, if we are again determined to be below any of the continued listing standards in the future, the NYSE American will take the appropriate action which, depending on the circumstances, may include initiating its compliance procedures or initiating delisting proceedings. If our Common Stock is delisted, this could, among other things, substantially impair our ability to raise additional funds; result in a loss of institutional investor interest and fewer financing opportunities for us; and/or result in potential breaches of representations or covenants of our warrants, subscription agreements or other agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management's time and attention and could have a material adverse effect on our financial condition, business and results of operations.

We may issue additional shares of our Common Stock, other series or classes of preferred stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of our Common Stock, other series or classes of preferred stock, in addition to the Preferred Stock we recently sold in the Private Placement, or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our 2017 Omnibus Incentive Plan, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of our Common Stock, preferred stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in NovaBay will decrease;

●	the relative voting strength of each previously outstanding share of Common Stock may be diminished; or

●	the market price of your shares of Common Stock may decline.

We may require additional capital funding, the receipt of which may impair the value of our Common Stock and Preferred Stock.

If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock. In addition, the new equity securities may be offered in the future at a price that is below the then in effect conversion price of the Preferred Stock, which would result in the lowering of the conversion price of the Preferred Stock and a greater number of shares of Common Stock being issuable upon conversion of the Preferred Stock for no additional consideration, causing even greater dilution to our stockholders.

Offers or availability for sale of a substantial number of shares of our Common Stock, including as a result of the conversion of the Preferred Stock and/or the exercise of the Warrants, may cause the price of our publicly traded securities to decline.

Sales of a significant number of shares of our Common Stock in the public market could harm the market prices of our Common Stock and make it more difficult for us to raise funds through future offerings of Common Stock. The Preferred Stock that we issued in the Private Placement provides for conversion into an aggregate of 37,500,000 shares of Common Stock (based on the current conversion price), subject to limitations on the number of shares of Preferred Stock that may be converted until the Conversion Proposal and the Share Issuance Proposal are approved at the Special Meeting. Until the Conversion Proposal is approved, holders of Preferred Stock may still convert a pro rata portion of their Preferred Stock for up to 8,984,178 shares of Common Stock, representing 19.99% of our Common Stock immediately prior to the Private Placement. In addition, the Preferred Stock may become convertible into a greater number of shares of Common Stock that would be available for sale as a result of the full-ratchet anti-dilution price protection in the Certificate of Designation for the Preferred Stock, which would be triggered if we were to issue Common Stock in the future at an effective Common Stock purchase price that is less than the current conversion price for the Preferred Stock. In the Private Placement, we also issued Warrants that may be exercisable into 37,500,000 of Common Stock, provided that the Conversion Proposal is approved at the Special Meeting. If all of the Preferred Stock were converted based on the conversion price as of the date hereof, and all of the Warrants were exercised, it would result in a total of 75,000,000 additional shares of Common Stock becoming issued and outstanding, which represents 168% of the total number of shares of Common Stock currently outstanding. In addition, our stockholders and the holders of our stock options and other warrants may also sell amounts of our Common Stock in the public market. The sale of a significant portion of any of these shares of Common Stock in the public market at one time could create downward pressure on the market price of our Common Stock. In addition, the fact that our stockholders, including the holders of Preferred Stock, option holders and warrant holders, including the Warrants, could sell substantial amounts of our Common Stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and/or at a price that we deem reasonable or appropriate, or at all.

Risks Relating to Our Business

Our business may be adversely affected by the coronavirus outbreak.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. In January 2020, COVID-19 spread to other countries, including the United States, and efforts to contain the spread of this coronavirus intensified. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a national emergency with respect to COVID-19. In response to the COVID-19 outbreak, “shelter in place” orders and other public health measures were implemented across much of the United States, including the San Francisco Bay area counties where our headquarters is located. Due to “shelter in place” orders and other public health guidance measures, we implemented a work-from-home policy for all staff members. As the shelter-in-place restrictions are lifted, we have opened our business in phases by staggering the timeline for returning employees to work.  Our increased reliance on personnel working from home may negatively impact productivity, or disrupt, delay or otherwise adversely impact our business, financial condition and results of operation, particularly in relation to our field sales representatives. Overall, the impact of COVID-19 to date has been minimal on the sales of Avenova as an increase in online sales has made up for the decrease in prescription revenue. In addition, we recently acquired DERMAdoctor and have not yet integrated its business, operations or products with ours and the impact of COVID-19 on this integration and/or the future sales of the DERMAdoctor products is uncertain. Although we and DERMAdoctor have not experienced a disruption in our supply chain to date due to COVID-19, as the pandemic continues, the availability of raw materials, goods and/or services from our suppliers could be disrupted or not provided in a timely manner or in the quantities that we require in order to operate our business in the ordinary course, which could materially and adversely affect our product sales, customer service levels and our overall business. In addition, any increases in the costs of goods and services for our business that could result from such disruptions in our supply chain or as a result of inflation in the overall costs of goods and services may adversely affect our profit margins if we are unable to pass along any higher costs in the form of price increases or otherwise achieve cost efficiencies in our operations.

The COVID-19 global pandemic continues to evolve. The extent to which the outbreak may continue to affect our business, financial condition and results of operations will depend on future developments, which are uncertain and cannot be predicted at this time, such as the duration of the outbreak, evolution of COVID-19 into novel strands of the disease, travel restrictions and actions to contain the outbreak or treat its impact, such as social distancing, quarantines or lock-downs in the United States and elsewhere, business closures or business disruptions and the effectiveness of actions taken in the United States and elsewhere to contain and treat the disease through vaccination. Future developments in these and other areas present material uncertainty and risk with respect to our business, financial condition and results of operations. Since the success of our business, including DERMAdoctor’s business, relies upon the strength of the United States and other retail economies, any sustained economic downturn in the United States or the other countries in which we conduct business could materially and adversely affect our business, operating results and financial condition.

Our future success is largely dependent on the successful commercialization of our products, particularly Avenova, and of the newly acquired DERMAdoctor products.

If we are unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, we may be unable to successfully commercialize our products, including the products that we recently acquired as a result of our acquisition of DERMAdoctor. While we believe we are creating an efficient commercial organization, we may not be able to judge correctly the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues we may be able to generate on sales of Avenova, CelleRx and/or our DERMAdoctor products, which could cause our commercialization efforts to be unprofitable or less profitable than expected.

Acceptance and use of Avenova, CelleRx and/or the DERMAdoctor products by physicians, retail partners and other customers may depend on a number of factors including: (i) perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products; (ii) published studies demonstrating the cost-effectiveness of our products relative to competing products; (iii) availability of reimbursement for our products from government or commercial payers as relates to Avenova; and (iv) effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any. The failure of any of our products to find market acceptance would harm our business and could require us to seek additional financing to fund our operations.

We face substantial competition in the eye care and the skincare markets in which we operate.

Avenova faces intense competition in the eye care market, which is focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience and technological innovation. There is substantial competition in the eye care market from companies of all sizes in the United States and abroad, including, among others, large companies such as Allergan plc and Shire plc, and against products such as Restasis, Xiidra, eye wipes, baby shampoo and soap. There are also over-the-counter products that contain hypochlorous acid that compete with Avenova. For our newly acquired DERMAdoctor products and CelleRx Clinical Reset that operate in the skincare and beauty industry we also face vigorous competition form companies globally, including large multinational consumer products companies that have many skincare brands under ownership and standalone skincare brands, including those that may target the latest trends or specific distribution channels. The skincare and beauty industry is highly competitive and subject to rapid changes due to consumer preferences and industry trends. Competition in the skincare industry is generally based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. We must compete with a high volume of new product introductions and existing products by diverse companies across several different distribution channels. Our skincare and other beauty products face, and will continue to face, competition for consumer recognition and market share with products that have achieved significant national and international brand name recognition and consumer loyalty, such as those offered by global prestige beauty companies like Avon Products, Inc., Elizabeth Arden, Inc., The Estée Lauder Companies, Inc., Johnson & Johnson, Inc., L’Oréal Group, Shiseido, Coty, Mary Kay, Inc. and The Proctor & Gamble Company, each of which have launched skincare brands. In addition, we compete with brands including Dr. Dennis Gross, Kate Somerville, Murad, Perricone M.D., Dr. Brandt, Clarins, Clinique, Dermalogica, Exuviance, La Roche Posay and Vichey. We also compete with numerous other companies that market skincare products. Competition may increase further as existing competitors enhance their offerings or additional companies enter our markets or modify their existing products to compete directly with our products. These companies that we compete against in the eye care, skincare and beauty industries may have substantially greater financial, technical and marketing resources, longer operating histories, greater brand recognition and larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can.

If our competitors respond more quickly to new or emerging technologies and changes in customer requirements, our products may be rendered obsolete or non-competitive. In addition, if our competitors develop more effective or affordable products, or achieve earlier intellectual property protection or product commercialization than we do, our operating results will materially suffer. Competition may increase further as existing competitors enhance their offerings or additional companies enter our markets or modify their existing products to compete directly with our products. We may not be able to sustain growth as competitive pressures, including pricing pressure from competitors, increase. Our ability to compete depends on the continued strength of our brand and products, the success of our marketing, innovation and execution strategies, the continued diversity of our product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment, and our success in entering new markets and expanding our business in existing geographies. If we are unable to continue to compete effectively, it could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on third parties to supply raw materials used in our products and to manufacture our products. Any interruption or failure by these suppliers or other disruptions to our supply chain may materially adversely affect our business, financial condition, results of operations and cash flows.

Our ability to make, move, and sell our products is critical to our success. Damage or disruption to our supply chain, including third-party manufacturing, assembly or transportation and distribution capabilities, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics (such as the COVID-19 pandemic), strikes, government action, or other reasons beyond our control or the control of our suppliers and business partners, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single supplier or location, could adversely affect our business or financial results.

Further, we rely on third parties to supply raw materials, components and packaging products, to manufacture finished products, and distribute our products. Any interruption or failure by our suppliers, distributors and other partners to meet their obligations on schedule or in accordance with our expectations, misappropriation of our proprietary information, including trade secrets and know-how, or any termination by these third parties of their arrangements with us, which, in each case, could be the result of one or many factors outside of our control, could delay or prevent the manufacture or commercialization of our products, disrupt our operations or cause reputational harm to our company, particularly with wholesale customers, any or all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In particular, a large portion of DERMAdoctor’s revenue is from wholesale customers, which in accordance with standard industry practice do not typically operate under written contracts or advance commitments for products. Alternatively, such wholesale customers generally place large orders shortly before such products are needed. Due to cost and product shelf life, DERMAdoctor is not able to keep a large inventory on hand though needs to have the ability to quickly provide products to its wholesale customers. Therefore, DERMAdoctor relies on its third parties suppliers to be able to quickly respond to DERMAdoctor’s product needs, and if such supply chain is interrupted, could cause a material adverse effect on our business, reputation with wholesale customer and financial condition.

Significant disruptions of information technology systems or breaches of information security could adversely affect our businesses.

We rely upon information technology systems to operate our businesses. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property), and we deploy and operate an array of technical and procedural controls to maintain the confidentiality and integrity of such confidential information. We also have outsourced aspects of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” nation states and others. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us.

Adverse U.S. or international economic conditions could negatively affect our business, financial condition and results of operations.

Consumer spending on skincare and beauty products, as well as eye care products is influenced by general economic conditions and the availability of discretionary income. Adverse U.S. or international economic conditions or periods of inflation or high energy prices may contribute to higher unemployment levels, decreased consumer spending, reduced credit availability and declining consumer confidence and demand, each of which poses a risk to our business. A decrease in consumer spending or in retailer and consumer confidence and demand for our products could have a significant negative impact on our net sales and profitability, including our operating margins and return on invested capital. These economic conditions could cause some of our retail customers or suppliers to experience cash flow or credit problems and impair their financial condition, which could disrupt our business and adversely affect product orders, payment patterns and default rates and increase our bad debt expense. In addition, deterioration in global financial markets could make future financing difficult or more expensive, which could have a material adverse effect on our ability to finance the acquisition of inventory for sale to our customers.

Risk Related to Government Regulation

We expect continuous revenue from sales of Avenova, which is classified as a cleared medical device by the FDA, but we cannot guarantee that the FDA will continue to allow us to market and sell Avenova as a cleared medical device, which would halt our sales and marketing of Avenova and cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

Our ability to continue to commercialize Avenova and generate revenue from Avenova depends upon, among other things:

●	the FDA allowing us to continue marketing Avenova as an FDA cleared medical device;
●	acceptance in the medical community;
●	the safety of Avenova’s predicate devices;
●	the number of patients who use Avenova;
●	coverage or reimbursement by third-party payors;
●	our ability to successfully market Avenova;
●	reopening and resurgence of patient visits to eyecare specialists after the nationwide shelter-in-place mandates cease; and
●	the amount and nature of competition from competing companies with similar products.

The sale of Avenova will be subject to, among other things, regulatory and commercial and market uncertainties that may be outside of our control. The clearance that we have received from the FDA for our Avenova, NeutroPhase, PhaseOne, CelleRx and other products is subject to strict limitations on the indicated uses for which the products may be marketed. The labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping for our products are subject to extensive regulatory requirements.

In addition, there can be no assurance that government regulations applicable to our products will not change and thereby prevent the marketing of some or all of our products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries. We cannot guarantee that Avenova, our other cleared products, or products that may be approved or cleared for marketing in the future, will not be materially adversely impacted by a change in industry standards or regulations. If changes to industry standards, practices or regulations applicable to Avenova or our other cleared products that we may market and sell in the future cause a delay in continued commercialization or if we cannot make a change to satisfy the industry standards, practices or regulations, we may not be able to meet market demand which may have a materially adverse effect on our business, financial condition, results of operations, and prospects.

Additionally, the FDA may request that we submit another 510(k) premarket submission that compares to another predicate device. If we are unable to find an adequate predicate device that is substantially equivalent to Avenova for the treatment claims that we use to sell and market Avenova, we may not be able to obtain the necessary FDA clearance to continue to market and sell Avenova without performing comprehensive clinical trials. In such event, we would need to seek premarket approval from the FDA for the applicable product before we could continue to sell and market Avenova in the United States, which would be significantly more time consuming, expensive, and uncertain.

Our commercialized products such as Avenova, CelleRx and our DERMAdoctor products, like our other cleared products, are not approved by the FDA as a drug, and we rely solely on the 510(k) clearance of our products as a medical device.

Our business and future growth depend on the development, use and sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the safety or effectiveness of our products and may not proactively discuss or provide information on the use of our products, except as allowed by the FDA. As Avenova is a medical device, we may only make very limited claims that pertain to its’ products cleared intended use. Without claims of efficacy, market acceptance of our products may be slow. The 510(k) status of Avenova also affects our ability to obtain formal insurance reimbursement by payors, and affects our ability to obtain Medicare coverage. With the acquisition of the DERMAdoctor products and our relaunch of CelleRx as a lifestyle hygiene product is successful, we have similar restrictions due to the status of CelleRx as a 510(k) cleared product.

There is significant risk that the FDA or other federal or state law enforcement authorities may determine that the nature and scope of our sales and marketing activities constitutes the promotion of our products for non-FDA-approved uses in violation of applicable law and as the sale of unapproved drugs, which is prohibited under applicable law. We face the risk that the FDA may take enforcement action against us for the way that we promote and sell our products. This risk may grow with the increased visibility of Avenova online, as well as the FDA’s increased focus on antimicrobial products in the wake of the COVID-19 pandemic. We also face the risk that the FDA or other regulatory authorities might pursue enforcement actions based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations concerning the promotion of unapproved drug products, off-label uses and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and be required to substantially limit and change our sales and promotion activities.

Developments after a product reaches the market may adversely affect sales of our products.

Even after obtaining regulatory clearances, certain developments may decrease demand for our products, including the re-review of products that are already marketed; new scientific information and evolution of scientific theories; the recall or loss of regulatory clearance of products that are already marketed; changing government standards or public expectations regarding safety, efficacy or labeling changes; and greater scrutiny in advertising and promotion.

If previously unknown side effects are discovered or if there is an increase in negative publicity regarding known side effects of a product, it could significantly reduce demand for the product or require us to take actions that could negatively affect sales, including removing the product from the market, restricting its distribution or applying for labeling changes. In addition, some health authorities appear to have become more cautious when examining new products and are re-reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes. There is also greater regulatory scrutiny, especially in the United States, on advertising (in particular, direct to consumer advertising), promotion and pricing of pharmaceutical products. Certain regulatory changes or decisions could make it more difficult for us to sell our products. If we are not able to maintain regulatory compliance, we may be subject to fines, suspension or withdrawal of regulatory clearance, product recalls, seizure of products, operating restrictions, injunctions, warning letters, criminal prosecution and other enforcement actions. Any of these events could prevent us from marketing our products and our business may not be able to continue past such concerns. If any of the above occurs to Avenova, CelleRx or our DERMAdoctor products, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We do not have our own manufacturing capacity, and we rely on partnering arrangements or third-party manufacturers for the manufacture of our products and potential products.

The FDA and other governmental authorities require that all of our products, including those of DERMAdoctor, be manufactured in strict compliance with federal Quality Systems Regulations and other applicable government regulations and corresponding foreign standards. We do not currently operate manufacturing facilities for production of our products. As a result, we have partnered with third parties to manufacture our products or rely on contract manufacturers to supply, store and distribute our products and help us meet legal requirements. As we have limited control over our commercial partners, any performance failure on their part (including failure to deliver compliant, quality components or finished goods on a timely basis or properly branded products) could affect the commercialization of our products, producing additional losses and reducing or delaying product revenues. If any of our commercial partners or manufacturers have violated or is alleged to have violated any laws or regulations during the performance of their obligations to us, it is possible that we could suffer significant financial, operational and reputational harm or other negative outcomes, including costly corrective actions, including suspending manufacturing operations, changing product formulations, suspending sales of nonconforming products, or initiating product recalls, change product labelling, packaging or advertising or take other corrective action and possible legal consequences. Our products require precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers and partners often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, we and our third-party manufacturers are also subject to periodic unannounced inspections by the FDA to determine compliance with the FDA's requirements, including primarily current Good Manufacturing Practice (“cGMP”), the Quality Systems Regulations (“QSR”), medical device reporting regulations, proper and compliant labeling and other applicable government regulations and corresponding foreign standards, including ISO 13485.

The results of these inspections can include inspectional observations on FDA’s Form 483, untitled letters, warning letters, or other forms of enforcement. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our FDA-cleared products are ineffective, make additional therapeutic claims that are not commensurate to the accepted labeling claims, or pose an unreasonable health risk, the FDA could take a number of regulatory actions, including preventing us from manufacturing any or all of our devices or performing laboratory testing on human specimens, which could materially adversely affect our business. In addition, a prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Avenova's FDA-clearance and our other products that have been cleared by the FDA or products that we may obtain FDA-clearance in the future, if at all, are subject to limitations on the intended uses for which the product may be marketed, which can reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities. In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory clearance to one or all of our products that may be cleared in the future, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

If we were to lose, or have restrictions imposed on, FDA clearances we may receive in the future, our business, operations, financial condition and results of operations would likely be materially adversely impacted.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of regulated products, such as Avenova, NeutroPhase, PhaseOne, CelleRx, as well as our DERMAdoctor products, in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device or product would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our regulated products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any contamination or other material deficiency in a device or product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls. A future recall announcement could harm our reputation, consumer confidence in our products and negatively affect our business, financial condition and results of operations. In addition, the FDA could take enforcement action for our failing to report the recalls when they were conducted.

If we experience unanticipated problems with the products, if or once approved or cleared for marketing, our products could be subject to restrictions or withdrawal from the market which may have a materially adverse impact on our business, financial condition, results of operations, and prospects.

The manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for our cleared medical devices are subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our current suppliers, and suppliers that we may have relationships with in the future, are required to comply with the FDA's Quality Systems Regulations (“QSR”) including for the manufacture, testing, control, quality assurance, labeling, shipping, storage, distribution and promotion of our products. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the following enforcement actions against us: (1) untitled letters, Form 483 observation letters, warning letters, fines, injunctions, consent decrees and civil penalties; (2) unanticipated expenditures to address or defend such actions; (3) customer notifications for repair, replacement and refunds; (4) recall, detention or seizure of our products; (5) operating restrictions or partial suspension or total shutdown of production; (6) refusing or delaying our requests for 510(k) clearance of new products or modified products; (7) operating restrictions; (8) withdrawing 510(k) clearances that have already been granted; (9) refusal to grant export clearance for our products; or (10) criminal prosecution.

If any of these actions were to occur, it could harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, if any of our key component suppliers are not in compliance with all applicable regulatory requirements, we may be unable to produce our products on a timely basis and in the required quantities, if at all.

Demands of third-party payors, cost reduction pressures among our customers, restrictive reimbursement practices, and cost-saving and other financial measures may adversely affect our business.

Currently, none of our products are reimbursed by federal healthcare programs, such as Medicare and Medicaid, and we do not anticipate that they will be reimbursed by such programs in the future. Our ability (or inability) to negotiate favorable contracts with non-governmental payors, including managed-care plans or group purchasing organizations (“GPOs”), even if facilitated by our distributors, may significantly affect revenue and operating results. Our customers continue to face cost reduction pressures that may cause them to curtail their use of, or reimbursement for some of our products, to negotiate reduced fees or other concessions or to delay payment. In addition, third-party payors may reduce or limit reimbursement for our products in the future, such as by withdrawing their coverage policies, canceling any future contracts with us, reviewing and adjusting the rate of reimbursement, or imposing limitations on coverage. Furthermore, the increasing leverage of organized buying groups among non-governmental payors may reduce market prices for our products and services, thereby reducing our profitability. Reductions in price increases or the amounts received from current customers, lower pricing for our products to new customers, or limitations or reductions in reimbursement could have a material adverse effect on our financial position, cash flows and results of operations.

Federal and state healthcare reform legislation, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or the “Affordable Care Act,” may also adversely affect our business. The Affordable Care Act contains provisions aimed at improving quality and decreasing costs in the Medicare program, such as value-based payment programs and reduced hospital payments for avoidable readmissions and hospital acquired conditions. While we cannot predict what additional healthcare programs and regulations will be implemented at the federal or state level, or the effect of any future legislation or regulation on our business, any changes that lower potential reimbursement for our products, impose additional costs, reduce the potential number of people eligible for reimbursement for the use of our products, or otherwise reduce demand for our products, could adversely affect our business, financial condition and results of operations.

Failure to comply with laws and regulations governing the sales and marketing of our products could materially impact our revenues.

We engage in various marketing, promotional and educational activities pertaining to, as well as the sale of, pharmaceutical products, medical devices and/or skincare products in the United States and in certain other jurisdictions outside of the United States. The promotion, marketing and sale of pharmaceutical products, medical devices and skincare products is highly regulated and the sales and marketing practices of market participants, such as us, have been subject to increasing supervision by governmental authorities, and we believe that this trend will continue.

In the United States, our sales and marketing activities are regulated by a number of regulatory authorities and law enforcement agencies, including the U.S. Department of Health and Human Services, the FDA, the Federal Trade Commission, the U.S. Department of Justice, the Commission, and state regulatory authorities. These authorities and agencies and their equivalents in countries outside the United States have broad authority to investigate market participants for potential violations of laws relating to the sale, marketing and promotion of pharmaceutical products and medical devices, including the False Claims Act, the Anti-Kickback Statute, the UK Bribery Act of 2010 and the Foreign Corrupt Practices Act, and their state equivalents, among others, for alleged improper conduct, including corrupt payments to government officials, improper payments, inducements, and financial relationships with and to medical professionals, patients, and sales personnel, off-label marketing of pharmaceutical products and medical devices, and the submission of false claims for reimbursement by the federal government. Any inquiries or investigations into our operations, or enforcement or other regulatory action against us by such authorities could result in significant defense costs, fines, penalties and injunctive or administrative remedies, distract management to the detriment of the business, result in the exclusion of certain products, or us, from government reimbursement programs or subject us to regulatory controls or government monitoring of our activities in the future.

Failure to obtain and/or maintain required licenses or registrations could reduce revenue.

Our business is subject to a variety of licensing or registration requirements by the FDA, certain states and foreign jurisdictions where our products are distributed. Failure to obtain or maintain required licenses by us or distributors of our products could result in the termination of the sale of certain products in the applicable states or foreign jurisdictions, or the termination of such products. We may also be subject to fines and other penalties imposed by the relevant government authorities for non-compliance.

The process for obtaining licenses or registrations can be lengthy and expensive and the results sometimes are unpredictable. If we are unable to obtain licenses or registrations needed to produce, market and sell our products in a timely fashion, or at all, our revenues could be materially and adversely affected.

We are subject to U.S. healthcare fraud and abuse and health information privacy and security laws, and the failure to comply with such laws may adversely affect our business.

We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The U.S. laws that may affect our ability to operate include, but are not limited to: (i) the federal Anti-Kickback Statute, which applies to our marketing and research practices, educational programs, pricing policies, and relationships with healthcare providers or other persons and entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual or the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs; (ii) federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent, and from offering or transferring remuneration to a Medicare or state healthcare program beneficiary that the person knows or should know is likely to influence the beneficiary's selection of a particular provider, practitioner or supplier of any item or service for which payment may be made, in whole or in part, by Medicare or a state healthcare program; (iii) HIPAA, which, among other things, created federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; (iv) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information and places restrictions on the use of such information for marketing communications; (v) the Physician Payments Sunshine Act, which among other things, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under a federal healthcare program to report annually information related to “payments or other transfers of value” made to physicians and teaching hospitals, and ownership and investment interests held by certain healthcare professionals and their immediate family members; (vi) the government pricing rules and price reporting laws applicable to the Medicaid, Medicare Part B, 340B Drug Pricing Program, the U.S. Department of Veterans Affairs program, and the TRICARE program; and (vii) state and foreign law equivalents of each of the above laws, such as state anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, and state and foreign price and payment reporting and disclosure laws, many of which differ from each other in significant ways and often are not preempted by their federal counterparts, thus complicating compliance efforts. Violations of the health information privacy and fraud and abuse laws may result in severe penalties against us and/or our responsible employees, including jail sentences, large fines, and the exclusion of our products from reimbursement under federal and state programs. Defense of litigation claims and government investigations can be costly, time consuming, and distract management, and it is possible that we could incur judgments or enter into settlements that would require us to change the way we operate our business.

Any adverse outcome in these types of actions, or the imposition of penalties or sanctions for failing to comply with health information privacy or fraud and abuse laws, could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks Related to Potential Litigation

The pharmaceutical, biopharmaceutical and beauty industries are characterized by patent and other intellectual property litigation, and any litigation or claim against us may impose substantial costs on us, place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

There has been substantial litigation in the pharmaceutical, biopharmaceutical and beauty industries with respect to the manufacture, use, commercialization and sale of products that are the subject of conflicting patent rights as well as other claims involving trademarks, patents, copyrights, trade secrets and other proprietary rights. For the most part, these lawsuits relate to the validity, enforceability, misappropriation and/or infringement of patents and other intellectual property. We rely upon patents, trademarks, copyrights, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position, and we may initiate claims to defend our intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of our products or know-how or require us to license such patents and pay significant fees or royalties to produce our products. In addition, future patents may be issued to third parties which our technology may infringe. Because patent applications can take many years to issue and because patent applications are not published for a period of time, or in some cases at all, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, would divert management's attention from our business and could have a material negative effect on our business, operating results or financial condition. If a dispute involving our proprietary technology were resolved against us, it could mean the earlier entry of some or all third parties seeking to compete in the marketplace for a given product, and a consequent significant decrease in the price we could charge for our product. If such a dispute alleging that our technology or operations infringed third-party patent, trademark, copyright or other intellectual property rights were to be resolved against us, we might be required to pay substantial damages, including treble damages and attorney's fees if we were found to have willfully infringed a third party's intellectual property rights, to the party claiming infringement, to develop non-infringing technology, to stop selling any products or use of trademarks or other intellectual property we develop or otherwise use in our business, to cease using technology that contains the allegedly infringing intellectual property or to enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Additionally, or alternatively, we may need to redesign or rebrand our marketing strategies or products, which may not be possible. We may also be required to pay substantial damages or be subject to an order prohibiting us and our retail customers from importing or selling certain products or engaging in certain activities.

If our product or products cause an unexpected reaction to a customer or patient in certain ways that may have caused or contributed to serious injury, we may be subject to product liability claims, and if product liability lawsuits are brought against us, they could result in costly litigation and significant liabilities.

Despite all reasonable efforts to ensure safety, it is possible that we or our distributors will sell our products or products that we currently do not sell but may sell in the future, which are defective, to which customers and patients react in an unexpected manner, or which are alleged to have side effects or otherwise not work for the product’s intended purpose. The manufacture and sale of such products may expose us to potential liability, including regulatory enforcement actions, and the industries in which our products are likely to be sold have been subject to significant product liability litigation.

Any claims, with or without merit, could result in costly litigation, reduced sales, significant liabilities and diversion of our management's time and attention, and could have a material adverse effect on our reputation, financial condition, business and results of operations. We cannot make assurances that any liability insurance coverage that we qualify for, if at all, will fully satisfy any liabilities brought for any event or injury that is attributed to our product or products.

If a product liability claim is brought against us, we may be required to pay legal and other expenses to defend the claim and, if the claim is successful, damage awards may not be covered, in whole or in part, by our insurance. We may not have sufficient capital resources to pay a judgment, in which case our creditors could levy against our assets. We may also be obligated to indemnify our collaborators and make payments to other parties with respect to product liability damages and claims. Defending any product liability claims, or indemnifying others against those claims, could require us to expend significant financial and managerial resources.

If we are unable to protect our intellectual property, our competitors could develop and market products similar to ours that may reduce demand for our products.

Our success, competitive position and potential future revenues will depend in significant part on our ability to protect our intellectual property. We rely on the patent, trademark, copyright and trade secret laws of the U.S. and other countries, as well as confidentiality and nondisclosure agreements, to protect our intellectual property rights. We apply for patents covering our technologies as we deem appropriate.

There is no assurance that any patents issued to us, or in-licensed or assigned to us by third parties will not be challenged, invalidated, found unenforceable or circumvented, or that the rights granted thereunder will provide competitive advantages to us. If we or our collaborators or licensors fail to file, prosecute, obtain or maintain certain patents, our competitors could market products that contain features and clinical benefits similar to those of any products we develop, and demand for our products could decline as a result. Further, although we have taken steps to protect our intellectual property and proprietary technology, third parties may be able to design around our patents or, if they do infringe upon our technology, we may not be successful or have sufficient resources in pursuing a claim of infringement against those third parties. Any pursuit of an infringement claim by us may involve substantial expense and diversion of management attention.

We regard our trademarks, trade dress, copyrights, trade secrets, know-how and similar intellectual property as critical to our success. Our principal intellectual property rights include registered trademarks, “Avenova”, “CelleRx”, “DERMAdoctor”, “KP Duty”, “AIN’T MISBEHAVIN’” and “POETRY IN LOTION” among others, copyrights, as well as trade secrets, know-how, and patents relating to our product formulations, sales and marketing and other business practices. We also rely in part on confidentiality agreements to protect our proprietary rights, including know-how, such as but not limited to processes and technologies. Our trademarks are valuable assets that support our brand, consumers’ perception of our products and the resultant goodwill. Although we have registered trademarks and pending trademark applications for our brands in the United States and in many foreign countries in which we operate, we may not be successful in asserting an action for trademark infringement in all jurisdictions. We also have not applied for trademark protection in all relevant foreign jurisdictions in which we operate, and cannot ensure that our pending trademark applications will be approved. Third parties may also oppose our trademark applications domestically or abroad, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products in some parts of the world, which could result in the loss of brand recognition and could require us to devote resources to advertising and marketing new brands.

We operate in the States of California and Missouri. California law prevents us from imposing a delay before an employee, who may have access to trade secrets and proprietary know-how, can commence employment with a competing company. Although we may be able to pursue legal action against competitive companies improperly using our proprietary information, we may not be aware of any use of our trade secrets and proprietary know-how until after significant damage has been done to our company.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If our intellectual property does not provide significant protection against foreign or domestic competition, our competitors, including generic manufacturers, could compete more directly with us, which could result in a decrease in our market share. All of these factors may harm our competitive position.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effect of the acquisition by NovaBay of 100% of the issued and outstanding membership units of DERMAdoctor pursuant to the terms of the Acquisition Purchase Agreement (the “Acquisition”) for a purchase price of up to approximately $15.0 million (the “Purchase Price”). The Acquisition closed on November 5, 2021 (the “Acquisition Closing”). The Purchase Price was comprised of a payment to the Sellers of approximately $12.0 million in cash at the Acquisition Closing, which amount was (i) reduced by amounts paid to satisfy DERMAdoctor’s indebtedness and its transaction expenses as of the Acquisition Closing, and (ii) increased by the amount of remaining DERMAdoctor cash and cash equivalents as of the Acquisition Closing. In addition, $1.2 million of the Purchase Price paid at the Acquisition Closing was deposited into an escrow account, which amount is available to NovaBay to satisfy indemnification obligations of the Founders and the Sellers in accordance with the Acquisition Purchase Agreement. The remaining amount of the Purchase Price is comprised of up to an aggregate of $3.0 million in earn out payments, which are contingent upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar fiscal years (the “Earn Out Payments”).

For more information about the Acquisition, see the sections entitled “Background and Reasons for the Acquisition” and “The Acquisition Purchase Agreement” in this Proxy Statement.

The unaudited pro forma condensed combined financial information also presents the pro forma effects of the Private Placement that was completed on November 2, 2021. Pursuant to the Securities Purchase Agreement, we sold 15,000 shares of Preferred Stock and the Warrants for gross proceeds of $15.0 million, which proceeds were partially used to fund the Purchase Price at the Acquisition Closing. For more information about the Private Placement, see the section titled “Description of the Private Placement” and “Proposal One: the Conversion Proposal” in this Proxy Statement.

The unaudited pro forma condensed combined financial information presented has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the Commission’s final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and are being provided pursuant to Rule 3-05 of Regulation S-X as a result of the Acquisition having been completed.

Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NovaBay has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheets of NovaBay and DERMAdoctor on a pro forma basis giving effect to the Acquisition and Private Placement as if they had been completed on June 30, 2021. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 combine the historical statements of operations of NovaBay and DERMAdoctor giving effect to the Acquisition and Private Placement as if they had been completed on January 1, 2020, the earliest period presented.

The pro forma adjustments and allocation of the Purchase Price are preliminary, are based on management’s current estimates of the fair value of the assets to be acquired and liabilities to be assumed, and are based on currently available information, including preliminary work performed by independent valuation specialists. In addition to the Acquisition, the unaudited pro forma condensed combined financial information provides for the anticipated effects of and the use of proceeds from the Private Placement.

As of the date of this Proxy Statement, we have not completed the detailed valuation analysis and calculations necessary to arrive at final estimates of the fair market value of the assets of DERMAdoctor to be acquired and the liabilities to be assumed and the related allocations of the Purchase Price, nor have we identified all adjustments necessary to conform DERMAdoctor’s accounting policies to our accounting policies. Accordingly, certain of DERMAdoctor’s assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.

Actual results will differ from the unaudited pro forma condensed combined financial information provided herein once we have completed the valuation analysis necessary to finalize the required Purchase Price allocations and identified any additional conforming accounting policy changes for DERMAdoctor. There can be no assurance that such finalization will not result in material changes to the unaudited pro forma condensed combined financial information presented.

Additionally, we have not yet completed a detailed analysis of the accounting impact of the Private Placement and therefore, the pro forma presentation of the Private Placement is also preliminary. Actual results will differ from the unaudited pro forma condensed combined financial information provided herein once we have completed a detailed analysis.

There can be no assurance that such finalization of the items above will not result in material changes to the unaudited pro forma condensed combined financial information presented.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes below. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information and accompanying notes are based on, and should be read in conjunction with, (i) the historical audited consolidated financial statements of NovaBay and accompanying notes for the year ended December 31, 2020, and the historical unaudited consolidated financial statements of NovaBay and accompanying notes for the period ended June 30, 2021, each of which are attached to this Proxy Statement, and (ii) the historical audited financial statements of DERMAdoctor and accompanying notes included for the year ended December 31, 2020, and the historical unaudited financial statements of DERMAdoctor and accompanying notes for the six-month period ended June 30, 2021, each of which are attached and set forth in the “Index to NovaBay Financial Statements and DERMAdoctor Financial Statements” beginning on page F-1 of this Proxy Statement.

The following unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are based on currently available information and assumptions that we believe are reasonable under the circumstances. They do not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the Acquisition and Private Placement been completed on the dates indicated, or on any other date, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position after the Acquisition is completed. Our actual financial position and results of operations after the Acquisition is completed will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results of NovaBay and DERMAdoctor following the date of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONSENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(IN THOUSANDS)

	NovaBay Pharmaceuticals, Inc.	DERMAdoctor, LLC	Transaction Accounting Adjustments	Other Transaction Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$10,294	$143	$(12,000)	$13,405	(j)	$11,842
Accounts receivable, net of allowance for doubtful accounts	1,232	378				1,610
Inventory, net of allowance	682	2,727				3,409
Prepaid expenses and other current assets	564	23				587
Total current assets	12,772	3,271	(12,000)	13,405		17,448

Operating lease right-of-use assets	262	-				262
Intangible assets, net	-	79	3,006		(a) (i)	3,085
Goodwill	-	-	6,663		(b)	6,663
Property and equipment, net	94	60				154
Other assets	475	-				475
TOTAL ASSETS	$13,603	$3,410	$(2,331)	$13,405		$28,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$208	$275				$483
Related party accounts payable	-	45	(45)		(d)	-
Accrued liabilities	1,883	368				2,251
Fair value of earn-out payments	-	-	750		(c)	750
Related party notes payable	-	1,645	(1,645)		(d)	-
Paycheck Protection Program Loan	-	287	(287)		(g)	-
Operating lease liability	298	-				298
Total current liabilities	2,389	2,620	(1,227)			3,782
Operating lease liability- non-current	5	-				5
TOTAL LIABILITIES	$2,394	$2,620	$(1,227)			$3,787

Convertible preferred stock	$-	$-	$-	$13,405	(j)	$13,405

Total stockholders' equity (1)	$11,209	$790	$(1,104)		(e) (i)	$10,895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,603	$3,410	$(2,331)	$13,405		$28,087

(1) - Presented as “Total equity” in DERMAdoctor’s financial statements as of June 30, 2021

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six-months ended June 30, 2021

(in thousands)

Sales:	NovaBay Pharmaceuticals, Inc.	DERMAdoctor, LLC	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Product revenue, net	$3,927	$2,918	$(302)	(f)	$6,543
Other revenue, net	13	-			13
Total sales, net	3,940	2,918	(302)		6,556

Cost of goods sold	1,069	1,108			2,177
Gross Profit	2,871	1,810	(302)		4,379

Operating expenses:
Research and development	26	-			26
Sales and marketing	3,468	822	(302)	(f)	3,988
General and administrative expenses	2,756	714	(96)	(h)	3,374
Amortization of intangibles	-	-	105	(i)	105
Total operating expenses	6,250	1,536	(294)		7,492
Operating net income (loss)	(3,379)	274	(8)		(3,113)

Other income (expense), net	2	250	(78)	(g) (d)	174

Net income (loss) before provision for income taxes	(3,377)	524	(86)		(2,939)
Net Income (loss) and comprehensive net income (loss)	$(3,377)	$524	$(86)		$(2,939)

Net loss per share (basic)	$(0.08)				$(0.07)
Net loss per share (diluted)	$(0.08)				$(0.07)

Weighted-average shares of common stock (basic)	42,174				42,174
Weighted average shares of common stock (diluted)	42,174				42,174

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2020

(in thousands)

Sales:	NovaBay Pharmaceuticals, Inc.	DERMAdoctor, LLC	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Product revenue, net	$9,916	$8,387	(202)	(f)	$18,101
Other revenue, net	18	-			18
Total sales, net	9,934	8,387	(202)		18,119

Cost of goods sold	3,970	4,133			8,103
Gross Profit	5,964	4,254	(202)		10,016

Operating expenses:
Research and development	285	-			285
Sales and marketing	6,173	1,983	(202)	(f)	7,954
General and administrative expenses	5,932	1,499			7,431
Amortization of intangibles	-	-	209	(i)	209
Total operating expenses	12,390	3,482	7		15,879
Operating net income (loss)	(6,426)	772	(209)		(5,863)

Non-cash (loss) on changes in fair value of warrant liability	(5,216)	-			(5,216)
Non-cash gain on changes in fair value of embedded derivative liability on changes in fair value of warrant liability	3	-			3
Other income (expense), net	605	(133)	316	(g) (d)	788

Net income (loss) before provision for income taxes	(11,034)	639	107		(10,288)
Provision for income taxes	(5)	-			(5)
Net Income (loss) and comprehensive net income (loss)	$(11,039)	$639	$107		$(10,293)

Net loss per share (basic)	$(0.31)				$(0.29)
Net loss per share (diluted)	$(0.31)				$(0.29)

Weighted-average shares of common stock (basic)	35,076				35,076
Weighted average shares of common stock (diluted)	35,076				35,076

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of NovaBay and the historical financial statements of DERMAdoctor. The unaudited pro forma condensed combined financial statements are prepared as a business combination using the purchase accounting method.

The unaudited pro forma consolidated balance sheet has been prepared to reflect the transaction as if the Acquisition had been completed on June 30, 2021. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 combine the historical statements of operations of NovaBay and DERMAdoctor giving effect to the Acquisition as if it had been completed on January 1, 2020, the earliest period presented.

The Acquisition will be accounted for under the purchase accounting method of accounting in accordance with FASB ASC 805, Business Combinations, using the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. We are treated as the “acquirer” and DERMAdoctor is treated as the “acquired” company for financial reporting purposes. Accordingly, the purchase consideration allocated to the DERMAdoctor business’s assets and liabilities for preparation of the unaudited pro forma consolidated balance sheet is based upon their estimated preliminary fair values assuming the Acquisition was completed as of June 30, 2021. The amount of the purchase consideration that was in excess of the estimated preliminary fair values of the DERMAdoctor business’s net assets and liabilities at June 30, 2021 is recorded as goodwill in the unaudited pro forma condensed combined balance sheet.

We have not yet performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of DERMAdoctor’s assets to be acquired, the liabilities to be assumed and the related allocations of the Purchase Price.

The unaudited pro forma condensed financial information includes pro forma adjustments that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited condensed pro forma statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Actual results may differ from these unaudited pro forma condensed combined financial statements once we have determined the final Purchase Price for DERMAdoctor and have completed the valuation studies necessary to finalize the required Purchase Price allocations and identified any additional conforming accounting policy changes for DERMAdoctor. There can be no assurance that such finalization will not result in material changes to the unaudited pro forma condensed combined financial information presented. The preliminary unaudited pro forma Purchase Price allocation has been made solely for preparing these unaudited pro forma condensed combined financial statements.

Additionally, we have not yet completed a detailed analysis of the accounting impact of the Private Placement and therefore, the pro forma presentation of the Private Placement is also preliminary. Actual results will differ from the unaudited pro forma condensed combined financial information provided herein once we have completed a detailed analysis. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies, differences in stand-alone costs of the DERMAdoctor business or costs for the integration of DERMAdoctor’s business operations with NovaBay. These unaudited pro forma condensed combined financial statements do not purport to represent what the actual consolidated results of operations of NovaBay would have been had the Acquisition been completed on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Acquisition.

Note 2. Accounting Policies

The unaudited pro forma condensed combined financial statements may not reflect all reclassifications necessary to conform DERMAdoctor’s presentation to that of NovaBay’s due to limitations on the availability of information as of the date of this Proxy Statement. As a result of the completion of the Acquisition, we will further review DERMAdoctor’s accounting policies. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 3. Preliminary Purchase Consideration and Purchase Price Allocation

Under the purchase method of accounting, the identifiable assets acquired and liabilities assumed are recorded at the fair values. The Purchase Price allocation provided in these pro forma condensed combined financial statements is preliminary and based on estimates of the fair value as of June 30, 2021 and not the actual date of the Acquisition Closing.

We have engaged a third-party valuation company to assist us with valuation of the DERMAdoctor and its assets and liabilities. The detailed valuation necessary to estimate the fair value of the assets acquired and liabilities assumed has not yet been completed; accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimate of NovaBay based on the information currently available and are subject to change once additional analyses are completed.

There can be no assurance that such third-party valuation work will not result in material changes from the preliminary accounting treatment included in the accompanying unaudited pro forma consolidated combined financial statements.

The Purchase Price as provided in the Acquisition Purchase Agreement provides for the Sellers to receive up to $15.0 million in connection with the Acquisition, of which $12.0 million in cash was paid at the Acquisition Closing and up to $3.0 million in Earn Out Payments may become payable to the Sellers in the future if the legacy DERMAdoctor business achieves predetermined financial targets for the 2022 and the 2023 calendar years. In addition, $1.2 million of the Purchase Price at the Acquisition Closing was deposited into an escrow account, which amount is available to NovaBay to satisfy indemnification obligations of the Founders and the Sellers in accordance with the Acquisition Purchase Agreement. As a result of the contingent nature of the Earn Out Payments and for purposes of the unaudited pro forma condensed combined financial statements, we have estimated the total amount for the Acquisition to be $12.75 million, comprised of a cash payment of $12.0 million and $750,000 for the preliminary estimated fair value of the Earn Out Payments.

Amount
Cash transferred	$12,000,000
Estimated fair value of Earn Out payments	750,000
Estimated fair value of consideration transferred	$12,750,000

The estimated fair value of the Earn Out Payments is preliminary and based upon available information and certain assumptions, known at the time of this Proxy Statement, which management believes are reasonable. This preliminary fair value estimate for the Earn Out Payments may change as additional information becomes available and such changes could be material. Upon final determination of the fair value of the Earn Out Payments, any differences in the actual Earn Out Payments will be recorded in operating income (expense) in the consolidated statements of operations.

The table below represents a preliminary allocation of the estimated total Purchase Price to the DERMAdoctor business’s assets and liabilities in the Acquisition based on our preliminary estimate of their respective fair values:

Description	Fair Value ( in thousands)
Assets acquired:
Cash and cash equivalents	$143
Accounts receivable, net of allowance for doubtful accounts	378
Inventory, net of allowance	2,727
Prepaid expenses and other current assets	23
Property and equipment, net	60
Intangible assets	3,399
Goodwill	6,663
Total assets acquired	13,393

Liabilities assumed:
Accounts payable	275
Accrued liabilities	368
Total liabilities acquired	643
Estimated fair value of net assets acquired	$12,750

Goodwill represents the amount of the Purchase Price in excess of the estimated preliminary amounts assigned to the fair value of the DERMAdoctor assets acquired and the liabilities assumed. Since these amounts are estimates, the final amount of goodwill recorded may differ materially from the amount presented.

Our unaudited pro forma Purchase Price allocation includes certain identifiable intangible assets with an estimated fair value of approximately $3,320,000. Customer relationships and trade secrets / product formulation are expected to have a finite life and are expected to be amortized using the straight-line method over the respective lives of each asset, while trade name is not expected to be amortized. Trade name will be tested for impairment at least annually for events or circumstances that may indicate a possible impairment exists.

Goodwill is expected to be recorded for the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized, but instead will be tested for impairment at least annually for events or circumstances that may indicate a possible impairment exists. In the event management determines that the value of goodwill has been impaired, we will incur an impairment charge during the period in which the determination is made.

Intangible Asset	Fair Value (in thousands)	Useful Life	Amortization Method
Customer Relationships	$160	6.5 Years	Straight line
Trade Secrets / Product Formulation	830	4.5 Years	Straight line
Trade Name	2,330	Indefinite	N/A
Goodwill	6,663	Indefinite	N/A
	$9,983

The pro forma combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 include pro forma adjustments related to the amortization of the intangible assets acquired. For pro forma purposes, the finite life intangible assets are amortized on a straight-line basis beginning on January 1, 2020, as if the Acquisition occurred on that date.

The preliminary fair value of the identifiable intangible assets acquired was estimated using a combination of asset-based and income-based valuation methodologies. The asset-based valuation methodology established a fair value estimate based on the cost of replacing the asset, less amortization from functional use and economic obsolescence, if present and measurable. The income-based valuation methodology utilizes a discounted cash flow technique where the expected future economic benefits of ownership of an asset are discounted back to present value. This valuation technique requires us to make certain assumptions about future operating performance and cash flow, and other such variables which are discounted to present value using a discount rate that reflects the risk factors associated with future cash flow, the characteristics of the assets acquired, and the experience of the acquired business. Such valuation methodologies and estimates are subject to change, possibly materially, as additional information becomes available and as additional analyses are performed.

The preliminary unaudited pro forma Purchase Price allocation has been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements.

The final total consideration and amounts allocated to DERMAdoctor’s acquired assets and assumed liabilities could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of the assets or an increase in the fair value of the liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the property and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statements of operations. Any such increases could be material and could result in our actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Acquisition and has been prepared for informational purposes only. They do not purport to indicate the results of future operations or the financial position of either company.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Acquisition, factually supportable, and with respect to the statements of operations, expected to have a continuing impact on the results of NovaBay.

The following items are presented as reclassifications in the unaudited pro forma condensed combined financial statements for purposes of conforming DERMAdoctor’s classification of certain assets, liabilities, income, and expenses to our presentation for the combined presentation:

(a)	Adjustment includes preliminary estimated fair value of intangible assets acquired by NovaBay.

(b)	Adjustment reflects preliminary estimated goodwill.

(c)

 Adjustment reflects the preliminary estimated fair value of the Earn Out Payments of $750 thousand. This contingent consideration is included in the preliminary estimated fair value of the consideration transferred in the Acquisition.

(d)

Adjustment offsets related party accounts payable, related party notes payable and interest expense thereon. These amounts are being paid at the Acquisition Closing from the cash portion of the Purchase Price.

(e)	Adjustment includes the elimination of the historical Members’ Deficit of DERMAdoctor and the preliminary cumulative impact of the amortization of identifiable intangible assets.

(f)

These adjustments reclassify amounts set forth under the line items of “Sales and marketing” to “Product revenue, net” in the unaudited pro forma consolidated statements of operations to conform to NovaBay’s presentation.

(g)

Adjustment includes pro forma accounting adjustment for DERMAdoctor’s Paycheck Protection Program Loan (PPP Loan) forgiveness amount to conform to NovaBay’s presentation. The PPP Loan was forgiven subsequent to June 30, 2021.

(h)	Represents pro forma adjustment to eliminate transaction expenses related to the Acquisition incurred by NovaBay and DERMAdoctor, which will not be recurring after the completion of the Acquisition.

(i)	Includes the cumulative impact of preliminary amortization expense of approximately $314,000 for identifiable intangible assets acquired.

(j)

Represents gross proceeds of $15,000,000 from the Private Placement in which the Company issued 15,000 shares of Preferred Stock, together with the Warrants at a price of $1,000 per share, less approximately $1,595,000 in preliminary estimated placement agent, attorney and other offering expenses paid in connection with the Private Placement.

NOVABAY BUSINESS

NovaBay is a medical device company predominantly focused on eye care. Historically, a majority of our revenue comes from Avenova®, an FDA cleared product sold in the United States that has proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from skin around the eye, including the eyelid. Avenova is formulated with our proprietary, stable and pure form of hypochlorous acid. Avenova is available directly to consumers through our on-line sales channel and is also often prescribed and dispensed by eyecare professionals for blepharitis and dry-eye disease.

We continue to promote Avenova through all four of our primary distribution channels: (1) our direct-to-consumer model, allowing customers to order online and forego time-consuming doctor visits and trips to the pharmacy; (2) retail pharmacies, selling to consumers through local pharmacies across 50 states; (3) our Partner Pharmacy Program, providing a consistent patient experience at contracted pricing; and (4) our physician dispensed channel, allowing patients to buy Avenova during office visits to their preferred eye care specialist. We continue to achieve record overall Avenova unit sales quarter over quarter with more people using Avenova than ever before.

Late in 2020, we also launched a rebranded CelleRx® into the beauty industry as CelleRx® Clinical Reset™. Prior to this rebranding, our marketing of CelleRx focused on medical professionals only.

Beyond Avenova and CelleRx, we have developed additional products containing our proprietary, stable and pure form of hypochlorous acid, including NeutroPhase® and PhaseOne® for the wound care market.

In addition to our proprietary products, we responded to the national need for protective personal equipment (PPE) in the first half of 2020 by tapping into our international supply network and launching the sale of KN95 Masks and other PPE. Although sales from the KN95 Masks were significant in the second quarter of 2020, we experienced a significant decrease in PPE sales in the third and fourth quarters as supply shortages narrowed, prices declined and distribution competition increased. As we have returned our focus to our core business in eyecare, we do not currently anticipate dedicating significant future NovaBay resources toward the sale of PPE and we do not expect significant future revenue from PPE sales.

Avenova

Avenova is a proprietary solution of hypochlorous acid that acts as an antimicrobial preservative in solution and has been shown to neutralize bacterial toxins in laboratory tests. Because it is a gentle isotonic solution, it is well suited for daily use. Avenova offers distinct advantages when compared to alternative lid and lash regimens that contain soaps, bleach, and other impurities, as Avenova removes unwanted microorganisms from the skin without the use of those harmful ingredients. Avenova’s target market is the millions of Americans who suffer from minor irritation of the skin around the eye (commonly referred to as blepharitis) as well as anyone who suffers from dry eye (commonly described as a gritty sandy sensation while blinking). We began selling prescription Avenova in the United States in 2014.

In the second quarter of 2019, we began selling Avenova online as an over-the-counter product. By creating a product that does not require a doctor’s prescription, we made Avenova available to many more potential customers and broadened our addressable market. This direct-to-consumer version of Avenova also capitalizes on a trend to sell pharmaceutical products directly to consumers in response to increased cost shifting to consumers through high-deductible health plans and adds convenience by allowing customers to forego a time-consuming doctor visit and trip to the pharmacy.

The launch of over-the-counter Avenova proved to be especially fortuitous during the COVID-19 pandemic as it allowed consumers to order Avenova on-line without a prescription and without leaving their homes.

Over-the-counter Avenova is now our leading product by unit sales and net revenue despite having a lower average net selling price than prescription Avenova. This sales performance reflects our ongoing focus and increasing spend on digital marketing and public relations initiatives. Avenova is now available on Amazon.com, Walmart.com, and Avenova.com. Late in 2020, we also began working with CVS, one of the nation’s largest retail chains to make Avenova available at CVS store locations throughout the U.S. and on CVS.com beginning in the first quarter of 2021.

Despite the shift to a direct-to-consumer model, support from ophthalmologists and optometrists remains strong. The continual endorsement of medical professionals has created a “doctor recommended” halo effect around our brand. This is a key differentiating factor in a crowded consumer space and is a result of our high quality and reliable efficacy. Our physician dispensed channel is particularly important in this regard as patients are able to purchase Avenova conveniently and immediately upon recommendation in the doctor’s office. We believe this also creates repeat Avenova customers who subsequently purchase Avenova through other channels.

We also make prescription Avenova accessible nationwide in nearly all retail pharmacies across the United States through agreements with McKesson Corporation, Cardinal Health, and AmerisourceBergen Corporation. We also have agreements directly with some preferred pharmacy networks through our Partner Pharmacy Program. These agreements provide greater control over the patient experience at consistent contract pricing.

We continue to build our prescription business under a value pricing model. We maintain a rebate program for electronic payment transactions and in the form of instant rebate cards. The rebate cards are intended to be used by patients who either do not have insurance coverage or whose insurance coverage does not cover Avenova, thereby lowering the price for the patient at the pharmacy. Our partner pharmacies ensure that proper insurance reimbursement occurs, and that our patients are receiving the best possible price.

Competitors for Avenova

There are many companies that sell lid and lash scrubs, most of which, to the best of our knowledge, are surfactant (soap) based. Unlike these detergent based products, Avenova consists solely of saline and 0.01% pure hypochlorous acid, without the toxic impurities included in competitive offerings. While there are some hypochlorous acid based products on the market, they all include bleach or other dangerous impurities. Because Avenova lacks these impurities, we believe that physicians and their patients will continue to choose Avenova over other competitive products. While cheaper antibacterial soaps are commonly used to reduce or prevent bacterial contamination on the skin, we do not view them as true competitors of Avenova.

CelleRx Clinical Reset (Dermatology)

CelleRx Clinical Reset is a gentle and soothing facial spray that disrupts the layer of bacteria that settles and grows on the face. When this barrier is out of balance, acne, rosacea and infection can set in. As the brand name suggests, Clinical Reset gets the skin back to a healthy baseline to heal itself while also enabling absorption of other skincare products. It is formulated with our patented, pure, prescription-grade hypochlorous acid and can replace or augment a morning cleanse for dry sensitive skin, reduce bacteria after exercising, calm skin following microdermabrasion and other aesthetic facial procedures and combat environmental aggressors. Unlike many harsh products used for the same purpose, it is gentle and is not an antibiotic.

We are leveraging new consumer focused messaging and the product’s pharmaceutical pedigree in robust social media and print advertising campaigns marketing CelleRx Clinical Reset in the beauty industry.

NeutroPhase and PhaseOne (Wound Care)

Consisting of higher concentrations of hypochlorous acid, NeutroPhase and PhaseOne are used for the cleansing and irrigation of intraoperative pocket lavage, before subcutaneous closure, stage I to IV pressure injuries, stasis ulcers, leg ulcers, diabetic foot ulcers, first-degree and second-degree burns, post-surgical wounds, grafted and donor sites, minor burns, superficial abrasions, wounds, and moistening absorbent wound dressings.

Both NeutroPhase and PhaseOne compete in a crowded wound cleanser market with many older and lower-priced products with similar uses, such as Vashe and Betadine Surgical Scrub. However, we believe our solution has distinct competitive advantages because it is made without the toxic bleach and other preservative chemicals found in other products, making it gentle, non-irritating, and non-sensitizing to skin and new tissue. PhaseOne is distributed through commercial partners in the United States and NeutroPhase is distributed in China by Pioneer Pharma (Hong Kong) Company Ltd.

Customers, Manufacturing and Suppliers

Avenova is available on Amazon.com, Walmart.com, and Avenova.com. Online sales accounted for 56% of all Avenova revenue and 57% of all Avenova units sold across all channels in 2020.

Historically, we have called on ophthalmologists, optometrists, and other eye care professionals who can prescribe Avenova. With thousands of doctors prescribing and selling the product, no individual doctor represented in excess of 10% of our revenues for the year ended December 31, 2020.

CelleRx is distributed to customers primarily through online channels, while NeutroPhase and PhaseOne rely on distribution partners.

We currently outsource manufacturing of all our products to two contract manufacturers with facilities located in the United States. We believe our contract manufacturers have adequate manufacturing capacity to satisfy our demands and additional contract manufacturers are also available should they be required.

All raw materials and other supplies utilized in the manufacturing process of our contract manufacturers are available from various third-party suppliers in quantities adequate to meet our needs.

Intellectual Property

We believe patents and other proprietary rights are important to our business. We also rely on trade secrets and know-how to maintain our competitive position. We seek to protect our intellectual property rights by a variety of means, including obtaining patents, maintaining trade secrets and proprietary know-how and technological innovation to operate, without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. In order to maintain our trade secrets, we have entered into confidentiality/invention rights agreements with all our employees and confidentiality agreements with our contract manufacturers.

Research and Development

For the years ended December 31, 2020 and 2019, we incurred total research and development expenses of approximately $0.3 million and $0.2 million, respectively. Pursuant to our business strategy of focusing our resources on growing the commercial sales of Avenova and CelleRx Clinical Reset, we are currently not conducting any substantive research and development.

Government Regulation

We are subject to extensive government regulation, principally by the FDA and state and local authorities in the United States and by comparable agencies in foreign countries. Governmental authorities in the United States extensively regulate the pre-clinical and clinical testing, safety, efficacy, research, development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution, among other things, of pharmaceutical and medical device products under various federal laws including the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and under comparable laws by the states in the United States and in most foreign countries. We also hold our CE Mark and ISO 13485 certifications. To maintain these certifications, we undergo significant quality control audits with the relevant European authorities every year.

FDA Approval/Clearance Requirements

Unless an exemption applies, each medical device that we wish to market in the U.S. must receive FDA 510(k) clearance. We believe we have obtained the required FDA clearance for all of our current products that require such clearance.

The FDA decides whether a device line must undergo either the 510(k) clearance or premarket approval (“PMA”). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III medical devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. The PMA process is based on statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination of whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II, which requires the manufacturer to submit a premarket notification ("PMN") requesting 510(k) clearance, unless an exemption applies. The PMN must demonstrate that the proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed predicate device, which is a pre-existing medical device to which equivalence can be drawn, that is either in Class I, Class II, or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA's general regulatory controls for medical devices, or the “General Controls”, which include compliance with the applicable portions of the FDA's quality system regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) PMN process described below. Avenova is classified as a Class I medical device.

None of our products are Class II or Class III medical devices.

Pervasive and Continuing FDA Regulation

A host of regulatory requirements apply to our marketed devices, including the quality system regulation (which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures), the Medical Reporting Regulations (which require that manufacturers report to the FDA specified types of adverse events involving their products), labeling regulations, and the FDA's general prohibition against promoting products for unapproved or "off-label" uses. Unanticipated changes in existing regulatory requirements or adoption of new cGMP requirements could hurt our business, financial condition and results of operations.

Health Care Fraud and Abuse

In the United States, there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. For example, the federal Anti-Kickback Law (42 U.S.C. §1320a-7b(b)) prohibits anyone from, among other things, knowingly and willfully offering, paying, soliciting or receiving any bribe, kickback or other remuneration intended to induce the referral of patients for, or the purchase, order or recommendation of, health care products and services reimbursed by a federal health care program (including Medicare and Medicaid). Recognizing that the federal Anti-Kickback Law is broad and potentially applicable to many commonplace arrangements, the Office of Inspector General within the Department of Health and Human Services, or OIG, has issued regulations, known as the safe harbors, which identify permissible practices. If all of the requirements of an applicable safe harbor are met, an arrangement will not be prosecuted under this law. Safe harbors exist for a number of arrangements relevant to our business, including, among other things, payments to bona fide employees, certain discount arrangements, and certain payment arrangements involving GPOs. The failure of an arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal. However, conduct that does not fully satisfy each requirement of an applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG or the Department of Justice. Violations of this federal law can result in significant penalties, including imprisonment, monetary fines and assessments, and exclusion from Medicare, Medicaid and other federal health care programs. Exclusion of a manufacturer would preclude any federal health care program from paying for its products. In addition to the federal Anti-Kickback Law, many states have their own anti-kickback laws. Often, these state laws closely follow the language of the federal law. Some state anti-kickback laws apply regardless of whether a federal health care program payment is involved. Federal and state anti-kickback laws may affect our sales, marketing and promotional activities, and relationships with health care providers or pharmacies by limiting the kinds of arrangements we may have with them.

Federal and state false claims laws prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payors that are false or fraudulent. For example, the federal False Claims Act (31 U.S.C. §3729 et seq.) imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program (including Medicaid and Medicare). Manufacturers, like us, can be held liable under false claims laws, even if they do not submit claims to the government, where they are found to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims. A number of states also have false claims laws, and some of these laws may apply to claims for items or services reimbursed under Medicaid and/or commercial insurance. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer's products from reimbursement under government programs, and imprisonment.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), created certain criminal statutes relating to health care, including health care fraud and false statements related to healthcare matters. The health care fraud statute prohibits, among others, knowingly and willingly executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of, or payment for, health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

The federal Physician Payments Sunshine Act requires certain pharmaceutical and medical device manufacturers to monitor and report certain payments and other transfers of value to physicians and other healthcare providers to the Centers for Medicare and Medicaid Services, or CMS, for disclosure to the public. Failure to submit required information may result in significant civil monetary penalties. In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing, medical directorships, and other purposes. Some states mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians, and some states limit or prohibit such gifts.

Due to the breadth of some of these laws, it is possible that some of our current or future practices might be challenged under one or more of these laws. In addition, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. Evolving interpretations of current laws or the adoption of new federal or state laws or regulations could adversely affect many of the arrangements we have with customers and physicians. Our risk of being found in violation of these laws is increased by the fact that some of these laws are open to a variety of interpretations. If our past or present operations are found to be in violation of any of these laws, we could be subject to civil and criminal penalties, which could hurt our business, results of operations and financial condition.

Foreign Regulation

Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ.

Third-Party Reimbursement

Customers who are prescribed our product generally rely on third-party payors, such as indemnity insurers and managed care plans, to cover and reimburse all or part of the cost of our product. As a result, demand for our product is dependent in part on the coverage and reimbursement policies of these payors.

Private payors often follow the coverage and reimbursement policies of Medicare. We cannot assure you that private third-party payors will cover and reimburse our products in whole or in part in the future or that payment rates will be adequate. Notably, in 2019, we received notices from several national third-party payors that they would not cover Avenova. Currently, none of our products are reimbursed by federal healthcare programs, such as Medicare and Medicaid, and we do not anticipate they will be reimbursed by such programs in the future.

CMS, the federal agency responsible for administering the Medicare program, frequently changes product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Private payors often follow the coverage and reimbursement policies of Medicare. We cannot assure you that private third-party payors will cover and reimburse our products in whole or in part in the future or that payment rates will be adequate. Further, in the U.S., there have been, and we expect that there will continue to be, federal and state proposals to lower expenditures for medical products and services, which may adversely affect reimbursement for our products.

Other U.S. Regulation

We must also comply with numerous federal, state and local laws relating to matters such as environmental protection, safe working conditions, manufacturing practices, healthcare reform, patient privacy and information, fire hazard control and, among other things, the generation, handling, transportation and disposal of hazardous substances.

Employees

As of December 31, 2020, we had a total of 25 employees, 22 of whom were full-time employees and 3 were part-time employees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

Our principal executive office and administrative operations are located in Emeryville, California. On August 24, 2016, we entered into an Office Lease (the “Lease”), pursuant to which we leased approximately 7,799 rentable square feet of real property located on the eleventh floor (Suite 1150) at 2000 Powell Street, Emeryville, California 94608 from KBSIII Towers at Emeryville, LLC (the “Landlord”), for our principal executive offices. The expiration date of the Lease is February 28, 2022, unless earlier terminated pursuant to the provisions of the Lease. The Company has the option to extend the term of the Lease for one five (5)-year period upon written notice to the Landlord due no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Lease. We believe that our office and administration facilities are suitable and adequate for our current operations, but we may require additional space and facilities as our business expands. The Company intends to renew the lease upon expiration.

NOVABAY MANAGEMENT DISCUSSION
AND ANALYSIS AND RESULTS OF OPERATIONS

Important Information and Recent Developments

Set forth below is NovaBay’s management discussion and analysis of financial condition and results of operations (the “NovaBay MD&A”) as reported in:

●

the section entitled “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NovaBay’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as filed with the Commission on August 12, 2021.

●	the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NovaBay’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Commission on March 25, 2021; and

The NovaBay MD&A should be read together with our audited financial statements for the year ended December 31, 2020 and our unaudited financial statements for the six months ended June 30, 2021, which are included in this Proxy Statement. Therefore, when reviewing the NovaBay MD&A references to "this report" or similar wording is referencing the original Form 10-K or Form 10-Q filing cited above. Similarly, references to the NovaBay financial statements and the notes to such financial statements refers to the NovaBay financial statements attached to this Proxy Statement.

On November 5, 2021, NovaBay completed its acquisition of DERMAdoctor. Pursuant to the terms of the Acquisition Purchase Agreement, NovaBay acquired 100% of the issued and outstanding membership units of DERMAdoctor, all of which were owned by the Sellers, for the agreed upon Purchase Price. The Purchase Price is comprised of: (1) a payment of approximately $12.0 million (with certain reductions for indebtedness and transaction expenses) made at the Acquisition Closing and (2) up to an additional aggregate amount of $3.0 million in Earn Out Payments that will be contingent upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar years. Since the Acquisition was only recently completed, the information about NovaBay set forth below does not yet reflect information about DERMAdoctor. Accordingly, each stockholder is urged in connection with its evaluation of the Conversion Proposal to read the business, financial and operational and other information about DERMAdoctor included in “DERMAdoctor Management Discussion and Analysis and Results of Operations”, “DERMAdoctor Business” and the DERMAdoctor audited financial statements for the year ended December 31, 2020 and the unaudited financial statements for the six months ended June 30, 2021, which are all included in this Proxy Statement.

In addition to historical information, this discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this Proxy Statement. This information about NovaBay and DERMAdoctor has been included to provide stockholders in this Proxy Statement with certain historical financial information about NovaBay and DERMAdoctor that may be important to stockholders in connection with their evaluation of the Conversion Proposal.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2021

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes included in Part I, Item 1 of this report, and with our consolidated financial statements and related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2021. This discussion contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “should,” “goals,” “potential,” “plans,” “believes,” “estimates,” “predicts,” “projects,” variations of these words, and similar expressions are intended to identify these forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions, estimates and facts as of the date hereof and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●

the ongoing trajectory of COVID-19, including the new Delta variant of COVID-19 which appears to be the most transmissible variant to date, and the extent to which and speed at which the global economy recovers, the nature and extent of ongoing governmental measures to contain the pandemic, the speed and efficacy of the vaccine roll out, and our assumptions, estimates and beliefs regarding the possible effect of the COVID-19 pandemic on general economic conditions, public health and consumer demand, and the Company’s results of operations, liquidity, capital resources and general performance in the future;

●	our history of losses and our ability to achieve or maintain sustained profitability;
●	whether demand develops for our proprietary products;
●	the impact of competitive or alternative products and pricing;
●	our ability to obtain adequate financing in the future, as and when we need it;
●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;
●	our exposure to and ability to defend third-party claims and challenges to our patent and other intellectual property rights;
●	our success at managing the risks involved in the foregoing items; and
●	other factors discussed in this report and our other filings with the SEC.

As a result of many factors, such as those listed above and set forth under the section entitled “Risk Factors” in Part II, Item 1A elsewhere in this report or otherwise described in our filings with the SEC, you should not place undue reliance on these forward-looking statements. You should read this report and the documents that we reference and have filed as exhibits thoroughly and with the understanding that forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report and our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Overview

We are a medical device company predominantly focused on eye care. A majority of our revenue comes from Avenova®, an FDA cleared product sold in the United States that has proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from skin around the eye, including the eyelid. Avenova is formulated with our proprietary, stable and pure form of hypochlorous acid. Avenova is available directly to consumers through our online sales channel and is also often prescribed and dispensed by eyecare professionals for blepharitis and dry-eye disease.

We continue to promote Avenova through all four of our primary distribution channels: (1) our over-the-counter direct-to-consumer model, allowing customers to purchase either online or at select brick and mortar stores; (2) retail pharmacies, dispensing Avenova to patients through national pharmacy chains across all 50 states; (3) our Partner Pharmacy Program, providing a consistent patient experience at contracted pricing; and (4) our physician dispensed channel, allowing patients to buy Avenova during office visits to their preferred eye care specialist We continue to achieve record overall Avenova unit sales quarter over quarter with more people using Avenova than ever before.

Avenova was launched as a prescription only product in 2016. To expand our addressable market, we launched Avenova as an over-the-counter product during the second quarter of 2019. By creating a consumer driven product that does not require a doctor’s prescription, we made Avenova available to many more potential customers. Over-the-counter Avenova also capitalizes on a trend to sell over-the-counter pharmaceutical products directly to consumers and adds convenience by allowing customers to forego a time-consuming doctor visit and trip to the pharmacy.

The launch of over-the-counter Avenova online proved to be especially fortuitous during the COVID-19 pandemic as it allowed consumers to order Avenova online without a prescription and without leaving their homes.

Over-the-counter Avenova is now our leading product by unit sales and net revenue despite having a lower average net selling price than prescription Avenova. This sales performance reflects our ongoing focus and increasing spend on digital marketing and public relations initiatives to promote Avenova directly to the end consumer. Avenova is available on Amazon.com, Walmart.com, and Avenova.com. Beginning in February 2021, Avenova became available at CVS store locations throughout the U.S. and on CVS.com, one of the nation’s largest retail chains.

Although we expect the online sales channel to continue to be our fastest-growing channel, support for Avenova from the medical community is important to maintaining its reputation as a preferred product. The “doctor recommended” halo effect around our brand remains strong due in part to our continued promotion of prescription Avenova.

Earlier this year, we launched a rebranded CelleRx® into the beauty industry as CelleRx® Clinical Reset™. Prior to this rebranding, our marketing of CelleRx focused on medical professionals only. Clinical Reset is formulated with NovaBay’s patented, pure, prescription-grade hypochlorous acid, a naturally occurring oxidant that is also produced by white blood cells within the human body.  It keeps the skin’s natural barrier intact, which when out of balance can allow acne, rosacea and infection to set in. Clinical Reset is complementary to a daily beauty regime for use on clean skin or over makeup. With the rebranding, we are leveraging new consumer focused messaging and the product’s pharmaceutical pedigree in robust social media and print advertising campaigns marketing CelleRx Clinical Reset in the beauty industry.

Beyond Avenova and CelleRx, we have developed additional products containing our proprietary, stable and pure form of hypochlorous acid, including NeutroPhase® and PhaseOne® for the wound care market. NeutroPhase is only sold in China through our exclusive distributor, Pioneer Pharma Co. Ltd. PhaseOne is only sold in the United States through our exclusive distributor, PhaseOne Health, LLC.

Last year, we responded to the national need for PPE by tapping into our international supply network and launching the sale of KN95 Masks and other PPE. Although sales from the KN95 Masks were significant in the second quarter of 2020, we experienced a significant decrease in PPE sales in the third and fourth quarters of 2020 as supply shortages narrowed, prices declined and distribution competition increased. We have returned our focus to our core business in eyecare and we do not anticipate dedicating future Company resources toward the sale of PPE and we do not expect future revenue from PPE sales.

During the second quarter of this year, we introduced two complementary products to support the use of Avenova. Our Warm Eye Compress not only provides effective heat therapy for many eye conditions, but it also improves Avenova’s ability to restore the eyes’ natural defenses against tear evaporation. Additionally, the i-Chek Illuminated Eye Examination Mirror allows Avenova customers to get a closer look at common eye conditions that are often of concern to Avenova customers. These eye conditions include blepharitis, chalazion and styes. The i-Chek also helps Avenova users who suffer from dry eye to identify dirt, oil or debris that need removed from the eyelids and eyelashes for optimum ocular health. The use of Avenova and both products is meant to provide Avenova customers with a holistic approach to lid and lash hygiene.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. In preparing these condensed consolidated financial statements, management has made its best estimates and judgments of certain amounts, giving due consideration to materiality. On an ongoing basis, we evaluate our estimates and judgments related to revenue recognition, research and development costs, patent costs, stock-based compensation, income taxes and other contingencies. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates.

While our significant accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies” to the Notes to Unaudited Condensed Consolidated Financial Statements, included in Part I, Item 1 of this report, we believe that the following accounting policies are most critical to fully understanding and evaluating our reported financial results.

Allowance for Doubtful Accounts

The Company charges bad debt expense and records an allowance for doubtful accounts when management believes it to be unlikely that specific invoices will be collected. Management identifies amounts due that are in dispute and it believes are unlikely to be collected. Management recorded no reserve for accounts receivable at June 30, 2021 and December 31, 2020.

Inventory

Inventory is comprised of (1) raw materials and supplies, such as bottles, packaging materials, labels, boxes and pumps; (2) goods in progress, which are normally filled but unlabeled bottles; and (3) finished goods. We utilize contract manufacturers to produce our products and the price paid to these manufacturers is included in inventory. Inventory is stated at the lower of cost or estimated net realizable value determined by the first-in, first-out method. At both June 30, 2021 and December 31, 2020, management had recorded an allowance for excess and obsolete inventory and lower of cost or estimated net realizable value adjustments of $0.2 million.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use assets may be required for items such as initial direct costs paid or incentives received.

The Company has elected to combine lease and non-lease components as a single component for all leases in which it is a lessee or a lessor. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, operating lease liabilities current and operating lease liabilities non-current. As a result, as of the effective date, the Company no longer recognizes deferred rent on the consolidated balance sheets.

Revenue Recognition

Revenue generated through the Company’s webstores, Avenova.com and CelleRx.com, for Avenova and CelleRx (as well as the KN95 Masks previously offered and sold) is recognized upon receipt by the customer through multiple third-party carriers. Shipping and handling costs are expensed as fulfillment costs and are incurred and included in cost of goods sold in the consolidated statements of operations and comprehensive loss. We present revenue net of sales taxes and refunds.

Revenue generated through Amazon.com and Walmart.com for Avenova and other products is recognized upon fulfillment, which generally occurs upon delivery of the related products to a third-party carrier or, in the case of an Amazon or Walmart delivery, to the customer. We present revenue net of commissions and any related fulfillment and shipping fees charged by these partners. Fees paid to partners for promoting our product are expensed as incurred and are included in sales and marketing expenses within the operating expenses in the consolidated statements of operations and comprehensive loss.

The Company also generates Avenova product revenue through product sales to its major distribution partners. Product supply of Avenova is the only performance obligation contained in these arrangements, and the Company recognizes product revenue upon transfer of control to its major distribution partners at the amount of consideration that the Company expects to be entitled to, generally upon shipment to the distributor on a “sell-in” basis. Upon recognition of product sales, contract liabilities are recorded for invoiced amounts that are subject to significant reversal, including product revenue allowances for cash consideration paid to customers for services, discounts, rebate programs, and product returns. The Company derives its rate of return from historical data and updates its return rate assumption quarterly. Payment for product supply is typically due 30 days after control transfers to the distributor.

Revenue generated through the Company’s partner pharmacies is recognized when control of the product transfers to the end customer.

Revenue for product sales to CVS is recognized upon transfer of control to CVS, which generally occurs upon delivery of the related products to a third-party carrier, net of estimated future product returns.

The following table summarizes the activity in the accounts related to product revenue allowances during the six months ended June 30, 2021 (in thousands):

	Wholesaler/ Pharmacy fees	Cash discounts	Rebates	Returns	Total

Balance at December 31, 2020	$(91)	$(10)	$55	$(527)	$(573)
Current provision related to sales made during current period	(137)	(27)	(423)	(336)	(923)
Payments	63	19	320	192	594
Balance at June 30, 2021	$(165)	$(18)	$(13)	$(671)	$(902)

Cost of Goods Sold

Cost of goods sold includes third-party manufacturing costs, shipping and handling costs, and other costs associated with products sold. Cost of goods sold also includes any necessary allowance for excess and obsolete inventory along with lower of cost and estimated net realizable value.

Research and Development Costs

The Company charges research and development costs to expense as incurred. These costs include all costs associated with research, development and regulatory activities, including submissions to the Food and Drug Administration (“FDA”).

Stock-Based Compensation

The Company’s stock-based compensation includes grants of stock options and restricted stock units (“RSUs”) to employees, non-employee directors and consultants. The expense associated with these grants is recognized in the Company’s consolidated statements operations and comprehensive loss based on their fair values as they are earned under the applicable vesting terms. For stock options granted, the fair value of the stock options is estimated using a Black-Scholes option pricing model. See Note 13, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating that expense. The Company accounts for RSUs issued to employees and non-employees (board members and consultants) based on the fair market value of the Company’s common stock as of the date of issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be recognized.

Common Stock Warrant Liabilities

The Company accounts for common stock purchase warrants issued in connection with its equity offerings in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.

The Company accounts for common stock purchase warrants issued in connection with share-based compensation arrangements in accordance with the provisions of ASC 718, Stock Compensation, which encompasses the provisions of ASC 480, Distinguishing Liabilities from Equity.

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). Additionally, for common stock purchase warrants accounted for in accordance with ASC 718, Stock Compensation, the Company classifies as liabilities any contracts where it believes the warrants are deemed to be probable of issuance.

For warrants that are classified as liabilities, the Company records the fair value of the warrants at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss. The fair values of these warrants are determined using the Black-Scholes option pricing model, the Binomial Lattice (“Lattice”) valuation model, or the Monte Carlo simulation model where deemed appropriate. These values are subject to a significant degree of management’s judgment.

Recent Accounting Pronouncements

See Note 2, “Summary of Significant Accounting Policies” to the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this report for information on recent accounting pronouncements.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 and 2020

	Three Months Ended
	June 30,		Dollar	Percent
(in thousands)	2021	2020	Change	Change
Statement of Operations
Sales:
Product revenue, net	$2,126	$3,979	$(1,853)	(47%)
Other revenue, net	7	5	2	40%
Total sales, net	2,133	3,984	(1,851)	(46%)

Product cost of goods sold	614	2,040	(1,426)	(70%)
Gross profit	1,519	1,944	(425)	(22%)

Research and development	21	115	(94)	(82%)
Sales and marketing	1,788	1,423	365	26
General and administrative	1,569	1,477	92	6
Total operating expenses	3,378	3,015	363	12
Operating loss	(1,859)	(1,071)	(788)	74

Non-cash loss on changes in fair value of warrant liability	-	(3,772)	3,772	(100%)
Other income, net	-	362	(362)	(100%)

Loss before provision for income taxes	(1,859)	(4,481)	2,622	(59%)
Provision for income taxes	-	(1)	1	(100%)
Net loss and comprehensive loss	$(1,859)	$(4,482)	$2,623	(59%)

Sales, Product Cost of Goods Sold and Gross Profit

Product revenue, net, decreased by $1.9 million, or 47%, to $2.1 million for the three months ended June 30, 2021, from $4.0 million for the three months ended June 30, 2020. The change in product revenue, net, is primarily the result of revenue generated from the sale of KN95 Masks resulting in $2.8 million in product revenue, net, during the three months ended June 30, 2020 with no comparable revenue in the 2021 period. We do not anticipate dedicating future Company resources toward the sale of KN95 Masks or other PPE and we do not expect any 2021 or future revenue from KN95 Masks or other PPE.

Avenova revenue increased by 65% to $1.9 million for the three months ended June 30, 2021, from $1.1 million for the three months ended June 30, 2020. The increase reflects a continued higher number of overall Avenova units sold, primarily a result of an increase in the number of over-the-counter units. The increase in over-the-counter units includes the impact of our ongoing focus and increasing spend on digital marketing initiatives to promote Avenova directly to end consumers. The increase was partially offset by a decrease in the number of units sold through our pharmacy channels. The overall increase in revenue due to unit sales was also partially offset by the lower average net selling price associated with over-the-counter units as compared to units sold through our pharmacy channels.

Cost of goods sold decreased by $1.4 million, or 70%, to $0.6 million for the three months ended June 30, 2021, from $2.0 million for the three months ended June 30, 2020. The decrease was primarily the result of cost of goods sold from the sale of KN95 Masks during the three months ended June 30, 2020, with no comparable result in the 2021 period. This decrease was partially offset by the overall increase in the number of Avenova units sold during the three months ended June 30, 2021, as compared to the 2020 period.

Gross profit decreased by $0.4 million, to $1.5 million for the three months ended June 30, 2021, from $1.9 million for the three months ended June 30, 2020. The decrease was primarily the result of the lack of sales of KN95 Masks in the 2021 period, partially offset by the increase in overall Avenova revenue.

Research and Development

Research and development expenses decreased by $94 thousand to $21 thousand for the three months ended June 30, 2021, from $115 thousand for the three months ended June 30, 2020. The decrease was primarily the result of regulatory expenses incurred in the 2020 period under the Microprofit Agreement as further described in Note 8, “Commitments and Contingencies”, of the Notes to Unaudited Condensed Consolidated Financial Statements, included in Part I, Item 1 of this report, with no comparable expenditures in the 2021 period. The parties mutually agreed to terminate the agreement on August 10, 2021.

Sales and Marketing

Sales and marketing expenses increased by $0.4 million, or 26%, to $1.8 million for the three months ended June 30, 2021, from $1.4 million for the three months ended June 30, 2020. The increase was primarily due to an increase in Avenova and CelleRx digital advertising costs and was partly off-set by a decrease in sales representative headcount.

General and Administrative

General and administrative expenses increased by $0.1 million, to $1.6 million for the three months ended June 30, 2021, from $1.5 million for the three months ended June 30, 2020. The increase was primarily the result of an increase in the overall cost of general and administrative personnel which was partially offset by a decrease in the cost of consultants and legal expenses. The 2020 period includes legal expenses incurred in conjunction with a dispute with the Company’s former Interim President & Chief Executive Officer and Chief Financial Officer (see Note 8, “Commitments and Contingencies”) with no comparable costs incurred in the 2021 period.

Non-Cash Gain on Changes in Fair Value of Warrant Liability

The Company recorded a non-cash loss on a change in fair value of warrant liability of $3.8 million for the three months ended June 30, 2020. There was no comparable result for the three months ended June 30, 2021. For additional information regarding the warrants and their valuation, please see Note 11, “Warrant Liability”, to the Notes to Unaudited Condensed Consolidated Financial Statements, included in Part I, Item 1 of this report.

Other Income, Net

The Company recorded other income, net of $362 thousand  for the three months ended June 30, 2020. There was no comparable result for the three months ended June 30, 2021. The 2020 result consisted primarily of income of $469 thousand representing qualifying expenses incurred under the PPP loan program. For additional information, see Note 17 “Paycheck Protection Program” The income was partially offset by the interest due on the Promissory Note issued in February 2019 and the amortization of discount and issuance cost related to the Convertible Note issued in March 2019.  For additional information regarding the Promissory Note and Convertible Note, please see Note 9, “Related Party Note Payable” and Note 10, “Convertible Note”, to the Notes to Unaudited Condensed Consolidated Financial Statements in Part 1, Item 1 of this report.”

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended
	June 30,		Dollar	Percent
(in thousands)	2021	2020	Change	Change
Statement of Operations
Sales:
Product revenue, net	$3,927	$5,871	$(1,944)	(33%)
Other revenue, net	13	5	8	160%
Total sales, net	3,940	5,876	(1,936)	(33%)

Product cost of goods sold	1,069	2,621	(1,552)	(59%)
Gross profit	2,871	3,255	(384)	(12%)

Research and development	26	124	(98)	(79%)
Sales and marketing	3,468	2,983	485	16%
General and administrative	2,756	2,754	2	0%
Total operating expenses	6,250	5,861	389	7%
Operating loss	(3,379)	(2,606)	(773)	30%

Non-cash loss on changes in fair value of warrant liability	-	(3,635)	3,635	(100%)
Non-cash gain on changes in fair value of embedded derivative liability	-	2	(2)	(100%)
Other income, net	2	176	(174)	(99%)

Loss before provision for income taxes	(3,377)	(6,063)	2,686	(44%)
Provision for income taxes	-	(1)	1	(100%)
Net loss and comprehensive loss	$(3,377)	$(6,064)	$2,687	(44%)

Sales, Product Cost of Goods Sold and Gross Profit

Product revenue, net, decreased by $1.9 million, or 33%, to $3.9 million for the six months ended June 30, 2021, from $5.9 million for the six months ended June 30, 2020. The change in product revenue, net, is primarily the result of revenue generated from the sale of KN95 Masks resulting in $3.0 million in product revenue, net, during the six months ended June 30, 2020 with no comparable revenue in the 2021 period. We do not anticipate dedicating future Company resources toward the sale of KN95 Masks or other PPE and we do not expect any 2021 or future revenue from KN95 Masks or other PPE.

Avenova revenue increased by 29% to $3.5 million for the six months ended June 30, 2021, from $2.7 million for the six months ended June 30, 2020. The increase reflects a continued higher number of overall Avenova units sold, primarily a result of an increase in the number of over-the-counter units. The increase in over-the-counter units includes the impact of our ongoing focus and increasing spend on digital marketing initiatives to promote Avenova directly to end consumers. The increase was partially offset by a decrease in the number of units sold through our pharmacy channels. The overall increase in revenue due to unit sales was also partially offset by the lower average net selling price associated with over-the-counter units as compared to units sold through our pharmacy channels.

Cost of goods sold decreased by $1.6 million, or 59%, to $1.1 million for the six months ended June 30, 2021, from $2.6 million for the six months ended June 30, 2020. The decrease was primarily the result of cost of goods sold from the sale of KN95 Masks during the six months ended June 30, 2020, with no comparable result in the 2021 period. This decrease was partially offset by the overall increase in the number of Avenova units sold during the six months ended June 30, 2021, as compared to the 2020 period.

Gross profit decreased by $0.4 million, to $2.9 million for the six months ended June 30, 2021, from $3.3 million for the six months ended June 30, 2020. The decrease was primarily the result of the Company no longer selling the KN95 Masks in the 2021 period, partially offset by the increase in overall Avenova revenue.

Research and Development

Research and development expenses decreased by $98 thousand to $26 thousand for the six months ended June 30, 2021, from $124 thousand for the six months ended June 30, 2020. The decrease was primarily the result of regulatory expenses incurred in the 2020 period under the Microprofit Agreement as further described in Note 8, “Commitments and Contingencies”, of the Notes to Unaudited Condensed Consolidated Financial Statements, included in Part I, Item 1 of this report, with no comparable expenditures in the 2021 period. The parties mutually agreed to terminate the agreement on August 10, 2021.

Sales and Marketing

Sales and marketing expenses increased by $0.5 million, or 16%, to $3.5 million for the six months ended June 30, 2021, from $3.0 million for the six months ended June 30, 2020. The increase was primarily due to an increase in Avenova and CelleRx digital advertising costs and was partly off-set by a decrease in sales representative headcount.

General and Administrative

General and administrative expenses remained consistent for the six months ended June 30, 2021 and 2020.

Non-Cash Loss on Changes in Fair Value of Warrant Liability

The adjustments to the fair value of warrant liability resulted in a loss of $3.6 million for the six months ended June 30, 2020. There was no comparable result for the six months ended June 30, 2021. For additional information regarding the warrants and their valuation, please see Note 11, “Warrant Liability”, in the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this report.

Non-Cash Gain on Changes in Fair Value of Embedded Derivative Liability

The adjustments to the fair value of embedded derivative liability resulted in a gain of $2 thousand for the six months ended June 30, 2020. There was no comparable result for the six months ended June 30, 2021. For additional information, please see Note 10, “Convertible Note”, of the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of this report.

Other Income, Net

The other income, net, was $2 thousand and $176 thousand for the six months ended June 30, 2021 and 2020, respectively.  For the six months ended June 30, 2020, we recognized  income of $469 thousand which was a result of income recognized as a qualifying expense which were incurred under the PPP Loan. For additional information, see Note 17, “Paycheck Protection Program”. This income was partially offset by the interest due on the Promissory Note issued in February 2019 and the amortization of discount and issuance cost related to the Convertible Note issued in March 2019. For additional information regarding the Promissory Note and Convertible Note, please see Note 9, “Related Party Note Payable” and Note 10, “Convertible Note”, to the Notes to Unaudited Condensed Consolidated Financial Statements in Part 1, Item 1 of this report.”

Financial Condition, Liquidity and Capital Resources

As of June 30, 2021, our cash and cash equivalents were $10.3 million, compared to $12.0 million as of December 31, 2020. Based primarily on the funds available at June 30, 2021, management believes that the Company’s existing cash and cash equivalents and cash flows generated from product sales will be sufficient to enable the Company to meet its planned operating expenses at least through August 12, 2022. However, changing circumstances may cause the Company to expend cash significantly faster than currently anticipated, and the Company may need to spend more cash than currently expected because of circumstances beyond its control. The Company also may consider other plans to fund operations including raising additional capital through debt and equity financings or from other sources. The Company may issue securities, including common stock and warrants, through private placement transactions or registered public offerings (including the ATM Program), which may require the filing of a Form S-1 or Form S-3 registration statement with the Securities and Exchange Commission (the “SEC”).  Additionally, our future results, cash expenditures and ability to obtain additional external financing could be adversely affected by the COVID-19 pandemic and general adverse economic conditions.

Net Cash Used in Operating Activities

Net cash used in operating activities was $3.4 million for the six months ended June 30, 2021, which consisted primarily of a net loss of $3.4 million, adjusted by stock-based compensation expenses of $0.5 million, and a net change of $0.5 million in our net operating assets and liabilities.

Net cash used in operating activities was $1.9 million for the six months ended June 30, 2020, which consisted primarily of a net loss of $6.1 million due to increased product sales combined with reduction in insurance coverage of the product by national payors, loss on change of the warrant liability fair value by $3.6 million, decrease in stock compensation of $0.1 million, loss on change of the derivative liability fair value by $2 thousand and interest expense related to amortization of debt issuance cost and debt discount of $0.1 million.

Net Cash Used in Investing Activities

For the six months ended June 30, 2021, net cash used in investing activities for the purchase of property and equipment was $27 thousand, with no comparable result for the six months ended June 30, 2020.

Net Cash Provided By Financing Activities

Net cash provided by financing activities was $1.8 million for the six months ended June 30, 2021. The Company received net proceeds of $1.8 million raised from the ATM program pursuant to the ATM Agreement, dated May 14, 2021, with Ladenburg.

Net cash provided by financing activities was $3.7 million for the six months ended June 30, 2020. The Company received net proceeds of $5.2 million from the ATM Program, and an additional $0.7 million from exercise of warrants, which was offset by repayments of $1.1 million on the Convertible Note issued to Iliad Research and Trading L.P. and repayment of $1.0 million on the Promissory Note using proceeds raised through the ATM program pursuant to the ATM Agreement, dated April 27, 2020, with Ladenburg.

Inflation

We do not believe that inflation has had a material impact on our business and operating results during the periods presented, and we do not expect it to have a material impact in the near future, although there can be no assurances that our business will not be affected by inflation in the future.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of June 30, 2021.

Seasonality

Consistent with our peers in the United States pharmaceutical industry, our prescription business experiences seasonality with the first quarter of each year typically being the lowest revenue quarter. This annual phenomenon is due to consumers facing the need to satisfy health insurance deductibles and changes to copays as each new insurance year begins.

Contractual Obligations

Our contractual cash commitments as of June 30, 2021 were as follows (in thousands):

Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Facility leases	$295	$—	$—	$—	$295
Equipment leases	16	6	—	—	22
Total	$311	$6	$—	$—	$317

Our commitments as of June 30, 2021 consisted primarily of a facility operating lease and an operating lease for two copiers.

The total commitment for the facility lease as of June 30, 2021 was $0.3 million due over the lease term, compared to $0.5 million as of December 31, 2020.

We had an operating lease for 2 copiers as of June 30, 2021. The total commitment for the lease as of June 30, 2021 was $22 thousand due over the lease terms, compared to $29 thousand as of December 31, 2020.

See Note 8, “Commitments and Contingencies” to the Notes to Unaudited Condensed Consolidated Financial Statements in Part I, Item 1 of this report for further information regarding these leases.

Recent Events

The disclosure set forth in Part II, Item 5 of this report regarding the termination of the Microprofit Agreement and the Distribution Agreement is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2020

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes included in Part II, Item 8 of this report. This discussion contains forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipated," "will," "may," "goals," "plans," "believes," "estimates," "concludes," determines," variations of these words, and similar expressions are intended to identify these forward-looking statements. As a result of many factors, including those set forth under the section entitled "Risk Factors" in Item 1A. and elsewhere in this report, our actual results may differ materially from those anticipated in these forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions based upon assumptions made that we believed to be reasonable at the time, and are subject to risks and uncertainties. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements.

Overview

We are a medical device company predominantly focused on eye care. A majority of our revenue comes from Avenova®, an FDA cleared product sold in the United States that has proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from skin around the eye, including the eyelid. Avenova is formulated with our proprietary, stable and pure form of hypochlorous acid. Avenova is available directly to consumers through our online sales channel and is also often prescribed and dispensed by eyecare professionals for blepharitis and dry-eye disease.

We continue to promote Avenova through all four of our primary distribution channels: (1) our direct-to-consumer model, allowing customers to order online and forego time-consuming doctor visits and trips to the pharmacy; (2) retail pharmacies, selling to consumers through local pharmacies across 50 states; (3) our Partner Pharmacy Program, providing a consistent patient experience at contracted pricing; and (4) our physician dispensed channel, allowing patients to buy Avenova during office visits to their preferred eye care specialist. We achieved record overall Avenova unit sales in 2020 despite the global COVID-19 pandemic and general economic conditions that challenged many businesses throughout 2020.

Avenova was launched as an over-the-counter product during the second quarter of 2019. By creating a product that does not require a doctor’s prescription, we made Avenova available to many more potential customers and broadened our addressable market. Over-the-counter Avenova also capitalizes on a trend to sell pharmaceutical products directly to consumers in response to increased cost shifting to consumers through high-deductible health plans and adds convenience by allowing customers to forego a time-consuming doctor visit and trip to the pharmacy.

The launch of over-the-counter Avenova online proved to be especially fortuitous during the COVID-19 pandemic as it allowed consumers to order Avenova on-line without a prescription and without leaving their homes.

Over-the-counter Avenova is now our leading product by unit sales and net revenue despite having a lower average net selling price than prescription Avenova. This sales performance reflects our ongoing focus and increasing spend on digital marketing and public relations initiatives to promote Avenova directly to the end consumer. Avenova is available on Amazon.com, Walmart.com, and Avenova.com. Late in 2020, we also began working with CVS, one of the nation’s largest retail chains to make Avenova available at CVS store locations throughout the U.S. and on CVS.com beginning in late February 2021.

Although we expect the online sales channel to continue to be our fastest-growing channel, support for Avenova from the medical community is important to maintaining its reputation as a preferred product. The “doctor recommended” halo effect around our brand remains strong due in part to our continued promotion of prescription Avenova.

Late in 2020, we also launched a rebranded CelleRx® into the beauty industry as CelleRx® Clinical Reset™. Prior to this rebranding, our marketing of CelleRx focused on medical professionals only. Clinical Reset is formulated with NovaBay’s patented, pure, prescription-grade hypochlorous acid (HOCl), the same molecule produced by the human body’s immune system to fight infection and heal wounds.  It keeps the skin’s natural barrier intact, which when out of balance can allow acne, rosacea and infection to set in.  Clinical Reset is complementary to a daily beauty regime for use on clean skin or over makeup. Prior to this relaunch, our marketing of CelleRx focused on medical professionals only. With the rebranding, we intend to leverage new consumer focused messaging and the product’s pharmaceutical pedigree in robust social media and print advertising campaigns marketing CelleRx Clinical Reset in the beauty industry.

Beyond Avenova and CelleRx, we have developed additional products containing our proprietary, stable and pure form of hypochlorous acid, including NeutroPhase® and PhaseOne® for the wound care market.

In addition to our proprietary products, we responded to the national need for protective personal equipment (PPE) in the first half of 2020 by tapping into our international supply network and launching the sale of KN95 Masks and other PPE. Although sales from the KN95 Masks were significant in the second quarter of 2020, we experienced a significant decrease in PPE sales in the third and fourth quarters as supply shortages narrowed, prices declined and distribution competition increased. As we have returned our focus to our core business in eyecare, we do not currently anticipate dedicating significant future Company resources toward the sale of PPE and we do not expect significant future revenue from PPE sales.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts, giving due consideration to materiality. On an ongoing basis, we evaluate our estimates and judgments related to revenue recognition, research and development costs, patent costs, stock-based compensation, income taxes and other contingencies. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates.

While our significant accounting policies are more fully described in Note 2 to the Notes to Consolidated Financial Statements (Summary of Significant Accounting Policies), included in Part II, Item 8 of this report, we believe that the following accounting policies are most critical to fully understanding and evaluating our reported financial results.

Allowance for Doubtful Accounts

The Company charges bad debt expense and records an allowance for doubtful accounts when management believes it to be unlikely that specific invoices will be collected. Management identifies amounts due that are in dispute and it believes are unlikely to be collected. Management recorded a nominal reserve for accounts receivable at December 31, 2020. At December 31, 2019, management reserved $51 thousand based on specific amounts that were in dispute or were over 120 days past due as of that date.

Inventory

Inventory is comprised of (1) raw materials and supplies, such as bottles, packaging materials, labels, boxes and pumps; (2) goods in progress, which are normally filled but unlabeled bottles; and (3) finished goods. We utilize contract manufacturers to produce our products and the price paid to these manufacturers is included in inventory. Inventory is stated at the lower of cost or estimated net realizable value determined by the first-in, first-out method. At December 31, 2020 and 2019, management had recorded an allowance for excess and obsolete inventory and lower of cost or estimated net realizable value adjustments of $236 thousand and $247 thousand, respectively.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use assets may be required for items such as initial direct costs paid or incentives received.

The Company has elected to combine lease and non-lease components as a single component for all leases in which it is a lessee or a lessor. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, operating lease liabilities current and operating lease liabilities non-current. As a result, as of the effective date, the Company no longer recognizes deferred rent on the consolidated balance sheets.

Revenue Recognition

Revenue generated through the Company’s webstore for Avenova and KN95 Masks is recognized upon receipt by the customer through multiple third-party carriers. Shipping and handling costs are expensed as fulfillment costs are incurred and included in cost of goods sold in the consolidated statements of operations and comprehensive loss. We present revenue net of sales taxes and refunds.

Revenue generated through Amazon.com and Walmart.com for Avenova and other products is recognized upon fulfillment, which generally occurs upon delivery of the related products to a third-party carrier or, in the case of an Amazon/Walmart delivery, to the customer. We present revenue net of commissions and any related fulfillment and shipping fees charged by these partners. Fees paid to partners for promoting our product are expensed as incurred and are included in sales and marketing expenses within the operating expenses in the consolidated statements of operations and comprehensive loss.

The Company also generates Avenova product revenue through product sales to its major distribution partners. Product supply of Avenova is the only performance obligation contained in these arrangements, and the Company recognizes product revenue upon transfer of control to its major distribution partners at the amount of consideration that the Company expects to be entitled to, generally upon shipment to the distributor on a “sell-in” basis. Upon recognition of product sales, contract liabilities are recorded for invoiced amounts that are subject to significant reversal, including product revenue allowances for cash consideration paid to customers for services, discounts, rebate programs, and product returns. Because the Company did not have sufficient historical data to compute its own return rate, the return rate used to estimate the constraint on variable consideration for product returns was based on an average of peer and competitor company historical return rates through the end of the third quarter of 2020. The Company updated the return rate assumption quarterly. Beginning in the fourth quarter of 2020, the Company determined that it had adequate historical data to estimate future returns based on its own experience. The Company increased its return rate assumption based on historical data and recorded a $0.4 million increase in its accrual for future returns. The Company will continue to monitor and update its return rate assumption quarterly. Payment for product supply is typically due 30 days after control transfers to the distributor.

Revenue generated through the Company’s partner pharmacies is recognized when control of the product transfers to the end customer.

Bulk orders of KN95 Masks were shipped directly to the customer from a manufacturer in China. Revenue was recognized when control of the product passed to the customer, which was upon delivery of the KN95 Masks to the customer.

The following table summarizes the activity in the accounts related to product revenue allowances (in thousands):

	Wholesaler/ Pharmacy fees	Cash discounts	Rebate	Returns	Total
Balance at December 31, 2019	$(142)	$(13)	$153	$(432)	$(434)
Current provision related to sales made during current period	(422)	(66)	(1,392)	(62)	(1,942)
Increase in provision related to sales made during prior periods	—	—	—	(396)	(396)
Payments	473	69	1,294	363	2,199
Balance at December 31, 2020	$(91)	$(10)	$55	$(527)	$(573)

Cost of Goods Sold

Cost of goods sold includes third-party manufacturing costs, shipping and handling costs, and other costs associated with products sold. Cost of goods sold also includes any necessary allowance for excess and obsolete inventory along with lower of cost and estimated net realizable value.

Research and Development Costs

The Company charges research and development costs to expense as incurred. These costs include all costs associated with research, development and regulatory activities, including submissions to the Food and Drug Administration (“FDA”).

Advertising Costs

Advertising costs are expensed in the period in which the costs are incurred. Advertising expenses were $1.7 million, $0.5 million, and $0, respectively, for the years ended December 31, 2020, 2019, and 2018.

Stock-Based Compensation

The Company’s stock-based compensation includes grants of stock options and restricted stock units (“RSUs”) to employees, consultants and non-employee directors. The expense associated with these grants is recognized in the Company’s consolidated statements of stockholders’ equity based on their fair values as they are earned under the applicable vesting terms. For stock options granted, the fair value of the stock options is estimated using a Black-Scholes option pricing model. See Note 13, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating that expense. The Company accounts for RSUs issued to employees and non-employees (consultants and advisory board members) based on the fair market value of the Company’s common stock as of the date of issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be recognized.

Common Stock Warrant Liabilities

The Company accounts for common stock purchase warrants issued in connection with its equity offerings in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.

The Company accounts for common stock purchase warrants issued in connection with share-based compensation arrangements in accordance with the provisions of ASC 718, Stock Compensation, which encompasses the provisions of ASC 480, Distinguishing Liabilities from Equity.

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). Additionally, for common stock purchase warrants accounted for in accordance with ASC 718, Stock Compensation, the Company classifies as liabilities any contracts where it believes the warrants are deemed to be probable of issuance.

For warrants that are classified as liabilities, the Company records the fair value of the warrants at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss. The fair values of these warrants are determined using the Black-Scholes option pricing model, the Binomial Lattice (“Lattice”) valuation model, or the Monte Carlo simulation model where deemed appropriate. These values are subject to a significant degree of management’s judgment.

Recent Accounting Pronouncements

See Note 2, “Summary of Significant Accounting Policies”, to the Notes to Consolidated Financial Statements included in Part II, Item 8 of this report for information on recent accounting pronouncements.

Results of Operations

Comparison of Years Ended December 31, 2020 and 2019

	Year Ended
	December 31,		Dollar	Percent
	2020	2019	Change	Change
	(in thousands)		(in thousands)
Statement of Operations
Sales:
Product revenue, net	$9,916	$6,556	$3,360	51%
Other revenue, net	18	43	(25)	(58%)
Total sales, net	9,934	6,599	3,335	51%

Cost of goods sold	3,970	1,738	2,232	128%
Gross profit	5,964	4,861	1,103	23%

Research and development	285	184	101	55%
Sales and marketing	6,173	8,767	(2,594)	(30%)
General and administrative	5,932	5,310	622	12%
Total operating expenses	12,390	14,261	(1,871)	(13%)
Operating loss	(6,426)	(9,400)	2,974	(32%)

Non-cash (loss) gain on changes in fair value of warrant liability	(5,216)	749	(5,965)	(796%)
Non-cash gain on changes in fair value of embedded derivative liability	3	424	(421)	(99%)
Other income (expense), net	605	(1,425)	2,030	(142%)

Loss before provision for income taxes	(11,034)	(9,652)	(1,382)	14%
Provision for income taxes	(5)	(6)	1	(17%)
Net loss and comprehensive loss	$(11,039)	$(9,658)	$(1,381)	14%

Total Net Sales, Product Cost of Goods Sold and Gross Profit

Product revenue, net, increased by $3.4 million, or 51%, to $9.9 million for the year ended December 31, 2020, from $6.6 million for the year ended December 31, 2019. The change in product revenue, net, is primarily the result of $3.1 million in product revenue, net, generated from the sale of KN95 Masks during the year ended December 31, 2020 with no comparable revenue during the year ended December 31, 2019. Further, Avenova revenue decreased $0.3 million in 2020 from $6.3 million in 2019 to $6.0 million for the year ended December 31, 2020. The decrease was the net result of an overall decrease in the average net selling price of Avenova products which was partially offset by an overall increase in Avenova units sold. The increase in units sold reflects a higher number of non-prescription Avenova and buy-and-sell units sold, partially offset by a decrease in the number of prescription units sold. The decrease in the overall net selling price was largely due to a lower net selling price associated with over-the-counter Avenova, which was launched in June 2019.

Other revenue, net, decreased by $25 thousand, or 58%, to $18 thousand for the year ended December 31, 2020, from $43 thousand for the year ended December 31, 2019. The decrease in other revenue was due to the Company being relieved of contract liability as a result of changes in contract terms associated with the distribution agreement with China Pioneer in the first quarter of 2019 with no comparable revenue during the year ended December 31, 2020.

Cost of goods sold increased by $2.2 million, or 128%, to $4.0 million for the year ended December 31, 2020, from $1.7 million for the year ended December 31, 2019. The increase was the result of the cost of KN95 Masks sold during the year ended December 31, 2020 with no comparable sales during the year ended December 31, 2019, as well as an increase in the number of Avenova units sold during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Gross profit increased by $1.1 million, or 23%, to $6.0 million for the year ended December 31, 2020, from $4.9 million for the year ended December 31, 2019. The increase in gross profit was primarily due to the KN95 Mask sales.

Research and Development

Research and development expenses increased by $0.1 million, or 55%, to $0.3 million for the year ended December 31, 2020, from $0.2 million for the year ended December 31, 2019. The increase is primarily the result of regulatory expenses incurred under the Microprofit Agreement as further described in Note 8, “Commitments and Contingencies”, to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report.

Sales and marketing

Sales and marketing expenses decreased by $2.6 million, or 30%, to $6.2 million for the year ended December 31, 2020, from $8.8 million for the year ended December 31, 2019. The decrease was primarily due to a decrease in sales representative headcount, and lower travel and related expenses due to the impact of COVID-19. This decrease was partly off-set by an increase in Avenova digital advertising and costs associated with the Company’s relaunch of CelleRx Clinical Reset.

General and administrative

General and administrative expenses increased by $0.6 million, or 12%, to $5.9 million for the year ended December 31, 2020, from $5.3 million for the year ended December 31, 2019. The increase is primarily a result of increased legal expenses incurred and the settlement amount paid in conjunction with a dispute with the Company’s former Interim President & Chief Executive Officer and Chief Financial Officer as further described in Note 8, “Commitments and Contingencies”, to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report.

Non-cash (loss) gain on changes in fair value of warrant liability

The adjustments to the fair value of warrant liability resulted in a loss of $5.2 million for the year ended December 31, 2020 compared to a gain of $0.7 million for the year ended December 31, 2019. For additional information regarding the warrants and their valuation, please see Note 11, “Warrant Liability”, to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report.

Non-cash gain on changes in fair value of embedded derivative liability

The adjustments to the fair value of embedded derivative liability resulted in a gain of $3 thousand for the year ended December 31, 2020 compared to a gain of $0.4 million for the year ended December 31, 2019. For additional information, please see Note 10, “Convertible Note”, to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report.

Other income (expense), net

Other income (expense), net, was a net income of $0.6 million for the year ended December 31, 2020 compared to an expense of $1.4 million for the year ended December 31, 2019. During the year ended December 31, 2020, the Company recorded income of $0.9 million as the result of income recognized as qualifying expenses incurred under the PPP Loan. Please see Note 18, “Paycheck Protection Program”, to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report. This income was partially offset by the interest due on the Promissory Note issued in February 2019 and the amortization of discount and issuance cost related to the Convertible Note issued in March 2019.

The expense of $1.4 million for the year ended December 31, 2019 was due to interest of $0.2 million due on the Promissory Note issued in February 2019, the amortization of discount and issuance cost of $0.8 million related to the Convertible Note issued in March 2019, and the issuance cost of $0.4 million related to the issuance of warrants in August 2019. For additional information regarding the Promissory Note, please see Note 9, “Related Party Note Payable” to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report. For additional information regarding the Convertible Note, please see Note 10, “Convertible Note” to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report. For additional information regarding the issuance of common stock, Series A Preferred Stock and warrants in August 2019, please see Note 12, “Stockholders’ Equity”, to the Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report.

Comparison of Years Ended December 31, 2019 and 2018

For this discussion, see the “Comparison of Years Ended December 31, 2019 and 2018 in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Liquidity and Capital Resources

As of December 31, 2020, our cash and cash equivalents were $12.0 million, compared to $6.9 million as of December 31, 2019. Based primarily on the funds available at December 31, 2020, management believes that the Company’s existing cash and cash equivalents and cash flows generated from product sales will be sufficient to enable the Company to meet its planned operating expenses at least through March 25, 2022. However, changing circumstances may cause the Company to expend cash significantly faster than currently anticipated, and the Company may need to spend more cash than currently expected because of circumstances beyond its control. Additionally, our future results, cash expenditures and ability to obtain additional external financing could be adversely affected by the COVID-19 pandemic and general adverse economic conditions.

Cash Used in Operating Activities

Net cash used in operating activities was $4.7 million for the year ended December 31, 2020, which consisted primarily of a net loss of $11.0 million, adjusted by non-cash loss of $5.2 million on the change in fair value of warrant liability, stock-based compensation expenses of $0.5 million, issuance of RSUs for services of $0.2 million, non-cash interest expense related to amortization of debt issuance cost and debt discount of $0.2 million, and a net increase of $0.2 million in our net operating assets and liabilities.

Net cash used in operating activities was $7.9 million for the year ended December 31, 2019, which consisted primarily of a net loss of $9.7 million, adjusted by non-cash gain of $0.7 million on the change in fair value of warrant liability, non-cash interest expense related to amortization of debt issuance cost and debt discount of $0.7 million, non-cash gain of $0.4 million on the change in fair value of embedded derivative liability, stock compensation expenses of $0.5 million, issuance of RSUs related to employee separation agreement of $0.2 million, non-cash impairment of operating lease right-of-use assets of $0.1 million, depreciation and amortization expenses of $0.1 million and issuance of warrants for service of $0.1 million, and a net increase of $1.2 million in our net operating assets and liabilities.

Cash Used in Investing Activities

For the years ended December 31, 2020 and 2019, cash used in investing activities was $26 thousand and $19 thousand, respectively, for the purchase of property and equipment.

Cash Provided by Financing Activities

Net cash provided by financing activities was $9.8 million for the year ended December 31, 2020. The Company received net proceeds of $5.2 million from the at-the-market offering and equity program (“ATM Program”), and an additional $7.1 million from the exercise of warrants. These amounts were offset by repayments of $1.5 million on the Convertible Note issued to Iliad Research and Trading L.P. and repayment of $1.0 million on the Promissory Note, both paid using proceeds raised through the ATM program pursuant to the ATM Agreement, dated April 27, 2020, with Ladenburg.

Net cash provided by financing activities was $11.7 million for the year ended December 31, 2019, which was attributable to net proceeds of $12.1 million from several financing activities during 2019, including the private placement with three accredited investors in June 2019, issuance of common stock to Triton Funds LP in the second quarter of 2019, issuance of the Promissory Note to Pioneer Hong Kong in February 2019, issuance of the Convertible Note to Iliad Research and Trading L.P. in March 2019, issuance of common stock in a direct registered offering and warrant in a simultaneous private placement in August 2019 and issuance of the Series A Preferred Stock and warrants in a private placement in August 2019. The aggregate proceeds of $12.1 million was offset by repayments of $0.7 million on the convertible note issued to Iliad Research and Trading L.P. during the year 2019. The Company received an additional $0.3 million from the exercise of warrants and stock options during 2019.

Quarterly Results of Operations (unaudited)

The following table presents unaudited quarterly results of operations for the eight most recent quarters ending with the quarter ended December 31, 2020. This information has been derived from our unaudited consolidated financial statements and has been prepared by us on a basis consistent with our audited annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the information for the periods presented.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020	2019	2019	2019	2019
	(in thousands, except per share data)
Statements of Operations Data:
Sales:
Product revenue, net	$1,878	$2,167	$3,979	$1,892	$1,702	$1,615	$1,789	$1,450
Other revenue, net	10	3	5	—	2	—	—	41
Total sales, net	1,888	2,170	3,984	1,892	1,704	1,615	1,789	1,491

Cost of goods sold	813	536	2,040	581	593	401	403	341
Gross profit	1,075	1,634	1,944	1,311	1,111	1,214	1,386	1,150
Operating expenses:
Research and development	36	125	115	9	18	49	32	85
Sales and marketing	1,498	1,692	1,423	1,560	2,157	1,544	1,535	3,531
General and administrative	1,299	1,879	1,477	1,277	1,174	1,333	1,198	1,605
Total operating expenses	2,833	3,696	3,015	2,846	3,349	2,926	2,765	5,221
Operating loss	(1,758)	(2,062)	(1,071)	(1,535)	(2,238)	(1,712)	(1,379)	(4,071)

Non-cash gain (loss) on changes in fair value of warrant liability	8	(1,589)	(3,772)	137	(187)	1,480	(487)	(57)
Non-cash gain (loss) on changes in fair value of embedded derivative liability	—	1	—	2	1	669	(246)	—
Other income (expense), net	—	429	362	(186)	(259)	(719)	(387)	(60)
Loss before provision for income taxes	(1,750)	(3,221)	(4,481)	(1,582)	(2,683)	(282)	(2,499)	(4,188)
Provision for income taxes	(4)	—	(1)	—	(3)	—	(2)	(1)
Net loss	$(1,754)	$(3,221)	$(4,482)	$(1,582)	$(2,686)	$(282)	$(2,501)	$(4,189)

Less: Preferred deemed dividend	—	—	—	—	800	—	—	—
Less: Retained earnings reduction related to warrants down round feature triggered	—	—	—	—	—	—	29	—
Net loss attributable to common stockholders	$(1,754)	$(3,221)	$(4,482)	$(1,582)	$(3,486)	$(282)	$(2,530)	$(4,189)

Net loss per share attributable to common stockholders:
Basic	$(0.04)	$(0.08)	$(0.15)	$(0.06)	$(0.13)	$(0.01)	$(0.14)	$(0.25)
Diluted	$(0.04)	$(0.08)	$(0.15)	$(0.06)	$(0.13)	$(0.02)	$(0.14)	$(0.25)
Shares used in computing net loss per share:
Basic	41,776	40,037	30,384	27,978	27,630	23,096	18,613	17,093
Diluted	41,776	40,067	30,384	27,978	27,630	23,213	18,613	17,093

As of December 31, 2020, we had net operating loss carryforwards for federal and state income tax purposes of $117.3 million and $96.2 million, respectively. The federal net operating loss carryforwards consist of $100.1 million generated before January 1, 2018, which will begin to expire in 2024 and $17.2 million that will carryforward indefinitely but are subject to an 80% limitation for years following December 31, 2020. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) changed net loss carryforward provisions, allowing a full utilization of NOL carryforwards through December 31, 2020. The state net operating loss carryforwards will begin to expire in 2028. The state net operating loss carryforwards will begin to expire in 2028. As of December 31, 2020, we also had tax credit carryforwards for federal income tax purposes of $1.3 million and $0.3 million for state tax purposes. If not utilized, the federal tax credits will begin expiring in 2026. The state tax credits have an indefinite carryover period.

Current federal and California tax laws include substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change of a corporation. Accordingly, our ability to utilize net operating loss carryforwards may be limited as a result of such ownership changes. Such a limitation could result in the expiration of carryforwards before they are utilized.

Inflation

We do not believe that inflation has had a material impact on our business and operating results during the periods presented, and we do not expect it to have a material impact in the near future, although there can be no assurances that our business will not be affected by inflation in the future.

Off -Balance Sheet Arrangements

We did not have any off-balance sheet arrangements at December 31, 2020 and December 31, 2019 as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Seasonality

Consistent with our peers in the United States pharmaceutical industry, our business experiences seasonality with the first quarter of each year typically being the lowest revenue quarter. This annual phenomenon is due to consumers facing the need to satisfy health insurance deductibles and changes to copays as each new insurance year begins. In 2020, the Company experienced unusually high revenue in the quarter ended June 30, 2020 due to sales of the KN95 Masks.

Contractual Obligations

Our contractual cash commitments as of December 31, 2020 were as follows (in thousands):

Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Facility leases	$438	$75	$—	$—	$513
Equipment leases	16	13	—	—	29
Total	$454	$88	$—	$—	$542

Our commitments as of December 31, 2020 consisted primarily of a facility operating lease and an operating lease for two copiers.

The total commitment for the facility lease as of December 31, 2020 was $0.5 million due over the lease term, compared to $0.9 million as of December 31, 2019.

We had an operating lease for 2 copiers as of December 31, 2020. The total commitment for the lease as of December 31, 2020 was $29 thousand due over the lease terms, compared to $45 thousand as of December 31, 2019.

See Note 8, “Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Part II, Item 8 of this report for further information regarding these leases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT THE MARKET RISK OF NOVABAY

NovaBay’s market risk consists principally of interest rate risk on our cash, cash equivalents, and short-term investments. NovaBay’s exposure to market risk is limited primarily to interest income sensitivity, which is affected by changes in interest rates, particularly because our current liquid assets are held in cash and cash equivalents.

NovaBay’s investment policy restricts its investments to high-quality investments and limits the amounts invested with any one issuer, industry, or geographic area. The goals of NovaBay’s investment policy are as follows: preservation of capital, assurance of liquidity needs, best available return on invested capital, and minimization of capital taxation. Some of the securities in which NovaBay invests may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with an interest rate fixed at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk, in accordance with NovaBay’s investment policy, NovaBay maintains its cash and cash equivalents in short-term marketable securities, including money market mutual funds, Treasury bills, Treasury notes, certificates of deposit, commercial paper, and corporate and municipal bonds. The risk associated with fluctuating interest rates is limited to our investment portfolio. Due to the short-term nature of our investment portfolio, NovaBay believes it has minimal interest rate risk arising from its investments. NovaBay does not use derivative financial instruments in its investment portfolio and does not hold any instruments for trading purposes. To date, NovaBay has not had any material exposure to foreign currency rate fluctuations.

DERMADOCTOR MANAGEMENT DISCUSSION
AND ANALYSIS AND RESULTS OF OPERATIONS

Important Information Before Reading This Section

Prior to the Acquisition Closing, DERMAdoctor was a privately-held company and the following management’s discussion and analysis of financial condition and results of operations with respect to its financial performance for the six months ended June 30, 2021 and its year ended December 31, 2020 (together, the “DERMAdoctor MD&A”) is being provided in this Proxy Statement. The DERMAdoctor MD&A should be read together with DERMAdoctor’s audited financial statements for the year ended December 31, 2020 and its unaudited financial statements for the six months ended June 30, 2021, which are included in this Proxy Statement. All amounts presented are in accordance with U.S. generally accepted accounting principles (“GAAP”), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this Proxy Statement, including “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” This information has been included to provide certain historical financial information about DERMAdoctor that may be important to stockholders in connection with their evaluation of the Conversion Proposal and the Share Issuance Proposal. The information and analysis of DERMAdoctor and its business and financial performance relates to the period prior to this Acquisition and therefore the information, analysis, judgements and results presented are those of DERMAdoctor’s management before it was acquired by us.

Recent Developments

On November 5, 2021, NovaBay completed its acquisition of DERMAdoctor. Pursuant to the terms of the Acquisition Purchase Agreement, NovaBay acquired 100% of the issued and outstanding membership units of DERMAdoctor for the agreed upon Purchase Price. The Purchase Price is comprised of a payment of approximately $12.0 million in cash to Papillon and MGP made at the Acquisition Closing, which amount was (i) reduced by the amounts paid to satisfy DERMAdoctor’s indebtedness and its transaction expenses as of the Acquisition Closing, and (ii) increased by the amount of DERMAdoctor cash and cash equivalents at the Acquisition Closing. In addition, $1.2 million of the Purchase Price paid at the Acquisition Closing was deposited into an escrow account, which amount is available to NovaBay to satisfy indemnification obligations of the Founders and the Sellers in accordance with the Acquisition Purchase Agreement. The Purchase Price also includes up to an additional aggregate amount of $3.0 million in Earn Out Payments that will be contingent upon the legacy DERMAdoctor business achieving predetermined financial targets for the 2022 and the 2023 calendar years.

The information set forth below relates only to DERMAdoctor and its business and financial information for the reported periods set forth below, which were prior to the recently completed Acquisition.

Overview

DERMAdoctor is an omni-channel skincare company primarily focused on the creation of products that are designed to target common skin concerns, ranging from aging and blemishes to dry skin, perspiration and keratosis pilaris. DERMAdoctor develops, markets, distributes and sells skincare products under the DERMAdoctor brand in the United States and internationally. For the six months ended June 30, 2021 and 2020, DERMAdoctor recorded net income in the amount of $523,385 and $989,900, respectively. For the years ended December 31, 2020 and 2019, DERMAdoctor recorded net income of $638,290 and $515,171, respectively. DERMAdoctor has sustained profitability the past two years, despite decreased sales through domestic wholesalers due to increased focus on direct to consumer sales and sales through international channels. DERMAdoctor also focused on expense reduction and decreasing the cost of manufacturing during that period.

Critical Accounting Policies and Estimates

The DERMAdoctor financial statements have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in such financial statements and accompanying notes. Actual results could differ materially from those estimates.

DERMAdoctor has set forth accounting policies in Note 3 to its audited financial statements for the year ended December 31, 2020 that it believes are critical to the process of making significant judgments and estimates in the preparation of its financial statements and understanding and evaluating its reported financial results. A copy of the DERMAdoctor audited financial statements for the year ended December 31, 2020 are included in this Proxy Statement and you are urged to read these significant accounting policies. DERMAdoctor has based its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Results of Operations for the Six Months ended June 30, 2021 and 2020

The following information summarizes DERMAdoctor’s results of operations included in its unaudited financial statements as of and for the six months ended June 30, 2021 and 2020.

Net Sales

For the six months ended June 30, 2021 and 2020, net sales by sales channel as a percentage of total sales were as follows:

	Six months ended	Six months ended
	June 30, 2021	June 30, 2020
Domestic	32%	53%
E-Commerce	45%	16%
International	23%	32%

DERMAdoctor net sales are derived from sales of products, net of provisions for sales discounts and allowances, product returns, markdowns and price adjustments. Net sales decreased 44%, from $5,203,706 for the six months ended June 30, 2020 to $2,918,010 for the six months ended June 30, 2021. This decrease was driven by a decrease in domestic sales of $1,821,434, or 66%, which was primarily related to pandemic-related store closures and the termination of a retail customer. Additionally, DERMAdoctor saw an increase in online sales of $516,097, or 64%, and a decrease in international sales of $980,359, or 60%. DERMAdoctor’s domestic sales comprised 32% of net sales for the six months ended June 30, 2021, down from 53% for the six months ended June 30, 2020, also due primarily to pandemic-related store closures and the termination of a retail customer.

Cost of sales and gross profit

Cost of sales reflects the aggregate costs to procure DERMAdoctor’s products, including the amounts invoiced by its third-party contractors for components and finished goods, as well as costs related to transportation to and from its manufacturers and distribution centers. Cost of sales also includes the effect of changes in the balance of reserves for excess and obsolete inventory and write-off of inventory not previously reserved. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance. Cost of sales were $1,108,224 and $2,451,717 for the six months ended June 30, 2021 and 2020, respectively, representing a decrease of 55%. The decrease in cost of sales was mainly attributable to a decrease in volume shipped and, to a lesser degree, a decrease in cost of manufacturing.

Gross profit is DERMAdoctor’s net sales less cost of sales. Gross profit decreased $942,203 or 34%, to $1,809,786 for the six months ended June 30, 2021, as compared to the gross profit of $2,751,989 for the six months ended June 30, 2020. DERMAdoctor’s gross profit as a percentage of net sales was 62% and 53% for the six months ended June 30, 2021 and 2020, respectively. The increase in gross profit percentage was due to a greater portion of net sales coming from e-commerce sales.

Total expenses

DERMAdoctor’s total expenses for the six months ended June 30, 2021 were $1,535,828, a decrease of $152,888, or 9%, from $1,688,716 for the six months ended June 30, 2020. The decrease was primarily due to a reduction in freelancer and sales team headcount, along with the associated sales and marketing expenses.

Selling expenses

DERMAdoctor’s selling expenses totaled $821,726 and $1,057,526 for the six months ended June 30, 2021 and 2020, respectively. Selling expenses primarily consisted of advertising and marketing expenses. The decrease in selling expenses in 2021 when compared to 2020 is mainly related to a reduction in freelancer and sales team headcount, along with their associated expenses.

General and administrative expenses

General and administrative expenses were $714,102 for the six months ended June 30, 2021, an increase of $82,912, compared to the $631,190 general and administrative expenses for the six months ended June 30, 2020. The increase is primarily due to an increase in expenses associated with computer software, as well as an increase in wages after temporary pandemic related salary reductions ended.

Income from operations

DERMAdoctor had income from operations of $273,958 for the six months ended June 30, 2021 compared to income from operations of $1,063,273 for the six months ended June 30, 2020. This decrease is primarily from a reduction in domestic sales.

Interest expense

Interest expense was $64,161 and $70,924 for the six months ended June 30, 2021 and 2020, respectively. This decrease is from a reduction in short-term notes payable.

Net income

For the six months ended June 30, 2021 and 2020, DERMAdoctor reported net income of $523,385 and $989,900 , respectively, which decrease is primarily the result of the factors described above. In addition, the 2020 amount includes income from a Paycheck Protection Program (“PPP”) loan of $315,800 that was forgiven during the first six months of 2021.

Results of Operations for the years ended December 31, 2020 and 2019

The following information summarizes DERMAdoctor’s results of operations included in its financial statements as of and for the years ended December 31, 2020 and 2019. References to 2020 are references to the twelve months ended December 31, 2020 and references to 2019 are references to the twelve months ended December 31, 2019.

Net Sales

During 2020 and 2019, net sales by sales channel were as follows:

	Twelve months ended	Twelve months ended
	December 31, 2020	December 31, 2019
Domestic	47%	60%
E-Commerce	20%	20%
International	33%	20%

DERMAdoctor’s net sales are derived from sales of products, net of provisions for sales discounts and allowances, product returns, markdowns and price adjustments. Net sales decreased 11% to $8,387,348 in 2020 from $9,458,762 in 2019. This decrease was due to a decrease in online sales of $214,282 and a decrease in domestic sales of $1,733,204 that were largely related to the pandemic effects including retailer store closures and the termination of a retail customer. This decrease was partially offset by an increase in international sales of $876,072.

Cost of sales and gross profit

Cost of sales reflects the aggregate costs to procure DERMAdoctor’s products, including the amounts invoiced by its third-party contractors for components and finished goods as well as costs related to transportation to and from its manufacturers and distribution centers. Cost of sales also includes the effect of changes in the balance of reserves for excess and obsolete inventory and write-off of inventory not previously reserved. In addition, cost of sales includes warehouse costs including depreciation, wages, utilities, real estate taxes, and property insurance. Cost of sales were $4,133,465 and $4,511,389 in 2020 and 2019, respectively, representing a decrease of 9.1%. This decrease was primarily due to a lower volume of shipped product to domestic retailers during 2020.

Gross profit is DERMAdoctor’s net sales less cost of sales. Gross profit decreased $693,490, or 14%, to $4,253,883 for 2020 as compared to the gross profit of $4,947,373 in 2019. This decrease was primarily the result of the decrease in domestic sales as noted above. DERMAdoctor’s gross profit as a percentage of net sales was 51% and 52% for 2020 and 2019, respectively.

Total expenses

Total expenses in 2020 were $3,482,106, a decrease of $798,739, or 19%, from $4,280,845 in 2019. This decrease is primarily from a reduction in sales and marketing due to store closures.

Selling expenses

DERMAdoctor’s selling expenses totaled $1,983,099 and $2,806,187 in 2020 and 2019, respectively. The 29% reduction in selling expenses year over year is primarily attributable to a reduction in sales and marketing headcount and their associated expenses. Selling expenses primarily consisted of advertising and marketing expenses and sales and marketing team payroll.

General and administrative expenses

General and administrative expenses were $1,499,007 in 2020, an increase of $24,439, or 2%, over the $1,474,658 general and administrative expenses in 2019.

Income from operations

DERMAdoctor had operating income of $771,777 and $666,528 in 2020 and 2019, respectively. The increase was the net result of the factors described above where the decrease in total expenses exceeded the decrease in gross profit.

Interest expense

Interest expense was $129,179 and $148,954 in 2020 and 2019, respectively, all of which related to DERMAdoctor’s short-term notes payable.

Net income

For the years ended December 31, 2020 and 2019, DERMAdoctor reported net income of $638,290 and $515,171, respectively, which increase is the result of the factors described above.

Cash flows for the six months ended June 30, 2021 and 2020

Cash flows from operating activities

DERMAdoctor’s net cash provided by operating activities for the six months ended June 30, 2021 was $210,303, compared to $519,566 for the six months ended June 30, 2020, a decrease of approximately 309,263 or 60%. The decrease was primarily the result of a decrease in net income for the comparable periods as described above. Additionally, DERMAdoctor recognized non-cash income in the 2021 period from forgiveness of a PPP loan which was received in the 2020 period. The impact of these decreases was partially offset by a lower increase in working capital in the 2021 period as compared to the 2020 period.

Cash flows from investing activities.

DERMAdoctor did not use any net cash in investing activities for the six months ended June 30, 2021, compared to $51,352 net cash used in investing activity for the six months ended June 30, 2020. Purchases of property and equipment and intangibles in 2020 were non-recurring in 2021.

Cash flows provided by financing activities.

DERMAdoctor’s net cash used in financing activities for the six months ended June 30, 2021 was $82,777, compared to $166,772 for the six months ended June 30, 2020, an increase of approximately $83,995, or 50%. The decrease was primarily a result of a lower amount of repayments on lines of credit in the 2021 period as compared to the 2020 period. This decrease was partially offset by lower proceeds from PPP loans in the 2021 period as compared to the 2020 period.

Cash flows for the years ended December 31, 2020 and 2019

Cash flows used in operating activities

DERMAdoctor’s net cash used in operating activities for the year ended December 31, 2020 was $121,349, compared to $178,296 for the year ended December 31, 2019, a decrease of approximately $56,947, or 46%. The decrease was primarily the result of a higher increase in working capital during the 2020 period which was partially offset by higher net income during the 2020 period when compared to the 2019 period.

Cash flows used in investing activities.

Net cash used in investing activities for the year ended December 31, 2020 was $25,462, compared to $202,937 for the year ended December 31, 2019, a decrease of approximately $177,475. The decrease was the result of a lower amount invested in property, equipment and website development in the 2020 period as compared to the 2019 period.

Cash flows provided by financing activities.

Net cash provided by financing activities for the year ended December 31, 2020 was $157,705, compared to $158,660 for the year ended December 31, 2019. Net cash provided by financing activities in 2020 consisted of the repayment of $158,095 on its line of credit offset by funding received for a PPP loan in the amount of $315,800 for 2020. Net cash provided by financing activities in 2019 consisted of proceeds on DERMAdoctor’s line of credit of $482,572 and proceeds from accounts receivable financing of $1,516,633, offset by repayments of accounts receivable financing of $1,740,545 and repayments of related party notes payable of $100,000.

Liquidity and Capital Resources

DERMAdoctor was profitable and generated income from its operations in 2020 and 2019. It also funded its operations through account receivable financings, its line of credit and short-term loans from related parties. DERMAdoctor has a lengthy manufacturing process that requires it to at times pay for product ingredients and components prior to manufacturing and before it gets paid for the product from customers. Therefore, depending on sales growth rates, investment in new products, and inventory levels, it may require external working capital to finance the working capital needs of the business.

As of June 30, 2021 and December 31, 2020, DERMAdoctor had cash and cash equivalents totaling $143,357 and $15,781, respectively, total current assets of $3,271,340 and $3,133,025, respectively, and total assets of $3,409,838 and $3,303,790, respectively. Also, as of June 30, 2021 and December 31, 2020, DERMAdoctor had total current liabilities of $2,619,881 and $3,037,218, respectively, and a net working capital of $651,459 and $95,807, respectively. Its primary working capital requirements are for product and product-related costs, the payment of payroll, and advertising and marketing costs. Fluctuations in working capital are primarily driven by the time lag between when it must pay for inventory and when its customers pay for the product DERMAdoctor sells them.

Off-balance sheet arrangements

DERMAdoctor did not have during the periods presented, and it does not currently have, any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

DESCRIPTION OF NOVABAY CAPITAL STOCK

NovaBay’s authorized capital stock currently consists of 100,000,000 shares of Common Stock with a $0.01 par value per share, and 5,000,000 shares of preferred stock with a $0.01 par value per share. A description of material terms and provisions of the Certificate of Incorporation and the Bylaws affecting the rights of holders of NovaBay’s capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to NovaBay’s Certificate of Incorporation and the Bylaws, which are available in our filings with the Commission. As of October 25, 2021, there were 44,943,364 shares of Common Stock outstanding, and no shares of the Preferred Stock were outstanding (with 15,000 shares of Preferred Stock subsequently issued on November 2, 2021 in connection with the closing of the Private Placement).

The Company recently completed the Private Placement pursuant to the terms of the Securities Purchase Agreement, which provided for the issuance and sale to the Purchasers of an aggregate of 15,000 shares of Preferred Stock convertible into 37,500,000 shares of Common Stock and Warrants exercisable for 37,500,000 shares of Common Stock for an aggregate purchase price of $15,000,000. As a result of the Private Placement and the issuance of the Preferred Stock and the Warrants, the number of shares of Common Stock that will be potentially issued upon conversion of the Preferred Stock and the exercise of the Warrants will be 75,000,000 shares, which number of shares exceeds our currently authorized shares of Common Stock under our Certificate of Incorporation. As a result, and pursuant to the Securities Purchase Agreement, we agreed with the Purchasers to take the necessary corporate action to increase the number of authorized shares of Common Stock in sufficient amount to allow for the conversion of all of the shares of Preferred Stock and the full exercise of the Warrants. This increase in the number of authorized shares of Common Stock is being considered by stockholders in Proposal Two of this Proxy Statement.

On November 1, 2021, the Board approved, subject to stockholder approval at this Special Meeting, an amendment to our Certificate of Incorporation to increase our authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares. An increase in the number of authorized shares of Common Stock to 150,000,000 shares will increase our total authorized capitalization to 155,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock. The additional Common Stock to be authorized by stockholder approval of Proposal Two of this Proxy Statement would have rights identical to the currently outstanding shares of our Common Stock. If our stockholders approve Proposal Two of this Proxy Statement, we expect to file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which will result in an increase in our authorized Common Stock. The text of the proposed Certificate of Amendment that provides for this amendment to the Certificate of Incorporation is set forth in the form attached as Annex F to this Proxy Statement.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.

Voting rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Our Certificate of Incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our Certificate of Incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that NovaBay may designate and issue in the future.

Right to receive liquidation distributions. Upon NovaBay’s dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our Common Stock are distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential or pari passu rights and payment of liquidation preferences, if any, on any outstanding shares of NovaBay’s preferred stock, including the Preferred Stock.

The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the Preferred Stock, as described below, and any other preferred stock that NovaBay may designate and issue in the future.

Preferred Stock

Under the terms of the Certificate of Incorporation, the Board is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Other than the Preferred Stock, NovaBay does not currently have any shares of preferred stock issued and outstanding.

Our Certificate of Incorporation authorized the Board, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. The Board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of NovaBay, may adversely affect the market price of our Common Stock and the voting and other rights of the holders of Common Stock, and may reduce the likelihood that stockholders will receive dividend payments and payments upon liquidation.

Series B Non-Voting Convertible Preferred Stock

On November 2, 2021, we issued 15,000 shares of the Preferred Stock, all of which may be converted into 37,500,000 shares of Common Stock at the election of the holders of the Preferred Stock after stockholder approval of Proposal One, subject to the beneficial ownership limitation described below. The following is a summary of the terms of the Preferred Stock, which is qualified in its entirety by the Certificate of Designation, attached hereto as Annex B. You should review a copy of the Certificate of Designation for a complete description of the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Stock.

Rank

The Preferred Stock ranks as to dividends or distributions of assets upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with our Common Stock;
●	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Preferred Stock; and
●	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Preferred Stock.

Conversion and Limitations

Pursuant to the terms of the Securities Purchase Agreement, each share of the Preferred Stock that we issued in the Private Placement is convertible at a current conversion price of $0.40 into 2,500 Conversion Shares into an aggregate of 37,500,000 shares of Common Stock (subject to further adjustment in certain cases), subject to limitations upon conversion, including receipt of stockholder approval of Proposal One is received in accordance with Section 713(a) and (b) of the Company Guide. Until Proposal One is approved by stockholders, the holders of the Preferred Stock may convert their pro rata share of Preferred Stock up to an aggregate of 19.99% of outstanding shares of Common Stock immediately prior to the Private Placement Closing Date. The Preferred Stock is subject to another limitation upon conversion of the Preferred Stock to the extent that, after giving effect to such conversion, the holder of such Preferred Stock (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of shares of Common Stock then issued and outstanding provided that such increase in percentage shall not be effective until sixty-one days after notice to NovaBay.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Preferred Stock are entitled to receive the same amount as a holder of Common Stock.

Voting Rights

Shares of Preferred Stock generally have no voting rights, except as required by law and except that the consent of the majority of holders of the outstanding Preferred Stock is required to: (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Designation, (ii) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of Preferred Stock, (iii) increase the number of authorized shares of Preferred Stock, and (iv) enter into any agreement with respect to any of the foregoing.

Dividends

Holders of Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Preferred Stock is not entitled to any other dividends.

Redemption

We are not obligated to redeem or repurchase any shares of Preferred Stock. Shares of Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Preferred Stock, and the Preferred Stock has not been listed on any national securities exchange or trading system.

Dilution Protection

In the event the Company, at any time after the first date of issue of the Preferred Stock and while at least one share of Preferred Stock is outstanding: (a) pays a dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Preferred Stock or any debt securities), (b) subdivides outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then, in each case, the conversion price of the Preferred Stock shall be adjusted as provided in the Certificate of Designation. Any adjustment made pursuant to the Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (a) through (d) above. In addition, in the event that we or any of our subsidiaries, as applicable, at any time while the Preferred Stock is outstanding sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any securities of the Company or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock at an effective price per share that is lower than the then conversion price of the Preferred Stock, then the conversion price of the Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. This full-ratchet anti-dilution protection is subject to termination as provided in the Certificate of Designation upon the earlier of: (i) our Common Stock achieving an average trading price during any 10 days during a 30-consecutive trading day period that is 250% of the conversion price of the Preferred Stock and the trading volume during such period exceeds $500,000 per trading day; provided that the Initial Registration Statement and the Second Registration Statement remain effective during this measurement period; or (ii) 75% of the Preferred Stock issued having been converted. The holders of Preferred Stock do not have any preemptive rights as a result of their ownership of Preferred Stock.

Fundamental Transactions

If, at any time that shares of Preferred Stock were outstanding, we effected a merger, a sale of substantially all assets or engage in another type of change of control transaction, as described in the Certificate of Designation and referred to as a “Fundamental Transaction”, then a holder of Preferred Stock would have the right to receive, upon any subsequent conversion of a share of Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of Common Stock. In connection with a Fundamental Transaction, the holders of Preferred Stock may instead receive in exchange for their shares of Preferred Stock a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock, which is convertible for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of Common Stock upon conversion of the Preferred Stock and with a conversion price consistent with the conversion price of the Preferred Stock then currently in effect. If NovaBay is not the surviving entity in any such fundamental transaction, then it shall cause any successor entity to assume in writing all of the obligations of NovaBay under the Certificate of Designation, the Securities Purchase Agreement, Registration Rights Agreement and the Warrant in accordance with the provisions of the Certificate of Designation.

Registration Rights

In connection with the Private Placement, we entered into the Registration Rights Agreement with the Purchasers that provided for the resale of the Conversion Shares and the Warrant Shares. Pursuant to the terms of the Registration Rights Agreement, we are required to prepare and file: (i) an Initial Registration Statement on Form S-1 covering the resale of the Conversion Shares with the SEC within 30 calendar days following the Private Placement Closing Date; and (ii) the Second Registration Statement on Form S-1 covering the resale of the Warrant Shares within 30 calendar days following approval by stockholders of Proposal One and Proposal Two. NovaBay will use its best efforts to cause the Initial Registration Statement and the Second Registration Statement to be declared effective by the Commission within the timing set forth in the Registration Rights Agreement. The Registration Rights Agreement provides for payment of liquidated damages to the Purchasers in the event NovaBay is not able to perform its obligations with respect to registering the Common Stock. In addition, pursuant to the Registration Rights Agreement, NovaBay also agreed, among other things, to indemnify the Purchasers, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the Purchaser(s), and any underwriting discounts and selling commissions) incident to our obligations under the Registration Rights Agreement. For additional information regarding the Registration Rights Agreement see “Description of the Private Placement” in this Proxy Statement and the copy of the Registration Rights Agreement, which is attached to this Proxy Statement as Annex D.

Description of the Warrants in the Private Placement

The Warrants were issued together with the Preferred Stock in the Private Placement. The Warrants are not immediately exercisable and will not be exercisable unless and until both Proposal One and Proposal Two in this Proxy Statement are approved by stockholders. Upon receiving stockholder approval of these proposals, the Warrants will become exercisable by the holders for up to 37,500,000 shares of Common Stock at an exercise price of $0.53 per share, subject to customary anti-dilution adjustments as provided in the Warrant. The Warrant will remain exercisable for a period of six (6) years from the initial exercise date. The Warrants are subject to a provision prohibiting the exercise of such Warrants to the extent that, after giving effect to such exercise, the holder of such Warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock. The Warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of NovaBay. For additional information about the terms of the Warrant, a copy of the form of Warrant that we issued in the Private Placement is attached hereto as Annex C.

Other Outstanding Warrants

As of October 25, 2021, we had warrants outstanding to purchase an aggregate of 7,081,508 shares of Common Stock with a weighted-average exercise price of $1.63 per share.

Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law

Our Certificate of Incorporation provides that the Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because holders of Common Stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of NovaBay’s directors. The Board is able to elect a director to fill a vacancy created by the expansion of the Board or due to the resignation or departure of an existing board member. Our Certificate of Incorporation and Bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, and that only the Board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our Bylaws include a requirement for the advance notice of nominations for election to the Board or for proposing matters that can be acted upon at a stockholders’ meeting. Our Certificate of Incorporation provides for the ability of the Board to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board, which rights could be senior to those of our Common Stock. The Certificate of Incorporation and Bylaws also provide that approval of at least 66-2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal the Bylaws, or repeal the provisions of our Certificate of Incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions make it difficult for holders of Common Stock to replace the Board. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of NovaBay.

Section 203 of the Delaware General Corporation Law

NovaBay is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

●	the transaction is approved by the Board prior to the time that the interested stockholder became an interested stockholder;
●

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire NovaBay.

Transfer Agent and Registrar

Computershare Shareholder Services, Inc., located in Providence, Rhode Island, Providence County, is the transfer agent and registrar for our Common Stock and preferred stock in the United States and Computershare Investor Services, Inc., located in Toronto, Ontario, Canada, is the co-transfer agent and registrar for our Common Stock in Canada.

Listing on the NYSE American

Our Common Stock is listed on the NYSE American under the symbol “NBY.”

PRINCIPAL STOCKHOLDERS OF NOVABAY

The following table indicates information as of October 25, 2021 regarding the ownership of our Common Stock by:

●	each person who is known by us to own more than five percent (5%) of our shares of Common Stock;

●	our current executive officers who are each Named Executive Officers under the Commission’s proxy rules;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 44,943,364 shares of our Common Stock outstanding as of October 25, 2021. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Beneficial Owners Holding More Than 5%

Pioneer Pharma (Hong Kong) Company Ltd. (“Pioneer Hong Kong”) (2)	5,188,421	11.5%
682 Castle Peak Road
Lai Chi Kok, Kowloon, Hong Kong

Jian Ping Fu (“Mr. Fu”) (3)	4,000,000	8.9%
11 Williams Road
Mt. Eliza, Melbourne VIC 3930
Australia

Executive Officers and Directors
Justin M. Hall, Esq.(4)	368,140	*
Andrew Jones (5)	202,319	*
Paul E. Freiman, Ph.D.(6)	124,409	*
Xinzhou (Paul) Li (2), (7)	65,248	*
Swan Sit (8)	20,000	*
Mijia (Bob) Wu, M.B.A. (9)	55,244	*
Yenyou (Jeff) Zheng, Ph.D. (10)	20,000	*
All directors and executive officers as a group (7 persons)	855,359	1.9%

*         Less than one percent (1%).

(1)

The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608. Number of shares beneficially owned and percent of class is calculated in accordance with Commission rules. A beneficial owner is deemed to beneficially own shares the beneficial owner has the right to acquire within 60 days of October 25, 2021. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within 60 days of October 25, 2021 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Director Xinzhou (Paul) Li is a Director of Pioneer Hong Kong and Chairman and Executive Director of China Pioneer Pharma Holdings Limited (“China Pioneer”), the parent company of Pioneer Hong Kong. Pioneer Hong Kong is a wholly-owned subsidiary of China Pioneer Pharma, and Mr. Li and his family own a majority interest in China Pioneer Pharma. Mr. Li disclaims beneficial ownership of the shares of the Company Common Stock held by Pioneer Hong Kong. Pioneer Hong Kong and China Pioneer Pharma (by virtue of China Pioneer Pharma’s indirect ownership of Pioneer Hong Kong), share voting power and share investment power over the 5,188,421 shares.

(3)

Based upon information contained in the Schedule 13D filed by Mr. Fu with the Commission on September 16, 2016, as amended by Amendment No. 1 filed with the Commission on April 16, 2019 and Amendment No. 2 filed with the Commission on August 24, 2020, Mr. Fu beneficially owned 4,000,000 shares of Common Stock as of August 1, 2020, with sole voting power over 4,000,000 shares, shared voting power over no shares, sole dispositive power over 4,000,000 shares and shared dispositive power over no shares.

(4)

Includes (i) 3,405 shares of Common Stock held directly by Mr. Hall (with sole voting power over 3,405 shares, shared voting power over no shares, sole investment power over 3,405 shares and shared investment power over no shares), and (ii) 364,735 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021 or within 60 days after such date. Does not include 500,000 performance restricted stock units granted to Mr. Hall on May 4, 2021 that will vest based on the achievement of three performance goals at the end of a three-year performance period ending December 31, 2023.

(5)

Includes (i) 82,006 shares of Common Stock held directly by Mr. Jones (with sole voting power over 82,006 shares, shared voting power over no shares, sole investment power over 82,006 shares and shared investment power over no shares), and (ii) 120,313 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021 or within 60 days after such date. Does not include 250,000 performance restricted stock units granted to Mr. Jones on May 4, 2021 that will vest based on the achievement of three performance goals at the end of a three-year performance period ending December 31, 2023.

(6)

Includes (i) 2,311 shares held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Mr. Freiman and his spouse are trustees (with sole voting power over 625 shares, shared voting power over 1,061 shares, sole investment power over no shares and shared investment power over 1,686 shares), and (ii) 122,097 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021, or within 60 days after such date.

(7)	Reflects 65,248 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021, or within 60 days after such date.

(8)	Reflects 20,000 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021, or within 60 days after such date.

(9)

Reflects 55,244 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021, or within 60 days after such date. As Non-Executive Director of China Pioneer Pharma, Mr. Wu disclaims beneficial ownership of the shares of the Common Stock held by China Pioneer Pharma and Pioneer Hong Kong. See Note (2) above for shares of the Company owned by China Pioneer Pharma and Pioneer Hong Kong.

(10)	Reflects 20,000 shares issuable upon exercise of outstanding options which are exercisable as of October 25, 2021, or within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

NovaBay’s Audit Committee has the responsibility of reviewing any possible related party transactions. In conducting its review, the Audit Committee applies the principles of the Code of Ethics and its Conflict of Interest Policy to: (i) the relationship of the related persons to the transaction; (ii) the relationship between the Company and the related persons; (iii) the importance of the interest to the related persons; and (iv) the amount involved in the transaction. Since December 31, 2018, there has not been any transaction, nor is there any proposed transaction, in which NovaBay was a participant, and in which a “related party” of NovaBay had or is expected to have a direct or indirect material interest, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of the average of NovaBay’s total assets at the end of the last two (2) completed fiscal years, that would require disclosure, except for the following:

November 2021 Acquisition of DERMAdoctor

On November 5, 2021, we acquired DERMAdoctor, which is now a wholly-owned subsidiary of NovaBay. In connection with the Acquisition Closing, we entered into employment agreements with each of Dr. Audrey Kunin and Dr. Jeffrey Kunin to serve as the Chief Product Officer and President of DERMAdoctor, respectively, having previously served as the Chief Creative Officer and Chief Executive Officer of DERMAdoctor, respectively, prior to the Acquisition. The employment agreements provide for: (i) a term of two years; (ii) a minimum annual base salary of $150,000 and $200,000 for Dr. Jeffrey Kunin and Dr. Audrey Kunin, respectively; (iii) the opportunity for Dr. Jeffrey Kunin and Dr. Audrey Kunin to earn an annual performance bonus award as provided in their respective employment agreements; and (iv) in the case of Dr. Audrey Kunin, NovaBay equity grants of 300,000 performance restricted stock units and 150,000 stock options under our 2017 Omnibus Incentive Plan. Additionally, pursuant to the Acquisition Purchase Agreement, we entered into a separate letter agreement with Dr. Audrey Kunin that provides for her appointment to the Board, including the related timing with respect to such appointment occurring prior to our 2022 annual stockholder meeting and the qualifications and conditions to be met in order to serve on our Board. For additional information, see “Background and Reasons for the Acquisition—Interests of DERMAdoctor’s Officers and its Managers in the Acquisition” in this Proxy Statement.

In addition to receiving compensation as employees, each of Dr. Audrey Kunin and Dr. Jeffrey Kunin are also the indirect owners of Papillon. In connection with the Acquisition Closing, Papillion, as the former owner of 82.2% of the DERMAdoctor membership units, received its portion of approximately $12.0 million of the Purchase Price. The Purchase Price also includes up to an additional aggregate amount of $3.0 million in the Earn Out Payments for the 2022 and the 2023 calendar years, subject to a maximum aggregate Earn Out Payment of $1.5 million for each year. Payment of an Earn Out Payment to Papillon (and the other Seller), if earned, will be conditioned upon both of Dr. Audrey Kunin and Dr. Jeffrey Kunin remaining employees of DERMAdoctor throughout the entirety of the 2022 and 2023 fiscal years, unless (x) we terminate either of Dr. Audrey Kunin and Dr. Jeffrey Kunin “without cause”, as defined under their respective employment agreements or (y) death or disability of either Founder occurs. In addition, as part of the Acquisition, Papillion and Dr. Audrey Kunin and Dr. Jeffrey Kunin entered into non-competition and release agreements with us. For additional information regarding the Acquisition and the Purchase Price, see “The Acquisition Purchase Agreement—Consideration in the Acquisition” and with respect to the non-competition and release agreements, see “Background and Reasons for the Acquisition—Interests of DERMAdoctor’s Officers and its Managers in the Acquisition” in this Proxy Statement.

In connection with the Acquisition, Dr. Audrey Kunin and Dr. Jeffrey Kunin, together with Papillon, also agreed to indemnify NovaBay for losses that may be sustained and arise out of certain events relating to the Acquisition, as provided in the Acquisition Purchase Agreement. At the Acquisition Closing, $1.2 million of the Acquisition Purchase Price was deposited into escrow and is being held for a period of 12 months after the Acquisition Closing, which amount is available to NovaBay to satisfy indemnification obligations of Dr. Audrey Kunin and Dr. Jeffrey Kunin, as well as Papillon in accordance with the Purchase Agreement. In addition, NovaBay also agreed to provide Dr. Audrey Kunin, Dr. Jeffrey Kunin and Papillon with indemnification in connection with the Acquisition. For additional information regarding the indemnification obligations of Dr. Audrey Kunin and Dr. Jeffrey Kunin, including Papillon, and us, see “The Acquisition Purchase Agreement—Indemnification and Escrow” in this Proxy Statement.

June 2020 Reprice of August 2019 Preferred Private Placement Warrants

On August 8, 2019, we entered into a securities purchase agreement (the “2019 Securities Purchase Agreement”) for the sale to accredited investors of (i) 2,700,000 shares of NovaBay’s Series A Non-Voting Convertible Preferred Stock that automatically converted into 2,700,000 shares of Common Stock upon the approval of our stockholders at the special meeting of stockholders on October 9, 2019 and (ii) Common Stock purchase warrants exercisable for 2,700,000 shares of Common Stock for an aggregate purchase price of $2,700,000 (the “August Private Placement”). China Kington agreed to serve as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds received by us in the August Private Placement.

In July 2020, the Common Stock purchase warrants issued in the August Private Placement were exercised in full as consideration for the issuance of an equivalent number of new warrants to the same investor with a reduced exercise price (the “June 2020 Reprice”). China Kington did not participate and did not receive any commission for the June 2020 Reprice. Our Audit Committee recommended to our Board and our Board approved the 2019 Securities Purchase Agreement on August 8, 2019 and then further approved the June 2020 Reprice, upon the Audit Committee’s recommendation, on July 20, 2020. Mr. Wu, who serves as a director on our Board, also serves as the Managing Director of China Kington.

February 2019 Promissory Note Amended June 25, 2019 and May 14, 2020

On February 27, 2019, NovaBay issued a promissory note payable to Pioneer Hong Kong, which was amended on June 25, 2019 and May 14, 2020, pursuant to which Pioneer Hong Kong loaned us $1,000,000 (the “Promissory Note”). The interest payment in the Promissory Note was amended from a payment of $300,000 (initially $150,000) to the delivery of 65,178 units of NeutroPhase (40ml) to Pioneer Hong Kong, or an affiliate of Pioneer Hong Kong. We repaid the Promissory Note in full in May 2020 using proceeds raised through certain at-the-market equity offerings pursuant to the At the Market Offering Agreement, dated April 27, 2020, with Ladenburg Thalmann & Co. Inc. The loan was facilitated by China Kington which, until repaid in full, had a perfected security interest in all tangible and intangible assets of NovaBay. In connection with the Promissory Note, we paid China Kington a 2% fee for brokering the transaction and entered into a consulting agreement with China Kington for a term of one year to facilitate closer oversight of our expenses and strategic direction by the Board. Mr. Mijia (Bob) Wu, acting in a dual role as a member of the Board and as principal of China Kington, was paid $100,000 pursuant to this consulting agreement. The Board, upon the recommendation of the Audit Committee, approved the loan and related documents on February 24, 2019, as well as the First Amendment to the Promissory Note and Second Amendment to the Promissory Note on May 30, 2019 and May 14, 2020, respectively.

August 2019 Preferred Private Placement

On August 8, 2019, we entered into a securities purchase agreement for the sale to accredited investors of (i) 2,700,000 shares of the Company’s Series A Non-Voting Convertible Preferred Stock that automatically converted into 2,700,000 shares of common stock upon the approval of the Company’s stockholders and (ii) common stock purchase warrants exercisable for 2,700,000 shares of common stock for an aggregate purchase price of $2,700,000 (the “August 2019 Private Placement”). The August 2019 Private Placement occurred simultaneously with a registered direct offering and common stock purchase warrant private placement entered into by the Company to certain domestic accredited investors. China Kington agreed to serve as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds received by the Company in the August 2019 Private Placement. Our Audit Committee recommended to our Board and our Board approved the securities purchase agreement on August 8, 2019. Mr. Mijia (Bob) Wu, who serves as a director on the Company’s Board, also serves as the Managing Director of China Kington.

June 2019 Securities Purchase Agreement

On June 17, 2019, we entered into a securities purchase agreement for the sale of an aggregate of 1,371,427 shares of our common stock and warrants exercisable for 1,371,427 shares of common stock for an aggregate purchase price of $2,400,000 (the “June 2019 Private Placement”) with certain accredited investors. China Kington agreed to serve as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds received by the Company in the June 2019 Private Placement. Our Audit Committee recommended to our Board and our Board approved the securities purchase agreement on June 13, 2019. Mr. Mijia (Bob) Wu, who serves as a director on the Company’s Board, also serves as the Managing Director of China Kington.

EXPERTS

The consolidated audited financial statements of NovaBay included and referred to in this Proxy Statement for the year ended December 31, 2020  have been audited by OUM & Co. LLP, an independent registered public accounting firm. Such consolidated financial statements have been included and are referred to in this Proxy Statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of DERMAdoctor included and referred to in this Proxy Statement for the year ended December 31, 2020 have been audited by MarksNelson LLC, a certified public accountant and independent accounting firm, as set forth in their report thereon appearing elsewhere herein. Such financial statements have been included and are referred to in this Proxy Statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Due Date for Stockholder Proposals and Nominations for the 2022 Annual Meeting

Under applicable Commission rules, to be considered for inclusion in our proxy materials next year, your proposal must be submitted by December 8, 2021; however, if NovaBay’s 2022 Annual Meeting of Stockholders is held on a date more than 30 calendar days from May 21, 2022, then the deadline will be a reasonable time prior to the time we begin to print, mail or electronically deliver our proxy materials. If notice is received after December 8, 2021 it will be considered untimely, and we will not be required to present the matter at the stockholders meeting. All stockholder proposals must comply with applicable rules and regulations adopted by the Commission.

Pursuant to our Bylaws, if you wish to submit a proposal to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (for next year’s 2022 annual meeting, these dates would be January 21, 2022 and February 21, 2022, respectively); provided, however, that in the event that the 2022 Annual Meeting of Stockholders is held more than 30 days prior to or more than 30 days after May 21, 2022, your notice must be delivered not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made. Stockholders are also advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 2000 Powell Street, Suite 1150, Emeryville, California 94608. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested, to provide proof of timely receipt. The presiding officer of the NovaBay 2022 Annual Meeting of Stockholders reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in the Bylaws and conditions established by the Commission.

HOUSEHOLDING OF PROXY MATERIALS

The Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address (and who do not receive electronic delivery of proxy materials) by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

For those who receive proxy materials by mail, a single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee or NovaBay that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker, bank or other nominee or NovaBay that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) notify your broker, bank or other nominee or (2) direct your written request to our Corporate Secretary, NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, California 94608, (510) 899-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should likewise contact their broker, bank or other nominee or NovaBay using the above information. In addition, NovaBay will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

METHOD OF PROXY SOLICITATION

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. NovaBay has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $30,000 in total. No fees will be paid for solicitation of any stockholder to vote in favor of one of the Proposals. The Proxy Advisory Group, LLC will not make any recommendation regarding approval or disapproval of the Proposals under consideration by stockholders at the Special Meeting. Our employees may solicit proxies on behalf of our Board through the mail, in person, by telephone or by other forms of electronic communication, without additional compensation. We will reimburse brokers, banks and other nominees who hold shares of Common Stock in their names for the expenses of furnishing proxy materials to beneficial owners of the shares.

WHERE YOU CAN FIND MORE INFORMATION

NovaBay files reports, proxy statements and other information with the Commission as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by NovaBay with the Commission at the Commission’s web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This Proxy Statement is available without charge to stockholders of NovaBay upon written or oral request. If you would like additional copies of this Proxy Statement or if you have questions about the Proposals to be presented at the Special Meeting, you should contact NovaBay in writing at NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1550, Emeryville, CA 94608 or by telephone at (510) 899-8800.

Information and statements contained in this Proxy Statement, as part of the Index to Financial Statements or any Annex to this Proxy Statement are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this Proxy Statement.

OTHER BUSINESS

The Board is not aware of any other matter that will be presented for action at the Special Meeting other than the matters set forth in this Proxy Statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board may recommend. The proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Special Meeting.

November 12, 2021	By Order of the Board of Directors,
Paul E. Freiman Chairman of the Board

INDEX TO FINANCIAL STATEMENTS

NovaBay Pharmaceuticals, Inc.

Audited Consolidated Financial Statements

NovaBay Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Financial Statements

DERMAdoctor, LLC

Audited Financial Statements

DERMAdoctor, LLC

Unaudited Financial Statements

Balance Sheets as of June 30, 2021 and 2020 (unaudited)	F-91
Income Statements for the six months ended June 30, 2021 and 2020 (unaudited)	F-92
Statements of Cash Flows for the six months ended June 30, 2021 and 2020 (unaudited)	F-93

i

NovaBay Pharmaceuticals, Inc.

Audited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

NovaBay Pharmaceuticals, Inc.

Emeryville, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of NovaBay Pharmaceuticals, Inc. (the “Company”) as of December 31, 2020 and 2019 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Product Revenue Allowances for Rebates and Product Returns

Description of the Matter

As described in Note 2 to the consolidated financial statements, when recognizing revenue from product sales of Avenova to the Company’s major distribution partners, the Company makes an estimate of the amount of consideration the Company expects to be entitled to.  Upon recognition of these product sales, the Company records estimates for variable consideration consisting of service fees, discounts, rebates, and product returns, resulting in a reduction in product revenue. The variable consideration provisions are recorded within accrued liabilities.  Liabilities related to rebate programs involve the use of significant assumptions and judgments in their calculation. These significant assumptions and judgments include historical claims experience, the payer channel mix, claims submission time lags, and inventory levels in the distribution channel.  Product return allowances are estimated utilizing existing return policies with customers, historical sales and return rates, and inventory levels in the distribution channel.

Management’s estimated allowance for rebates and product returns requires a high degree of judgment and is subject to change based on various quantitative and qualitative factors. Accordingly, extensive audit effort and a high degree of auditor judgment were needed to evaluate management’s estimates and assumptions used in the determination of rebates and product returns.

How We Addressed the Matter in Our Audit

We obtained an understanding of and evaluated the design of controls relating to the Company’s processes for estimating rebates and product returns.

We evaluated the significant accounting policies relating to rebates and product returns, as well as management’s application of the policies, for appropriateness and reasonableness.

To test management’s estimates of rebates and returns, we obtained management’s calculations for the respective estimates and performed one or more of the following procedures:  clerically tested the calculation, agreed relevant inputs to the terms of relevant contracts, assessed subsequent events related to these estimates, evaluated the methodologies and assumptions used and the underlying data used by the Company, evaluated the assumptions used by management against historical trends, evaluated the change in estimated accruals from the prior periods, and assessed the historical accuracy of the Company’s estimates against actual results.

/s/ OUM & CO. LLP

San Francisco, California

March 25, 2021

We have served as the Company's auditor since 2010.

NOVABAY PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except par value amounts)

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$11,952	$6,937
Accounts receivable, net of allowance for doubtful accounts ($0 and $51 at December 31, 2020 and December 31, 2019, respectively)	1,106	1,066
Inventory, net of allowance for excess and obsolete inventory and lower of cost or estimated net realizable value adjustments ($236 and $247 at December 31, 2020 and December 31, 2019, respectively)	608	492
Prepaid expenses and other current assets	576	886
Total current assets	14,242	9,381
Operating lease right-of-use assets	436	1,252
Property and equipment, net	84	110
Other assets	476	477
TOTAL ASSETS	$15,238	$11,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current liabilities:
Accounts payable	$302	$331
Accrued liabilities	2,115	1,778
Operating lease liabilities	416	930
Note payable, related party	—	1,202
Convertible note	—	1,409
Embedded derivative liability	—	3
Warrant liability	—	34
Total current liabilities	2,833	5,687
Operating lease liabilities-non-current	87	505
Warrant liability	—	4,055
Total liabilities	2,920	10,247

Stockholders' equity:
Preferred stock: 5,000 shares authorized; none outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value; 75,000 and 50,000 shares authorized, 41,782 and 27,938 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	418	279
Additional paid-in capital	147,963	125,718
Accumulated deficit	(136,063)	(125,024)
Total stockholders' equity	12,318	973
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,238	$11,220

The accompanying notes are an integral part of these consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands except per share data)

	Year Ended December 31,
	2020	2019	2018
Sales:
Product revenue, net	$9,916	$6,556	$12,474
Other revenue, net	18	43	34
Total sales, net	9,934	6,599	12,508

Cost of goods sold	3,970	1,738	1,503
Gross profit	5,964	4,861	11,005

Research and development	285	184	259
Sales and marketing	6,173	8,767	12,789
General and administrative	5,932	5,310	5,828
Total operating expenses	12,390	14,261	18,876
Operating loss	(6,426)	(9,400)	(7,871)

Non-cash (loss) gain on changes in fair value of warrant liability	(5,216)	749	1,311
Non-cash gain on changes in fair value of embedded derivative liability	3	424	—
Other income (expense), net	605	(1,425)	19

Loss before provision for income taxes	(11,034)	(9,652)	(6,541)
Provision for income taxes	(5)	(6)	(4)
Net loss and comprehensive loss	$(11,039)	$(9,658)	$(6,545)

Less: Preferred deemed dividend	—	800	—
Less: Retained earnings reduction related to warrants down round feature triggered	—	29	—
Net loss attributable to common stockholders	$(11,039)	$(10,487)	$(6,545)

Net loss per share attributable to common stockholders (basic)	$(0.31)	$(0.48)	$(0.39)
Net loss per share attributable to common stockholders (diluted)	$(0.31)	$(0.48)	$(0.46)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock (basic)	35,076	21,641	16,921
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock (diluted)	35,076	21,641	17,058

The accompanying notes are an integral part of these consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2017	—	—	15,385	154	113,514	(111,074)	2,594
Net loss	—	—	—	—	—	(6,545)	(6,545)
Issuance of common stock in connection with offering	—	—	1,700	17	5,967	—	5,984
Offering costs	—	—	—	—	(399)	—	(399)
Issuance of stock for option exercises	—	—	4	—	11	—	11
Cumulative retrospective adjustment related to adoption of ASC 606	—	—	—	—	—	2,638	2,638
Stock-based compensation expense related to employee and director stock options	—	—	—	—	594	—	594
Stock option modification	—	—	—	—	77	—	77
Balance at December 31, 2018	—	—	17,089	171	119,764	(114,981)	4,954
Net loss	—	—	—	—	—	(9,658)	(9,658)
Reclassification of warrant liability to equity related to adoption of ASU 2017-11	—	—	—	—	412	(356)	56
Down round feature adjustment related to warrants	—	—	—	—	29	(29)	—
Issuance of Series A Preferred Stock and common stock warrants, net of offering costs	2,700	584	—	—	—	—	—
Conversion of Series A Preferred Stock to common stock	(2,700)	(584)	2,700	27	557	—	584
Beneficial conversion feature upon issuance of Series A Preferred Stock	—	—	—	—	800	—	800
Deemed dividend from beneficial conversion feature of Series A Preferred Stock	—	—	—	—	(800)	—	(800)
Issuance of common stock in connection with offering, net of offering costs	—	—	7,467	75	3,427	—	3,502
Issuance of common stock in connection with exercise of warrants	—	—	389	4	616	—	620
Issuance of RSUs related to employee separation agreement	—	—	168	2	218	—	220
Issuance of common stock for option exercises	—	—	83	—	189	—	189
Issuance of RSUs to non-employees for services	—	—	36	—	20	—	20
Vesting of employee restricted stock awards	—	—	6	—	10	—	10
Stock-based compensation expense related to employee and director stock options	—	—	—	—	334	—	334
Stock-based compensation expense related to non-employee stock options	—	—	—	—	37	—	37
Stock option modification	—	—	—	—	105	—	105
Balance at December 31, 2019	—	$—	27,938	279	125,718	(125,024)	973
Net loss	—	—	—	—	—	(11,039)	(11,039)
Reclassification of warrant liability to equity related to warrant modification	—	—	—	—	197	—	197
Issuance of common stock, net of offering costs	—	—	5,838	58	5,162	—	5,220
Issuance of common stock in connection with exercise of warrants, net	—	—	7,791	78	16,128	—	16,206
Issuance of RSUs to non-employees for services	—	—	193	2	218	—	220
Issuance of stock for option exercises	—	—	20	1	6	—	7
Vesting of employee restricted stock awards	—	—	2	—	2	—	2
Stock-based compensation expense related to employee and director stock options	—	—	—	—	415	—	415
Stock-based compensation expense related to non-employee stock options	—	—	—	—	64	—	64
Stock option modification	—	—	—	—	53	—	53
Balance at December 31, 2020	—	$—	41,782	$418	$147,963	$(136,063)	$12,318

The accompanying notes are an integral part of these consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2020	2019	2018

Operating activities:
Net loss	$(11,039)	$(9,658)	$(6,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	51	65	266
Gain from early operating lease termination	(54)	—	—
Impairment of property and equipment	—	32	—
Loss on disposal of property and equipment	1	3	1
Impairment of operating lease right-of-use assets	—	125	—
Stock-based compensation expense for options and stock issued to employees and directors	415	334	594
Stock-based compensation expense for options and stock issued to non-employees	64	37	—
Stock option modification expense	53	105	77
Issuance of RSUs to employees	2	10	—
Issuance of RSUs related to employee separation agreement	—	220	—
Issuance of RSUs to non-employees for services	220	20	—
Non-cash loss (gain) on changes in fair value of warrant liability	5,216	(749)	(1,311)
Non-cash gain on changes in fair value of embedded derivative liability	(3)	(424)	—
Interest expense related to amortization of debt issuance and debt discount	141	670	—
Interest expense related to amortization of debt issuance related to related party note payable	2	18	—
Issuance of warrants for services	—	59	—
Changes in operating assets and liabilities:
Accounts receivable	(317)	2,319	774
Inventory	(116)	(212)	198
Prepaid expenses and other current assets	310	888	(97)
Operating lease right-of-use assets	816	861	—
Other assets	1	9	62
Accounts payable and accrued liabilities	321	(1,841)	482
Operating lease liabilities	(878)	(1,066)	—
Deferred rent	—	—	(69)
Related party note payable	73	204	—
Long-term obligations	—	42	—
Net cash used in operating activities	(4,721)	(7,929)	(5,568)

Investing activities:
Purchases of property and equipment	(26)	(19)	(44)
Net cash used in investing activities	(26)	(19)	(44)

Financing activities:
Proceeds from common stock issuances, net	5,220	6,698	5,585
Proceeds from exercise of warrants	7,098	67	—
Proceeds from exercise of options, net	7	189	11
Proceeds from preferred stock issuances, net	—	2,598	—
Proceeds from issuance of related party note payable	—	1,000	—
Proceeds from stock options & RSUs sold to cover taxes	—	4	1
Proceeds from convertible notes, net of discount	—	2,000	—
Payment on the convertible note	(1,563)	(652)	—
Payment on the related party loan	(1,000)	—	—
Debt issuance cost	—	(202)	—
Net cash provided by financing activities	9,762	11,702	5,597
Net increase (decrease) in cash, cash equivalents, and restricted cash	5,015	3,754	(15)
Cash, cash equivalents and restricted cash, beginning of year	7,412	3,658	3,673
Cash, cash equivalents and restricted cash, end of year	$12,427	$7,412	$3,658

	Year ended December 31,
	2020	2019	2018
Supplemental disclosure of cash flow information:
Interest paid	$49	$148	$—
Income taxes paid	$14	$14	$14

	Year ended December 31,
	2020	2019	2018
Supplemental disclosure of non-cash information:
Warrant liability transferred to equity in connection with exercise of warrants	$9,108	$553	$—
Warrant liability transferred to equity related to warrant modification	$197	$—	$—
Non-cash payment of related party loan accrued interest by offsetting related party accounts receivables - see Note 9	$277	$—	$—
Cumulative effect of adoption of ASC 606	$—	$—	$2,638
Cumulative effect of adoption of ASU 2017-11	$—	$56	$—
Addition of operating lease, right-of-use asset	$—	$2,473	$—
Fixed asset purchases, included in accounts payable and accrued liabilities	$—	$10	$(49)
Fair value of warrants issued in connection with financings	$—	$5,269	$—
Conversion of preferred stock to common stock	$—	$584	$—
Reclass of EmeryStation lease security deposit from long term to short term	$—	$65	$—
Reclass of EmeryStation sublease security deposit from long term to short term	$—	$198	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

NovaBay Pharmaceuticals, Inc. (the “Company”) is a medical device company predominantly focused on eye care. Our main product is Avenova®, an FDA cleared product sold in the United States that has proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from skin around the eye, including the eyelid. Avenova is formulated with our proprietary, stable and pure form of hypochlorous acid and is available direct to consumers through on-line distribution channels and is also often prescribed and dispensed by eyecare professionals for blepharitis and dry-eye disease. During the second quarter of 2020, our primary source of revenue was from third-party manufactured disposable KN95 facial coverings (“KN95 Masks”) which we offered in response to the consumer demand created by the COVID-19 pandemic. Sales of our KN95 Masks continued in the second half of 2020 but were not our primary source of revenue and declined substantially over time. We do not anticipate that KN95 Masks will provide a significant future source of revenue.

The Company was incorporated under the laws of the State of California on January 19, 2000, as NovaCal Pharmaceuticals, Inc. It had no operations until July 1, 2002, on which date it acquired all of the operating assets of NovaCal Pharmaceuticals, LLC, a California limited liability company. In February 2007, it changed its name from NovaCal Pharmaceuticals, Inc. to NovaBay Pharmaceuticals, Inc. In June 2010, the Company changed the state in which it was incorporated (the “Reincorporation”) and is now incorporated under the laws of the State of Delaware. All references to “the Company” herein refer to the California corporation prior to the date of the Reincorporation and to the Delaware corporation on and after the date of the Reincorporation. The Company is managed as a single segment focused on commercializing Avenova in the United States.

Liquidity

Based primarily on the funds available at December 31, 2020, management believes that the Company’s existing cash and cash equivalents and cash flows generated from product sales will be sufficient to enable the Company to meet its planned operating expenses at least through March 25, 2022. However, changing circumstances may cause the Company to expend cash significantly faster than currently anticipated, and the Company may need to spend more cash than currently expected because of circumstances beyond its control. Additionally, our future results, cash expenditures and ability to obtain additional external financing could be adversely affected by the COVID-19 pandemic and general adverse economic conditions.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are expressed in U.S. dollars.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates include contract liabilities related to product sales, useful lives for property and equipment and related depreciation calculations, assumptions for valuing options and warrants, income taxes and other contingencies. Actual results could differ from those estimates.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly-liquid instruments with a stated maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value. As of December 31, 2020 and 2019, the Company’s cash and cash equivalents were held in a highly-rated, major financial institution in the United States.

The following table provides a reconciliation of the cash, cash equivalents, and restricted cash reported in the consolidated balance sheets that sum to the total of the same reported in the consolidated statements of cash flows (in thousands):

	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$11,952	$6,937
Restricted cash included in other assets	475	475
Total cash, cash equivalents, and restricted cash in the consolidated statements of cash flows	$12,427	$7,412

The restricted cash amount included in other assets on the consolidated balance sheets represents amounts held as certificates of deposit for long-term financing and lease arrangements as contractually required by our financial institution and landlord.

Concentrations of Credit Risk and Major Partners

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company maintains deposits of cash, cash equivalents and restricted cash with a highly-rated, major financial institution in the United States.

Deposits in this bank may exceed the amount of federal insurance provided on such deposits. The Company does not believe it is exposed to significant credit risk due to the financial position of the financial institution in which the deposits are held.

During the year ended December 31, 2020, revenues were derived primarily from sales of Avenova. Avenova is sold directly to consumers through Amazon.com, Avenova.com and Walmart.com. Avenova is also sold with a prescription through local pharmacies via three major distribution partners, at eye care specialist offices and through a limited number of partner pharmacies. The Company also generated revenue from the sale of KN95 Masks through the Company’s webstore and offline bulk orders, primarily during the second quarter of 2020. The Company does not expect KN95 Masks to provide a significant future source of revenue.

During the year ended December 31, 2019, revenues were derived primarily from sales of Avenova directly to doctors through the Company’s webstore, directly to consumers through Amazon.com, and to pharmacies via three major distribution partners and specialty pharmacies. During the year ended December 31, 2018, revenues were derived primarily from sales of Avenova directly to three major distribution partners and to doctors through the Company's internal sales team.

During the years ended December 31, 2020, 2019 and 2018, revenues from each product were as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Avenova	$5,974	$6,347	$12,305
KN95 Masks	3,124	—	—
NeutroPhase	524	209	169
Other products	294	—	—
Total product revenue, net	9,916	6,556	12,474
Other revenue, net	18	43	34
Total sales, net	$9,934	$6,599	$12,508

During the years ended December 31, 2020, 2019 and 2018, Avenova revenues from our major distribution partners greater than 10% were as follows:

Major distribution partner	2020		2019	2018
Over-the-counter Avenova via Amazon	50%		15%	—%
Prescription Avenova distributor A	*	%	16%	23%
Prescription Avenova distributor B	*	%	15%	25%
Prescription Avenova distributor C	*	%	17%	26%

*Not greater than 10%

As of December 31, 2020 and 2019, accounts receivable from our major distribution partners greater than 10% were as follows:

	Year Ended December 31,
Major distribution partner	2020	2019
Distributor A	18%	28%
Chongqing Pioneer Pharma Holdings Limited	16%	—%
Distributor B	14%	19%
Distributor C	14%	13%
Amazon	11%	20%

The Company relies on two contract manufacturers to produce its products. The Company does not own any manufacturing facilities and intends to continue to rely on third parties for the supply of finished goods. Contract manufacturers may or may not be able to meet the Company’s needs with respect to timing, quantity or quality. In particular, it is possible that we may suffer from unexpected supply chain delays in light of the worldwide COVID-19 pandemic.

Fair Value of Financial Assets and Liabilities

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities. The Company’s cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.

The Company follows Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under this standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. There are three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities;

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 – inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Allowance for Doubtful Accounts

The Company charges bad debt expense and records an allowance for doubtful accounts when management believes it to be unlikely that specific invoices will be collected. Management identifies amounts due that are in dispute and it believes are unlikely to be collected. Management recorded a nominal reserve for accounts receivable at December 31, 2020. At December 31, 2019, management reserved $51 thousand based on specific amounts that were in dispute or were over 120 days past due as of that date.

Inventory

Inventory is comprised of (1) raw materials and supplies, such as bottles, packaging materials, labels, boxes and pumps; (2) goods in progress, which are normally filled but unlabeled bottles; and (3) finished goods. We utilize contract manufacturers to produce our products and the price paid to these manufacturers is included in inventory. Inventory is stated at the lower of cost or estimated net realizable value determined by the first-in, first-out method. At December 31, 2020 and 2019, management had recorded an allowance for excess and obsolete inventory and lower of cost or estimated net realizable value adjustments of $236 thousand and $247 thousand, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets of five to seven years for office and laboratory equipment, three years for computer equipment and software, and seven years for furniture and fixtures. Leasehold improvements are amortized over the lease term.

The costs of normal maintenance, repairs, and minor replacements are expensed as incurred.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets and operating lease right-of-use assets in accordance with ASC 360, Property, Plant and Equipment, which requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use or right-of-use assets are present. The Company reviews long-lived assets and right-of-use assets for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the asset, the assets are written down to their estimated fair values and the loss is recognized in the statements of operations. During the first quarter of 2019, in connection with the restructuring of its U.S. sales force, the Company reviewed its fleet leases for impairment and recorded an impairment charge of $125 thousand. During the third quarter of 2019, the Company recorded an impairment charge of $32 thousand related to previously capitalized software. There were no such impairment charges during the year ended December 31, 2020.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use assets may be required for items such as initial direct costs paid or incentives received.

The Company has elected to combine lease and non-lease components as a single component for all leases in which it is a lessee or a lessor. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, operating lease liabilities current and operating lease liabilities non-current. As a result, as of the effective date, the Company no longer recognizes deferred rent on the consolidated balance sheets.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income, requires that an entity's change in equity or net assets during a period from transactions and other events from non-owner sources be reported.

Revenue Recognition

Revenue generated through the Company’s webstore for Avenova and KN95 Masks is recognized upon receipt by the customer through multiple third-party carriers. Shipping and handling costs are expensed as fulfillment costs are incurred and included in cost of goods sold in the consolidated statements of operations and comprehensive loss. We present revenue net of sales taxes and refunds.

Revenue generated through Amazon.com and Walmart.com for Avenova and other products is recognized upon fulfillment, which generally occurs upon delivery of the related products to a third-party carrier or, in the case of an Amazon/Walmart delivery, to the customer. We present revenue net of commissions and any related fulfillment and shipping fees charged by these partners. Fees paid to partners for promoting our product are expensed as incurred and are included in sales and marketing expenses within the operating expenses in the consolidated statements of operations and comprehensive loss.

The Company also generates Avenova product revenue through product sales to its major distribution partners. Product supply of Avenova is the only performance obligation contained in these arrangements, and the Company recognizes product revenue upon transfer of control to its major distribution partners at the amount of consideration that the Company expects to be entitled to, generally upon shipment to the distributor on a “sell-in” basis. Upon recognition of product sales, contract liabilities are recorded for invoiced amounts that are subject to significant reversal, including product revenue allowances for cash consideration paid to customers for services, discounts, rebate programs, and product returns. Because the Company did not have sufficient historical data to compute its own return rate, the return rate used to estimate the constraint on variable consideration for product returns was based on an average of peer and competitor company historical return rates through the end of the third quarter of 2020. The Company updated the return rate assumption quarterly. Beginning in the fourth quarter of 2020, the Company determined that it had adequate historical data to estimate future returns based on its own experience. The Company increased its return rate assumption based on historical data and recorded a $0.4 million increase in its accrual for future returns. The Company will continue to monitor and update its return rate assumption quarterly. Payment for product supply is typically due 30 days after control transfers to the distributor.

Revenue generated through the Company’s partner pharmacies is recognized when control of the product transfers to the end customer.

Bulk orders of KN95 Masks were shipped directly to the customer from a manufacturer in China. Revenue was recognized when control of the product passed to the customer, which was upon delivery of the KN95 Masks to the customer.

Cost of Goods Sold

Cost of goods sold includes third-party manufacturing costs, shipping and handling costs, and other costs associated with products sold. Cost of goods sold also includes any necessary allowance for excess and obsolete inventory along with lower of cost and estimated net realizable value.

Research and Development Costs

The Company charges research and development costs to expense as incurred. These costs include all costs associated with research, development and regulatory activities, including submissions to the Food and Drug Administration (“FDA”).

Patent Costs

Patent costs, including legal expenses, are expensed in the period in which they are incurred. Patent expenses are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Advertising Costs

Advertising costs are expensed in the period in which the costs are incurred. Advertising expenses were $1.7 million, $0.5 million, and $0, respectively, for the years ended December 31, 2020, 2019, and 2018.

Stock-Based Compensation

The Company’s stock-based compensation includes grants of stock options and restricted stock units (“RSUs”) to employees, consultants and non-employee directors. The expense associated with these grants is recognized in the Company’s consolidated statements of stockholders’ equity based on their fair values as they are earned under the applicable vesting terms. For stock options granted, the fair value of the stock options is estimated using a Black-Scholes option pricing model. See Note 13, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating that expense. The Company accounts for RSUs issued to employees and non-employees (consultants and advisory board members) based on the fair market value of the Company’s common stock as of the date of issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be recognized.

Common Stock Warrant Liabilities

The Company accounts for common stock purchase warrants issued in connection with its equity offerings in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.

The Company accounts for common stock purchase warrants issued in connection with share-based compensation arrangements in accordance with the provisions of ASC 718, Stock Compensation, which encompasses the provisions of ASC 480, Distinguishing Liabilities from Equity.

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). Additionally, for common stock purchase warrants accounted for in accordance with ASC 718, Stock Compensation, the Company classifies as liabilities any contracts where it believes the warrants are deemed to be probable of issuance.

For warrants that are classified as liabilities, the Company records the fair value of the warrants at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss. The fair values of these warrants are determined using the Black-Scholes option pricing model, the Binomial Lattice (“Lattice”) valuation model, or the Monte Carlo simulation model where deemed appropriate. These values are subject to a significant degree of management’s judgment.

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”) on a modified retrospective basis. Upon adoption of ASU 2017-11, the Company changed its method of accounting for warrants by reclassifying warrant liabilities related to outstanding warrants that have a down round feature to additional paid in capital, which increased additional paid-in capital by $56 thousand and decreased warrant liability by $56 thousand for the year ended December 31, 2019. In addition, because of the modified retrospective adoption, the Company recorded a cumulative-effect adjustment of $356 thousand to the Company’s beginning accumulated deficit as of January 1, 2019, with an offset that increased additional paid-in capital by $356 thousand.

Net Loss per Share

The Company computes net loss per share by presenting both basic and diluted earnings (loss) per share (“EPS”).

Basic EPS is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants, using the treasury stock method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options or warrants. Potentially dilutive common share equivalents are excluded from the diluted EPS computation in net loss periods because their effect would be anti-dilutive.

The following table sets forth the calculation of basic EPS and diluted EPS (in thousands, except per share amounts):

	Year Ended December 31,
Numerator	2020	2019	2018
Net loss	$(11,039)	$(9,658)	$(6,545)
Less: Preferred deemed dividend	—	800	—
Less: Retained earnings reduction related to warrants down round feature triggered	—	29	—
Net loss attributable to common stockholders, basic	(11,039)	(10,487)	(6,545)
Less: Gain on changes in fair value of warrant liability	—	—	1,311
Net loss attributable to common stockholders, diluted	$(11,039)	$(10,487)	$(7,856)

Denominator
Weighted average shares outstanding, basic	35,076	21,641	16,921
Net loss per share, basic	$(0.31)	$(0.48)	$(0.39)

Weighted average shares outstanding, basic	35,076	21,641	16,921
Effect of dilutive warrants	—	—	137
Weighted average shares outstanding, diluted	35,076	21,641	17,058
Net loss per share, diluted	$(0.31)	$(0.48)	$(0.46)

The following outstanding stock options and stock warrants were excluded from the diluted EPS computation as their effect would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2020	2019	2018
Stock options	3,165	2,183	3,374
Stock warrants	7,067	8,588	—
	10,232	10,771	3,374

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 improved the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements. The Company adopted the new standard effective January 1, 2020, and the adoption of this guidance did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. ASU 2016-13 is effective for the Company for annual and interim reporting periods beginning January 1, 2023. The Company will adopt the new standard effective January 1, 2023. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes. The Company adopted the new standard effective January 1, 2021, and the adoption of this guidance did not have a material impact on our consolidated financial statements.

In August 2020, FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost. ASU 2020-06 also requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The new guidance is effective for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. ASU 2020-06 is effective for the Company in our first quarter of fiscal 2023. We are currently evaluating the impact of ASU 2020-06 on our consolidated financial statements.

NOTE 3. FAIR VALUE MEASUREMENTS

The Company follows ASC 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under this standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of investments that are generally classified within Level 1 of the fair value hierarchy include money market securities and certificates of deposit.

As of December 31, 2020, there were no warrants outstanding that were classified as liabilities. The Company’s outstanding warrants consist of the 2019 Domestic Warrants, 2019 Foreign Warrants and the 2019 Ladenburg Warrants, all of which were classified as equity as of December 31, 2020. The 2019 Domestic Warrants and the 2019 Foreign Warrants were amended and exercised in July 2020 (see Note 12, “Stockholders’ Equity”), resulting in a decrease of $9.1 million in warrant liability. The 2019 Ladenburg Warrants were also amended in July 2020 (see Note 12, “Stockholders’ Equity”), resulting in a decrease of $0.2 million in warrant liability.

The embedded derivative liability related to the Convertible Note (as defined below) was fully settled in September 2020. See Note 10, “Convertible Note” for further discussion of the settlement of the Convertible Note and embedded derivative liability during the third quarter of 2020.

The following table presents the Company's assets measured at fair value on a recurring basis as of December 31, 2020 (in thousands):

		Fair Value Measurements Using
	Balance at	Quoted Prices in	Significant	Significant
	December 31,	Active Markets	Other	Unobservable
	2020	for Identical	Observable	Inputs
		Items	Inputs	(Level 3)
		(Level 1)	(Level 2)
Assets
Restricted cash held as a certificate of deposit	$324	$324	$—	$—
Deposit held as a certificate of deposit	151	151	—	—
Total assets	$475	$475	$—	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2020.

The following table presents the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 (in thousands):

		Fair Value Measurements Using
	Balance at	Quoted Prices in	Significant	Significant
	December 31,	Active Markets	Other	Unobservable
	2019	for Identical	Observable	Inputs
		Items	Inputs	(Level 3)
		(Level 1)	(Level 2)
Assets
Restricted cash held as a certificate of deposit	$324	$324	$—	$—
Deposit held as a certificate of deposit	151	151	—	—
Total assets	$475	$475	$—	$—

Liabilities
Warrant liability	$4,089	$—	$—	$4,089
Embedded derivative liability	3	—	—	3
Total liabilities	$4,092	$—	$—	$4,092

The following is a reconciliation of the beginning and ending balances for the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2020 (in thousands):

2020
Fair value of warrant liability and embedded derivative liability at December 31, 2019	$4,092
Increase in fair value of warrant liability	5,238
Decrease in fair value of embedded derivative liability	(2)
Decrease in fair value related to warrants expired	(22)
Fair value of warrant liability transferred to equity upon exercise	(9,108)
Fair value of 2019 Ladenburg Warrant liability transferred to equity upon warrant modification	(197)
Elimination of embedded derivative liability upon settlement of convertible note	(1)
Fair value of warrant liability and embedded derivative liability at December 31, 2020	$—

The following is a reconciliation of the beginning and ending balances for the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2019 (in thousands):

2019
Fair value of warrant liability at January 1, 2019	$178
Fair value of warrant liability reclassified to equity-Adoption of ASU 2017-11	(56)
Fair value of July 2011 and October 2015 Warrants transferred to equity upon exercise	(553)
Issuance of 2019 Domestic, Foreign and Ladenburg Warrants	5,269
Decrease in fair value of 2019 Domestic, Foreign and Ladenburg Warrant liability	(1,214)
Increase in fair value of July 2011 and October 2015 Warrant liability	465
Derivative liability embedded in convertible note issued in March 2019	427
Decrease in fair value of embedded derivative liability	(424)
Fair value of warrant liability and embedded derivative liability at December 31, 2019	$4,092

NOTE 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,	December 31,
	2020	2019
Prepaid insurance	$165	$94
Prepaid sales rebates	144	401
Prepaid security deposit for lease	65	65
Prepaid dues and subscription	53	82
Prepaid patents	47	85
Other	102	159
Total prepaid expenses and other current assets	$576	$886

NOTE 5. INVENTORY

Inventory consisted of the following (in thousands):

	December 31,	December 31,
	2020	2019
Raw materials and supplies	$159	$185
Finished goods	685	554
Less: Reserve for excess and obsolete inventory	(236)	(247)
Total inventory, net	$608	$492

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,	December 31,
	2020	2019
Office and laboratory equipment	$20	$20
Furniture and fixtures	157	157
Computer equipment and software	365	349
Production equipment	65	65
Leasehold improvements	79	79
Total property and equipment, at cost	686	670
Less: accumulated depreciation and amortization	(602)	(560)
Total property and equipment, net	$84	$110

Depreciation and amortization expense was $51 thousand, $65 thousand, and $266 thousand for the years ended December 31, 2020, 2019 and 2018, respectively.

During the year ended December 31, 2020, the Company disposed of damaged, unusable and fully depreciated property and equipment with cost of approximately $10 thousand. As a result, the Company recognized an immaterial loss on the disposal of these assets in the consolidated statements of operation and comprehensive loss for the year ended December 31, 2020.

During the year ended December 31, 2019, the Company discontinued development of a software package for internal use. This resulted in a $32 thousand impairment charge recorded to general and administrative expense in the consolidated statements of operation and comprehensive loss for the year ended December 31, 2019.

During the year ended December 31, 2019, the Company disposed of damaged, unusable and fully depreciated property and equipment. As a result, the Company recognized a $3 thousand loss on the disposal of these assets, which was recorded to general and administrative expense in the consolidated statements of operation and comprehensive loss for the year ended December 31, 2019.

NOTE 7. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	December 31,	December 31,
	2020	2019
Avenova contract liabilities	$730	$822
Employee payroll and benefits	632	463
Sublease security deposit	198	198
Inventory purchases	181	—
Consulting service	98	109
Related party consulting service	—	33
Other	276	153
Total accrued liabilities	$2,115	$1,778

NOTE 8. COMMITMENTS AND CONTINGENCIES

Indemnification Agreements

As permitted under Delaware law and in accordance with its bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and may enable it to recover a portion of any future payments. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, it has not recorded any liabilities for these agreements as of December 31, 2020.

In the normal course of business, the Company provides indemnification of varying scope under its agreements with other companies, typically its clinical research organizations, investigators, clinical sites, suppliers and others. Pursuant to these agreements, it generally indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified parties in connection with the use or testing of its products or product candidates or with any U.S. patent or any copyright or other intellectual property infringement claims by any third party with respect to its products. The term of these indemnification agreements is generally perpetual. The potential future payments the Company could be required to make under these indemnification agreements is unlimited. Historically, costs related to these indemnification provisions have been immaterial. The Company also maintains various liability insurance policies that limit its exposure. As a result, it believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of December 31, 2020.

Legal Matters

On July 29, 2019, Mr. John McGovern, the Company’s former Interim President & Chief Executive Officer and Chief Financial Officer, submitted a demand for arbitration in connection with his separation from service with the Company. The arbitration was settled in December 2020. Mr. McGovern released the Company from all outstanding obligations upon settlement.

As of December 31, 2020, there were no other matters that, in the opinion of management, would ultimately result in liability that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Leases

The Company leases office space for its corporate headquarters located in Emeryville, California. The initial lease term is through February 28, 2022. The Company has the option to extend the term of the lease for one five (5)-year period upon written notice to the landlord. The Company intends to exercise the renewal option for this lease.

The Company also had a lease commitment for laboratory facilities and office space at EmeryStation North in Emeryville, California (“EmeryStation”) under an operating lease. In July 2016, the Company subleased the EmeryStation space (the “Sublease Agreement”). The Sublease Agreement commenced September 8, 2016. The EmeryStation lease and Sublease Agreement were terminated as of August 31, 2020 pursuant to a sublease termination agreement executed on July 31, 2020. In conjunction with the termination, the Company recognized a gain of $54 thousand which is recorded within the operating expenses in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2020.

In addition to the facility leases, the Company previously leased 54 vehicles under a master fleet lease agreement. Each lease was for a period of 36 months, which commenced upon the delivery of the vehicles during the first quarter of 2017. During the first quarter of 2019, in connection with the restructuring of its U.S. sales force, the Company reviewed its fleet leases for impairment. The Company estimated fair value based on the lowest level of identifiable estimated future cash flows and recorded an impairment charge of $125 thousand, which is included in sales and marketing expenses within the operating expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019. During the fourth quarter of 2019, the Company terminated the lease agreement related to the idled vehicles early and had 15 leased vehicles as of December 31, 2019. The lease agreement expired in the first quarter of 2020.

In calculating the present value of the lease payments, the Company has elected to utilize its incremental borrowing rate based on the original lease term and not the remaining lease term. The Company has elected to account for each lease component and its associated non-lease components as a single lease component and has allocated all of the contract consideration across lease components only. This will potentially result in the initial and subsequent measurement of the balances of the right-of-use assets and lease liability for leases being greater than if the policy election was not applied. The leases include variable components (e.g. common area maintenance) that are paid separately from the monthly base payment based on actual costs incurred and therefore were not included in the right-of-use assets and lease liability, but are reflected as an expense in the period incurred.

The components of net lease costs for the years ended December 31, 2020 and 2019 are as follows (in thousands):

Lease Costs	Year Ended December 31,
	2020	2019
Operating lease cost	$826	$1,130
Sublease income	(421)	(632)
Net lease cost	$405	$498

Other information
Operational cash flow used for operating leases	$927	$1,285

The Company has measured its operating lease liabilities at its incremental borrowing rate over the remaining term for each operating lease. The weighted average remaining lease term and the weighted average discount rate are summarized as follows:

	December 31,
	2020	2019
Weighted-average remaining lease term (in years)	1.2	1.7
Weighted-average discount rate	12%	12%

Operating lease expense was $0.5 million for the year ended December 31, 2018, under Topic 840.

Future lease payments under non-cancelable leases as of December 31, 2020 were as follows (in thousands):

2021	$454
2022	88
Thereafter	—
Total future minimum lease payments	542
Less imputed interest	(39)
Total	$503

Reported as:
Operating lease liability	$416
Operating lease liability- non-current	87
Total	$503

Contracts

On May 13, 2020, the Company entered into an agreement with TLF Bio Innovation Lab LLC (“TLF Bio Innovation”) to manage the relaunch of the Company’s CelleRx product (the “TLF Agreement”) which was further amended on September 4, 2020 and subsequently terminated on February 4, 2021. Under the agreement, the Company paid TLF Bio Innovation a monthly cash fee. Additionally, upon the successful completion of certain milestones, TLF Bio Innovation was eligible to receive warrants exercisable for up to 2 million shares of the Company’s common stock with an exercise price equal to the average closing price of the Company’s common stock for the last calendar month immediately prior to the date on which an individual milestone was achieved. No warrants were issued to TLF Bio Innovation under the agreement in 2020.

On April 16, 2020, the Company entered into an international distribution agreement with Shenzhen Microprofit Biotech Co., LTD (“Microprofit”) (the “Microprofit Agreement”). In accordance with the Microprofit Agreement, the Company is assisting Microprofit to apply for approval of Microprofit’s SARS-CoV-2 IgG and IgM Antibody Combined Test Kit (“Test Kits”) by the FDA. Under the terms of the Microprofit Agreement, if such approvals are granted, the Company will issue warrants to certain Microprofit officers exercisable for an aggregate number of shares of the Company’s common stock equivalent to 12% of the Company’s outstanding common stock on the date of approval. If FDA approval is received, the Microprofit Agreement grants the Company exclusive rights to distribute the Test Kits in the United States through December 31, 2021. As of December 31, 2020, the Company has determined that the issuance of warrants under this agreement is not probable.

In connection with the Microprofit Agreement, on April 16, 2020, the Company entered into an intermediary distribution agreement with Chongqing Pioneer Pharma Holdings Limited (“Chongqing Pioneer”), a related party, which was subsequently amended on June 29, 2020. The amended agreement provides that the Company will purchase all Test Kits from Chongqing Pioneer as an intermediary.

NOTE 9. RELATED PARTY NOTE PAYABLE

On February 27, 2019, the Company issued a $1.0 million promissory note payable to Pioneer Pharma (Hong Kong) Company Ltd. (“Pioneer Pharma”), which was amended on June 25, 2019 and May 14, 2020 (the “Promissory Note”). The Promissory Note provided for an interest payment of $0.2 million which was initially amended to a payment of $0.3 million and subsequently amended to the delivery of 65,178 units of NeutroPhase (40ml) to Pioneer Pharma. The second amendment to the Promissory Note also provided the Company with the right to repay the note at any time. On May 14, 2020, the Company repaid the $1.0 million principal balance of the Promissory Note using proceeds raised through the at-the-market offering and equity program (“ATM Program”) (see Note 12, “Stockholders’ Equity”). The Company settled the accrued interest through two separate shipments of NeutroPhase in 2020. Upon full repayment of principal and interest during the year ended December 31, 2020, the Company was released from the Promissory Note with Pioneer Pharma.

In connection with the Promissory Note, the Company paid China Kington a 2% fee for brokering the transaction and entered into a consulting agreement with China Kington for a term of one year, which expired on March 1, 2020. Bob Wu, acting in a dual role as a member of the Company’s Board of Directors and as principal of China Kington, was paid $0.1 million pursuant to such consulting agreement. Upon the expiration of the original consulting agreement, the parties entered into a new consulting agreement, in which no cash compensation will be paid. Debt issuance costs associated with the issuance of the Promissory Note of $20 thousand was recognized and recorded as an offset to the related party note payable in the consolidated balance sheets.

The interest expense recognized, including amortization of the issuance costs, was $75 thousand and $0.2 million during the years ended December 31, 2020 and 2019, respectively.

NOTE 10. CONVERTIBLE NOTE

On March 26, 2019, the Company entered into a Securities Purchase Agreement with Iliad Research and Trading, L.P. (the “Lender”), pursuant to which the Company issued a Secured Convertible Promissory Note (the “Convertible Note”) to the Lender dated as of March 26, 2019. The Convertible Note had an original principal amount of $2.2 million, beared interest at a rate of 10% per annum and matured on September 26, 2020, unless earlier paid, redeemed or converted in accordance with its terms. The Company received net proceeds of $2.0 million after deducting an original issue discount of $0.2 million and debt issuance cost of Lender’s transaction fees of $15 thousand. The Company recognized an additional $0.2 million of debt issuance costs associated with the issuance of the Convertible Note. The Convertible Note was repaid in full during the third quarter of 2020. Upon full repayment, the Company was released from the Iliad Securities Purchase Agreement with Lender.

The Company’s prepayment terms represent an embedded call option, the Lender’s share redemption terms represent an embedded put option and certain events of default represent embedded derivatives, each of which require bifurcation. A single derivative comprising all bifurcatable features was measured at fair value using a Monte Carlo simulation model. The key assumptions used to value the combined embedded derivative upon issuance at March 26, 2019 were as follows:

As of
Assumptions	March 26, 2019
Stock price (latest bid price)	$1.28
Equity volatility	94%
Risk-free interest rate	2.34%
Remaining term	1.5

The key assumptions used to value the combined embedded derivative as of December 31, 2019 were as follows:

As of
Assumptions	December 31, 2019
Stock price	$0.65
Equity volatility	193%
Risk-free interest rate	1.60%
Remaining term	0.74

During the years ended December 31, 2020 and 2019, the Company recorded a gain of $3 thousand and $0.4 million, respectively, in the consolidated statements of operations and comprehensive loss.

The aggregate $0.6 million discount, including the original issue discount, and the aggregate $0.2 million of debt issuance costs, including the Company’s issuance costs and payment for the Lender’s transaction fees, were recorded at issuance, and were classified as an offset to the Convertible Note on the consolidated balance sheet. The discount and debt issuance costs were amortized to interest expense using the effective interest rate method over the term of the Convertible Note, assuming that the Convertible Note would be redeemed at the maximum $0.2 million per month beginning in September 2019. During the years ended December 31, 2020 and 2019, the effective interest rate on the Convertible Note was 20% and 53%, respectively. Interest expense recognized, including amortization of the issuance costs and debt discount, was $0.2 million and $0.8 million, respectively, during the years ended December 31, 2020 and 2019.

NOTE 11. WARRANT LIABILITY

July 2011 Warrants

As further described in Note 12, “Stockholders’ Equity”, the Company issued the July 2011 Warrants in the third quarter of 2011. The terms of the July 2011 Warrants required registered shares to be delivered upon warrant exercise and potential cash-settlement in the event of a specified fundamental transaction. Under ASC 480, Distinguishing Liabilities from Equity, the warrants were classified as liabilities because the Company’s potential obligation to deliver registered shares and cash-settle the warrants were deemed to be beyond the Company’s control. The fair value of outstanding July 2011 Warrants was determined at each reporting date using a Lattice model with changes in fair value recorded in the consolidated statements of operations and comprehensive loss.

During the second quarter of 2019, a total of 14,400 July 2011 Warrants were exercised, resulting in gross proceeds of $3 thousand. The liability associated with these warrants was adjusted to fair value of $27 thousand as of the date of exercise with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity.

The key assumptions used to value the July 2011 Warrants outstanding as of December 31, 2019 were as follows:

Expected price volatility	115%
Expected term (in years)	0.18
Risk-free interest rate	1.52%
Dividend yield	0.00%
Weighted-average fair value of warrants	$0.44

On March 6, 2020, 35,107 July 2011 Warrants expired unexercised. There were no July 2011 Warrants outstanding as of December 31, 2020.

October 2015 Warrants

As further described in Note 12, “Stockholders’ Equity”, the Company issued the October 2015 Warrants in the third quarter of 2015. The terms of the October 2015 Warrants required potential cash-settlement in the event of a specified fundamental transaction. Under ASC 480, Distinguishing Liabilities from Equity, the warrants were classified as liabilities because the Company’s potential obligation to cash-settle the warrants was deemed to be beyond the Company’s control. The fair value of outstanding October 2015 Warrants was determined at each reporting date using a Lattice model with changes in fair value recorded in the consolidated statements of operations and comprehensive loss.

During the second quarter of 2019, a total of 144,000 October 2015 Warrants were exercised, resulting in gross proceeds of $30 thousand. The liability associated with these warrants was adjusted to fair value of $0.4 million as of the date of exercise, with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity.

During the third quarter of 2019, a total of 102,602 October 2015 Warrants were exercised, resulting in gross proceeds of $21 thousand. The liability associated with these warrants was adjusted to fair value of $0.2 million as of the date of exercise, with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity.

The key assumptions used to value outstanding October 2015 Warrants as of December 31, 2019 were as follows:

Expected price volatility	184%
Expected term (in years)	0.83
Risk-free interest rate	1.59%
Dividend yield	0.00%
Weighted-average fair value of warrants	$0.49

During the fourth quarter of 2020, a total of 22,680 October 2015 Warrants were exercised, resulting in gross proceeds of $5 thousand. The liability associated with these warrants was adjusted to fair value of $12 thousand as of the date of exercise, with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity.

On October 27, 2020, 15,320 October 2015 expired unexercised. There were no October 2015 Warrants outstanding as of December 31, 2020.

2019 Domestic, Foreign & Ladenburg Warrants

As further described in Note 12, “Stockholders’ Equity”, the Company issued the 2019 Domestic Warrants, the 2019 Foreign Warrants and the 2019 Ladenburg Warrants in the third quarter of 2019. The terms of the 2019 Domestic Warrants, 2019 Foreign Warrants and 2019 Ladenburg Warrants all required potential cash-settlement in the event of a specified fundamental transaction. Under ASC 480, Distinguishing Liabilities from Equity, the warrants were classified as liabilities because the Company’s potential obligation to cash-settle the warrants was deemed to be beyond the Company’s control. The fair value of outstanding warrants was determined at each reporting date using a Black-Scholes option pricing model with the changes in fair value recorded in the consolidated statements of operations and comprehensive loss.

Upon issuance, the fair value of the 2019 Domestic Warrants, 2019 Foreign Warrants and 2019 Ladenburg Warrants was determined to be $3.1 million, $2.0 million and $0.1 million, respectively, in accordance with the following key assumptions as of August 13, 2019:

Assumptions	2019 Domestic Warrants	2019 Foreign Warrants	2019 Ladenburg Warrants
Expected price volatility	149%	149%	155%
Expected term (in years)	5.50	5.50	5.00
Risk-free interest rate	1.58%	1.58%	1.57%
Dividend yield	0.00%	0.00%	0.00%
Weighted-average fair value of warrant	$0.75	$0.75	$0.74

As of December 31, 2019, the fair value of the 2019 Domestic Warrants, 2019 Foreign Warrants and 2019 Ladenburg Warrants was determined to be $2.4 million, $1.6 million and $95 thousand, respectively, in accordance with the following key assumptions:

Assumptions	2019 Domestic Warrants	2019 Foreign Warrants	2019 Ladenburg Warrants
Expected price volatility	154%	154%	160%
Expected term (in years)	5.13	5.13	4.61
Risk-free interest rate	1.70%	1.70%	1.69%
Dividend yield	0.00%	0.00%	0.00%
Weighted-average fair value of warrant	$0.57	$0.57	$0.57

In the third quarter of 2020, as further described in Note 12, “Stockholders’ Equity”, the 2019 Domestic Warrants and 2019 Foreign Warrants were exercised at reduced exercise prices. The warrant liabilities associated with these warrants was adjusted to their fair values as of the date of exercise, with the change in fair values recorded in the consolidated statements of operations and comprehensive loss. The fair values were then transferred to equity. As of the date of exercise, the fair value of the 2019 Domestic Warrants and 2019 Foreign Warrants was determined to be $4.9 million and $4.2 million, respectively, in accordance with the following key assumptions:

Assumptions	2019 Domestic Warrants	2019 Foreign Warrants
Expected price volatility	178%	178%
Expected term (in years)	4.57	4.57
Risk-free interest rate	0.25%	0.27%
Dividend yield	0.00%	0.00%
Weighted-average fair value of warrant	$1.18	$1.54

There were no 2019 Domestic Warrants or 2019 Foreign Warrants outstanding as of December 31, 2020.

In the third quarter of 2020, as further described in Note 12, “Stockholders’ Equity”, the Company amended the 2019 Ladenburg Warrants. The Company’s potential obligation to cash-settle the warrants if a specified fundamental transaction occurred was amended to apply only in situations within the Company’s control. Pursuant to this change, the 2019 Ladenburg Warrants were no longer classified as liabilities. The warrant liability associated with these warrants was adjusted to fair value as of the date of the amendment, with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity. The fair value of the 2019 Ladenburg Warrants was determined to be $0.2 million on the date of amendment in accordance with the following key assumptions:

Expected price volatility	186%
Expected term (in years)	4.05
Risk-free interest rate	0.22%
Dividend yield	0.00%
Weighted-average fair value of warrants	$1.17

The 2019 Ladenburg Warrants will no longer be adjusted to fair value in reporting periods after the amendment. All 2019 Ladenburg Warrants remained outstanding as of December 31, 2020.

NOTE 12. STOCKHOLDERS' EQUITY

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with rights and preferences as may be approved by its Board of Directors under its Amended and Restated Certificate of Incorporation.

In the third quarter of 2019, the Company entered into a securities purchase agreement for the sale of (i) 2,700,000 shares of Series A Preferred Stock and (ii) 2,700,000 common stock purchase warrants exercisable for 2,700,000 shares of common stock (the “2019 Foreign Warrants) for gross proceeds of $2.7 million. The 2019 Foreign Warrants were issued with an exercise price of $1.15 and an expiration date of February 13, 2025. See section entitled “August 2019 Common Stock Purchase Agreement, 2019 Domestic Warrants, 2019 Ladenburg Warrants and 2019 Foreign Warrants” below for additional information about the 2019 Foreign Warrants and their subsequent renegotiation and exercise in the third quarter of 2020.

The Company allocated the proceeds between the Series A Preferred Stock and 2019 Foreign Warrants by applying the fair value allocation methodology. The Company first allocated $2.0 million to the 2019 Foreign Warrants, with the residual amount allocated to the Series A Preferred Stock. See Note 11, “Warrant Liability” for further discussion of the key assumptions used to value the 2019 Foreign Warrants.

The Company incurred total issuance costs of $0.2 million in conjunction with the securities purchase agreement. China Kington served as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds, totaling $0.2 million, which is included in the issuance costs. The Company allocated $93 thousand of the issuance costs to the warrant liability which was expensed in the Company’s consolidated statements of operations and comprehensive loss during the period. The remaining $0.1 million was recorded as a reduction of Series A Preferred Stock in the Company’s consolidated balance sheets.

In October 2019, the Company’s stockholders approved the conversion of all 2,700,000 outstanding shares of Series A Preferred Stock into 2,700,000 shares of the Company’s common stock. In connection with the conversion, the Company recorded a beneficial conversion feature of $0.8 million as a discount to Series A Preferred Stock and an increase to additional paid in capital. Because the Series A Preferred Stock was perpetual, the Company fully amortized the discount related to the beneficial conversion feature on the deemed dividend in the consolidated statements of operations and comprehensive loss in the fourth quarter of 2019.

There were no shares of preferred stock outstanding as of December 31, 2020 and 2019.

Common Stock

In the second quarter of 2020, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000 upon approval by the Company’s stockholders.

July 2011 Warrants

In the third quarter of 2011, the Company issued 139,520 common stock purchase warrants exercisable for 139,520 shares of common stock in connection with a registered direct financing (the “July 2011 Warrants”). The July 2011 Warrants were issued with an exercise price of $33.25 and an expiration date of July 5, 2016. In October 2015, in connection with a separate financing event, the exercise price of outstanding July 2011 Warrants was reduced to $5.00 per share and the expiration date extended to March 6, 2020. In February 2016 and May 2019, the exercise price of outstanding July 2011 Warrants was reduced to $1.81 and $0.2061 per share, respectively, pursuant to price protection provisions of the warrants.

In March 2020, a total of 35,107 July 2011 Warrants expired unexercised. As of December 31, 2020, there were no July 2011 Warrants outstanding.

March 2015 Warrants

In the first quarter of 2015, the Company issued 649,133 common stock purchase warrants exercisable for 649,133 shares of common stock in connection with private placement offering (the “March 2015 Warrants”). The exercise price of individual March 2015 Warrants varied between $15.00 and $16.25 per share at the time of issuance. The Company issued 278,200 of the March 2015 Warrants with an expiration date of March 6, 2020 and the remaining 370,933 March 2015 Warrants with an expiration date of June 6, 2015. In October 2015, in connection with a separate financing event, the exercise price of all outstanding March 2015 Warrants was reduced to $5.00 per share and the expiration date of all outstanding warrants expiring on June 6, 2015 was extended to March 6, 2020. In February 2016 and May 2019, the exercise price of all outstanding July 2011 Warrants was reduced to $1.81 and $0.2061 per share, respectively, pursuant to price protection provisions of the warrants.

On January 1, 2019, the Company adopted ASU 2017-11 on a modified retrospective basis and changed its method of accounting for the March 2015 Warrants which were initially recorded as liabilities due to their price protection provisions (down round features). After implementation, the Company only recognized the value of down round features on the March 2015 Warrants when triggered. In accordance with ASC 820, the Company calculated the value of the down round feature triggered in May 2019 as the difference between (1) the March 2015 Warrants’ fair value (without the down round feature) using the pre-trigger exercise price and (2) the March 2015 Warrants’ fair value (without the down round feature) using the reduced exercise price. The Company recorded the resulting $29 thousand value as a dividend, which reduced income available to common shareholders in the basic EPS calculation.

During the second quarter of 2019, a total of 133,167 March 2015 Warrants were exercised. A total of 70,000 of the warrants were exercised in a cashless transaction, resulting in 64,979 shares issued. The remaining warrants were exercised for gross proceeds of $13 thousand.

During the first quarter of 2020, a total of 70,000 March 2015 Warrants were exercised, resulting in gross proceeds of $14 thousand.

In the first quarter of 2020, all remaining 7,419 March 2015 Warrants expired unexercised. As of December 31, 2020, there were no March 2015 Warrants outstanding.

October 2015 Warrants

In the fourth quarter of 2015, the Company issued 442,802 common stock purchase warrants exercisable for 442,802 shares of common stock in connection with a public offering (the “October 2015 Warrants”). The warrants were issued with an exercise price of $5.00 and an expiration date of October 27, 2020. In February 2016 and May 2019, the exercise price of outstanding October 2015 Warrants was reduced to $1.81 and $0.2061 per share, respectively, pursuant to price protection provisions of the warrants.

During the second quarter of 2019, a total of 158,400 October 2015 Warrants were exercised, resulting in gross proceeds of $33 thousand.

During the third quarter of 2019, a total of 102,602 October 2015 Warrants were exercised, resulting in gross proceeds of $21 thousand.

During the fourth quarter of 2020, a total of 22,680 October 2015 Warrants were exercised, resulting in gross proceeds of $5 thousand.

During the fourth quarter of 2020, all remaining 15,320 October 2015 Warrants expired unexercised. As of December 31, 2020, there were no October 2015 Warrants outstanding.

February 2018 Common Stock Purchase Agreement

During the first quarter of 2018, the Company entered into a share purchase agreement with OP Financial Investments Limited for the sale of an aggregate of 1,700,000 shares of the Company’s common stock for gross proceeds of $6.0 million. China Kington served as the placement agent for the purchase in exchange for a commission equal to six percent (6%) of the gross proceeds, totaling $0.4 million. The Company also paid other issuance costs of $34 thousand.

March 2019 Common Stock Purchase Agreement

During the first quarter of 2019, the Company entered into a common stock purchase agreement for the sale of up to 3 million shares of common stock to Triton Funds LP (“Triton”). During the second quarter of 2019, the Company sold 1,747,312 shares of common stock to Triton for gross proceeds of $0.4 million under the agreement. In connection with the transaction, the Company issued 150,000 shares of common stock to Triton Funds LLC, an affiliate of Triton. The Company incurred and paid other offering costs of $0.1 million in connection with the sale. During the third quarter of 2019, the Company received an additional $0.3 million in connection with the agreement and recorded the amount in additional paid-in capital from issuance of common stock as no additional shares were issued for the payment. The agreement with Triton expired on December 31, 2019 with the remaining registered but unsold shares deregistered in the first quarter of 2020.

June 2019 Private Placement and June 2019 Warrants

During the second quarter of 2019, the Company entered into a private placement agreement to sell 1,371,427 shares of common stock and 1,371,427 common stock purchase warrants exercisable for 1,371,427 shares of common stock (the “June 2019 Warrants”) for an aggregate subscription price of $2.4 million. Three accredited investors, Messrs. Xiao Rui Liu, Hai Dong Pang and Ping Huang, subscribed to the private placement for $1.0 million, $0.4 million and $1.0 million, respectively. China Kington served as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds, totaling $0.1 million. The Company also paid other offering costs of $27 thousand.

The June 2019 Warrants were issued with an exercise price of $0.87 and an expiration date of June 17, 2020. The June 2019 Warrants were callable by the Company if the closing price of the Company’s common stock, as reported on the NYSE American, was $1.00 or greater.

During the first quarter of 2020, a total of 228,571 June 2019 Warrants were exercised, resulting in gross proceeds of $199 thousand. The Company paid China Kington a fee of $12 thousand, or six percent (6%) of the gross proceeds, for brokering the exercise transaction.

During the second quarter of 2020, a total of 571,428 June 2019 Warrants were exercised, resulting in gross proceeds of $497 thousand. The Company paid China Kington a fee of $29 thousand, or six percent (6%) of the gross proceeds, for brokering the exercise transaction.

In the second quarter of 2020, all remaining 571,428 June 2019 Warrants expired unexercised. As of December 31, 2020, there were no June 2019 Warrants outstanding.

August 2019 Common Stock Purchase Agreement, 2019 Domestic Warrants, 2019 Ladenburg Warrants and 2019 Foreign Warrants

In the third quarter of 2019, the Company entered into a purchase agreement for the sale of (i) 4,198,566 shares of common stock and (ii) 4,198,566 common stock purchase warrants exercisable for 4,198,566 shares of common stock (the “2019 Domestic Warrants”) for gross proceeds of $4.2 million. The 2019 Domestic Warrants were issued with an exercise price of $1.15 and an expiration date of February 13, 2025.

The Company allocated the proceeds between the common stock and 2019 Domestic Warrants by applying the fair value allocation methodology. The Company first allocated $3.1 million to the 2019 Domestic Warrants, with the residual amount allocated to the common stock. See Note 11, “Warrant Liability” for further discussion of the key assumptions used to value the 2019 Domestic Warrants.

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) served as the placement agent for the transaction in exchange for a commission representing six percent (6%) of the gross proceeds, totaling $0.3 million, and 167,942 common stock purchase warrants exercisable for 167,942 shares of common stock with an exercise price of $1.25 per share and an expiration date of August 8, 2024 (the “2019 Ladenburg Warrants”). In addition, the Company reimbursed the Placement Agent $60 thousand for certain expenses. The Company also incurred and paid other offering costs of $0.3 million.

The Company incurred total issuance costs of $0.5 million in conjunction with the securities purchase agreement. The Company allocated $0.2 million of the issuance costs to the warrant liability which was expensed in the Company’s consolidated statements of operations and comprehensive loss during the period. The remaining $0.3 million was recorded as a reduction of additional paid-in capital in the Company’s consolidated balance sheets. As the 2019 Ladenburg Warrants were accounted for as a stock issuance cost, $59 thousand was allocated to the warrant liability and expensed during the period and $65 thousand was recorded as a reduction to additional paid-in capital in the Company’s consolidated balance sheets. See Note 11, “Warrant Liability” for a discussion of the key assumptions used to value the 2019 Ladenburg Warrants.

During the third quarter of 2019, the Company also issued the 2019 Foreign Warrants in conjunction with a preferred stock securities agreement as described in the section entitled “Preferred Stock” above.

During the third quarter of 2020, the Company and the holders of the 2019 Domestic Warrants and the 2019 Foreign Warrants entered into exercise agreements which resulted in the cash exercise of the warrants at a reduced exercise price of $0.99. The Company received aggregate gross proceeds of approximately $6.8 million from the exercises. The Company incurred and paid other offering costs of $0.2 million. The Company also incurred and paid a $0.2 million fee to China Kington for brokering the transaction, which equaled six percent (6%) of the gross proceeds from the 2019 Foreign Warrants.

During the third quarter of 2020, the Company and all holders of the 2019 Domestic Warrants and 2019 Foreign Warrants entered into warrant repricing letter agreements. Pursuant to the agreement, in consideration for the exercise in full of the 2019 Domestic Warrants and 2019 Foreign Warrant, the Company agreed to: (1) reduce the exercise price of the 2019 Domestic Warrants and the 2019 Foreign Warrants to $0.99 per share prior to exercise, and (2) in a private placement, issue new common stock purchase warrants (the “New Warrants”) to purchase up to a number of shares of common stock, equal to 100% of the number of 2019 Domestic Warrants and 2019 Foreign Warrants currently held by such holders upon the holders exercising their warrants.

The New Warrants became exercisable six months after their issuance, for an aggregate of 6,898,566 shares of common stock. The New Warrants have an exercise price of $1.65 per share and will expire five and a half years after their issuance. The Company determined that the common stock issued from exercise of the 2019 Domestic and 2019 Foreign Warrants, and the New Warrants to be one unit of account, and therefore did not allocate the proceeds between the common stock and the New Warrants as, the proceeds, even if allocated, would be both recognized in additional paid-in capital.

During the third quarter of 2020, the Company also entered into a reprice agreement with Ladenburg which reduced the exercise price to $0.99 per share and amended certain terms of the 2019 Ladenburg Warrants. The Company’s potential obligation to cash-settle the warrants if a specified fundamental transaction occurred was amended to apply only in situations within the Company’s control. As further described in Note 11, “Warrant Liability”, the 2019 Ladenburg Warrants were no longer classified as a liability as a result of this amendment.

April 2020 At the Market Offering

In the second quarter of 2020, the Company established the ATM Program with Ladenburg. For additional information regarding the offering and equity program, see the Company’s Current Reports on Form 8-K filed with the SEC on April 27, 2020 and June 15, 2020. During the second quarter of 2020, 5,836,792 shares of common stock were issued under the ATM Program for total net proceeds of $5.6 million, net of offering costs of $0.4 million.

TLF Bio Innovation Stock Purchase

On May 13, 2020, TLF Bio Innovation purchased 1,000 shares of the Company’s common stock for total proceeds of $1 thousand in conjunction with the services agreement described in Note 8, “Commitments and Contingencies”.

Outstanding Warrants

The following table summarizes information about the Company's warrants outstanding at December 31, 2020, 2019 and 2018, and activity during the three years then ended.

		Weighted-
		Average
	Warrants	Exercise
	(in thousands)	Price
Outstanding at December 31, 2017	544	$1.81
Warrants granted	—	$—
Warrants exercised	—	$—
Warrants expired	—	$—
Outstanding at December 31, 2018	544	$1.81
Warrants granted	8,438	$1.11
Warrants exercised	(394)	$0.21
Warrants expired	—	$—
Outstanding at December 31, 2019	8,588	$1.09
Warrants granted	6,899	$1.65
Warrants exercised	(7,791)	$0.97
Warrants expired	(629)	$0.81
Outstanding at December 31, 2020	7,067	$1.63

NOTE 13. EQUITY-BASED COMPENSATION

Equity Compensation Plans

In October 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”) to provide for the granting of equity awards, such as stock options, unrestricted and restricted common stock, stock units, dividend equivalent rights, and stock appreciation rights to employees, directors and outside consultants, as determined by the Board of Directors (the “Board”). The 2007 Plan expired on March 15, 2017. Upon expiration, new awards cannot be issued pursuant to the 2007 Plan, but outstanding awards continue to be governed by its terms. Stock options granted under the 2007 Plan expire no later than ten years from the date of grant. All stock options outstanding under the 2007 Plan were fully vested as of December 31, 2020.

In March 2017, the Company adopted the 2017 Omnibus Incentive Plan (the “2017 Plan”), which was approved by stockholders on June 2, 2017, to provide for the granting of equity awards, such as nonqualified stock options (“NQSOs”), incentive stock options (“ISOs”), restricted stock, performance shares, stock appreciation rights (“SARs”), RSUs and other share-based awards to employees, directors, and consultants, as determined by the Board. The 2017 Plan does not affect awards previously granted under the 2007 Plan. Upon adoption, the 2017 Plan allowed for awards of up to 2,318,486 shares of the Company’s common stock, plus an automatic annual increase in the number of shares authorized for awards on the first day of each of the Company’s fiscal years beginning January 1, 2018 through January 1, 2027 equal to (i) 4% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of common stock than provided for in Section 4(a)(i) of the 2017 Plan as determined by the Board. As of December 31, 2020, there were 1,969,624 shares available for future awards under the 2017 Plan. Subsequent to December 31, 2020, on January 15, 2021, the number of shares available for future awards under the 2017 Plan was increased by 1,671,303 shares.

Under the terms of the 2017 Plan, the exercise price of NQSOs, ISOs and SARs may not be less than 100% of the fair market value of the common stock on the date of grant and, if ISOs are granted to an owner of more than 10% of the Company’s stock, then not less than 110% of the fair market value of the common stock on the date of grant. The term of awards will not be longer than ten years, or in the case of ISOs, not longer than five years with respect to holders of more than 10% of the Company’s stock. Stock options granted to employees generally vest over four years, while options granted to directors and consultants typically vest over a shorter period, subject to continued service. The Company issues new shares to satisfy option exercises under the 2007 Plan and the 2017 Plan.

Stock Option Summary

The following table summarizes information about the Company’s stock options and restricted stock outstanding at December 31, 2020, 2019, and activity during the year ended December 31, 2020:

(in thousands, except years and per share data)	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	2,183	$4.03	6.6	$43

Options granted	1,556	$0.92
Restricted stock units granted	353	$—
Options exercised	(20)	$0.30
Restricted stock units vested	(196)	$—
Options forfeited/cancelled	(709)	$5.29
Restricted stock units cancelled	(1)	$—
Outstanding at December 31, 2020	3,165	$2.05	7.6	$189
Vested and expected to vest at December 31, 2020	2,825	$2.19	7.4	$157

Vested at December 31, 2020	1,465	$3.35	5.5	$40

Exercisable at December 31, 2020	1,465	$3.35	5.5	$40

The aggregate intrinsic value in the table above is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company’s common stock as quoted on the NYSE American as of December 31, 2020 for options that have a quoted market price in excess of the exercise price. There were 20 thousand stock option awards exercised during the year ended December 31, 2020 for which the Company received cash payments of $7 thousand. There was an intrinsic value of approximately $8 thousand for stock option awards exercised for the year ended December 31, 2020. There were 83 thousand stock option awards exercised during the year ended December 31, 2019 for which the Company received cash payments of $0.2 million. There was no intrinsic value for stock option awards exercised for the year ended December 31, 2019. There were 4 thousand stock option awards exercised for the year ended December 31, 2018 for which the Company received cash payments of $11 thousand. There was no intrinsic value for stock option awards exercised for the year ended December 31, 2018.

As of December 31, 2020, total unrecognized compensation cost related to unvested stock options and restricted stock was approximately $1.1 million. This amount is expected to be recognized as stock-based compensation expense in the Company’s consolidated statements of operations and comprehensive loss over the remaining weighted average vesting period of 2.54 years.

Stock Option Awards to Employees and Directors

The Company grants options to purchase common stock to its employees and directors at prices equal to or greater than the market value of the stock on the dates the options are granted. The Company has estimated the value of stock option awards as of the date of grant by applying the Black-Scholes option pricing model using the single-option valuation approach. The application of this valuation model involves assumptions that are judgmental and subjective in nature. See Note 2, “Summary of Significant Account Policies,” for a description of the accounting policies that the Company applied to value its stock-based awards.

During the years ended December 31, 2020, 2019, and 2018, the Company granted options to employees and directors to purchase an aggregate of 1,156,000, 145,000, and 1,085,000 shares of common stock, respectively.

The weighted-average assumptions used in determining the value of options are as follows:

	Year Ended December 31,
Assumptions	2020	2019	2018
Expected price volatility	161%	112%	89%
Expected term (in years)	6.45	6.14	5.98
Risk-free interest rate	0.45%	1.99%	2.80%
Dividend yield	0.00%	0.00%	0.00%
Weighted-average fair value of options granted during the period	$0.94	$0.31	$1.51

Expected Price Volatility—This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate. The computation of expected volatility was based on the historical volatility of our own stock.

Expected Term—This is the period of time over which the options granted are expected to remain outstanding. The expected life assumption is based on the Company’s historical data.

Risk-Free Interest Rate—This is the U.S. Treasury rate for the week of the grant having a term approximating the expected life of the option.

Dividend Yield—We have not made any dividend payments nor do we have plans to pay dividends in the foreseeable future.

Forfeitures are estimated at the time of grant and reduce compensation expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate.

During the year ended December 31, 2020, the Company granted 160,000 RSUs to one employee. No employees were granted RSUs during the year ended December 31, 2019. In addition, the Company granted restricted stock to employees totaling 12,000 shares of common stock in the year ended December 31, 2018.

For the years ended December 31, 2020, 2019, and 2018, the Company recognized stock-based compensation expense of $0.5 million, $0.4 million, and $0.7 million, respectively, for option awards to employees and directors.

The Company modified stock options held by Mr. Yonghao (Carl) Ma in April 2019, Mr. Yanbin (Lawrence) Liu in May 2019, Mr. Mark Sieczkarek in July 2019, Mr. Todd Zavodnick in September 2019, Ms. Gail Maderis in April 2020 and Mr. Xiaopei Wang in August 2020, who each resigned as a director of the Company. The option exercise period for each of the former directors listed was extended from three months to three years, calculated from each director’s date of resignation. Each director’s stock option awards became fully vested at the date of his or her resignation. In connection with the stock option modification for each of Messrs. Ma, Liu, Sieczkarek, Zavodnick, Ms. Maderis and Mr. Wang, the Company recognized stock-based compensation expense of $14 thousand, $7 thousand, $60 thousand, $24 thousand, $36 thousand and $17 thousand, respectively, which are included in the figure above.

Stock-Based Awards to Non-Employees

During the year ended December 31, 2020, the Company granted options to purchase an aggregate of 400,000 shares of common stock to non-employees in exchange for advisory and consulting services. Out of the 400,000 shares, 300,000 shares were granted to a related party, Eric Wu, Partner and Senior Vice President of China Kington and the brother of Bob Wu, who serves on the Company’s Board of Directors, in connection with the Company's re-launch of CelleRx Clinical Reset. Please refer to Note 17, “Related Party Transactions”, for more details related to the consulting service agreement. During the year ended December 31, 2019, the Company did not grant options to purchase shares of common stock to non-employees. During the year ended December 31, 2018, the Company granted options to purchase an aggregate of 33,000 shares of common stock to non-employees in exchange for advisory and consulting services.

Stock options granted to non-employees recorded at their fair value on the measurement date and recognized over the respective service or vesting period. The fair value of the stock options granted was calculated using the Black-Scholes-Merton option pricing model based upon the following assumptions:

	Year Ended December 31,
Assumptions	2020	2019	2018
Expected price volatility	162%	—	85%
Expected term (in years)	6.34	—	10.0
Risk-free interest rate	0.50%	—	2.94%
Dividend yield	0.00%	—	0.00%
Weighted-average fair value of options granted during the period	$0.73	—	$1.99

In connection with Mr. Sieczkarek’s resignation, the Company granted 168 thousand shares of fully vested registered stock to Mr. Sieczkarek during the year ended December 31, 2019. The expense related to these shares was recorded in the Company’s consolidated statements of operations and comprehensive loss. At the time of his resignation, the Company also entered into a two-year consulting agreement with Mr. Sieczkarek under which he is entitled to receive additional shares of fully vested registered stock in exchange for consulting services. According to the terms of the agreement, the stock units are to be issued in two tranches of $0.2 million each for a total aggregate fair market value equal to $0.4 million. The number of shares issued for each tranche is calculated using the closing price on each respective grant date. In July 2020, the Company issued 192,983 shares to Mr. Sieczkarek to fulfill the first tranche. The second tranche will be issued in July 2021. The expense related to the shares to be issued under the consulting agreement is being recorded over the term of the Consulting Agreement.

During the fourth quarter of the year ended December 31, 2019, the Company paid two consultants, Ms. Moon and Ms. Xiao, via a combination of 36 thousand registered shares and cash for services rendered, based on the terms of their consulting agreements.

The Company did not grant restricted stock to non-employees during the year ended December 31, 2018.

For the years ended December 31, 2020, 2019, and 2018, the Company recognized stock-based compensation expense of $64 thousand, $37 thousand, and $0, respectively, related to non-employee options and restricted stock grants.

Summary of Stock-Based Compensation Expense

A summary of the stock-based compensation expense included in results of operations for the options and restricted stock awards discussed above is as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Research and development	$23	$42	$32
Sales and Marketing	85	93	141
General and administrative	424	351	498
Total stock-based compensation expense	$532	$486	$671

NOTE 14. LICENSE, COLLABORATION AND DISTRIBUTION AGREEMENTS

Transactions under the Company’s major distribution agreements are recognized upon transfer of control of product sold to its major distribution partners at the amount of consideration that the Company expects to be entitled to. The Company records contract liabilities for the amounts that are estimated to be subject to significant reversal, including allowances for services, discounts, rebate programs, and product returns.

The following table presents changes in the Company's contract assets and liabilities for the year ended December 31, 2020 (in thousands):

	Balance at Beginning of the Period	Additions	Deductions	Balance at the end of the Period
Contract Liabilities: Deferred Revenue	$—	$2	$—	$2
Contract Liabilities: Accrued Liabilities	434	2,338	(2,199)	573
Total	$434	$2,340	$(2,199)	$575

The following table presents changes in the Company's contract assets and liabilities for the year ended December 31, 2019 (in thousands):

	Balance at Beginning of the Period	Additions	Deductions	Balance at the end of the Period
Contract liabilities: deferred revenue	$41	$—	$(41)	$—
Contract liabilities: accrued liabilities	1,432	5,708	(6,706)	434
Total	$1,473	$5,708	$(6,747)	$434

For the years ended December 31, 2020, 2019 and 2018, the Company recognized the following revenue (in thousands):

	Year Ended December 31,
	2020	2019	2018
Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period:
Performance obligations satisfied	$434	$1,473	$1,453
New activities in the period:
Performance obligations satisfied	9,500	5,126	11,055

	$9,934	$6,599	$12,508

Avenova Distribution Agreements and Specialty Pharmacies

Prescription Avenova is made available in local pharmacies and major pharmacy retail chains under nationwide distribution agreements with McKesson Corporation, Cardinal Health and AmerisourceBergen. We have also entered into direct agreements with preferred pharmacy networks as part of our Partner Pharmacy Program. During the years ended December 31, 2020, 2019 and 2018, the Company earned $1.7 million, $4.6 million and $11.0 million, respectively, in sales revenue for its Avenova product from these distribution and partner pharmacy agreements.

Under the prescription Avenova product distribution arrangements, the Company had a contract liability balance of $0.7 million as of December 31, 2020 and $0.8 million as of December 31, 2019. The contract liability is included in accrued liabilities in the consolidated balance sheets. The Company also recorded a prepayment of $0.1 million and $0.4 million for rebates related to these distribution agreements as of December 31, 2020 and December 31, 2019, respectively, that is recorded in the prepaid expenses and other current assets in the consolidated balance sheets (see Note 4, “Prepaid Expenses and Other Current Assets”).

Over-the-counter Avenova

Non-prescription Avenova was launched online on June 1, 2019 direct to U.S. customers. Over-the-counter Avenova is offered primarily for sale on Amazon.com, the Company’s website (Avenova.com) and Walmart.com. Over-the-counter Avenova is the same strength hypochlorous formulation as our prescription Avenova product, but comes in a smaller size. This channel provides the Company with more stable pricing and provides customers with easy access to our product. During the years ended December 31, 2020 and 2019, the revenue generated from over-the-counter Avenova was $3.3 million and $1.0 million, respectively. There was no comparable revenue during the year ended December 31, 2018.

KN95 Masks

During 2020, predominantly in the second quarter, the Company engaged in reselling KN95 Masks. Revenue generated from the sale of KN95 Masks was $3.1 million during the year ended December 31, 2020. There was no comparable revenue during the years ended December 31, 2019 and 2018.

License, Collaboration and Other Distribution Agreements

In January 2012, the Company entered into a distribution agreement with China Pioneer Pharma Holdings Limited (“China Pioneer”), a Shanghai-based company that markets high-end pharmaceutical products in China and the Company’s largest stockholder, for the commercialization of NeutroPhase in this territory. Under the terms of the agreement, NovaBay received an upfront payment of $0.3 million. NovaBay also received $0.3 million in January 2013, related to the submission of the first marketing approval for the product to the Chinese Food and Drug Administration (the “CFDA”). The deferred revenue was recognized as the purchase discounts were earned, with the remaining deferred revenue recognized ratably over the product distribution period. During the year ended December 31, 2014, NovaBay received $0.6 million upon receipt of a marketing approval of the product from the CFDA.

In September 2012, the Company entered into two agreements with China Pioneer: (1) an international distribution agreement (“Distribution Agreement”) and (2) a unit purchase agreement (“Purchase Agreement”). These agreements were combined and accounted for as one arrangement with one unit of accounting for revenue recognition purposes.

Pursuant to the terms of the Distribution Agreement, China Pioneer has the right to distribute NeutroPhase, upon a marketing approval from a Regulatory Authority, in certain territories in Asia (other than China). Upon execution of the Distribution Agreement, the Company received an upfront payment, which was recorded as deferred revenue. China Pioneer is also obligated to make certain additional payments to the Company upon receipt of the marketing approval. The Distribution Agreement further provides that China Pioneer is entitled to a cumulative purchase discount not to exceed $0.5 million upon the purchase of NeutroPhase product, payable in NovaBay unregistered restricted common stock.

Pursuant to the Purchase Agreement, we also received $2.5 million from China Pioneer for the purchase of units (comprising one share of common stock and a warrant for the purchase of one share of common stock). The unit purchase was completed in two tranches: (1) 800,000 units in September 2012; and (2) 1,200,000 units in October 2012, with both tranches at a purchase price of $1.25 per unit. The fair value of the total units sold was $3.5 million, based upon the trading price of our common stock on the dates the units were purchased and the fair value of the warrants based on the Black-Scholes option pricing model. Because the aggregate fair value of the units on the dates of purchase exceeded the $2.5 million in proceeds received from the unit purchase by approximately $1.0 million, we reallocated $0.6 million from deferred revenue to stockholders’ equity as consideration for the purchase of the units.

In December 2013, the Company announced it had expanded its NeutroPhase commercial partnership agreement with China Pioneer. The expanded agreement included licensing rights to Avenova and CelleRx, which were developed internally by NovaBay. The expanded partnership agreement covers the commercialization and distribution of these products in China and 11 countries in Southeast Asia.

The Distribution Agreement and the Purchase Agreement expired on December 31, 2019 and were not renewed.

Revenue that has been recognized under these agreements during the years ended December 31, 2019 and 2018 is as follows (in thousands):

	Year Ended
	December 31,
	2019	2018
Product revenue	$209	$47
Amortization of upfront technology and access fees	41	34
Total revenue recognized	$250	$77

During the year ended December 31, 2019, the Company earned $41 thousand in revenue due to the Company being relieved of contract liability as a result of changes in contract terms associated with the distribution agreement with China Pioneer.

As further described in Note 8, “Commitments and Contingencies”, on April 16, 2020, the Company entered into an international distribution agreement with Microprofit and the related intermediary distribution agreement with Chongqing Pioneer, a related party, which was subsequently amended on June 29, 2020. As of December 31, 2020, the Company is still awaiting approval from the FDA to import and sell the COVID-19 antibody test kits.

On February 26, 2019, the Company entered into a private label agreement with PhaseOne Health, LLC., (“PhaseOne”) to distribute a private label product with hypochlorous acid concentration of 0.025%. During the years ended December 31, 2020 and 2019, the Company recognized revenue of $0.2 million and $0, respectively, related to this contract.

NOTE 15. EMPLOYEE BENEFIT PLAN

We have a 401(k) plan covering all eligible employees, and we are not required to contribute to the plan. For the years ended December 31, 2020, 2019 and 2018, we contributed $13 thousand, $9 thousand, and $14 thousand to the plan, respectively.

NOTE 16. INCOME TAXES

For the years ended December 31, 2020, 2019 and 2018, loss before provision for income taxes consisted of the following (in thousands):

	Year Ending December 31,
	2020	2019	2018
United States	$(11,034)	$(9,652)	$(6,541)
International	—	—	—
	$(11,034)	$(9,652)	$(6,541)

For the years ended December 31, 2020, 2019 and 2018, the federal and state income tax provision is summarized as follows (in thousands):

	Year Ending December
	2020	2019	2018
Current
Federal	$—	$—	$—
State	5	6	4
Other	—	—	—
Total current tax expense	5	6	4

Deferred
Federal	—	—	—
State	—	—	—
Other	—	—	—
Total deferred tax expense	—	—	—

Income tax provision	$5	$6	$4

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company's deferred taxes as of December 31, 2020 and 2019 are as follows (in thousands):

	December 31
	2020	2019
Deferred tax assets:
Net operating losses	$31,115	$29,427
Stock options	790	1,191
Research and development credits	641	641
Accruals	267	222
Operating lease liabilities	109	301
Property and equipment	2	6
Other deferred tax assets	81	124
Total deferred tax assets	33,005	31,912

Deferred tax liabilities:
Operating lease right-of-use assets	(108)	(301)
Total deferred tax liabilities	(108)	(301)

Valuation allowance	(32,897)	(31,611)
Net deferred taxes	$—	$—

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted. The CARES Act changed net loss carryforward and back provisions and the business interest expenses limitation. The Company has evaluated the impact of the CARES Act and determined that none of the changes would result in a material cash benefit to the Company.

The valuation allowance increased by $1.3 million, $2.2 million and $0.9 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Net operating loss and tax credit carryforwards as of December 31, 2020, are as follows (in thousands):

		Expiration
	Amount	Years
Net operating losses, federal (Post December 31, 2017)	$17,223	Do Not Expire
Net operating losses, federal (Pre January 1, 2018)	$100,104	Beginning in 2024
Net operating losses, state	$96,250	Beginning in 2028
Tax credits, federal	$1,316	Beginning in 2026
Tax credits, state	$325	Indefinite

A reconciliation of the beginning and ending balance of unrecognized income tax benefits follows (in thousands):

	Year ended December 31,
	2020	2019
Unrecognized benefit - beginning of period	$974	$974
Change during the period	—	—
Unrecognized benefit - end of period	$974	$974

The entire amount of the unrecognized tax benefits would not impact our effective tax rate if recognized. The balance of unrecognized tax benefits increased as a result of a comprehensive analysis to substantiate the company's research credits. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense and were immaterial. We do not anticipate that total unrecognized tax benefits will significantly change in the next 12 months. The Company files income tax returns in the United States and in California. Other jurisdictions are not significant. The tax years 2004 - 2020 remain open in the federal jurisdiction and 2006 - 2020 for California. The Company is not currently under examination by income tax authorities in federal, state or other jurisdictions.

The effective tax rate of the Company's provision (benefit) for income taxes differs from the federal statutory rate as follows:

	Year Ending December 31,
	2020	2019	2018
Statutory rate	21.0%	21.0%	21.0%
State tax	3.2%	3.1%	(0.3%)
Change in valuation allowance	(11.7%)	(23.0%)	(13.0%)
Warrant/equity expenses	(10.3%)	1.7%	4.2%
Stock-based compensation expense	(4.0%)	(3.7%)	(4.3%)
Other	1.7%	(0.3%)	(0.5%)
Impact of 162m	—	1.1%	1.3%
Impact of ASC 606	—	—	(8.5%)
Total	(0.1%)	(0.1%)	(0.1%)

NOTE 17. RELATED PARTY TRANSACTIONS

Related Party Financing

See Note 9, “Related Party Note Payable” for a description of the Promissory Note issued on February 27, 2019, as amended on June 25, 2019 and May 14, 2020 and Note 12, “Stockholders’ Equity” for a description of the Company’s financing transactions in June 2019 and August 2019. During the second quarter of 2020, the Company repaid the $1.0 million principal balance of the Promissory Note using proceeds raised through the ATM Program.

Related Party Revenue

The following table summarizes information about the Company’s related party revenue and cost of goods sold during the years ended December 31, 2020, 2019 and 2018, respectively (in thousands):

	Year Ended December 31,
	2020	2019	2018
Related party revenue:
NeutroPhase	$524	$209	$47
Licensing	—	41	34
Total related party revenue	$524	$250	$77

Cost of goods sold
NeutroPhase	$384	$176	$426
Licensing	—	—	—
Total related party expenses	$384	$176	$426

Related party accounts receivable was $0.2 million and $0 as of December 31, 2020 and December 31, 2019, respectively. See Note 14, “License, Collaboration and Distribution Agreements” for additional information regarding the Company's distribution agreements with China Pioneer, the Company's largest stockholder.

Other Related Party Expenses

During the year ended December 31, 2020, the Company purchased KN95 Masks through an affiliate of China Pioneer. As of December 31, 2020 and 2019, related party accounts payable was $8 thousand and $0, respectively.

The following table summarizes information about the Company’s other related party expenses excluding stock-based compensation during the years ended December 31, 2020, 2019 and 2018, respectively (in thousands):

	Year Ended December 31,
	2020	2019	2018
Commissions to China Kington related to:
OP Private Placement	$—	$—	$359
June 2019 Private Placement	—	144	—
August 2019 Private Placement	—	162	—
Exercise of June 2019 Warrants	41	—	—
Exercise of 2019 Foreign Warrants	160	—	—
Promissory Note to Pioneer Pharma (Hong Kong) Company Ltd.	—	20	—
Total commissions to China Kington	201	326	359
Board Director Bob Wu consulting fee	17	83	—
Total related party expenses	$218	$409	$359

In connection with the Company's re-launch of CelleRx Clinical Reset, on November 17, 2020, the Company entered into a consulting agreement with Eric Wu. Eric Wu is Partner and Senior Vice President of China Kington and the brother of Bob Wu, who serves on the Company’s Board of Directors. Pursuant to the Agreement, Eric Wu will act as a consultant to the Company in support of the CelleRx product re-launch as well as in potential financings and other transaction opportunities. The term of the Agreement is for twelve months. As consideration for his services, the Company granted Eric Wu options exercisable for 300,000 shares of the Company’s common stock under the Company’s 2017 Omnibus Incentive Plan with an exercise price equal to the Company’s closing stock price on the date of the grant and vesting on the one year anniversary of the grant date. Stock-based compensation expense of $15 thousand was recorded for the year ended December 31, 2020 related to Eric Wu’s options.

NOTE 18. PAYCHECK PROTECTION PROGRAM

On May 6, 2020, the Company received loan proceeds in the amount of $0.9 million from Wells Fargo Bank, N.A. (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020.The terms of the PPP Loan were subsequently revised in accordance with the provisions of the Paycheck Protection Flexibility Act of 2020, or the PPP Flexibility Act, which was enacted on June 5, 2020. The PPP loan provides for an interest rate of 1.00% per year and matures two years after the date of initial disbursement, with initial principal and interest payments coming due late in fiscal 2021. The Note may be prepaid by the Company at any time prior to the maturity with no prepayment penalties. Funds from the PPP Loan may only be used for payroll costs, costs used to continue group health care benefits, rent and utilities incurred during the 24-week period after receiving the PPP Loan (collectively, “Qualifying Expenses”) in order for the PPP Loan to be forgiven in whole or in part. The Company used the entire PPP Loan amount for the Qualifying Expenses and expects the PPP Loan to be forgiven in whole prior to repayment.

Since the Company determined that there is reasonable assurance that it will meet the conditions for forgiveness of the full loan amount, we accounted for the forgivable PPP Loan as a government grant that we earned through the Company’s compliance with the loan forgiveness criteria. PPP proceeds received was accounted for as an income grant. A deferred income liability was recognized upon receipt of the forgivable loan proceeds. The deferred income liability was recognized as other income as Qualifying Expenses were incurred. For the year ended December 31, 2020, $0.9 million was recognized as other income and recorded in the consolidated statements of operations and comprehensive loss, respectively.

NOTE 19. SUBSEQUENT EVENTS

The number of shares of Common Stock available for issuance under the stockholder-approved 2017 Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2018 and ending on January 1, 2027 by an amount equal to (i) four percent (4%) of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of common stock as determined by the Board. For 2021, the Board authorized an increase of 1,671,303 shares of the Company’s common stock under the 2017 Plan, consisting of the full four percent (4%) increase allowed pursuant to the 2017 Plan’s evergreen provision.

On February 4, 2021, as described in the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021, the Company terminated the TLF Agreement. With the CelleRx Clinical Reset relaunch complete, the Company determined it would transition to other advisors who specialize in the further commercialization of the product.

On March 17, 2021, the Company’s insurance company notified the Company that it would reimburse $0.3 million related to the arbitration between John McGovern and the Company upon completion of its audit.

NovaBay Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Financial Statements

PART I

FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

NOVABAY PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,294	$11,952
Accounts receivable, net of allowance for doubtful accounts ($0 at June 30, 2021 and December 31, 2020)	1,232	1,106
Inventory, net of allowance for excess and obsolete inventory ($185 and $236 at June 30, 2021 and December 31, 2020, respectively)	682	608
Prepaid expenses and other current assets	564	576
Total current assets	12,772	14,242
Operating lease right-of-use assets	262	436
Property and equipment, net	94	84
Other assets	475	476
TOTAL ASSETS	$13,603	$15,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current liabilities:
Accounts payable	$208	$302
Accrued liabilities	1,883	2,115
Operating lease liabilities	298	416
Total current liabilities	2,389	2,833
Operating lease liabilities-non-current	5	87
Total liabilities	2,394	2,920
Commitments & contingencies (please refer to Note 8)
Stockholders' equity:
Preferred stock: 5,000 shares authorized; none issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 100,000 and 75,000 shares authorized at June 30, 2021 and December 31, 2020, respectively; 44,615 and 41,782 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	447	418
Additional paid-in capital	150,202	147,963
Accumulated deficit	(139,440)	(136,063)
Total stockholders' equity	11,209	12,318
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,603	$15,238

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales:
Product revenue, net	$2,126	$3,979	$3,927	$5,871
Other revenue, net	7	5	13	5
Total sales, net	2,133	3,984	3,940	5,876

Product cost of goods sold	614	2,040	1,069	2,621
Gross profit	1,519	1,944	2,871	3,255
Operating expenses:
Research and development	21	115	26	124
Sales and marketing	1,788	1,423	3,468	2,983
General and administrative	1,569	1,477	2,756	2,754
Total operating expenses	3,378	3,015	6,250	5,861
Operating loss	(1,859)	(1,071)	(3,379)	(2,606)

Non-cash loss on changes in fair value of warrant liability	—	(3,772)	—	(3,635)
Non-cash gain on changes in fair value of embedded derivative liability	—	—	—	2
Other income, net	—	362	2	176

Loss before provision for income taxes	(1,859)	(4,481)	(3,377)	(6,063)
Provision for income taxes	—	(1)	-	(1)
Net loss and comprehensive loss	$(1,859)	$(4,482)	$(3,377)	$(6,064)

Net loss per share (basic and diluted)	$(0.04)	$(0.15)	$(0.08)	(0.21)
Weighted-average shares of common stock used in computing net loss per share (basic and diluted)	42,561	30,384	42,174	$29,012

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(Unaudited)

(in thousands)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2020	41,782	$418	$147,963	$(136,063)	$12,318
Net loss	—	—	—	(1,518)	(1,518)
Stock-based compensation expense related to employee and director stock options	—	—	130	—	130
Stock-based compensation expense related to non-employee stock options	—	—	53	—	53
Balance at March 31, 2021	41,782	$418	$148,146	$(137,581)	$10,983
Net loss	—	—	—	(1,859)	(1,859)
Issuance of warrants	—	—	13	—	13
Issuance of common stock, net of offering costs	2,673	27	1,749	—	1,776
Vesting of employee restricted stock awards	160	2	(2)	—	—
Stock-based compensation expense related to employee and director stock options	—	—	242	—	242
Stock-based compensation expense related to non-employee stock options	—	—	54	—	54
Balance at June 30, 2021	44,615	$447	$150,202	$(139,440)	$11,209

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2019	27,938	$279	$125,718	$(125,024)	$973
Net loss	—	—	—	(1,582)	(1,582)
Issuance of common stock in connection with exercise of warrants	299	3	198	—	201
Vesting of employee restricted stock awards	2	—	2	—	2
Stock-based compensation expense related to employee and director stock options	—	—	45	—	45
Stock-based compensation expense related to non-employee stock options	—	—	12	—	12
Balance at March 31, 2020	28,239	$282	$125,975	$(126,606)	$(349)
Net loss	—	—	—	(4,482)	(4,482)
Issuance of common stock, net of offering costs	5,838	58	5,162	—	5,220
Issuance of common stock in connection with exercise of warrants	571	6	462	—	468
Stock-based compensation expense related to employee and director stock options	—	—	92	—	92
Stock-based compensation expense related to non-employee stock options	—	—	(2)	—	(2)
Stock option modification	—	—	36	—	36
Balance at June 30, 2020	34,648	$346	$131,725	$(131,088)	$983

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020

Operating activities:
Net loss	$(3,377)	$(6,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20	28
Stock-based compensation expense for options and stock issued to employees and directors	372	137
Stock-based compensation expense for options and stock issued to non-employees	107	10
Stock option modification expense	—	36
Vesting of employee restricted stock awards	(2)	2
Issuance of warrants	13	—
Non-cash loss on changes in fair value of warrant liability	—	3,635
Non-cash (gain) on changes in fair value of embedded derivative liability	—	(2)
Interest expense related to amortization of debt issuance and debt discount	—	143
Interest expense related to amortization of debt issuance related to related party notes payable	—	2
Changes in operating assets and liabilities:
Accounts receivable	(126)	(498)
Inventory	(74)	(134)
Prepaid expenses and other current assets	12	(230)
Operating lease right-of-use assets	174	449
Other assets	(1)	—
Accounts payable and accrued liabilities	(326)	473
Operating lease liabilities	(200)	(513)
Deferred revenue	2	115
Related party notes payable	—	73
Long-term obligations	—	432
Net cash used in operating activities	(3,406)	(1,906)

Investing activities:
Purchases of property and equipment	(27)	—
Net cash used in investing activities	(27)	—

Financing activities:
Proceeds from common stock issuances, net	1,775	5,220
Proceeds from exercise of warrants	—	669
Payment on the Convertible Note (see Note 10)	—	(1,145)
Payment on the Promissory Note (see Note 9)	—	(1,000)
Net cash provided by financing activities	1,775	3,744
Net (decrease) increase in cash, cash equivalents, and restricted cash	(1,658)	1,838
Cash, cash equivalents and restricted cash, beginning of year	12,427	7,412
Cash, cash equivalents and restricted cash, end of period	$10,769	$9,250

	Six Months Ended June 30,
	2021	2020
Supplemental disclosure of cash flow information:
Interest paid	$—	$55

Supplemental disclosure of non-cash information:
Non-cash payment of related party loan accrued interest	$—	$173
offset by related party accounts receivable

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTE 1. ORGANIZATION

NovaBay Pharmaceuticals, Inc. (the “Company”) is a medical device company predominantly focused on eye care. A majority of our revenue comes from Avenova®, an FDA cleared product sold in the United States that has proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from skin around the eye, including the eyelid. Avenova is formulated with our proprietary, stable and pure form of hypochlorous acid. Avenova is available directly to consumers through our online sales channel and is also often prescribed and dispensed by eyecare professionals for blepharitis and dry-eye disease.

We continue to promote Avenova through all four of our primary distribution channels: (1) our over-the-counter direct-to-consumer model, allowing customers to purchase either online or at select brick and mortar stores; (2) retail pharmacies, dispensing Avenova to patients through national pharmacy chains across all 50 states; (3) our Partner Pharmacy Program, providing a consistent patient experience at contracted pricing; and (4) our physician dispensed channel, allowing patients to buy Avenova during office visits to their preferred eye care specialist. We continue to achieve record overall Avenova unit sales quarter over quarter with more people using Avenova than ever before.

Avenova was launched as a prescription only product in 2016. To expand our addressable market, we launched Avenova as an over-the-counter product during the second quarter of 2019. By creating a consumer driven product that does not require a doctor’s prescription, we made Avenova available to many more potential customers. Over-the-counter Avenova also capitalizes on a trend to sell over-the-counter pharmaceutical products directly to consumers and adds convenience by allowing customers to forego a time-consuming doctor visit and trip to the pharmacy.

The launch of over-the-counter Avenova online proved to be especially fortuitous during the COVID-19 pandemic as it allowed consumers to order Avenova online without a prescription and without leaving their homes.

Over-the-counter Avenova is now our leading product by unit sales and net revenue despite having a lower average net selling price than prescription Avenova. This sales performance reflects our ongoing focus and increasing spend on digital marketing and public relations initiatives to promote Avenova directly to the end consumer. Avenova is available on Amazon.com, Walmart.com, and Avenova.com. Beginning in February 2021, Avenova became available at CVS store locations throughout the U.S. and on CVS.com, one of the nation’s largest retail chains.

Although we expect the online sales channel to continue to be our fastest-growing channel, support for Avenova from the medical community is important to maintaining its reputation as a preferred product. The “doctor recommended” halo effect around our brand remains strong due in part to our continued promotion of prescription Avenova.

Earlier this year, we launched a rebranded CelleRx® into the beauty industry as CelleRx® Clinical Reset™. Prior to this rebranding, our marketing of CelleRx focused on medical professionals only. Clinical Reset is formulated with NovaBay’s patented, pure, prescription-grade hypochlorous acid, a naturally occurring oxidant that is also produced by white blood cells within the human body. It keeps the skin’s natural barrier intact, which when out of balance can allow acne, rosacea and infection to set in.  Clinical Reset is complementary to a daily beauty regime for use on clean skin or over makeup. With the rebranding, we are leveraging new consumer focused messaging and the product’s pharmaceutical pedigree in robust social media and print advertising campaigns marketing CelleRx Clinical Reset in the beauty industry.

Beyond Avenova and CelleRx, we have developed additional products containing our proprietary, stable and pure form of hypochlorous acid, including NeutroPhase® and PhaseOne® for the wound care market. NeutroPhase is only sold in China through our exclusive distributor, Pioneer Pharma Co. Ltd. PhaseOne is only sold in the United States through our exclusive distributor, PhaseOne Health, LLC.

Last year, we responded to the national need for protective personal equipment (“PPE”) by tapping into our international supply network and launching the sale of third-party manufactured disposable KN95 facial coverings (“KN95 Masks”) and other PPE. Although sales from the KN95 Masks were significant in the second quarter of 2020, we experienced a significant decrease in PPE sales in the third and fourth quarters of 2020 as supply shortages narrowed, prices declined and distribution competition increased. We have returned our focus to our core business in eyecare and we do not anticipate dedicating significant future Company resources toward the sale of PPE and we do not expect significant future revenue from PPE sales.

During the second quarter of this year, we introduced two complementary products to support the use of Avenova. Our Warm Eye Compress not only provides effective heat therapy for many eye conditions, but it also improves Avenova’s ability to restore the eyes’ natural defenses against tear evaporation. Additionally, the i-Chek Illuminated Eye Examination Mirror (“i-chek”) allows Avenova customers to get a closer look at common eye conditions that are often of concern to Avenova customers. These eye conditions include blepharitis, chalazion and styes. The i-Chek also helps Avenova users who suffer from dry eye to identify dirt, oil or debris that need removed from the eyelids and eyelashes for optimum ocular health. The use of Avenova and both products is meant to provide Avenova customers with a holistic approach to lid and lash hygiene.

Liquidity

Based primarily on our funds available on June 30, 2021, management believes that the Company’s existing cash and cash equivalents and cash flows generated from product sales will be sufficient to enable the Company to meet its planned operating expenses at least through August 12, 2022. However, changing circumstances may cause the Company to expend cash significantly faster than currently anticipated, and the Company may need to spend more cash than currently expected because of circumstances beyond its control. Additionally, our future results, cash expenditures and ability to obtain additional external financing could be adversely affected by the COVID-19 pandemic and general adverse economic conditions.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are expressed in U.S. dollars.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates include contract liabilities related to product sales, useful lives for property and equipment and related depreciation calculations, assumptions for valuing options and warrants, income taxes and other contingencies. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements and related disclosures have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the results of operations for the periods presented.

The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. The condensed consolidated results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future year or interim period.

The financial statements and notes included herein should be read in conjunction with the annual financial statements and notes for the year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 25, 2021.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly-liquid instruments with a stated maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value. As of June 30, 2021 and December 31, 2020, the Company’s cash and cash equivalents were held in a highly-rated, major financial institution in the United States.

The following table provides a reconciliation of the cash, cash equivalents, and restricted cash reported in the condensed consolidated balance sheets that sum to the total of the same reported in the condensed consolidated statements of cash flows (in thousands):

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$10,294	$11,952
Restricted cash included in other assets	475	475
Total cash, cash equivalents, and restricted cash in the condensed consolidated statements of cash flows	$10,769	$12,427

The restricted cash amount included in other assets on the condensed consolidated balance sheets represents amounts held as certificates of deposit for Company credit cards and lease arrangements as contractually required by our financial institution and landlord.

Concentrations of Credit Risk and Major Partners

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company maintains deposits of cash, cash equivalents and restricted cash with a highly-rated, major financial institution in the United States.

Deposits in this bank may exceed the amount of federal insurance provided on such deposits. The Company does not believe it is exposed to significant credit risk due to the financial position of the financial institution in which the deposits are held.

During the three and six months ended June 30, 2021, Company revenues were derived primarily from sales of Avenova. During the three and six months ended June 30, 2020, revenues were derived primarily from sales of KN95 Masks and Avenova.

During the three and six months ended June 30, 2021 and 2020, revenues from each product were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Avenova	$1,883	$1,140	$3,458	$2,686
KN95 Masks	—	2,839	—	3,012
NeutroPhase	175	—	175	173
Other products	68	—	294	—
Total product revenue, net	2,126	3,979	3,927	5,871
Other revenue, net	7	5	13	5
Total sales, net	$2,133	$3,984	$3,940	$5,876

During the three months ended June 30, 2021 and 2020, sales of Avenova via Amazon comprised 52% and 42% of total Avenova net revenue, respectively. During the six months ended June 30, 2021 and 2020, sales of Avenova via Amazon comprised 58% and 46% of total Avenova net revenue, respectively. No other individual distributor comprised greater than 10% of total Avenova net revenue during the three and six months ended June 30, 2021 and 2020.

As of June 30, 2021 and December 31, 2020, accounts receivable from our major distribution partners greater than 10% were as follows:

	June 30,	December 31,
Major distribution partner	2021	2020
Distributor C	29%	14%
Distributor A	19%	18%
CVS	14%	* %
Avenova Direct via Amazon	13%	11%
Congqing Pioneer Pharma Holdings Limited	10%	16%
Distributor B	*	14%

* Less than 10%

The Company relies on two contract manufacturers to produce its products. The Company does not own any manufacturing facilities and intends to continue to rely on third parties for the supply of finished goods. Contract manufacturers may or may not be able to meet the Company’s needs with respect to timing, quantity or quality. In particular, it is possible that we may suffer from unexpected supply chain delays in light of the ongoing COVID-19 pandemic.

Fair Value of Financial Assets and Liabilities

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities. The Company’s cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.

The Company follows Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, with respect to assets and liabilities that are measured at fair value on a recurring basis and nonrecurring basis. Under this standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The standard also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. There are three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities;

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 – inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Allowance for Doubtful Accounts

The Company charges bad debt expense and records an allowance for doubtful accounts when management believes it to be unlikely that specific invoices will be collected. Management identifies amounts due that are in dispute and it believes are unlikely to be collected. At June 30, 2021 and December 31, 2020, management recorded no reserve for accounts receivable.

Inventory

Inventory is comprised of (1) raw materials and supplies, such as bottles, packaging materials, labels, boxes and pumps; (2) goods in progress, which are normally filled but unlabeled bottles; and (3) finished goods. We utilize contract manufacturers to produce our products and the price paid to these manufacturers is included in inventory. Inventory is stated at the lower of cost or estimated net realizable value determined by the first-in, first-out method. At both June 30, 2021 and December 31, 2020, management had recorded an allowance for excess and obsolete inventory and lower of cost or estimated net realizable value adjustments of $0.2 million.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets of five to seven years for office equipment, three years for computer equipment and software, and seven years for furniture and fixtures. Leasehold improvements are amortized over the lease term.

The costs of normal maintenance, repairs, and minor replacements are expensed as incurred.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use assets may be required for items such as initial direct costs paid or incentives received.

The Company has elected to combine lease and non-lease components as a single component for all leases in which it is a lessee or a lessor. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, operating lease liabilities current and operating lease liabilities non-current. As a result, as of the effective date, the Company no longer recognizes deferred rent on the consolidated balance sheets.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income, requires that an entity's change in equity or net assets during a period from transactions and other events from non-owner sources be reported.

Revenue Recognition

Revenue generated through the Company’s webstores, Avenova.com and CelleRx.com, for Avenova and CelleRx (as well as the KN95 Masks) is recognized upon fulfillment, which generally occurs upon delivery of the related products to multiple third-party carriers. Shipping and handling costs are expensed as incurred and included in cost of goods sold in the consolidated statements of operations and comprehensive loss. We present revenue net of sales taxes and refunds.

Revenue generated through Amazon.com and Walmart.com is recognized upon fulfillment, which generally occurs upon delivery of the related products to a third-party carrier. We present revenue net of commissions and any related fulfillment and shipping fees charged by these partners. Fees paid to partners for promoting our products are expensed as incurred and are included in sales and marketing expenses within the operating expenses in the consolidated statements of operations and comprehensive loss.

The Company also generates Avenova product revenue through product sales to its major distribution partners. Product supply of Avenova is the only performance obligation contained in these arrangements, and the Company recognizes product revenue upon transfer of control to its major distribution partners at the amount of consideration that the Company expects to be entitled to, generally upon receipt by the distributor on a “sell-in” basis. Upon recognition of product sales, contract liabilities are recorded for invoiced amounts that are subject to significant reversal, including product revenue allowances for cash consideration paid to customers for services, discounts, rebate programs, and product returns. The Company derives its rate of return from historical data and updates its return rate assumption quarterly. Payment for product supply is typically due 30 days after control transfers to the distributor.

Revenue generated through the Company’s partner pharmacies is recognized when control of the product transfers to the end customer. Revenue for product sales to CVS is recognized upon transfer of control to CVS, which generally occurs upon delivery of the related products to a third-party carrier, net of estimated future product returns.

Cost of Goods Sold

Cost of goods sold includes third-party manufacturing costs, shipping and handling costs, and other costs associated with products sold. Cost of goods sold also includes any necessary allowance for excess and obsolete inventory along with lower of cost and estimated net realizable value.

Research and Development Costs

The Company charges research and development costs to expense as incurred. These costs include all costs associated with research, development and regulatory activities, including submissions to the Food and Drug Administration (“FDA”).

Patent Costs

Patent costs, including legal expenses, are expensed in the period in which they are incurred. Patent expenses are included in general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Advertising Costs

Advertising costs are expensed in the period in which the costs are incurred. Advertising expenses were $0.7 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively. Advertising expenses were $1.5 million and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

Stock-Based Compensation

The Company’s stock-based compensation includes grants of stock options and restricted stock units (“RSUs”) to employees, consultants and non-employee directors. The expense associated with these grants is recognized in the Company’s condensed consolidated statements of stockholders’ equity (deficit) based on their fair values as they are earned under the applicable vesting terms. For stock options granted, the fair value of the stock options is estimated using a Black-Scholes option pricing model. See Note 13, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating that expense. The Company accounts for RSUs issued to employees and non-employees (board members and consultants) based on the fair market value of the Company’s common stock as of the date of issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be recognized.

Common Stock Warrant Liability

The Company accounts for common stock purchase warrants issued in connection with its equity offerings in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.

The Company accounts for common stock purchase warrants issued in connection with share-based compensation arrangements in accordance with the provisions of ASC 718, Stock Compensation, which encompasses the provisions of ASC 480, Distinguishing Liabilities from Equity.

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). Additionally, for common stock purchase warrants accounted for in accordance with ASC 718, Stock Compensation, the Company classifies as liabilities any contracts where it believes the warrants are deemed to be probable of issuance.

For warrants that are classified as liabilities, the Company records the fair value of the warrants at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss. The fair values of these warrants are determined using the Black-Scholes option pricing model, the Binomial Lattice (“Lattice”) valuation model, or the Monte Carlo simulation model where deemed appropriate. These values are subject to a significant degree of management’s judgment.

Net Loss Per Share

The Company computes net loss per share by presenting both basic and diluted earnings (loss) per share (“EPS”).

Basic EPS is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants, using the treasury stock method. In computing diluted EPS, the average stock price for the period is used to determine the number of shares assumed to be purchased from the exercise of stock options or warrants. Potentially dilutive common share equivalents are excluded from the diluted EPS computation in net loss periods because their effect would be anti-dilutive.

During the three and six months ended June 30, 2021 and 2020, there was no difference between basic and diluted EPS in each period due to the Company’s net loss.

The following table sets forth the calculation of basic EPS and diluted EPS (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
Numerator	2021	2020	2021	2020
Net loss	$(1,859)	$(4,482)	$(3,377)	$(6,064)

Denominator
Weighted average shares of common stock outstanding, basic and diluted	42,561	30,384	42,174	29,012
Net loss per share, basic and diluted	$(0.04)	$(0.15)	$(0.08)	$(0.21)

The following outstanding stock options and stock warrants were excluded from the diluted EPS computation as their effect would have been anti-dilutive (in thousands):

	As of June 30,
	2021	2020
Stock options	3,873	2,692
Stock warrants	7,082	7,105
	10,955	9,797

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements that could affect our business, results of operations, financial condition, and liquidity, see Note 2, “Summary of Significant Accounting Policies” included in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 25, 2021.

NOTE 3. FAIR VALUE MEASUREMENTS

The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The types of investments that are generally classified within Level 1 of the fair value hierarchy include money market securities and certificates of deposit.

The following table presents the Company’s assets measured at fair value on a recurring basis as of June 30, 2021 (in thousands):

		Fair Value Measurements Using
Assets	Balance at June 30, 2021	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash held as a certificate of deposit	$324	$324	$—	$—
Deposit held as a certificate of deposit	151	151	—	—
Total assets	$475	$475	$—	$—

The following table presents the Company's assets measured at fair value on a recurring basis as of December 31, 2020 (in thousands):

		Fair Value Measurements Using
Assets	Balance at December 31, 2020	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash held as a certificate of deposit	$324	$324	$—	$—
Deposit held as a certificate of deposit	151	151	—	—
Total assets	$475	$475	$—	$—

There were no liabilities measured at fair value on a recurring basis as of June 30, 2021 or December 31, 2020.

NOTE 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Prepaid insurance	$168	$165
Prepaid inventory	104	—
Prepaid financing costs	68	—
Prepaid dues and subscriptions	54	53
Prepaid sales rebates (Avenova contract asset)	42	144
Prepaid patents	31	47
Prepaid security deposit for lease	—	65
Other	97	102
Total prepaid expenses and other current assets	$564	$576

NOTE 5. INVENTORY

Inventory consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Raw materials and supplies	$294	$159
Finished goods	573	685
Less: Reserve for excess and obsolete inventory	(185)	(236)
Total inventory, net	$682	$608

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Computer equipment and software	$395	$365
Furniture and fixtures	157	157
Leasehold improvements	79	79
Production equipment	65	65
Office equipment	20	20
Total property and equipment, at cost	716	686
Less: accumulated depreciation and amortization	(622)	(602)
Total property and equipment, net	$94	$84

Depreciation and amortization expense was $11 thousand and $14 thousand for the three months ended June 30, 2021 and 2020, respectively, and $20 thousand and $28 thousand for the six months ended June 30, 2021 and 2020, respectively.

NOTE 7. ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	June 30,	December 31,
	2021	2020
Avenova contract liabilities	$943	$730
Employee payroll and benefits	421	632
Consulting services	208	98
Inventory purchases	121	181
Sublease security deposit	—	198
Other	190	276
Total accrued liabilities	$1,883	$2,115

NOTE 8. COMMITMENTS AND CONTINGENCIES

Directors and Officers Indemnification

As permitted under Delaware law and in accordance with its bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and may enable it to recover a portion of any future payments. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, it has not recorded any liabilities for these agreements as of June 30, 2021.

In the normal course of business, the Company provides indemnification of varying scope under its agreements with other companies, typically its clinical research organizations, investigators, clinical sites, suppliers and others. Pursuant to these agreements, it generally indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified parties in connection with the use or testing of its products or product candidates or with any U.S. patent or any copyright or other intellectual property infringement claims by any third party with respect to its products. The term of these indemnification agreements is generally perpetual. The potential future payments the Company could be required to make under these indemnification agreements is unlimited. Historically, costs related to these indemnification provisions have been immaterial. The Company also maintains various liability insurance policies that limit its exposure. As a result, it believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of June 30, 2021.

Legal Matters

On July 29, 2019, Mr. John McGovern, the Company’s former Interim President & Chief Executive Officer and Chief Financial Officer, submitted a demand for arbitration in connection with his separation from service with the Company. The arbitration was settled in December 2020. Mr. McGovern released the Company from all outstanding obligations upon settlement.

The Company’s insurance carrier determined that the Company was entitled to a $0.3 million reimbursement for litigation costs incurred in conjunction with the McGovern matter. The Company received a $0.3 million reimbursement on April 23, 2021 which was offset against general and administrative expenses in the Company’s Consolidated Statement of Operation and Comprehensive Loss for the three months ended March 31, 2021.

As of June 30, 2021, there were no other matters that, in the opinion of management, would ultimately result in liability that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Leases

The Company leases office space for its corporate headquarters located in Emeryville, California. The initial lease term is through February 28, 2022. The Company has the option to extend the term of the lease for one five (5)-year period upon written notice to the landlord. The Company intends to exercise the renewal option for this lease.

The Company also had a lease commitment for laboratory facilities and office space at EmeryStation North in Emeryville, California (“EmeryStation”) under an operating lease. In July 2016, the Company subleased the EmeryStation space (the “Sublease Agreement”). The Sublease Agreement commenced September 8, 2016. The EmeryStation lease and Sublease Agreement were terminated as of August 31, 2020 pursuant to a sublease termination agreement executed on July 31, 2020.

The components of lease expense for the three and six months ended June 30, 2021 and 2020 were as follows (in thousands):

Lease Costs	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease cost	$99	$250	$199	$514
Sublease income	—	(158)	—	(316)
Net lease cost	$99	$92	$199	$198

Other information
Operational cash flow used for operating leases	$113	$284	$226	$580

The Company has measured its operating lease liabilities at its incremental borrowing rate over the remaining term for each operating lease. The weighted average remaining lease term and the weighted average discount rate are summarized as follows:

	June 30, 2021	June 30, 2020
Weighted-average remaining lease term (in years)	0.7	1.4
Weighted-average discount rate	12%	12%

Future lease payments under non-cancelable leases as of June 30, 2021 were as follows (in thousands):

2021	$228
2022	89
Thereafter	—
Total future minimum lease payments	317
Less imputed interest	(14)
Total	$303

Reported as:
Operating lease liability	$298
Operating lease liability- non-current	5
Total	$303

Contracts

On May 13, 2020, the Company entered into an agreement with TLF Bio Innovation Lab LLC (“TLF Bio Innovation”) to manage the relaunch of the Company’s CelleRx product (the “TLF Agreement”) which was further amended on September 4, 2020 and subsequently terminated on February 4, 2021. TLF Bio Innovation was granted warrants exercisable for 15,000 shares of the Company’s common stock with an exercise price of $0.6718 on January 15, 2021.

On April 16, 2020, the Company entered into an international distribution agreement with Shenzhen Microprofit Biotech Co., Ltd. (“Microprofit”) (the “Microprofit Agreement”). In accordance with the Microprofit Agreement, the Company assisted Microprofit in applying for approval of Microprofit’s SARS-CoV-2 IgG and IgM Antibody Combined Test Kit (“Test Kits”) by the FDA. Under the terms of the Microprofit Agreement, if such approvals were granted, the Company would issue warrants to certain Microprofit officers exercisable for an aggregate number of shares of the Company’s common stock equivalent to 12% of the Company’s outstanding common stock on the date of approval. If FDA approval were received, the Microprofit Agreement would grant the Company exclusive rights to distribute the Test Kits in the United States through December 31, 2021. As of June 30, 2021, the Company determined that the issuance of warrants under the Microprofit Agreement is not probable. Accordingly, the parties mutually agreed to terminate the agreement subsequent to June 30, 2021 on August 10, 2021.

In connection with the Microprofit Agreement, on April 16, 2020, the Company entered into an intermediary distribution agreement with Chongqing Pioneer Pharma Holdings Limited (“Chongqing Pioneer”), a related party, which was subsequently amended on June 29, 2020 (the “Distribution Agreement”). The Distribution Agreement provided that the Company will purchase all Test Kits from Chongqing Pioneer as an intermediary. The Distribution Agreement was terminated subsequent to June 30, 2021 on August 10, 2021.

NOTE 9. RELATED PARTY NOTE PAYABLE

On February 27, 2019, the Company issued a $1.0 million promissory note payable to Pioneer Pharma (Hong Kong) Company Ltd. (“Pioneer Pharma”), which was amended on June 25, 2019 and May 14, 2020 (the “Promissory Note”). The Promissory Note provided for an interest payment of $0.2 million which was initially amended to a payment of $0.3 million and subsequently amended to replace the cash interest payment with the delivery of 65,178 units of NeutroPhase (40ml) to Pioneer Pharma. The second amendment to the Promissory Note also provided the Company with the right to repay the note at any time. On May 14, 2020, the Company repaid the $1.0 million principal balance of the Promissory Note using proceeds raised through the at-the-market offering and equity program (“ATM Program”) (see Note 12, “Stockholders’ Equity”). The Company settled the accrued interest through two separate shipments of NeutroPhase in 2020. Upon full repayment of principal and interest during the year ended December 31, 2020, the Company was released from the Promissory Note with Pioneer Pharma.

In connection with the Promissory Note, the Company paid China Kington a 2% fee for brokering the transaction and entered into a consulting agreement with China Kington for a term of one year, which expired on March 1, 2020 (the “Consulting Agreement”). Bob Wu, acting in a dual role as a member of the Company’s Board of Directors (the “Board”) and as principal of China Kington, was paid $0.1 million pursuant to the Consulting Agreement. Upon the expiration of the Consulting Agreement, the parties entered into a new consulting agreement, in which no cash compensation will be paid. Debt issuance costs associated with the issuance of the Promissory Note of $20 thousand was recognized and recorded as an offset to the related party note payable in the consolidated balance sheets.

The interest expense recognized, including amortization of the issuance costs, was $27 thousand and $75 thousand during the three and six months ended June 30, 2020, respectively. There was no comparable expense during the three and six months ended June 30, 2021.

NOTE 10. CONVERTIBLE NOTE

On March 26, 2019, the Company entered into a Securities Purchase Agreement with Iliad Research and Trading, L.P. (the “Lender”), pursuant to which the Company issued a Secured Convertible Promissory Note (the “Convertible Note”) to the Lender dated as of March 26, 2019. The Convertible Note had an original principal amount of $2.2 million, bore interest at a rate of 10% per annum and matured on September 26, 2020, unless earlier paid, redeemed or converted in accordance with its terms. The Company received net proceeds of $2.0 million after deducting an original issue discount of $0.2 million and debt issuance cost of Lender’s transaction fees of $15 thousand. The Company recognized an additional $0.2 million of debt issuance costs associated with the issuance of the Convertible Note. The Convertible Note was repaid in full during the third quarter of 2020. Upon full repayment, the Company was released from the Iliad Securities Purchase Agreement with Lender.

During the three and six months ended June 30, 2020, the Company recorded a gain of $0 and $2 thousand, respectively, in the unaudited condensed consolidated statements of operations and comprehensive loss. There was no comparable gain or loss during the three and six months ended June 30, 2021.

During both the three and six months ended June 30, 2020, the effective interest rate on the Convertible Note was 37% and 43%, respectively. Interest expense recognized, including amortization of the issuance costs and debt discount, was $59 thousand and $199 thousand during the three and six months ended June 30, 2020, respectively. There was no comparable expense during the three and six months ended June 30, 2021.

NOTE 11. WARRANT LIABILITY

July 2011 Warrants

The Company issued the July 2011 Warrants (as defined in Note 12, “Stockholders’ Equity”) in the third quarter of 2011. The terms of the July 2011 Warrants required registered shares to be delivered upon warrant exercise and potential cash-settlement in the event of a specified fundamental transaction. Under ASC 480, Distinguishing Liabilities from Equity, the warrants were classified as liabilities because the Company’s potential obligation to deliver registered shares and cash-settle the warrants were deemed to be beyond the Company’s control. The fair value of outstanding July 2011 Warrants was determined at each reporting date using a Lattice model with changes in fair value recorded in the consolidated statements of operations and comprehensive loss.

On March 6, 2020, the remaining 35,107 July 2011 Warrants expired unexercised. There were no July 2011 Warrants outstanding as of June 30, 2021.

October 2015 Warrants

The Company issued the October 2015 Warrants (as defined in Note 12, “Stockholders’ Equity”) in the third quarter of 2015. The terms of the October 2015 Warrants required potential cash-settlement in the event of a specified fundamental transaction. Under ASC 480, Distinguishing Liabilities from Equity, the warrants were classified as liabilities because the Company’s potential obligation to cash-settle the warrants was deemed to be beyond the Company’s control. The fair value of outstanding October 2015 Warrants was determined at each reporting date using a Lattice model with changes in fair value recorded in the consolidated statements of operations and comprehensive loss.

During the fourth quarter of 2020, a total of 22,680 October 2015 Warrants were exercised, resulting in gross proceeds of $5 thousand. The liability associated with these warrants was adjusted to fair value of $12 thousand as of the date of exercise, with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity.

On October 27, 2020, 15,320 October 2015 expired unexercised. There were no October 2015 Warrants outstanding as of June 30, 2021.

2019 Domestic, Foreign & Ladenburg Warrants

As further described in Note 12, “Stockholders’ Equity”, the Company issued the 2019 Domestic Warrants, the 2019 Foreign Warrants and the 2019 Ladenburg Warrants in the third quarter of 2019. The terms of the 2019 Domestic Warrants, 2019 Foreign Warrants and 2019 Ladenburg Warrants all required potential cash-settlement in the event of a specified fundamental transaction. Under ASC 480, Distinguishing Liabilities from Equity, the warrants were classified as liabilities because the Company’s potential obligation to cash-settle the warrants was deemed to be beyond the Company’s control. The fair value of outstanding warrants was determined at each reporting date using a Black-Scholes option pricing model with the changes in fair value recorded in the consolidated statements of operations and comprehensive loss.

Upon issuance, the fair value of the 2019 Domestic Warrants, 2019 Foreign Warrants and 2019 Ladenburg Warrants was determined to be $3.1 million, $2.0 million and $0.1 million, respectively.

In the third quarter of 2020, as further described in Note 12, “Stockholders’ Equity”, the 2019 Domestic Warrants and 2019 Foreign Warrants were exercised at reduced exercise prices. The warrant liabilities associated with these warrants was adjusted to their fair values as of the date of exercise, with the change in fair values recorded in the consolidated statements of operations and comprehensive loss. The fair values were then transferred to equity. As of the date of exercise, the fair value of the 2019 Domestic Warrants and 2019 Foreign Warrants was determined to be $4.9 million and $4.2 million, respectively, in accordance with the following key assumptions:

Assumptions	2019 Domestic Warrants	2019 Foreign Warrants
Expected price volatility	178%	178%
Expected term (in years)	4.57	4.57
Risk-free interest rate	0.25%	0.27%
Dividend yield	0.00%	0.00%
Weighted-average fair value of warrant	$1.18	$1.54

There were no 2019 Domestic Warrants or 2019 Foreign Warrants outstanding as of June 30, 2021.

In the third quarter of 2020, as further described in Note 12, “Stockholders’ Equity”, the Company amended the 2019 Ladenburg Warrants. The Company’s potential obligation to cash-settle the warrants if a specified fundamental transaction occurred was amended to apply only in situations within the Company’s control. Pursuant to this change, the 2019 Ladenburg Warrants were no longer classified as liabilities. The warrant liability associated with these warrants was adjusted to fair value as of the date of the amendment, with the change in fair value recorded in the consolidated statements of operations and comprehensive loss. The fair value was then transferred to equity. The fair value of the 2019 Ladenburg Warrants was determined to be $0.2 million on the date of amendment in accordance with the following key assumptions:

Expected price volatility	186%
Expected term (in years)	4.05
Risk-free interest rate	0.22%
Dividend yield	0.00%
Weighted-average fair value of warrants	$1.17

The 2019 Ladenburg Warrants will no longer be adjusted to fair value in reporting periods after the amendment. All 2019 Ladenburg Warrants remained outstanding as of June 30, 2021.

NOTE 12. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with rights and preferences as may be approved by its Board of Directors under its Amended and Restated Certificate of Incorporation. There were no shares of preferred stock outstanding as of June 30, 2021 and December 31, 2020.

Common Stock

April 2020 At the Market Offering

In the second quarter of 2020, the Company established the 2020 ATM Program with Ladenburg Thalmann & Co. Inc. (“Ladenburg”). For additional information regarding the offering and equity program, see the Company’s Current Reports on Form 8-K filed with the SEC on April 27, 2020 and June 15, 2020. During the second quarter of 2020, 5,836,792 shares of common stock were issued under the 2020 ATM Program for total net proceeds of $5.6 million, net of offering costs of $0.4 million.

May 2021 At the Market Offering

In the second quarter of 2021, the Company established the 2021 ATM Program with Ladenburg. For additional information regarding the offering and equity program, see the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2021. During the second quarter of 2021, 2,672,000 shares of common stock were issued under the 2021 ATM Program for total net proceeds of $1.8 million, net of offering costs of $0.1 million.

TLF Bio Innovation Stock Purchase

On May 13, 2020, TLF Bio Innovation purchased 1,000 shares of the Company’s common stock for total proceeds of $1 thousand pursuant to the TLF Agreement described in Note 8, “Commitments and Contingencies”.

Common Stock Warrants

July 2011 Warrants

In the third quarter of 2011, the Company issued 139,520 common stock purchase warrants exercisable for 139,520 shares of common stock in connection with a registered direct financing (the “July 2011 Warrants”). The July 2011 Warrants were issued with an exercise price of $33.25 and an expiration date of July 5, 2016. In October 2015, in connection with a separate financing event, the exercise price of outstanding July 2011 Warrants was reduced to $5.00 per share and the expiration date extended to March 6, 2020. In February 2016 and May 2019, the exercise price of outstanding July 2011 Warrants was reduced to $1.81 and $0.2061 per share, respectively, pursuant to price protection provisions of the warrants.

In March 2020, a total of 35,107 July 2011 Warrants expired unexercised. As of June 30, 2021, there were no July 2011 Warrants outstanding.

March 2015 Warrants

In the first quarter of 2015, the Company issued 649,133 common stock purchase warrants exercisable for 649,133 shares of common stock in connection with a private placement offering (the “March 2015 Warrants”). The exercise price of individual March 2015 Warrants varied between $15.00 and $16.25 per share at the time of issuance. The Company issued 278,200 of the March 2015 Warrants with an expiration date of March 6, 2020 and the remaining 370,933 March 2015 Warrants with an expiration date of June 6, 2015. In October 2015, in connection with a separate financing event, the exercise price of all outstanding March 2015 Warrants was reduced to $5.00 per share and the expiration date of all outstanding warrants expiring on June 6, 2015 was extended to March 6, 2020. In February 2016 and May 2019, the exercise price of all outstanding July 2011 Warrants was reduced to $1.81 and $0.2061 per share, respectively, pursuant to price protection provisions of the warrants.

During the first quarter of 2020, a total of 70,000 March 2015 Warrants were exercised, resulting in gross proceeds of $14 thousand. Also in the first quarter of 2020, all remaining 7,419 March 2015 Warrants expired unexercised. As of June 30, 2021, there were no March 2015 Warrants outstanding.

October 2015 Warrants

In the fourth quarter of 2015, the Company issued 442,802 common stock purchase warrants exercisable for 442,802 shares of common stock in connection with a public offering (the “October 2015 Warrants”). The warrants were issued with an exercise price of $5.00 and an expiration date of October 27, 2020. In February 2016 and May 2019, the exercise price of outstanding October 2015 Warrants was reduced to $1.81 and $0.2061 per share, respectively, pursuant to price protection provisions of the warrants. Also during the fourth quarter of 2020, a total of 22,680 October 2015 Warrants were exercised, resulting in gross proceeds of $5 thousand.

During the fourth quarter of 2020, all remaining 15,320 October 2015 Warrants expired unexercised. As of June 30, 2021, there were no October 2015 Warrants outstanding.

June 2019 Private Placement and June 2019 Warrants

During the second quarter of 2019, the Company entered into a private placement agreement to sell 1,371,427 shares of common stock and 1,371,427 common stock purchase warrants exercisable for 1,371,427 shares of common stock (the “June 2019 Warrants”) for an aggregate subscription price of $2.4 million. Three accredited investors, Messrs. Xiao Rui Liu, Hai Dong Pang and Ping Huang, subscribed to the private placement for $1.0 million, $0.4 million and $1.0 million, respectively. China Kington served as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds, totaling $0.1 million. The Company also paid other offering costs of $27 thousand.

The June 2019 Warrants were issued with an exercise price of $0.87 and an expiration date of June 17, 2020. The June 2019 Warrants were callable by the Company if the closing price of the Company’s common stock, as reported on the NYSE American, was $1.00 or greater.

During the first quarter of 2020, a total of 228,571 June 2019 Warrants were exercised, resulting in gross proceeds of $199 thousand. The Company paid China Kington a fee of $12 thousand, or six percent (6%) of the gross proceeds, for brokering the exercise transaction.

During the second quarter of 2020, a total of 571,428 June 2019 Warrants were exercised, resulting in gross proceeds of $497 thousand. The Company paid China Kington a fee of $29 thousand, or six percent (6%) of the gross proceeds, for brokering the exercise transaction. Also during the second quarter of 2020, all remaining 571,428 June 2019 Warrants expired unexercised. As of June 30, 2021, there were no June 2019 Warrants outstanding.

August 2019 Common Stock Purchase Agreement, 2019 Domestic Warrants, 2019 Ladenburg Warrants and 2019 Foreign Warrants

In the third quarter of 2019, the Company entered into a purchase agreement (the “2019 Purchase Agreement”) for the sale of (i) 4,198,566 shares of common stock and (ii) 4,198,566 common stock purchase warrants exercisable for 4,198,566 shares of common stock (the “2019 Domestic Warrants”) for gross proceeds of $4.2 million. The 2019 Domestic Warrants were issued with an exercise price of $1.15 and an expiration date of February 13, 2025.

The Company allocated the proceeds between the common stock and 2019 Domestic Warrants by applying the relative fair value allocation methodology. The Company first allocated $3.1 million to the 2019 Domestic Warrants, with the residual amount allocated to the common stock. See Note 11, “Warrant Liability” for further discussion of the key assumptions used to value the 2019 Domestic Warrants.

Ladenburg served as the placement agent for the transaction in exchange for a commission representing six percent (6%) of the gross proceeds, totaling $0.3 million, and 167,942 common stock purchase warrants exercisable for 167,942 shares of common stock with an exercise price of $1.25 per share and an expiration date of August 8, 2024 (the “2019 Ladenburg Warrants”). In addition, the Company reimbursed the Placement Agent $60 thousand for certain expenses. The Company also incurred and paid other offering costs of $0.3 million.

The Company incurred total issuance costs of $0.5 million in conjunction with the 2019 Purchase Agreement. The Company allocated $0.2 million of the issuance costs to the warrant liability which was expensed in the Company’s consolidated statements of operations and comprehensive loss during the period. The remaining $0.3 million was recorded as a reduction of additional paid-in capital in the Company’s consolidated balance sheets. As the 2019 Ladenburg Warrants were accounted for as a stock issuance cost, $59 thousand was allocated to the warrant liability and expensed during the period and $65 thousand was recorded as a reduction to additional paid-in capital in the Company’s consolidated balance sheets. See Note 11, “Warrant Liability” for a discussion of the key assumptions used to value the 2019 Ladenburg Warrants.

During the third quarter of 2020, the Company and the holders of the 2019 Domestic Warrants and the 2019 Foreign Warrants entered into exercise agreements which resulted in the cash exercise of the warrants at a reduced exercise price of $0.99. The Company received aggregate gross proceeds of approximately $6.8 million from the exercises. The Company incurred and paid other offering costs of $0.2 million. The Company also incurred and paid a $0.2 million fee to China Kington for brokering the transaction, which equaled six percent (6%) of the gross proceeds from the 2019 Foreign Warrants.

During the third quarter of 2020, the Company and all holders of the 2019 Domestic Warrants and 2019 Foreign Warrants entered into warrant repricing letter agreements. Pursuant to the agreement, in consideration for the exercise in full of the 2019 Domestic Warrants and 2019 Foreign Warrants, the Company agreed to: (1) reduce the exercise price of the 2019 Domestic Warrants and the 2019 Foreign Warrants to $0.99 per share prior to exercise, and (2) in a private placement, issue new common stock purchase warrants (the “New Warrants”) to purchase up to a number of shares of common stock, equal to 100% of the number of 2019 Domestic Warrants and 2019 Foreign Warrants currently held by such holders upon the holders exercising their warrants.

The New Warrants became exercisable six months after their issuance, for an aggregate of 6,898,566 shares of common stock. The New Warrants have an exercise price of $1.65 per share and will expire five and a half years after their issuance. The Company determined that the common stock issued from the exercise of the 2019 Domestic and 2019 Foreign Warrants, and the New Warrants to be one unit of account, and therefore did not allocate the proceeds between the common stock and the New Warrants as, the proceeds, even if allocated, would be both recognized in additional paid-in capital.

During the third quarter of 2020, the Company also entered into a reprice agreement with Ladenburg which reduced the exercise price to $0.99 per share and amended certain terms of the 2019 Ladenburg Warrants. The Company’s potential obligation to cash-settle the warrants if a specified fundamental transaction occurred was amended to apply only in situations within the Company’s control. As further described in Note 11, “Warrant Liability”, the 2019 Ladenburg Warrants were no longer classified as a liability as a result of this amendment.

TLF Bio Innovation 2021 Warrants

On January 15, 2021, TLF Bio Innovation was granted warrants exercisable for 15,000 shares of the Company’s common stock with an exercise price of $0.6718 (the “TLF Warrants”) pursuant to the TLF Agreement described in Note 8, “Commitments and Contingencies”. The TLF Warrants will expire five years after their issuance. The TLF Warrants are classified as equity.

The details of all outstanding warrants as of June 30, 2021 were as follows:

	Warrants (in thousands)	Weighted- Average Exercise Price
Outstanding at December 31, 2020	7,067	$1.63
Warrants granted	15	$0.67
Warrants exercised	—	$—
Warrants expired	—	$—
Outstanding at June 30, 2021	7,082	$1.63

NOTE 13. EQUITY-BASED COMPENSATION

Equity Compensation Plans

In October 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”) to provide for the granting of equity awards, such as stock options, unrestricted and restricted common stock, stock units, dividend equivalent rights, and stock appreciation rights to employees, directors and outside consultants, as determined by the Board. The 2007 Plan expired on March 15, 2017. Upon expiration, new awards cannot be issued pursuant to the 2007 Plan, but outstanding awards continue to be governed by its terms. Stock options granted under the 2007 Plan expire no later than ten years from the date of grant. All stock options outstanding under the 2007 Plan were fully vested as of December 31, 2020.

In March 2017, the Company adopted the 2017 Omnibus Incentive Plan (the “2017 Plan”), which was approved by stockholders on June 2, 2017, to provide for the granting of equity awards, such as nonqualified stock options (“NQSOs”), incentive stock options (“ISOs”), restricted stock, performance shares, stock appreciation rights (“SARs”), RSUs and other share-based awards to employees, directors, and consultants, as determined by the Board. The 2017 Plan does not affect awards previously granted under the 2007 Plan. Upon adoption, the 2017 Plan allowed for awards of up to 2,318,486 shares of the Company’s common stock, plus an automatic annual increase in the number of shares authorized for awards on the first day of each of the Company’s fiscal years beginning January 1, 2018 through January 1, 2027 equal to (i) 4% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of common stock than provided for in Section 4(a)(i) of the 2017 Plan as determined by the Board. On January 15, 2021, the number of shares available for future awards under the 2017 Plan was increased by 1,671,303 shares. As of June 30, 2021, there were 2,751,227 shares available for future awards under the 2017 Plan.

Under the terms of the 2017 Plan, the exercise price of NQSOs, ISOs and SARs may not be less than 100% of the fair market value of the common stock on the date of grant and, if ISOs are granted to an owner of more than 10% of the Company’s stock, then not less than 110% of the fair market value of the common stock on the date of grant. The term of awards will not be longer than ten years, or in the case of ISOs, not longer than five years with respect to holders of more than 10% of the Company’s stock. Stock options granted to employees generally vest over four years, while options granted to directors and consultants typically vest over a shorter period, subject to continued service. The Company issues new shares to satisfy option exercises under the 2007 Plan and the 2017 Plan.

Stock Option Summary

The following table summarizes information about the Company’s stock options and restricted stock outstanding at June 30, 2021 and activity during the period ended June 30, 2021:

(in thousands, except years and per share data)	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	3,165	$2.05	7.6	$189
Options granted	92	$0.94
Sales and marketing	900	$—
Options exercised	-	$—
Restricted stock units vested	(160)	$—
Options forfeited/cancelled	(124)	$3.19
Restricted stock units cancelled	-	$—
Outstanding at June 30, 2021	3,873	$1.59	7.7	$669

Vested and expected to vest at June 30, 2021	3,480	$1.69	7.6	$593

Vested at June 30, 2021	1,564	$3.06	5.3	$37

Exercisable at June 30, 2021	1,564	$3.06	5.3	$37

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company’s common stock as quoted on the NYSE American as of June 30, 2021 for options that have a quoted market price in excess of the exercise price. There were no stock option awards exercised during the three and six months ended June 30, 2021 and 2020. The Company received no cash payments for the exercise of stock options during the three and six months ended June 30, 2021 and 2020.

As of June 30, 2021, total unrecognized compensation cost related to unvested stock options and restricted stock units was approximately $1.3 million. This amount is expected to be recognized as stock-based compensation expense in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss over the remaining weighted average vesting period of 2.47 years.

Stock Option Awards to Employees and Directors

The Company grants options to purchase common stock to its employees and directors at prices equal to or greater than the market value of the stock on the dates the options are granted. The Company has estimated the value of stock option awards as of the date of grant by applying the Black-Scholes option pricing model using the single-option valuation approach. The application of this valuation model involves assumptions that are judgmental and subjective in nature. See Note 2, “Summary of Significant Account Policies,” for a description of the accounting policies that the Company applied to value its stock-based awards.

During the six months ended June 30, 2021 and 2020, the Company granted options to employees and directors to purchase an aggregate of 92,000 and 520,000 shares of common stock, respectively.

The weighted-average assumptions used in determining the value of options are as follows:

	Six Months Ended June 30,
Assumption	2021	2020
Expected price volatility	164.31%	159.81%
Sales and marketing	6.19	6.43
Risk-free interest rate	1.09%	0.50%
Dividend yield	0.00%	0.00%
Weighted-average fair value of options granted during the period	$0.90	$0.93

Expected Price Volatility—This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate. The computation of expected volatility was based on the historical volatility of our own stock.

Expected Term—This is the period of time over which the options granted are expected to remain outstanding. The expected life assumption is based on the Company’s historical data.

Risk-Free Interest Rate—This is the U.S. Treasury rate for the week of the grant having a term approximating the expected life of the option.

Dividend Yield—We have not made any dividend payments nor do we have plans to pay dividends in the foreseeable future.

Forfeitures are estimated at the time of grant and reduce compensation expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate

In addition, during the six months ended June 30, 2021, the Company granted 900,000 shares of restricted stock to employees and directors. During the six months ended June 30, 2020, the Company granted 160,000 shares of restricted stock to employees and directors.

For the three months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $242 thousand and $128 thousand, respectively, for stock-based awards to employees and directors.  For the six months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $372 thousand and $174 thousand, respectively, for stock-based awards to employees and directors.

In April 2020, the Company modified stock options held by Ms. Gail Maderis, who resigned as a director of the Company, effective April 1, 2020. The option exercise period for Ms. Maderis was extended from three months to three years, calculated from her date of resignation. Also, her stock option awards became fully vested at the date of her resignation. In connection with the stock option modification, the Company recognized incremental stock-based compensation expense of $36 thousand, which is included in the figure above.

Stock-Based Awards to Non-Employees

During the six months ended June 30, 2021 and 2020, the Company did not grant options exercisable for shares of common stock to non-employees in exchange for advisory and consulting services.

When the Company grants stock options, the stock options are recorded at their fair value on the grant date and recognized over the respective service or vesting period. The fair value of the stock options that are granted is calculated using the Black-Scholes-Merton option pricing model as discussed above.

In addition, during the six months ended June 30, 2021 and 2020, the Company did not grant restricted stock to non-employees.

For the three months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $54 thousand and negative $2 thousand, respectively, related to non-employee consultant stock and option grants. For the six months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $107 thousand and $9 thousand, respectively, related to non-employee consultant stock and option grants.

Summary of Stock-Based Compensation Expense

A summary of the stock-based compensation expense included in results of operations for the options and restricted stock awards discussed above is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Research and development	$3	$7	$7	$14
Sales and marketing	34	11	65	20
General and administrative	259	108	407	149
Total stock-based compensation expense	$296	$126	$479	$183

NOTE 14. LICENSE, COLLABORATION AND DISTRIBUTION AGREEMENTS

Transactions under the Company’s major distribution agreements are recognized upon transfer of control of product sold to its major distribution partners at the amount of consideration that the Company expects to be entitled to. The Company records contract liabilities for the amounts that are estimated to be subject to significant reversal, including allowances for services, discounts, rebate programs, and product returns.

The following table presents changes in the Company's contract assets and liabilities for the six months ended June 30, 2021 (in thousands):

	Balance at December 31, 2020	Additions	Deductions	Balance at June 30, 2021
Contract Liabilities: Deferred Revenue	$2	$2	$(2)	$2
Contract Liabilities: Accrued Liabilities (includes contract assets)	573	923	(594)	902
Total	$575	$925	$(596)	$904

During the six months ended June 30, 2021 and 2020, the Company recognized the following revenue (in thousands):

	Six Months Ended June 30,
	2021	2020
Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period:
Performance obligations satisfied	$573	$434
New activities in the period:
Performance obligations satisfied	3,367	5,442
	$3,940	$5,876

Avenova Distribution Agreements and Specialty Pharmacies

Prescription Avenova is made available in local pharmacies and major pharmacy retail chains under nationwide distribution agreements with McKesson Corporation, Cardinal Health and AmerisourceBergen. We have also entered into direct agreements with preferred pharmacy networks as part of our Partner Pharmacy Program. During the three months ended June 30, 2021 and 2020, the Company earned $0.3 million and $0.4 million, respectively, in sales revenue for its Avenova product from these distribution and partner pharmacy agreements. During the six months ended June 30, 2021 and 2020, the Company earned $0.4 million and $0.9 million, respectively, in sales revenue for its Avenova product from these distribution and partner pharmacy agreements.

Under the prescription Avenova product distribution arrangements, the Company had a contract liability balance of $0.9 million and $0.7 million at June 30, 2021 and December 31, 2020, respectively. The contract liability is included in accrued liabilities in the consolidated balance sheets. The Company also recorded a prepayment of $42 thousand and $0.1 million for rebates related to these distribution agreements as of June 30, 2021 and December 31, 2020, respectively, that is recorded in the prepaid expenses and other current assets in the consolidated balance sheets. See Note 4, “Prepaid Expenses and Other Current Assets”.

Over-the-counter Avenova

Non-prescription Avenova was launched online on June 1, 2019 direct to U.S. customers. Over-the-counter Avenova is offered primarily for sale on Amazon.com, the Company’s website (Avenova.com) and Walmart.com as well as in CVS stores. Over-the-counter Avenova is the same strength hypochlorous formulation as our prescription Avenova product, but comes in a smaller size. This channel provides the Company with more stable pricing and provides customers with easy access to our product. During the three and six months ended June 30, 2021, the revenue generated from over-the-counter Avenova was $1.3 million and $2.6 million, respectively. During the three and six months ended June 30, 2020, the revenue generated from over-the-counter Avenova was $0.6 million and $1.4 million, respectively.

NOTE 15. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering all eligible employees. The Company is not required to contribute to the plan and made no contributions during either the three or six months ended June 30, 2021 or 2020.

NOTE 16. RELATED PARTY TRANSACTIONS

Related Party Revenue

The following table summarizes information about the Company’s related party revenue and cost of goods sold during the three and six months ended June 30, 2021 and 2020, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Related party revenue:
NeutroPhase	$175	$—	$175	$173
Total related party revenue	$175	$—	$175	$173

Cost of goods sold:
NeutroPhase	$131	$—	$131	$90
Total related party expenses	$131	$—	$131	$90

Related party accounts receivable was $0.1 million and $0.2 million as of June 30, 2021 and December 31, 2020, respectively.

Other Related Party Expenses

During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company purchased KN95 Masks through an affiliate of China Pioneer. As of June 30, 2021 and December 31, 2020, related party accounts payable was $10 thousand and $8 thousand, respectively.

The following table summarizes information about the Company’s other related party expenses excluding stock-based compensation during the three and six months ended June 30, 2021 and 2020, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Commissions to China Kington related to:
Exercise of June 2019 Warrants	$—	$29	$—	$41
Total commissions to China Kington	—	29	—	41
Board Director Bob Wu consulting fee	—	—	—	50
Total related party expenses	$—	$29	$—	$91

In connection with the Company's re-launch of CelleRx Clinical Reset, on November 17, 2020, the Company entered into a consulting agreement with Eric Wu (the “Consulting Agreement”). Eric Wu is Partner and Senior Vice President of China Kington and the brother of Bob Wu, who serves on the Company’s Board of Directors. Pursuant to the Consulting Agreement, Eric Wu will act as a consultant to the Company in support of the CelleRx product re-launch as well as in potential financings and other transaction opportunities. The term of the Consulting Agreement is for twelve months. As consideration for his services, the Company granted Eric Wu options exercisable for 300,000 shares of the Company’s common stock under the Company’s 2017 Omnibus Incentive Plan with an exercise price equal to the Company’s closing stock price on the date of the grant and vesting on the one-year anniversary of the grant date. There was no stock-based compensation expense recorded for the three or six months ended June 30, 2020 related to Eric Wu’s options. For the three and six months ended June 30, 2021, a fee of $30 and $60 thousand was recorded.

NOTE 17. PAYCHECK PROTECTION PROGRAM

On May 6, 2020, the Company received loan proceeds in the amount of $0.9 million from Wells Fargo Bank, N.A. (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020.The terms of the PPP Loan were subsequently revised in accordance with the provisions of the Paycheck Protection Flexibility Act of 2020, or the PPP Flexibility Act, which was enacted on June 5, 2020. The PPP loan provides for an interest rate of 1.00% per year and matures two years after the date of initial disbursement, with initial principal and interest payments coming due late in fiscal 2021. The Note could be prepaid by the Company at any time prior to the maturity with no prepayment penalties. Funds from the PPP Loan may only be used for payroll costs, costs used to continue group health care benefits, rent and utilities incurred during the 24-week period after receiving the PPP Loan (collectively, “Qualifying Expenses”) in order for the PPP Loan to be forgiven in whole or in part. The Company used the entire PPP Loan amount for Qualifying Expenses.

Since the Company determined that there was reasonable assurance that it would meet the conditions for forgiveness of the full loan amount, the Company accounted for the forgivable PPP Loan as a government income grant that we earned through the Company’s compliance with the loan forgiveness criteria. A deferred income liability was recognized upon receipt of the forgivable loan proceeds. The deferred income liability was recognized as other income as Qualifying Expenses were incurred. For the three and six months ended June 30, 2020, $469 thousand was recognized as other income and recorded in the condensed consolidated statements of operations and comprehensive loss. No amount was recognized for the three and six six months ended June 30, 2021.

The Company received notice, dated May 24, 2021, from Wells Fargo Bank, N.A. confirming the full loan amount of $0.9 million was forgiven.

NOTE 18. SUBSEQUENT EVENTS

On August 10, 2021, the Company terminated the Microprofit Agreement, dated April 16, 2020, with Microprofit and the Distribution Agreement, dated April 16, 2020, with Chongqing Pioneer, as amended by the First Amendment, dated June 29, 2020, as further described in Note 8, “Commitments and Contingencies”.

Pursuant to the Microprofit Agreement and the Distribution Agreement, Microprofit granted the Company exclusive rights to distribute the Test Kits in the United States through December 31, 2021, subject to various assumptions including the approval by the FDA, with Chongqing Pioneer to act as an intermediary between Microprofit and the Company in the distribution of the Test Kits if approved by the FDA. As previously disclosed, on June 7, 2021, the Company was notified by the FDA that it declined to review the Company’s Emergency Use Authorization request for the Test Kits. As such, the Test Kits are not authorized to be distributed or used as proposed in the United States, and the Microprofit Agreement and Distribution Agreement were terminated by the parties mutual agreement for administrative and accounting purposes.

DERMAdoctor, LLC

Audited Financial Statements

DERMAdoctor, LLC

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2020 AND 2019

AND

INDEPENDENT AUDITORS’ REPORT

DERMAdoctor, LLC

Independent Auditors’ Report

Board of Directors and Members
DERMAdoctor, LLC
Kansas City, MO

We have audited the accompanying financial statements of DERMAdoctor, LLC (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of income, members’ deficiency, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DERMAdoctor, LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

MarksNelson LLC

Kansas City, Missouri
July 26, 2021

DERMAdoctor, LLC

Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$15,781	$4,887
Accounts receivable	214,847	739,124
Inventory, net	2,882,418	2,478,123
Prepaid expenses	19,979	33,256
Contract assets	-	145,079
Total current assets	3,133,025	3,400,469
Property and equipment, net	70,519	83,119
Intangibles, net	100,246	119,681
Total assets	$3,303,790	$3,603,269

Liabilities and Equity

Liabilities
Checks written in advance of deposits	$39,377	$271,110
Related party notes payable	1,690,000	1,690,000
Lines of credit	324,477	482,572
Paycheck Protection Program Loan	315,800	-
Accounts payable	218,885	373,556
Related party accounts payable	45,000	45,000
Accrued expense and other current liabilities	403,679	1,112,749
Total current liabilities	3,037,218	3,974,987
Total liabilities	3,037,218	3,974,987

Equity
Redeemable membership interest	1,270,000	1,270,000
Members’ deficiency	(1,003,428)	(1,641,718)
Total Equity	266,572	(371,718)
Total liabilities, redeemable membership interest and members’ deficiency	$3,303,790	$3,603,269

The accompanying notes are an integral part of these financial statements.

DERMAdoctor, LLC

Statements of Income

	For the year ended December 31, 2020	For the year ended December 31, 2019

Net sales	$8,387,348	$9,458,762
Cost of sales	4,133,465	4,511,389
Gross profit	4,253,883	4,947,373

Operating expenses
Selling expenses	1,983,099	2,806,187
General and administrative expenses	1,499,007	1,474,658
Total expenses	3,482,106	4,280,845

Income from operations	771,777	666,528

Other income and expenses
Other expense	(4,308)	(2,403)
Interest expense	(129,179)	(148,954)
Total other income (expense)	(133,487)	(151,357)

Net income	$638,290	$515,171

Net income per unit, basic and diluted	$0.64	$0.52

Weighted average units outstanding - basic and diluted	1,000,000	1,000,000

The accompanying notes are an integral part of these financial statements.

DERMAdoctor, LLC

Statements of Cash Flows

	For the year ended December 31, 2020	For the year ended December 31, 2019
Cash flows from operating activities:
Net Income	$638,290	$515,171
Adjustments to reconcile net income to net cash used in operating activities
Depreciation of property and equipment	18,941	2,857
Amortization of intangibles	38,556	-
Obsolete inventory reserve	35,000	(4,000)
Reserve allowance	(408,782)	161,410
Changes in operating assets and liabilities:
Accounts receivable	524,277	(465,018)
Inventory	(439,295)	387,276
Prepaid Expenses	13,277	(10,325)
Contract assets	145,079	(145,079)
Checks Written in Advance of Deposits	(231,733)	271,110
Accounts payable	(154,671)	(452,901)
Deferred revenue	-	(537,996)
Accrued expenses	(300,288)	99,199
Net cash used in operating activities	(121,349)	(178,296)

Cash flows from investing activities:
Purchases of property and equipment	(6,341)	(83,256)
Purchases of intangibles	(19,121)	(119,681)
Net cash used in investing activities	(25,462)	(202,937)

Cash flows from financing activities:
Net proceeds (repayment) on lines of credit	(158,095)	482,572
Repayments of related party notes payable	-	(100,000)
Proceeds from Paycheck Protection Program loan	315,800	-
Proceeds from accounts receivable financing payable	-	1,516,633
Repayments of accounts receivable financing payable	-	(1,740,545)
Net cash provided by financing activities	157,705	158,660

Net increase (decrease) in cash	10,894	(222,573)
Cash - Beginning of period	4,887	227,460
Cash - End of period	$15,781	$4,887

Supplemental disclosure of cash and non-cash investing and financing transactions

Cash paid for interest	$129,179	$148,954

The accompanying notes are an integral part of these financial statements.

DERMAdoctor, LLC

Statement of Members’ Deficiency

Members’ Deficiency

Balance as of January 1, 2019	$(2,156,889)

Net income	515,171

Balance as of December 31, 2019	$(1,641,718)

Net income	638,290

Balance as of December 31, 2020	$(1,003,428)

The accompanying notes are an integral part of these financial statements.

DERMAdoctor, LLC

Notes to the financial statements

Note 1 – Nature of operations

DERMAdoctor, LLC was initially formed as a Missouri corporation under the name DERMAdoctor, Inc. At the end of 2015, D. Doctor Acquisition LLC was formed and a Contribution Agreement, Bill of Sale and Assignment and Assumption Agreement was entered into between DERMAdoctor Inc. and D. Doctor Acquisition LLC. DERMAdoctor Inc. contributed assets to D. Doctor Acquisition LLC for consideration of 525,000 Units of the Company. At the same time, D. Doctor Acquisition LLC changed its name to DERMAdoctor, LLC and DERMAdoctor, Inc. changed its name to Papillon Partners, Inc. (“Papillon”) which owns the majority of DERMAdoctor, LLC. Papillon is jointly owned by Audrey Kunin, Chief Creative Officer of DERMAdoctor, LLC and Jeff Kunin, President and Chief Executive Officer of DERMAdoctor, LLC. DERMAdoctor, LLC was founded by board-certified dermatologist, Dr. Audrey Kunin. The company headquarters is located in Riverside, Missouri.

The Company is an innovative, prestige skin care company focused on the creation and sale of products designed to target common skin concerns. The Company’s product portfolio includes cleansers, serums, masks, moisturizers, and antiperspirants. The Company utilizes a multi-channel distribution model which includes traditional domestic retail outlets, direct to consumer internet sales through our website (www.dermadoctor.com) and Amazon.com, and international retailers and distributors who resell the products in their exclusive territories. The Company currently sells to retailers and distributors in China, the Middle East, Central America, and Europe. The Company believes that a core element of its success is its distinctive marketing strategy. The Company focuses on educating its target customers, women between the age of 18-65 who have a college education with above average household income, about the unique benefits of its products, developing intimate relationships with those consumers and capitalizing on its multi-channel distribution strategy to effectively reach and engage those consumers.

Note 2 – Management Plans

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has negative members’ deficiency and negative cash flow from operations. As a result, consideration was given as to whether there is substantial doubt about the Company’s ability to continue as a going concern.

Management has had net income for the years ended December 31, 2020 and 2019. In addition, the Company has obtained a Paycheck Protection Program loan as well as access to an additional line of credit in 2021 to assist with cash flow. Although no assurance can be given, management believes the Company will have sufficient cash flow through growth and access to financing options to cover operating costs.

DERMAdoctor, LLC

Notes to the financial statements

Note 3 – Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company’s financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments purchased with maturities of three months or less. The Company’s cash is currently comprised of cash on hand, deposits in banks, and cash balances held at third-party e-commerce marketplaces.

The Company places its cash with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000.

The Company utilizes multiple third-party e-commerce marketplaces to sell goods. Typically, cash generated from sales, via the marketplaces, is transferred within one week of the sale. Cash generated from these sales is held in a non-FDIC insured account and then transferred to the Company’s bank account at the earliest possible instance.

Accounts receivable

Accounts receivables consist of customer obligations arising from transactions with domestic and international retail customers, reduced by an allowance for doubtful accounts for estimated losses based on the aging of accounts receivable and historical collection experience. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible. Recoveries of receivables previously written off are recorded when received. There was no allowance for doubtful accounts recorded as of December 31, 2020 or 2019.

The Company grants credit terms in the normal course of business to its domestic retail customers. The risk with respect to trade receivables is mitigated by the thirty to sixty-day duration of customer payment terms and the good credit quality type of the Company’s customer. Credit is not currently extended to e-commerce customers or international distributors who pay for goods prior to them being shipped.

Inventory, net

Inventories consist of components and finished goods and are stated at the lower of cost or net realizable value. Cost is determined on the first in, first out (FIFO) method. Cost components include direct materials, assembly, and freight. The Company reviews its inventory for excess, obsolescence, or expiration and writes down inventory that has no alternative uses of its net realizable value.

DERMAdoctor, LLC

Notes to the financial statements

Note 3 – Summary of significant accounting policies (continued)

Inventory, net (continued)

Cost of sales includes all the costs to manufacture the Company’s products by third-party contractors, which are recognized in the statement of operations when the product is sold. Cost of sales also includes the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s statements of operations when the product is sold, and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is more than their recoverable value. In addition, cost of sales includes certain warehouse costs including wages.

Property and equipment, net

Property and equipment include tangible assets purchased for use in the day-to-day operations of the Company from which an economic benefit will be derived over a period greater than one year. Property and equipment include such items as leasehold improvements, office furniture, fixtures, computers and other related technology equipment. All capitalized assets are depreciated using the straight-line depreciation method. Repairs and maintenance expenditures are expensed as incurred. The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including property and equipment, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows derived from their use and eventual disposition.

If the sum of the undiscounted future cash flows is less than the carrying amount of an asset, the Company records an impairment loss for the amount by which the carrying amount of the assets exceeds its fair value. There was no impairment recorded in 2020 or 2019.

Intangibles

Intangibles consist of website design costs and are stated at cost less accumulated amortization. Amortization is computed on the straight-line method over the life of the asset. The useful life of the intangible asset for purposes of computing amortization is 3 years.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available that is evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Utilizing these criteria, the Company manages its business based on one operating segment and one reportable segment.

Reclassifications

Certain amounts in the prior period presented have been reclassified to conform to the current period financial statement presentation.

DERMAdoctor, LLC

Notes to the financial statements

Note 3 – Summary of significant accounting policies (continued)

Revenue recognition

Under Topic 606, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account under Topic 606. The Company recognizes revenue when the performance obligation is satisfied by transferring control of a product or service to a customer. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services. The accounting for significant types of revenue that are accounted for under Topic 606 is discussed below:

Revenue consists of sales of products through domestic retail customers, international distributors, international retail customers, and e-commerce channels and shipping fees charged to the e-commerce customers. The transaction price for these sales is determined with the customer at the time of sale. When product is sold, control is transferred at a point in time, when the product is shipped to the customers. Product sales are therefore recognized at a point in time, when control of the product is transferred to the customer. For e-commerce sales, payment is received when sales are ordered. For retail and distributor sales, payment is generally received within 30-60 days.

E-commerce customers can return unused product within 30 days for any reason for full credit. The Company’s domestic retail customers can return product or take credits for damaged product and returns from their customers. They are also allowed to return product that they decide to no longer carry in their stores or sell on their websites. Some agreements with domestic retail customers allow them to use a portion of the products they purchase as testers. In situations where promotional products are provided by the Company to its customers at the same time as the related saleable product, such as shipments of samples and testers, the cost of these promotional products are recognized as a cost of sales at the same time as the related revenue is recognized.

Revenues accounted for under Topic 606 generally require significant judgments. As noted above, the Company allows the unlimited right of return to its wholesale customers for damaged product, slow moving inventory, or expired inventory. The Company also allows wholesale customers to charge back the company for any product used as a sample to give out to retail customers in their stores. The Company uses the most likely amount method based upon historical trends to estimate outstanding reserves for these items that have not been claimed by the end of the year. Provision for sales discounts, product returns, markdowns, shortages, damages and testers are recorded as reductions to revenue. The Company recorded $1,273,150 and $1,719,798 of revenue reductions during the years ended December 31, 2020 and 2019, respectively.

The Company recorded an estimated reserve of $16,411 and $425,193 at December 31, 2020 and 2019, respectively. The reserve is recorded within accrued expenses and other liabilities on the balance sheet.

As of December 31, 2019, the Company recorded a contract asset for inventory that was expected to be returned after year end. The contract asset balance was $145,079 at December 31, 2019. These contract assets are reduced when inventory has been returned or written off when returned inventory is deemed obsolete. There was no contract asset recorded as of December 31, 2020.

DERMAdoctor, LLC

Notes to the financial statements

Note 3 – Summary of significant accounting policies (continued)

Revenue recognition (continued)

The Company does not recognize any assets associated with the incremental costs of obtaining a contract with a customer (for example, a sales commission) that are expected to be recovered. The Company has elected to treat shipping and handling costs as fulfillment costs, and these costs are expensed in cost of goods sold.

The Company’s contracts do not include any significant financing components.

Certain international customers pay for products in advance. In these instances, when cash is received in advance of a shipment of goods to customers, deferred revenue is recorded. The Company recorded $12,372 and $0 of deferred revenue at December 31, 2020 and 2019, respectively.

Concentrations of risk

For the year ended December 31, 2020, five significant customers (defined as contributing at least 10%) accounted for 71% (19%, 15%, 13%, 12%, and 12%) of net sales. As of December 31, 2020, three significant customers accounted for approximately 83% (53%, 16% and 14%) of accounts receivable. During 2020, two vendors accounted for approximately 40% (22% and 19%) of purchases for the year ended December 31, 2020.

For the year ended December 31, 2019, two significant customers (defined as contributing at least 10%) accounted for 41% (30% and 11%) of net sales. As of December 31, 2019, three significant customers accounted for approximately 88% (50%, 22% and 16%) of accounts receivable. During 2019, two vendors accounted for approximately 46% (36% and 10%) of purchases for the year ended December 31, 2019.

During 2020 and 2019, net sales by sales channel were as follows:

	Twelve months ended December 31, 2020	Twelve months ended December 31, 2019
Domestic	47%	60%
E-commerce	20%	20%
International	33%	20%

Fair value of financial instruments

The Company adopted the provisions of the accounting pronouncement which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under the provisions of the pronouncement, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

DERMAdoctor, LLC

Notes to the financial statements

Note 3 – Summary of significant accounting policies (continued)

Fair value of financial instruments (continued)

U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, the fair value measurement is based on models that use primarily market based parameters including interest rate yield curves, option volatilities and currency rates. In certain cases where market rate assumptions are not available, the Company is required to make judgments about assumptions market participants would use to estimate the fair value of a financial instrument. Changes in the underlying assumptions used, including discount rates and estimates of future cash flows could significantly affect the results of current or future values. The results may not be realized in an actual sale or immediate settlement of an asset or liability. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, it was determined that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximate fair value.

Selling expenses

Selling expenses include expenses to advertise and market the Company’s products, such as, print advertising costs, digital marketing costs, freelance sales representatives, selling fees and expenses, promotional displays, samples and consumer promotions. Advertising and marketing within selling expenses, including promotions and digital marketing costs are expensed as incurred or distributed. Advertising and marketing expenses were $1,079,042 and $1,688,039 in 2020 and 2019, respectively.

DERMAdoctor, LLC

Notes to the financial statements

Note 3 – Summary of significant accounting policies (continued)

General and administrative expenses

General and administrative (“G&A”) expenses include depreciation and amortization of certain fixed assets, non-sales overhead (principally personnel and related expenses), insurance and professional service fees.

Research and development expenses

Research and development (“R&D”) costs are expensed as incurred. R&D costs include costs of all basic research activities required to develop a new product or make significant changes to an existing product. R&D costs also include the cost of laboratory testing and registering of new products. R&D costs, included in general and administrative expenses, totaled $96,292 and $68,572 in 2020 and 2019, respectively.

Income taxes

The Company is a limited liability company which is not a tax paying entity at the corporate level. Each member is instead individually responsible for their share of the Company’s income or loss for income tax reporting purposes. The Company’s income tax filings are subject to examination by various taxing authorities. Their open examination periods are tax years 2017 and forward.

Recent accounting pronouncements

In 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842), which will require lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue recognition standard. This guidance is effective for annual periods beginning after December 15, 2021, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 beginning as of January 1, 2022.

The Company will analyze the effects of the adoption in the near future in anticipation of the required adoption deadline.

Income per membership unit

Basic income per membership unit is computed by dividing the net income attributable to DERMAdoctor, LLC by the weighted-average number of membership units outstanding for the period. Diluted income per membership unit is computed by dividing the net income attributable to DERMAdoctor, LLC by the weighted-average number of membership units and dilutive membership units equivalents outstanding for the period.

DERMAdoctor, LLC

Notes to the financial statements

Note 4 – Inventory, net

As of December 31, 2020 and 2019, total net inventory values represented by finished goods and components were as follows:

	December 31, 2020	December 31, 2019
Finished Goods	$1,838,642	$1,211,035
Components	1,043,776	1,267,088
Total	$2,882,418	$2,478,123

Based on historical trends as well as review of the products on hand, the Company recorded a reserve for obsolete inventory of $130,000 and $95,000 at December 31, 2020 and 2019, respectively.

Note 5 – Property and equipment, net

Property and equipment, net as of December 31, 2020 and 2019 consists of the following:

	Useful Life	December 31, 2020	December 31, 2019
Equipment	5	$45,696	$52,327
Furniture & Fixtures	5	91,760	78,788
Property and Equipment, Gross		137,456	131,115
Less: Accumulated Depreciation		(66,937)	(47,996)
Property and Equipment, Net		$70,519	$83,119

Depreciation expense of $18,941 and $2,857 for 2020 and 2019, respectively, was recorded to general and administrative expenses.

Note 6 – Intangibles, net

Intangibles, net as of December 31, 2020 and 2019 consists of the following:

	December 31, 2020	December 31, 2019
Website design costs	$138,802	$119,681
Less: Accumulated Amortization	(38,556)	-
Intangibles, net	$100,246	$119,681

Future amortization of intangibles is as follows for the years ending December 31:

2021	$46,267
2022	46,267
2023	7,712
$100,246

Amortization expense of $38,556 and $0 for 2020 and 2019, respectively, was recorded to general and administrative expenses.

DERMAdoctor, LLC

Notes to the financial statements

Note 7 – Accrued expenses and other current liabilities

The Company’s accrued expenses and other current liabilities consisted of the following:

	December 31, 2020	December 31, 2019
Reserve for sale returns	$16,411	$425,193
Inventory in transit	121,170	271,969
Credit card payable	$146,000	206,000
Compensation	-	96,761
Marketing	-	20,000
Other accruals	120,098	92,826
Total	$403,679	$1,112,749

Note 8 – Debt

The Company’s outstanding debt as of December 31, 2020 and 2019 consists of the following:

Related party debt

On November 8, 2016 the Company entered into a three (3) year $1,600,000 promissory note with Papillon. Interest is paid monthly at a rate of 6% per annum and all or any portion of the note may be prepaid without premium or penalty of any kind. The note was extended and the principal amount is due in one balloon payment at the maturity date of November 6, 2021. For the years ended December 31, 2020 and 2019, the Company has recognized $96,000, respectively, in interest expense related to this note.

On July 17, 2017, the Company entered into a three (3) month $90,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. The note was extended for a three-month period on October 9, 2017. The note was extended on January 15, 2018 for a two-month period. The note was extended on March 15, 2018 for a 45-day period. The note was extended on April 30, 2018 for a three-month period. The note was extended on July 29, 2018 for a three-month period. The note was extended on October 27, 2018 for a three-month period. The note was extended on January 25, 2019 for a three-month period. The note was extended for a three-month period on April 24, 2019. In July 2019, the note became due on demand. For the years ended December 31, 2020 and 2019, the Company has recognized $5,400, respectively, in interest expense related to this note.

On November 9, 2017, the Company entered into a three (3) month $100,000 promissory note with Papillon. Interest is paid at a rate of 6% per annum, payable monthly. The note was extended on February 6, 2018 for a three-month period. The note was extended on April 30, 2018 for a three-month period. The note was extended on July 29, 2018 for a three-month period. The note was extended on October 27, 2018 for a three-month period. The note was extended on January 25, 2019 for a three-month period. The note was paid off in full on April 8, 2019.

DERMAdoctor, LLC

Notes to the financial statements

Note 8 – Debt (continued)

Accounts receivable financing payable

On October 19, 2017, the Company entered into an accounts receivable financing facility with CircleUp Credit Advisors, LLC (“CircleUp”). CircleUp issues individual loans under the facility based on a percentage of outstanding accounts receivable from certain customers less the current total loan amounts outstanding. The customers pay CircleUp directly up to the amount funded to the Company by CircleUp in addition to any incurred interest. Interest is paid at a rate of 15% per annum. To the extent payments from customers are not sufficient to repay any funds advanced to us by CircleUp, the Company is obligated to repay any outstanding loan amounts. This arrangement ended in 2019 and as of December 31, 2020 and 2019, there were no outstanding balances.

Bank Midwest lines of credit

During 2019, the Company entered into a line of credit agreement with a bank for $415,000. The line had an interest rate equal to the Wall Street Journal Prime Rate plus 2.00% over the index (6.75% at December 31, 2019). All borrowings were collateralized by substantially all assets of the Company. As of December 31, 2019, the Company had $415,000 outstanding on the line of credit. This agreement expired in April 2020 and was paid off.

During 2019, the Company entered into a line of credit agreement with a bank for $500,000. The line of credit is renewed annually. The agreement expired on May 22, 2020 and was subsequently renewed until May 2021 and then May 2022 with substantially the same terms. The line has an interest rate equal to the Wall Street Journal Prime Rate plus 1.50% with a floor of 6.00% and 7.00% at December 31, 2020 and 2019, respectively (6.00% and 7.00% at December 31, 2020 and 2019, respectively). All borrowings are collateralized by substantially all assets of the Company. As of December 31, 2020 and 2019, the Company had $324,477 and $67,572 outstanding on the line of credit.

Paycheck Protection Program

On April 13, 2020, the Company qualified for and received a loan pursuant to the Paycheck Protection Program, a program implemented by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act, from a qualified lender (the “PPP Lender”), for an aggregate principal amount of approximately $315,800 (the “PPP Loan”). The PPP loan bears interest at a fixed rate of 1.0% per annum, has a term of two years, and is unsecured and guaranteed by the U.S. Small Business Administration. The principal amount of the PPP Loan is subject to forgiveness under the Paycheck Protection Program upon the Company’s request to the extent that the PPP Loan proceeds are used to pay expenses permitted by the Paycheck Protection Program, including payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by the Company. Under the Flexibility Act, principal and interest payments are deferred until the lender receives the loan forgiveness amount from the U.S. Small business Administration. If the Company does not submit the loan forgiveness application within 10 months after the end of the loan forgiveness covered period, principal and interest payments will begin at that time.

The Company has applied for forgiveness of the PPP loan with respect to these covered expenses and received notice of forgiveness in 2021. The PPP Loan is included in current liabilities at December 31, 2020.

DERMAdoctor, LLC

Notes to the financial statements

Note 9 – Adjusted EBITDA

Adjusted EBITDA related to DERMAdoctor, LLC represents income from continuing operations from DERMAdoctor, LLC before interest, taxes, depreciation, amortization, and other unusual and non-operating items. Adjusted EBITDA is a non-GAAP financial measure that is not intended to represent net income or cash from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). The Company utilizes Adjusted EBITDA as a measure of assessing the results of ongoing continuing operations.

A reconciliation of net income to Adjusted EBITDA for DERMAdoctor, LLC for the years ended December 31, 2020 and 2019, respectively, is shown below:

	December 31, 2020	December 31, 2019
Net Income	$638,290	$515,171
Interest Expense	129,179	148,954
Depreciation and Amortization Expense	57,497	2,857
Adjusted EBITDA	$824,966	$666,982

Note 10 – Commitments and contingencies

From time to time, the Company may become involved in legal proceedings, claims, and litigation arising in the ordinary course of business. Management is not currently aware of any matters that it expects will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Employment Agreements

On March 10, 2018, the Company entered into an employment agreement with Dr. Jeff Kunin to act as our Chief Executive Officer. Dr. Kunin receives an annual base salary of $150,000 per year. Pursuant to the employment agreement, Dr. Kunin will be entitled to a bonus equal to 150% of his annual salary, as determined by the Company. No bonus was paid to Dr. Kunin for the year ended December 31, 2020. If Dr. Kunin’s employment contract is terminated for cause (as defined in the agreement), death or disability, he (or his estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him through the date of termination to the extent not previously paid. If Dr. Kunin’s employment is terminated without cause, he will also receive an amount equal to two months base salary as severance. Under his employment agreement, Dr. Kunin has also agreed to non-competition provisions.

DERMAdoctor, LLC

Notes to the financial statements

Note 10 – Commitments and contingencies (continued)

Employment Agreements (continued)

On March 10, 2018, the Company entered into an employment agreement with Dr. Audrey Kunin to act as our Chief Creative Officer. Dr. Kunin receives an annual base salary of $150,000 per year. Pursuant to the employment agreement, Dr. Kunin will be entitled to a bonus equal to 150% of her annual salary, as determined by the Company. No bonus was paid to Dr. Kunin for the year ended December 31, 2020. If Dr. Kunin’s employment contract is terminated for cause (as defined in the agreement), death or disability, she (or her estate in the event of death) will receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her through the date of termination to the extent not previously paid.

If Dr. Kunin’s employment is terminated without cause, she will also receive an amount equal to two months base salary as severance. Under her employment agreement, Dr. Kunin has also agreed to non-competition provisions.

Note 11 – Employee benefit plan

The Company maintains a defined contribution 401(k) plan (the “401(k) Plan”) for eligible employees. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company may make contributions to the 401(k) Plan on a discretionary basis which vest to the participants 100%. The Company made contributions of $32,408 and $39,995 for 2020 and 2019, respectively.

Note 12 – Related party transactions

Audrey and Jeff Kunin, through their wholly-owned company, Papillon, are 82.23% owners of DERMAdoctor, LLC. Audrey Kunin is the Chief Executive Officer of DERMAdoctor, LLC and Jeff Kunin is the Chief Operating Officer of DERMAdoctor, LLC. They were 100% owners of 1901 McGee, LLC which owned the building where DERMAdoctor, LLC leased office and warehouse space until October 2019.

Audrey and Jeff Kunin have entered into direct loan agreements with the Company and have guaranteed unrelated third-party principal and interest repayments for the Company including individually, though Papillon, and through the Audrey G. Kunin Trust and the Jeffrey R. Kunin Trust.

Papillon, at December 31, 2020, has extended a total of $1,690,000 in promissory notes to the Company (see Note 8 - Debt).

Effective January 1, 2016, the Company entered into sales proceeds agreements with multiple employees of the Company and Papillon. As of December 31, 2020, only two of these employees remain with the Company. Pursuant to these agreements, on the event of a sale of the Company, these two employees are eligible to receive .25% of Papillon’ s portion of the excess sales proceeds after reductions for (a) all debts and liabilities of the Company, (b) the unreturned capital contributions, and (c) the establishment of any reserves which the Board deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.

DERMAdoctor, LLC

Notes to the financial statements

Note 12 – Related party transactions (continued)

The Company developed an estimate of the potential valuation of the Company as of December 31, 2020 and 2019 in order to estimate the value of the sales proceeds agreements. The Company estimated a value for these potential sales proceeds payments of $106,000 as of December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the Company owed $45,000 to related parties to cover costs related to the capital raise discussed in Note 13 — Capital Raise.

Through October 2019, the Company rented its headquarters from 1901 McGee, LLC, which is 100% owned by Audrey and Jeff Kunin. Effective January 1, 2019, the monthly lease amount between the Company and 1901 McGee, LLC was $17,848 per month. On June 10, 2019, Audrey and Jeff Kunin sold the underlying asset of 1901 McGee, LLC. As such, beginning on June 11, 2019, monthly rent for the Company’s headquarters was paid to an unrelated third party.

Note 13 – Capital raise

January 1, 2016 securities purchase agreement

On January 1, 2016, the Company sold 475,000 of the 1,000,000 outstanding Units to a private equity firm and an employee of the same private equity firm (hereafter both parties will be referred to as “PE Firm”), constituting 47.5% of the issued and outstanding Units of the Company for a purchase price of $3,500,000 under a Securities Purchase Agreement (the “Purchase Agreement”). The proceeds were used to repay outstanding promissory notes to Jeff and Audrey Kunin in the amount of $353,000 and for working capital and general corporate purposes.

In conjunction with the investment, an Operating Agreement was entered into by the members of the Company. The Operating Agreement limited the Company from taking certain actions such as incurring additional indebtedness, issuing additional Units, and hiring certain employees without a supermajority of Units in favor of such action.

The Operating Agreement provides for five managers, consisting of two managers designated by Papillon, two designated by the PE Firm, and one jointly designated by Papillon and the PE Firm, who are authorized to make the day to day decisions for the Company. The Operating Agreement designates how profits and losses are to be allocated. Distributions upon dissolution of the Company under certain circumstances go first, to the payment of debts and liabilities of the Company; second to the establishment of any reserve for an contingent, conditional or unasserted claims or obligations of the Company; third, to the PE Firm in an amount equal to its Unreturned Capital Contributions (as such term is defined in the Operating Agreement); fourth to Papillon in an amount equal to its Unreturned Capital Contributions; and finally, to the members pro rata in proportion to their respective Percentage Interests (as such term is defined in the Operating Agreement).

The Company incurred costs related to the equity transaction in the amount of $209,384 which were recorded as a reduction of the proceeds received in the sale of the membership interests.

DERMAdoctor, LLC

Notes to the financial statements

Note 13 – Capital raise (continued)

In conjunction with the Purchase Agreement, a put right was granted to the PE firm. The put right allowed the PE Firm to sell their 475,000 Units to the Company at any time after January 1, 2019, in their absolute discretion, by delivering a 12-month prior notice to the Company and Papillon. Upon delivery of the put notice, Papillon could elect to initiate a process for an approved sale of the Company to a third party during the 12-month period. If Papillon did not elect to exercise its rights with respect to such an approved sale by the expiration of the 12-month period, the Company would be required to purchase all of the Units put to the Company within 120 days.

The put price for the 475,000 units was the greater of two times the PE Firm’s capital contribution ($3,500,000) or the Fair Market Value of such Units as of the date of the notice.

The Company evaluated the put right and considered the put right a redemption provision on the membership interests, which was outside of the control of the Company and required mezzanine equity classification on the balance sheet.

November 8, 2016 reorganization

On November 8, 2016, pursuant to the terms of a Unit Purchase Agreement, the PE Firm sold one-half of their Units to Papillon in exchange for Papillon repaying the Company’s $1,590,942 outstanding balance on Banker’s Trust Line of Credit through a $1,600,000 term loan to the Company. The transaction resulted in Papillon owning 762,500 Units or 76.25% of the outstanding Units of the Company, and the PE firm owning 237,500 of the outstanding Units of the Company. In connection with the transaction, the Operating Agreement was amended (the “Amended Operating Agreement”) to change the supermajority requirement for the actions described above to a simple majority requirement, giving Papillon the authority to authorize the specified Company actions without agreement from the PE Firm.

The Amended Operating Agreement also limits related party transactions and requires that any additional loans made by Papillon to the Company must be made at a maximum interest rate of 6% per annum. The number of managers was reduced from five to three and Papillon was given the authority to designate all three members.

The Amended Operating Agreement also provides for a right of first refusal and drag along and tag along rights to both Papillon and the PE Firm. In conjunction with entering into the Amended Operating Agreement, the put right previously granted to the PE Firm was modified (the “Modified Put Option”), and the PE firm’s put right associated with the 237,500 Units purchased by Papillon was terminated, which resulted in the reclassification of $1,750,000 being reclassified from mezzanine financing to permanent equity.

The Modified Put Option permits the PE Firm to sell all of their outstanding Units to the Company at any time after November 8, 2020, in their absolute discretion, by delivering a 12-month prior notice to the Company and Papillon. Pursuant to this agreement, in March 2021, subsequent to year end, the PE Firm delivered the 12-month notice to elect to sell all outstanding Units to the Company.

DERMAdoctor, LLC

Notes to the financial statements

Note 13 – Capital raise (continued)

Upon delivery of the put notice, Papillon elected to initiate a process for an approved sale of the Company to a third party during the 12-month period. If Papillon is unable to initiate an approved sale by the expiration of the 12-month period, the Company will be required to purchase all of the Units put to the Company within 120 days.

The put price for the Units is the greater of the PE Firm’s remaining capital contribution ($1,270,000) or the fair market value of such Units as of the date of the notice.

At the discretion of the Company, payment for the Units may be with a promissory note to be paid in equal monthly installments over three years. The interest rate for such a note will be the Prime Rate in effect on the first banking day of each year.

The promissory note will be secured by a joint and several personal guarantees by Jeff and Audrey Kunin.

December 28, 2017 amendment

On December 28, 2017, the PE firm and Papillon entered into an agreement pursuant to which the PE firm sold Papillon 59,884 Units of the Company (representing approximately 25% of the PE firm’s total ownership of the Company). In consideration of the Units received, Papillon paid the PE firm $480,000. This transaction reduced the put price (discussed in “November 8, 2016 Reorganization” note above) to $1,270,000 or the fair market value of the PE firms’ remaining Units as of the date of the put notice. As a result, $480,000 was reclassified from mezzanine financing to permanent equity.

Note 14 – Lease commitments

The Company leases a warehouse space for a monthly payment of $10,127 beginning in October 2019. The lease expires in December 2024. Rent expense related to this lease was $124,978 and $29,302 for the years ended December 31, 2020 and 2019, respectively.

Future minimum lease payments are as follows for the years ending December 31:

2021	$126,298
2022	127,637
2023	128,785
2024	130,125
$512,845

DERMAdoctor, LLC

Notes to the financial statements

Note 15 – Subsequent events

The Company has performed an evaluation of subsequent events through the date of the independent auditors’ report on the financial statements.

In February 2021, the Company obtained a second loan through the Paycheck Protection Program (PPP Program) for approximately $287,000. The loan accrues interest at a rate of 1.00%. The outstanding principal that remains after any forgiveness provided under the PPP Program will be payable monthly, along with interest accruing at 1.00%. The note matures in February 2026.

The Company obtained an additional available line of credit of $250,000 in May 2021. Interest at prime rate with a floor of 6.00% will accrue on any advances made. The line of credit matures in November 2021.

DERMAdoctor, LLC

Unaudited Financial Statements

DERMAdoctor, LLC Unaudited Balance Sheets as of June 30, 2021 and 2020

	June 30, 2021	June 30, 2020
Assets
Cash and cash equivalents	$143,307	$424,396
Accounts receivable	378,448	631,833
Inventory, net	2,727,156	2,774,644
Prepaid expenses	22,429	36,811
Total current assets	3,271,340	3,867,684
Property and equipment, net	59,856	82,824
Intangibles, net	78,642	135,572
Total assets	$3,409,838	$4,086,080

Liabilities and Equity

Liabilities
Related party notes payable	$1,645,000	$1,690,000
Payroll protection program loan	286,700	315,800
Accounts payable	274,940	299,493
Related party accounts payable	45,000	45,000
Accrued expense and other current liabilities	368,241	887,272
Total current liabilities	2,619,881	3,237,565
Total liabilities	2,619,881	3,237,565

Equity
Redeemable membership interest	1,270,000	1,270,000
Members's deficiency	(480,043)	(421,485)
Total Equity	789,957	848,515

Total liabilities, redeemable membership interest and members' deficiency	$3,409,838	$4,086,080

DERMAdoctor, LLC Unaudited Income Statement for the Six Months Ended June 30, 2021 and 2020

	For the 6 months ended	For the 6 months ended
	June 30, 2021	June 30, 2020

Net sales	$2,918,010	$5,203,706
Cost of sales	1,108,224	2,451,717
Gross Profit	1,809,786	2,751,989

Operating expenses
Selling expenses	821,726	1,057,526
General and administrative expenses	714,102	631,190
Total Expenses	1,535,828	1,688,716

Income from operations	273,958	1,063,273

Other income (expense), net	313,588	(2,449)
Interest Expense	(64,161)	(70,924)

Net income	$523,385	$989,900

DERMAdoctor, LLC Unaudited Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020

	For the 6 months ended	For the 6 months ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income	$523,385	$989,900
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	10,663	11,779
Amortization of intangibles	21,604	23,977
Other income recognized on forgiveness of payroll protection program loan	(315,800)	-
Changes in operating assets and liabilities:
Accounts receivable	(163,601)	107,291
Inventory, net	155,262	(296,521)
Prepaid expenses	(2,450)	(3,555)
Contract assets	-	145,079
Checks written in advance of deposits	(39,377)	(271,110)
Accounts payable	56,055	(74,063)
Accrued expenses and other liabilites	(35,438)	(113,211)
Net cash provided by operating activities	210,303	519,566

Cash flows from investing activities:
Purchases of property and equipment	-	(11,484)
Purchases of intangibles	-	(39,868)
Net cash used in investing activities	-	(51,352)

Cash flows from financing activities:
Net proceeds (repayment) on lines of credit	(324,477)	(482,572)
Repayments of related party notes payable	(45,000)	-
Proceeds from payroll protection program loan	286,700	315,800
Net cash used in financing activities	(82,777)	(166,772)

Net increase in cash	127,526	419,509
Cash - Beginning of period	15,781	4,887
Cash - End of period	$143,307	$424,396

Supplemental disclosure of cash and non-cash investing and financing transactions

Cash paid for interest	$64,161	$70,924

ANNEX A

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of October 29, 2021, between NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1         Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Amendment” means the amendment to the Company’s certificate of incorporation that increases the number of authorized shares of Common Stock from 100,000,000 to not less than 150,000,000 shares of Common Stock.

“Authorized Share Increase Date” means, subject to Authorized Share Approval, the date on which the Amendment is filed with and accepted by the State of Delaware.

“Authorized Share Approval” means approval of the Amendment by the stockholders of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Squire Patton Boggs (US) LLP, with offices located at 2550 M Street, NW, Washington, D.C. 20037.

“Conversion Price” shall have the meaning ascribed to such term in the Certificate of Designation.

“Conversion Shares” shall have the meaning ascribed to such term in the Certificate of Designation.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent.

“Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the Closing Date provided that a holder of Underlying Shares is not an Affiliate of the Company, or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“EGS” means Ellenoff Grossman & Schole LLP, with offices located at 1345 Avenue of the Americas, New York, New York 10105-0302.

“Escrow Agent” means Continental Stock Transfer & Trust Company with offices at 1 State Street, New York, New York 10004.

“Escrow Agreement” means the escrow agreement entered into on or about the date hereof, by and among the Company, the Escrow Agent and the Placement Agent pursuant to which the Purchasers shall deposit the Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock, options, restricted stock units or other equity awards to employees, officers or directors of the Company pursuant to any stock or option plan or any other equity award plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.12(a) herein, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning ascribed to such term in Section 3.1(ll).

“FDCA” shall have the meaning ascribed to such term in Section 3.1(ll).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pharmaceutical Product” shall have the meaning ascribed to such term in Section 3.1(ll).

“Placement Agent” means Ladenburg Thalmann & Co. Inc.

“Preferred Stock” means up to 15,000 shares of the Company’s Series B Non-Voting Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.10.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” or “Registration Statements” means the registration statement(s) meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants or conversion in full of all shares of Preferred Stock, ignoring any conversion or exercise limits set forth therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Stated Value” means $1,000 per share of Preferred Stock.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Subscription Amount” shall mean, as to each Purchaser, the aggregate amount to be paid for the Preferred Stock and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 462 South 4th Street, Suite 1600, Louisville KY 40202, and any successor transfer agent of the Company.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.12(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable on or after the date Stockholder Approval and Authorized Share Approval is received and effective and have a term of exercise equal to six (6) years from the initial exercise date, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.

PURCHASE AND SALE

2.1      Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $15,000,000 of shares of Preferred Stock with an aggregate Stated Value for each Purchaser equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and Warrants as determined pursuant to Section 2.2(a). The aggregate number of shares of Preferred Stock sold hereunder shall be up to 15,000. Each Purchaser shall deliver to the Escrow Agent, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount and the Company shall deliver to each Purchaser its respective shares of Preferred Stock and Warrants as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2(b) deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of EGS or such other location as the parties shall mutually agree and the Placement Agent shall deliver to the Escrow Agent the Form of Escrow Release Notice (as defined in the Escrow Agreement), duly executed.

2.2          Deliveries.

(a)    On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii)    a legal opinion of Company Counsel, substantially in the form of Exhibit D attached hereto;

(iii)    a certificate evidencing a number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Stated Value, registered in the name of such Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Delaware;

(iv)    a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Subscription Amount divided by the initial Conversion Price, with an exercise price equal to $0.53, subject to adjustment therein;

(v)    the Company shall have provided each Purchaser with the Escrow Agent’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer; and

(vi)    the Registration Rights Agreement duly executed by the Company.

(b)    On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following:

(i) this Agreement duly executed by such Purchaser;

(ii)    to the Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account specified in the Escrow Agreement; and

(iii)    the Registration Rights Agreement duly executed by such Purchaser.

2.3          Closing Conditions.

(a)    The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)    the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)    all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)    the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)    The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)    the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)    all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)    the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)    there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v)    from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a)    Subsidiaries. The Company has no subsidiaries. All references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b)    Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”); provided that a change in the market price or trading volume of the Common Stock alone shall not be deemed, in and of itself, to constitute a Material Adverse Effect. No Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)    Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)    No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)    Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.6 of this Agreement, (ii) the filing(s) with the Commission pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, (v) Stockholder Approval, and (vi) Authorized Share Approval (collectively, the “Required Approvals”).

(f)    Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock equal to 100% of the Conversion Shares for the issuance of such Conversion Shares and 5% of the Warrant Shares for the issuance of such Warrant Shares at least equal to the Required Minimum on the date hereof.

(g)    Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act and pursuant to the Company’s At The Market Offering Agreement, dated May 14, 2021, between the Company and the Placement Agent. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities as contemplated hereby, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Stockholder Approval, no further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. Except for the rights provided in the Transaction Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)    SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)    Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth on Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans or other equity plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(j)    Litigation. Except as set forth on Schedule 3.1(j), there is no material action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). None of the Actions set forth on Schedule 3.1(j), (i) would adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)    Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)    Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

(m)    Environmental Laws.The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)    Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

(o)    Title to Assets. The Company and the Subsidiaries do not own any real property. The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

(p)    Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)    Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r)    Transactions with Affiliates and Employees. Except as set forth on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements or other equity awards under any stock option plan or other equity plan of the Company.

(s)    Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(t)    Certain Fees. Except for the fees paid to the Placement Agent, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u)    Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(v)    Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w)    Registration Rights. Other than each of the Purchasers, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x)    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as described in the SEC Reports, (i) the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market and (ii) the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(y)    Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(z)    Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(aa)    No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor, to the Company’s knowledge, any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(bb)    Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(cc)    Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd)    No General Solicitation. Neither the Company nor, to the Company’s knowledge, any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act and introduced to the Company by the Placement Agent.

(ee)    Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

(ff)    Accountants. The Company’s accounting firm is set forth in the SEC Reports. To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2021.

(gg)    Seniority. As of the Closing Date, no Indebtedness or other claim against the Company is senior to the Preferred Stock in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(hh)    No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(ii)    Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(jj)    Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(g) and 4.15 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(kk)    Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(ll)    FDA. As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 3.1(ll), there is no pending, completed or, to the Company's knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

(mm)    Form S-1 Eligibility.The Company is eligible to register the resale of the Underlying Shares for resale by the Purchaser on Form S-1 promulgated under the Securities Act.

(nn)    Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan or other equity plan was granted (i) in accordance with the terms of the Company’s stock option plan or other equity plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan or other equity plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(oo)    Cybersecurity.  (i)(x) There has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

(pp)    Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(qq)    U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(rr)    Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) or to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ss)    Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(tt)    No Disqualification Events.  With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(uu)    Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(vv)    Notice of Disqualification Events. The Company will notify the Purchasers and the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person, in each case of which it is aware.

3.2         Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a)         Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)         Own Account. Such Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement(s) or otherwise in compliance with applicable federal and state securities laws).

(c)    Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d)    Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)    General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

(f)    Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Such Purchaser acknowledges and understands that there has been limited information disclosed with respect to the Company’s pending transaction with DERMAdoctor, LLC in the SEC Reports and has determined that it will proceed with its investment in the Securities as contemplated by this Agreement without additional information. Such Purchaser acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided such Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired.  Neither the Placement Agent nor any Affiliate has made or makes any representation as to the Company or the quality of the Securities and the Placement Agent and any Affiliate may have acquired non-public information with respect to the Company which such Purchaser agrees need not be provided to it.  In connection with the issuance of the Securities to such Purchaser, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to such Purchaser.

(g)    Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1         Transfer Restrictions.

(a)    The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)    The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THIS SECURITY IS SUBJECT TO THE TRANSFER RESTRICTION SET FORTH HEREIN AND IN THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 29, 2021, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE AVAILABLE WITH THE SECRETARY OF THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(A) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c)    Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement(s)) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Underlying Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Underlying Shares may be sold under Rule 144 (assuming cashless exercise of the Warrants) without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.

(d)    In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (x) such number of Underlying Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e)    Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2         Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3         Furnishing of Information; Public Information.

(a)          Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)          At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchasers to transfer the Underlying Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4         Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5         Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation sets forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert the Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Preferred Stock. The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver the applicable Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6      Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b).

4.7         Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.8          Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.6, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, any of its Subsidiaries, or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.9         Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder to fund the acquisition of DERMAdoctor, LLC and for working capital purposes and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.10     Indemnification of Purchasers. Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.11        Reservation and Listing of Securities.

(a)    On the Closing Date, the Company shall maintain a reserve equal to 37,500,000 shares of Common Stock from its duly authorized shares of Common Stock for all of the Conversion Shares issuable upon conversion of the Preferred Stock. From and after the Authorized Share Approval, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock pursuant to the Transaction Documents in such amount as may then be necessary to fulfill its obligations in full under the Transaction Documents.

(b)    Following the date Stockholder Approval and Authorized Share Approval is received and effective, if, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 130% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

(c)    The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing or quotation and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. In addition, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practical date after the date hereof, but no later than sixty (60) days after the Closing Date (assuming no review of the Proxy Statement by the Commission), or ninety (90) days after the Closing Date (assuming a review of the Proxy Statement by the Commission) for the purpose of obtaining Stockholder Approval and Authorized Share Approval (collectively, the “Approvals”), with the recommendation of the Company’s Board of Directors that such proposals be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. The Company shall use its reasonable best efforts to obtain such Approvals. If the Company does not obtain the Approvals at the first meeting, the Company shall call a meeting every four (4) months thereafter to seek the Approvals until the earlier of the date the Approvals are obtained or the Preferred Stock is no longer outstanding.

4.12        Subsequent Equity Sales.

(a)    From the date hereof until ninety (90) days after the later of (i) the date Stockholder Approval and Authorized Share Approval is received and effective and (ii) the Effective Date, neither the Company nor any Subsidiary shall (x) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents, (y) incur, enter into any agreement to incur or announce the incurrence or proposed incurrence of any Indebtedness, or (z) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement.

(b)    From the date hereof until the one (1) year anniversary of the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price; provided, however, that after the period described in Section 4.12(a) above, the effecting or entering into an agreement to effect any issuances of shares of common stock in an “at the market” offering with the Placement Agent as sales agent shall not be deemed a Variable Rate Transaction. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(c)    Unless Stockholder Approval and Authorized Share Approval have been obtained and deemed effective, neither the Company nor any Subsidiary shall make any issuance whatsoever of Common Stock or Common Stock Equivalents which would cause any adjustment of the Conversion Price to the extent the holders of Preferred Stock would not be permitted, pursuant to Section 6(e) of the Certificate of Designation to convert their respective outstanding Preferred Stock and exercise their respective Warrants in full, ignoring for such purposes the other conversion or exercise limitations therein. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(d)    Notwithstanding the foregoing, this Section 4.12 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.

4.13     Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.14     Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.6, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6 and (iii) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.6.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.15     Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.16     Capital Changes. Until the one year anniversary of the Effective Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority in interest of the shares of Preferred Stock.

ARTICLE V.

MISCELLANEOUS

5.1     Termination.  This Agreement may be terminated by the Company or any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before the fifth (5th) Trading Day following the date hereof; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2     Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3     Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4     Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5     Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased at least 50.1% in interest of the Preferred Stock based on the initial Subscription Amounts hereunder (or, prior to the Closing, the Company and each Purchaser) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

5.6     Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8     No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 hereof and with respect to the representations and warranties of the Purchasers in Section 3.2 hereof. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10     Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13     Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of a rescission of a conversion of the Preferred Stock or exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14     Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16     Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17     Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

5.18     Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through EGS. EGS does not represent any of the Purchasers and only represents the Placement Agent. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.19     Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.21     Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.22     WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NOVABAY PHARMACEUTICALS, INC.		Address for Notice:

By:		Email:
	Name:	Fax:
Title:

With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER(S) FOLLOWS]

[PURCHASER SIGNATURE PAGES TO NBY SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $

Shares of Preferred Stock:

Warrant Shares:                                      Beneficial Ownership Blocker ☐ 4.99% or ☐ 9.99%

EIN Number:

[SIGNATURE PAGES CONTINUE]

ANNEX B

NOVABAY PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Justin Hall, does hereby certify that:

1.	He is the President and Secretary of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 5,000,000 shares of preferred stock, none of which have been issued.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 15,000 shares of the preferred stock, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Authorized Share Approval” means approval by the stockholders of the Corporation of an amendment to the Corporation’s certificate of incorporation that increases the number of authorized shares of Common Stock from 100,000,000 to not less than 150,000,000 shares of Common Stock.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means the registration statement(s) that registers the resale of all Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements set forth in the Registration Rights Agreement.

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Escrow Agent” means Continental Stock Transfer & Trust Company with offices at 1 State Street, New York, New York 10004.

“Escrow Agreement” means the escrow agreement entered into prior to the date hereof, by and among the Corporation, the Escrow Agent, and the Placement Agent (as defined in the Purchase Agreement) pursuant to which the Holder shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock, options, restricted stock units or other equity awards to employees, officers or directors of the Corporation pursuant to any stock or option plan or any other equity award plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose and (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Issuable Maximum” shall have the meaning set forth in Section 6(e).

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of October 29, 2021, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Ratchet Termination Date” shall have the meaning set forth in Section 7(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement.

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American (or any successor entity) from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, the Escrow Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Corporation with a mailing address of 462 South 4th Street, Suite 1600, Louisville, KY 40202 and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock and upon exercise of the Warrants.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holder at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Warrants shall be exercisable on or after the date Stockholder Approval and Authorized Share Approval are received and effective and have a term of exercise equal to six (6) years from the initial exercise date, in the form of Exhibit C attached to the Purchase Agreement.

Section 2.          Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Non-Voting Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 15,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3.          Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4.          Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5.          Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6.          Conversion.

a)    Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) and Section 6(e)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation, unless all of the shares of Preferred Stock represented thereby are so converted, in which case, such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof (regardless of delivery of the certificate(s)) shall be canceled and shall not be reissued within the same series as the Preferred Stock.

b)    Conversion Price. The conversion price for the Preferred Stock shall equal $0.40, subject to adjustment herein (the “Conversion Price”).

c)    Mechanics of Conversion

i.    Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends, if any. On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii.    Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii.    Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.    Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v.    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

vi.    Fractional Shares. No fractional shares or scrip representing fractional Conversion Shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

vii.    Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name of any Person other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)    Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s good faith determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability to the Holder for any such conversions of Preferred Stock that are not in compliance with the Beneficial Ownership Limitation (other than as a result of a Holder’s reliance on the number of issued and outstanding shares of Common Stock pursuant to this Section 6(d)). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock and Warrants, if any, held by the applicable Holder. A Holder, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock and Warrants, if any, held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

e)    Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Stockholder Approval, then the Corporation may not issue, upon conversion of the Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date in connection with any conversion of Preferred Stock issued pursuant to the Purchase Agreement would exceed 8,984,178 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such Holder’s Preferred Stock by (y) the aggregate Stated Value of all Preferred Stock issued on the Original Issue Date to all Holders. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Preferred Stock and the amount of shares issued to such Holder pursuant to such Holder’s Preferred Stock was less than such Holder’s pro-rata share of the Issuable Maximum. For avoidance of doubt, unless and until any required Stockholder Approval and Authorized Share Approval are obtained and effective, the Warrants shall not be exercisable unless and until such Stockholder Approval and Authorized Share Approval are obtained and effective.

Section 7.          Certain Adjustments.

a)    Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

b)    Subsequent Equity Sales. If the Corporation or any Subsidiary, as applicable, at any time while the Preferred Stock is outstanding, but prior to the Ratchet Termination Date as defined below, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. If the Corporation enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Corporation shall notify the Holders in writing, no later than two (2) Trading Days following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding the foregoing, no further adjustments to the Conversion Price shall be made pursuant to this Section 7(b) and this Section 7(b) shall be of no further force or effect after the earlier of (a) the Trading Day immediately following the date that (i) the VWAP during any ten (10) of thirty (30) consecutive Trading Days (the “Measurement Period”) which thirty (30) consecutive Trading Day period shall not have commenced until after the date Stockholder Approval and the Authorized Share Approval have been received and effective) exceeds $1.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Original Issue Date) and (ii) the dollar trading volume for each Trading Day during such Measurement Period exceeds $500,000 per Trading Day (provided that a Registration Statement covering the resale of all Conversion Shares remains effective for each day during such Measurement Period) and (b) 75% of the Preferred Stock issued on the Original Issue Date has been converted (collectively, the “Ratchet Termination Date”). The Corporation shall notify the Holders in writing, no later than two (2) Trading Days following the Ratchet Termination Date, that the terms and conditions of this Section 7(b) are no longer in force or effect.

c)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)    Pro Rata Distributions. During such time as the Preferred Stock has not been converted and is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)    Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such Conversion Price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f)    Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)    Notice to the Holders.

i.    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice as provided below setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.         Miscellaneous.

a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Corporate Secretary, e-mail address jhall@novabay.com or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder to the Holders shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)    Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)    Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate (to the extent issued to a Holder) shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)    Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Non-Voting Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the President and the Secretary of the Corporation be and hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of November, 2021.

/s/ Justin Hall
Name:	Justin Hall
Title:	Chief Executive Officer, General Counsel
and Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned being the Holder of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”) Series B Non-Voting Convertible Preferred Stock (the “Preferred Stock”) hereby elects to convert the number of shares of Series B Non-Voting Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of NovaBay Pharmaceuticals, Inc., according to the conditions as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title:

ANNEX C

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THIS SECURITY IS SUBJECT TO THE TRANSFER RESTRICTION SET FORTH HEREIN AND IN THE SECURITIES PURCHASE AGREEMENT, DATED OCTOBER 29, 2021, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE AVAILABLE WITH THE SECRETARY OF THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(A) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

NOVABAY PHARMACEUTICALS, INC.

Warrant Shares: [ ]	Issue Date: [ ], 2021

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [                         ] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date Stockholder Approval and Authorized Share Approval is received and effective (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the six (6) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), up to [             ] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.         Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated October 29, 2021, among the Company and the purchasers signatory thereto.

Section 2.         Exercise.

a)    Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)    Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.53, subject to adjustment hereunder (the “Exercise Price”).

c)    Cashless Exercise. After the later of (x) the six month anniversary of the Closing Date and (y) the date Stockholder Approval and Authorized Share Approval is received and effective, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)              Mechanics of Exercise.

i.    Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $2.50 per Trading Day (increasing to $15 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

ii.    Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.    Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.    Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder (up to the number of shares of Common Stock required to be purchased by the Holder or its broker for the Buy-In) in connection with a valid exercise, and (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.    Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder in the Notice of Exercise; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company shall have the right to require, as a condition thereto, the prior or contemporaneous payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares, in each case, to the extent available.

vii.    Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)

Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation (other than as a result of a Holder’s reliance on the number of issued and outstanding shares of Common Stock pursuant to this Section 2(e)). For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [4.99/9.99]% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon prior written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any such increase or decrease in the Beneficial Ownership Limitation will apply only to the Holder and not to any other holder of Warrants. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.         Certain Adjustments.

a)    Stock Dividends and Splits. If the Company, at any time on or after the date of the Purchase Agreement and while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the date such dividend or distribution occurs and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

b)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)    Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)    Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that if the Fundamental Transaction is not within the Company’s control, including not approved by the Board of Directors, the Holder shall only be entitled to receive from the Company or any Successor Entity, the same type or form of consideration (and in the same proportion), as the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction.  “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and the Successor Entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

e)    Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

f)	Notice to Holder.

i.    Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Exercise by Holder. If during the term in which the Warrant may be exercised (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.         Transfer of Warrant.

a)    Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant as provided herein, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form (in the form attached hereto) to the Company assigning this Warrant. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)    New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)    Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)    Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e)    Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.         Miscellaneous.

a)    No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b)    Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)    Authorized Shares.

The Company covenants that following Stockholder Approval and Authorized Share Approval, and during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will, so long as any of the Warrants are outstanding, (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)    Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f)    Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)    Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)    Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i)    Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)    Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)    Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)    Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m)    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)    Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

NOVABAY PHARMACEUTICALS, INC.

By:
Name: Justin Hall
Title: Chief Executive Officer and General Counsel

NOTICE OF EXERCISE

TO:         NOVABAY PHARMACEUTICALS, INC.

(1)    The undersigned hereby elects to purchase                   Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)    Payment shall take the form (check applicable box):

[   ] in lawful money of the United States; or

[   ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)    Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

Broker Name:

Broker DTC DWAC #:

Broker Contact:

Account #:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
Phone Number: Email Address:	(Please Print)
Dated: ,
Holder’s Signature:
Holder’s Address:

ANNEX D

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of October 29, 2021, between NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the several purchasers signatory hereto (each such purchaser, a “Purchaser” and, collectively, the “Purchasers”).

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of the date hereof, between the Company and each Purchaser (the “Purchase Agreement”).

The Company and each Purchaser hereby agrees as follows:

1.        Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement or the Certificate of Designation. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(c).

“Effectiveness Date” means, (a) with respect to the Initial Registration Statement required to be filed hereunder, the 60th calendar day following the Closing Date (or, in the event of a “full review” by the Commission, the 90th calendar day following the Closing Date), (b) with respect to the Second Registration Statement required to be filed hereunder, the 60th calendar day following the Stockholder Approval and Authorized Share Approval (or, in the event of a “full review” by the Commission, the 90th calendar day following Stockholder Approval and Authorized Share Approval) and (c) with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 60th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 90th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means (a) with respect to the Initial Registration Statement required hereunder, the 30th calendar day following the Closing Date hereof or (b) with respect to the Second Registration Statement (or post-effective amendment to the Initial Registration Statement) within 30 calendar days following Stockholder Approval and Authorized Share Approval or (c) with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed to register the shares of Common Stock underlying the Preferred Stock as provided in and pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means, as of any date of determination, (a) all Shares of the shares of Common Stock then issued and issuable upon conversion in full of the Preferred Stock (assuming on such date the shares of Preferred Stock are converted in full without regard to any conversion limitations therein), (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Preferred Stock or the Warrants (in each case, without giving effect to any limitations on conversion set forth in the Certificate of Designation or limitations on exercise set forth in the Warrants) and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company), as reasonably determined by the Company, upon the advice of counsel to the Company.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Second Registration Statement” means the initial Registration Statement filed to register the Warrant Shares underlying the Warrants as provided in and pursuant to this Agreement.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

2.        Shelf Registration.

(a)    On or prior to each Filing Date, the Company shall prepare and file with the Commission (i) the Initial Registration Statement covering the resale of all of the Registrable Securities underlying the Preferred Stock that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 and (ii) the Second Registration Statement covering the resale of all of the Registrable Securities underlying the Warrants. Each Registration Statement filed hereunder shall be on Form S-1, or such other form as determined by the Company, and shall contain (unless otherwise directed by at least 85% in interest of the Holders or otherwise modified by the Company to comply with applicable law, rule or regulation or to make any disclosure contained therein not misleading) substantially the “Plan of Distribution” attached hereto as Annex A and substantially the “Selling Stockholder” section attached hereto as Annex B; provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent. Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request from the Commission for the effectiveness of a Registration Statement to be as of 5:00 p.m. (New York City time) on a Trading Day, provided that the actual effectiveness shall be subject to the Commission’s approval of such effectiveness. The Company shall promptly notify the Holders via e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424. Failure to so notify the Holder within one (1) Trading Day of such notification of effectiveness or failure to file a final Prospectus as foresaid shall be deemed an Event under Section 2(d).

(b)     Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities on either the Initial Registration Statement or the Second Registration Statement cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on such registration statement, then the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement and/or Second Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1 or, in the Company’s discretion, such other form available to register for resale the Registrable Securities as a secondary offering; with respect to filing on Form S-1 or other appropriate form as determined by the Company, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

(c)    Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Company shall reduce or eliminate any securities to be included other than Registrable Securities;

b.

Second, the Company shall reduce Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrant Shares held by such Holders); and

c.

Third, the Company shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days’ prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to include those Registrable Securities that were not registered for resale on the Initial Registration Statement to be registered as part of the Second Registration Statement (to the extent that Stockholder Approval is obtained and a Second Registration Statement is filed), or, if such Registrable Securities are not registered on the Second Registration Statement, then the Company shall use its best efforts to file with the Commission, as promptly thereafter as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or such other appropriate form as determined by the Company to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended. In the event the Company amends the Second Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or such other appropriate form as determined by the Company to register for resale those Registrable Securities that were not registered for resale on the Second Registration Statement, as amended.

(d)    If: (i) the Initial Registration Statement and/or Second Registration Statement is not filed on or prior to its applicable Filing Date (if the Company files the Initial Registration Statement and/or the Second Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five (5) Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within twenty (20) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) the Initial Registration Statement and/or Second Registration Statement registering the applicable Registrable Securities for resale is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement and/or Second Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such twenty (20) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as an “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 3.0% multiplied by the aggregate Subscription Amount paid by such Holder pursuant to the Purchase Agreement. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

(e)    Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder.

3.          Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a)    Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing setting forth in detail the basis of such objection no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section. Each Holder shall provide any additional information as may be reasonably requested by the Company and is necessary for purposes of complying with requirements under applicable securities laws and regulations or rules of any applicable stock exchange where the Common Stock is then listed.

(b)    (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission the Initial Registration Statement, the Second Registration Statement or such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities to the extent provided in Section 2, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c)    If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d)    Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries.

(e)    Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f)    Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g)    Subject to the terms of this Agreement, the Company hereby consents to the use of such final Prospectus and each amendment or supplement thereto that are part of an effective Registration Statement by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h)     Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(i)    If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(j)    Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(j) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(d), for a period not to exceed sixty (60) calendar days (which need not be consecutive days) in any 12-month period.

(k)    Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(l)    The Company shall use its best efforts to maintain eligibility for use of Form S-1 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(m)    The Company may require each selling Holder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company; provided, however, if such delay prevents the filing of a Registration Statement or an amendment or supplement thereto, then liquidated damages shall be tolled until such Holder provides the information or withdraws its Registrable Securities from inclusion in the Registration Statement as provided in Section 2(e).

4.          Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

5.          Indemnification.

(a)    Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A and Annex B hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(c). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(f).

(b)    Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Stockholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A and Annex B hereto for this purpose), such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c)    Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d)    Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.          Miscellaneous.

(a)    Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b)    No Piggyback on Registrations; Prohibition on Filing Other Registration Statements. Neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b) shall not prohibit the Company from filing amendments to registration statements filed prior to the date of this Agreement so long as no new securities are registered on any such existing registration statements.

(c)    Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

(d)    Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 50.1% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(d). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

(e)    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(f)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under Section 5.7 of the Purchase Agreement.

(g)    No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(g), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(h)    Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(i)      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(j)      Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(k)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l)      Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(m)    Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NOVABAY PHARMACEUTICALS, INC.

By:
Name:
Title:

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

[SIGNATURE PAGE OF HOLDERS TO NBY RRA]

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

[SIGNATURE PAGES CONTINUE]

Annex A

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

●	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Preferred Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of            , 2021, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement of Shares of Preferred Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the preferred stock and warrants, a selling shareholder may not convert or exercise, as applicable, shares of preferred stock and/or warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

Annex C

NOVABAY PHARMACEUTICALS, INC.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.         Name.

(a)	Full Legal Name of Selling Stockholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Telephone:
Email:
Contact Person:

3. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐          No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐          No ☐

Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐          No ☐

(d)

If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐          No ☐

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE EMAIL A .PDF COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

ANNEX E

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THE FOLLOWING MARKING: [Redacted.]

MEMBERSHIP UNIT PURCHASE AGREEMENT

BY AND AMONG

NOVABAY PHARMACEUTICALS, INC.,

DERMADOCTOR, LLC, THE FOUNDERS AND

THE SELLERS

EFFECTIVE SEPTEMBER 27, 2021

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibit A — Definitions

Exhibit B-1 — Form of Employment Agreement (Jeff Kunin)

Exhibit B-2 — Form of Employment Agreement (Audrey Kunin)

Exhibit C — Form of Escrow Agreement

Exhibit D — Form of IP Assignment Agreement

Exhibit E — Form of Earn Out Stock Election Notice

MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) is dated September 27, 2021 (the “Effective Date”), by and among (i) NovaBay Pharmaceuticals, Inc., a Delaware corporation (“NovaBay”); (ii) DERMAdoctor, LLC, a Missouri limited liability company (“DERMAdoctor”); (iii) Jeff Kunin and Audrey Kunin, individuals residing in the State of Kansas (the “Founders”); (iv) Papillon Partners, Inc., a Missouri corporation (f/k/a DERMAdoctor, Inc. f/k/a DERMADOCTOR.COM, Inc.) (“Papillon”); and (v) Midwest Growth Partners, L.L.L.P., an Iowa limited liability limited partnership (“MGP” and together with Papillon, the “Sellers”).

WHEREAS, the Founders organized and have been responsible for the operations of DERMAdoctor since its founding, with Jeff Kunin serving as the Chief Executive Officer of DERMAdoctor and Audrey Kunin serving as the Chief Creative Officer of DERMAdoctor;

WHEREAS, the Sellers own 100% of the membership units (collectively, the “Membership Units”) of DERMAdoctor of which 82.238% of the Membership Units are owned by the Founders through their sole ownership of Papillon and 17.762% of the Membership Units are owned by MGP; and

WHEREAS, NovaBay desires to purchase all of the Membership Units such that it will become the sole equity owner of DERMAdoctor, and the Founders, the Sellers and DERMAdoctor desire the same, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, NovaBay, DERMAdoctor, the Founders and the Sellers agree as follows:

Article 1
Definitions

1.1      Definitions. Capitalized terms used in this Agreement have the meaning ascribed to them in Exhibit A to this Agreement as interpreted by the rules of construction provided in Section 11.16.

Article 2
Membership Units to be Purchased

2.1     On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, convey, or assign and deliver to NovaBay, and NovaBay shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in, to and under all of the Membership Units, free and clear of any and all Liens, and the Sellers shall thereafter cease to have any rights as members or as holders of the Membership Units (or any other form of ownership) of DERMAdoctor.

Article 3
Closing; Purchase Price; Closing Deliverables; Adjustments; Earn Out

3.1      Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely pursuant to the electronic exchange of documents and signature pages and transfer of funds no later than three (3) Business Days after the last of the conditions to the Closing set forth in Article 8 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or on such other date as NovaBay and the Founders, on behalf of the Sellers, may mutually agree and jointly designate (the date on which the Closing actually occurs being referred to in this Agreement as the “Closing Date”). For all purposes under this Agreement and each of the other Transaction Documents, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed and the Closing will be deemed to have occurred as of 12:01 a.m. Central Time on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.

3.2     Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, transfer, conveyance, assignment, transfer and delivery of all the Membership Units, NovaBay shall pay to the Sellers an aggregate amount equal to (a) the Cash Consideration; minus (b) the Closing Indebtedness Amount (as adjusted in accordance with Section 3.5(a)) minus (c) the Closing Transaction Expenses Amount (as adjusted in accordance with Section 3.5(b)) plus (d) the Closing Cash Amount (as adjusted in accordance with Section 3.5(c)) plus (e) the Earn Out Payments, if any, in accordance with Section 3.6 (collectively, the “Purchase Price”). Each Seller shall be entitled to receive its respective portion of the Purchase Price equal to such Seller’s Pro Rata Portion as contemplated herein.

3.3      Closing Payments.

(a)    Estimated Closing Statement. At least five (5) Business Days before the Closing, the Sellers shall prepare and deliver to NovaBay a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Sellers’ good faith calculation of the Closing Cash Payment, including the Estimated Closing Indebtedness Amount, the Estimated Closing Transaction Expenses Amount and the Estimated Closing Cash Amount. The Estimated Closing Statement will be prepared in good faith and in a form reasonably satisfactory to the Sellers and NovaBay. The Estimated Closing Statement shall be prepared in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Full Year Financial Statements for the most recent fiscal year end. During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, NovaBay shall have an opportunity to review the Estimated Closing Statement and the Sellers and NovaBay shall cooperate in good faith to mutually agree upon the Estimated Closing Statement in the event NovaBay, in good faith, disputes any item included in the Estimated Closing Statement; provided, that, if Sellers and NovaBay are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Sellers to NovaBay shall be binding for purposes of this Section 3.3, but shall be subject to adjustment after the Closing pursuant to Section 3.5.

(b)    Closing Cash Payment. At the Closing, NovaBay shall pay to each Seller its respective Pro Rata Portion of an amount equal to (i) the Cash Consideration; minus (ii) the Estimated Closing Indebtedness Amount; minus (iii) the Estimated Closing Transaction Expenses Amount; minus (iv) the Escrow Amount; plus (v) the Estimated Closing Cash Amount (collectively, the “Closing Cash Payment”) by immediately available funds to the bank account of each Seller that has been designated in writing to NovaBay at least three (3) Business Days prior to the Closing Date, as follows:

(i)    NovaBay shall pay, on behalf of DERMAdoctor, the estimated Closing Indebtedness Amount to each lender or holder in order to repay and retire in full any such Indebtedness owed to such lender or holder (“Estimated Closing Indebtedness Amount”), including such Indebtedness as set forth in the applicable payoff letter received from such lender or holder, by immediately available funds to an account designated in writing by the applicable payees thereof at least three (3) Business Days prior to the Closing Date;

(ii)    NovaBay shall pay, on behalf of DERMAdoctor, to each Person entitled payment of Transaction Expenses, an amount as is necessary to repay and retire in full any such Transaction Expenses owed to such Person (such amount, the “Estimated Closing Transaction Expenses Amount”), by immediately available funds to an account designated in writing by the applicable payees thereof; provided, that Transaction Expenses that constitute wages, bonuses, severance payments, or other compensation payable to any employee of DERMAdoctor shall be deposited (together with the employer portion of any payroll or employment Taxes attributable to the payment of such amounts and any related matching contributions required to be made under any applicable retirement plans by DERMAdoctor in respect thereof) with the payroll provider and paid to the recipient through the payroll of DERMAdoctor; and

(iii)    NovaBay shall deliver the Escrow Amount to U.S. Bank (the “Escrow Agent”) by wire transfer in immediately available funds, which amount shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement.

3.4      Closing Deliveries.

(a)    DERMAdoctor’s, the Sellers’ and the Founders’ Deliveries. At the Closing, the Sellers and the Founders, as applicable, shall have delivered or cause to be delivered to NovaBay the following:

(i)    an instrument of assignment or other instrument of transfer, duly executed as necessary by the Sellers for the transfer of all of the Membership Units to NovaBay as provided in Section 2.1 hereof;

(ii)    a counterpart signature page to the Escrow Agreement duly executed by each of the Sellers;

(iii)    the Employment Agreement for each of Jeff Kunin and Audrey Kunin, in form and substance attached hereto as Exhibit B-1 and Exhibit B-2, respectively (collectively, the “Employment Agreements”), duly executed by each of the Founders;

(iv)    a counterpart signature page to the Side Letter duly executed by Audrey Kunin;

(v)    the IP Assignment Agreement, duly executed by DERMAdoctor, Papillon and Audrey Kunin;

(vi)    a certificate dated as of the Closing Date of DERMAdoctor, attesting to, and attaching thereto: (A) the articles of organization, including all amendments, of DERMAdoctor as in effect at the time of Closing; (B) the operating agreement, including all amendments, of DERMAdoctor as in effect at the time of Closing; (C) the incumbency of DERMAdoctor’s officers executing this Agreement and the other Transaction Documents; (D) duly executed resolutions adopted by the managers of DERMAdoctor and the Sellers authorizing, adopting and approving the Agreement and the Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (E) a good standing certificate with respect to DERMAdoctor dated no more than five (5) days prior to the Closing Date;

(vii)    a certificate dated as of the Closing Date from each of the Sellers, attesting to, and attaching thereto: (A) the organizational documents, including all amendments, of such Seller in effect at the time of Closing; (B) the incumbency of such Seller’s officers or authorized manager executing this Agreement and the other Transaction Documents; (C) duly executed resolutions adopted by the Seller authorizing, adopting and approving the sale of the Membership Units, this Agreement and the other Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (D) a good standing certificate with respect to such Seller dated no more than five (5) days prior to the Closing Date;

(viii)     a written acknowledgement of the Flow of Funds Memo, duly executed by DERMAdoctor, the Sellers and the Founders;

(ix)    a non-foreign Person affidavit or statement from each Seller to avoid withholding under Sections 1445 and 1446(f) of the Code; and

(x)    such other documents or instruments that NovaBay reasonably requests prior to the Closing Date to effect the Contemplated Transactions.

(b)    NovaBay Deliveries. At the Closing, NovaBay shall have delivered or caused to be delivered to the Sellers and the Founders the following:

(i)    cash in an amount equal to the Closing Cash Payment as provided in Section 3.3(b);

(ii)    cash in an amount equal to the Estimated Closing Indebtedness Amount and the Estimated Closing Transaction Expenses Amount to the applicable payees as provided in Section 3.3(b)(i)-(ii);

(iii)    cash in an amount equal to the Escrow Amount by wire transfer in immediately available funds to an account designated at least three (3) Business Days prior to the Closing Date by the Escrow Agent in written notice to NovaBay in accordance with the Escrow Agreement and Sections 3.3(b)(iii) and 3.4(c);

(iv)    a counterpart signature page to the Escrow Agreement, duly executed by NovaBay and the Escrow Agent;

(v)    the Employment Agreements with each Founder duly executed by NovaBay;

(vi)    a counterpart signature page to the Side Letter duly executed by NovaBay;

(vii)    a certificate dated as of the Closing Date of an authorized officer of NovaBay attesting to, and attaching thereto, (A) duly executed resolutions adopted by NovaBay’s Board of Directors authorizing the Contemplated Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded, (B) the incumbency of NovaBay’s officers executing this Agreement and the other Transaction Documents; and (C) a good standing certificate with respect to NovaBay dated no more than five (5) days prior to the Closing Date;

(viii)    the Flow of Funds Memo; and

(ix)    such other documents or instruments that the Sellers reasonably request prior to the Closing Date to effect the Contemplated Transactions.

(c)    Escrow. At the Closing, NovaBay and the Sellers shall enter into an Escrow Agreement with the Escrow Agent, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”) and NovaBay shall deliver the Escrow Amount to the Escrow Agent. The Escrow Agent shall hold the Escrow Amount pursuant to the Escrow Agreement, which shall provide, among other terms, for the release of the Escrow Amount in accordance with Section 10.4.

(d)    Assignment of Intellectual Property. At the Closing, DERMAdoctor, Papillon and Audrey Kunin will enter into and deliver an Intellectual Property Assignment, substantially in the form attached hereto as Exhibit D (the “IP Assignment Agreement”).

(e)    Side Letter. At the Closing, NovaBay and Audrey Kunin will enter into and deliver the Side Letter.

3.5      Adjustments.

(a)    Closing Indebtedness Amount Adjustment. The Purchase Price will be subject to a dollar-for-dollar post-Closing downward or upward adjustment if and to the extent that the Adjustment Statement, as finally determined in accordance with Section 3.5(d), provides that the Closing Indebtedness Amount exceeds or is less than the Estimated Closing Indebtedness Amount. To the extent the Closing Indebtedness Amount exceeds the Estimated Indebtedness Amount, the Purchase Price shall be adjusted downward. To the extent the Closing Indebtedness Amount is less than the Estimated Closing Indebtedness Amount, the Purchase Price shall be adjusted upward.

(b)    Closing Transaction Expenses Amount Adjustment. The Purchase Price will be subject to a dollar-for-dollar post-Closing downward or upward adjustment if and to the extent that the Adjustment Statement, as finally determined in accordance with Section 3.5(d), provides that the Closing Transaction Expenses Amount exceeds or is less than the Estimated Closing Transaction Expenses Amount. To the extent the Closing Transaction Expenses Amount exceeds the Estimated Transaction Expenses Amount, the Purchase Price shall be adjusted downward. To the extent the Closing Transaction Expenses Amount is less than the Estimated Closing Transaction Expenses Amount, the Purchase Price shall be adjusted upward.

(c)    Closing Cash Amount Adjustment. The Purchase Price will be subject to a dollar-for-dollar post-Closing downward or upward adjustment if and to the extent that the Adjustment Statement, as finally determined in accordance with Section 3.5(d), provides that the Closing Cash Amount exceeds or is less than the Estimated Closing Cash Amount. To the extent the Closing Cash Amount exceeds the Estimated Closing Cash Amount, the Purchase Price shall be adjusted downward. To the extent the Closing Cash Amount is less than the Estimated Closing Cash Amount, the Purchase Price shall be adjusted upward.

(d)    Adjustment Statement.

(i)    Within one hundred twenty (120) days after the Closing Date, NovaBay shall prepare and deliver to the Sellers a written statement (the “Adjustment Statement”) setting forth its good faith calculation of: (A) the Closing Indebtedness Amount; (B) the Closing Transaction Expenses Amount; and (C) the Closing Cash Amount, which statement shall include a worksheet setting forth in reasonable detail how each amount was calculated. The Adjustment Statement shall be unaudited and prepared in good faith and in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Full Year Financial Statements for the most recent fiscal year end. The parties agree that the purpose of determining the Closing Indebtedness Amount, the Closing Transaction Expenses Amount, the Closing Cash Amount and the related adjustments contemplated by this Section 3.5 is to measure the accurate amount of the Closing Indebtedness Amount, the Closing Transaction Expenses Amount, and the Closing Cash Amount as provided herein, and such processes are not intended to introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Closing Indebtedness Amount, the Closing Transaction Expenses Amount, the Closing Cash Amount and that each shall be prepared or determined, as applicable, in accordance with the terms of this Agreement.

(ii)    The Adjustment Statement, including the amounts set forth therein, shall be deemed final, binding, and conclusive for purposes of this Agreement upon the parties on the thirtieth (30th) day following receipt thereof by the Sellers, unless the Founders, on behalf of the Sellers, provide a written notice of disagreement (a “Notice of Disagreement”) that is received by NovaBay by the end of such thirty (30) day period. Any Notice of Disagreement shall specify (A) in reasonable detail the nature and amount of any disagreement so asserted, including each disputed item or amount and the basis for such disagreement; and (B) the amount that the Founders reasonably believe is the correct (1) Closing Indebtedness Amount; (2) Closing Transaction Expenses Amount; and (3) Closing Cash Amount. For the avoidance of doubt, MGP has no right to independently submit a Notice of Disagreement, and the Adjustment Statement as finally determined in accordance with this Section 3.5(d) will be binding on any adjustment due to, or owed by, MGP, in accordance with Section 7.12.

(iii)    During the thirty (30) day period immediately following NovaBay’s receipt of a Notice of Disagreement (or such longer period as may be agreed by NovaBay and the Founders) (the “Negotiation Period”), the Founders, on behalf of the Sellers, and NovaBay shall seek in good faith and use commercially reasonable efforts to resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement in order to determine the Closing Indebtedness Amount, the Closing Transaction Expenses Amount and/or the Closing Cash Amount. If, during the Negotiation Period, the Founders and NovaBay agree as to the Closing Indebtedness Amount, the Closing Transaction Expenses Amount and/or the Closing Cash Amount, then such agreed upon amounts, and the Adjustment Statement, as modified by such resolution in writing, shall be deemed final, binding and conclusive on the parties for purposes of this Agreement. If, during such period, the Founders and NovaBay are unable to reach agreement on all or any such items or amounts that were set forth in the Notice of Disagreement, then the items or amounts that remain in dispute as were set forth in the Notice of Disagreement (and only those matters) shall be resolved by the Accounting Firm, which the parties shall engage within five (5) Business Days after the end of such period with such engagement being limited to the scope as set forth herein, and the Founders and NovaBay shall execute an acknowledgement specifying the items and matters that are no longer in dispute.

(iv)    Within ten (10) days after the retention of the Accounting Firm, the Founders and NovaBay shall submit for review and resolution by the Accounting Firm any and all matters that were included in the Notice of Disagreement and remain in dispute, and the Accounting Firm shall resolve and make a final determination of the values set forth on the Adjustment Statement, which determination shall be binding on the parties; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (A) those matters that remain in dispute and that were included in the Notice of Disagreement; (B) whether such calculation was prepared in accordance with this Section 3.5(d) (including related definitions of defined terms used herein); and (C) whether there were mathematical errors in the Adjustment Statement. The Accounting Firm is not authorized or permitted to make any other determination. The parties shall instruct the Accounting Firm to determine the remaining disputed items as provided above such that they are no less than the lowest amount claimed by either the Founders or NovaBay, and no greater than the highest amount claimed by either the Founders or NovaBay. Without limiting the generality of the foregoing, the Accounting Firm shall act as an expert in accounting, and not as arbitrator, and is not authorized or permitted to make any determination as to the accuracy of any representation or warranty in this Agreement or as to compliance with any of the covenants in this Agreement (other than this Section 3.5(d)). The determinations of the Accounting Firm with respect to those matters that remained in dispute relating to the Closing Indebtedness Amount, the Closing Transaction Expenses Amount and/or the Closing Cash Amount and the Adjustment Statement, as modified by the Accounting Firm’s determinations, shall be final, binding, and conclusive for purposes of this Agreement, absent Fraud, bad faith or manifest error. The fees and expenses of the Accounting Firm pursuant to this Section 3.5(d) shall be paid by the Sellers (based on each Seller’s Pro Rata Portion), on the one hand, and by NovaBay, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or NovaBay, respectively, bears to the aggregate amount actually contested by the Founders on behalf of the Sellers and NovaBay. For example, if the Founders challenge the Adjustment Statement by an amount of Ten Thousand Dollars ($10,000), but the Accounting Firm determines that the Sellers have a valid claim for only Six Thousand Dollars ($6,000), the Sellers shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and NovaBay shall bear the other sixty percent (60%) of such fees and expenses.

(e)    Payments. Payments required to be made by the Sellers, on the one hand, or NovaBay, on the other hand, pursuant to this Section 3.5 are due within five (5) Business Days of the final determination of the Adjustment Statement pursuant to this Section 3.5 and shall be paid in immediately available funds by wire transfer to a bank account or accounts to be designated by the party to receive the payments hereunder. If one or both of the Sellers fail to make any payment pursuant to this Section 3.5, NovaBay may, at its option, satisfy such payment due from the Escrow Amount by providing written notice to the Sellers and the Founders, and the Founders shall promptly following receipt of such notice execute such joint written instruction as provided under the Escrow Agreement in order to disburse such funds to NovaBay.

(f)    Effect of Adjustments. Any payments made pursuant to this Section 3.5 shall be treated as an adjustment by the parties to the Purchase Price as determined for Tax purposes, unless otherwise required by Law.

3.6      Earn Out.

(a)    Earn Out Payment. Subject to Section 3.6(c)(iv) and NovaBay’s right of setoff under Section 3.6(e), NovaBay shall pay additional contingent consideration to the Sellers to the extent earned after the Closing as set forth below (the “Earn Out”). The amount of each Earn Out payable by NovaBay for each Earn Out Period (each, an “Earn Out Payment”), if at all, shall be determined as follows:

(i)    Year 1 Earn Out. The Sellers shall be entitled to their respective Pro Rata Portion of the Earn Out Payment for the Year 1 Earn Out Period, provided that the Contribution Margin Threshold is equal to or exceeded, and subject to a maximum aggregate Earn Out Payment of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Maximum Earn Out Payment”) in the Year 1 Earn Out Period. The Earn Out Payment for the Year 1 Earn Out Period shall be determined by taking (A) the Contribution Margin achieved during the Year 1 Earn Out Period divided by the FY2022 Target Contribution Margin (the “FY2022 Contribution Margin Percentage”) multiplied by (B) the amount of the Maximum Earn Out Payment. The Sellers shall not be entitled to any Earn Out Payment in the applicable Year 1 Earn Out Period if the FY2022 Contribution Margin Percentage is below the Contribution Margin Threshold.

An example of an Earn Out Payment calculation for the Year 1 Earn Out Period is as follows: If DERMAdoctor achieves a Contribution Margin of [Redacted.] in the Year 1 Earn Out Period, then the Sellers shall be entitled to their respective Pro Rata Portion of the following aggregate amount:

[Redacted.] X $1,500,000 = [Redacted.]

(ii)    Year 2 Earn Out. The Sellers shall be entitled to their respective Pro Rata Portion of the Earn Out Payment for the Year 2 Earn Out Period provided that the Contribution Margin Threshold is equal to or exceeded, and subject to the Maximum Earn Out Payment in the Year 2 Earn Out Period. The Earn Out Payment for the Year 2 Earn Out Period shall be determined by taking (A) the sum of the Excess FY2022 Contribution Margin (provided, however, if the Excess FY2022 Contribution Margin is a negative number, the Excess FY2022 Contribution shall be equal to zero (0) for purposes of calculating the FY2023 Contribution Margin Percentage) and the Contribution Margin earned during the Year 2 Earn Out Period divided by the FY2023 Target Contribution Margin (the “FY2023 Contribution Margin Percentage”) multiplied by (B) the amount of the Maximum Earn Out Payment. The Sellers shall not be entitled to any Earn Out Payment in the applicable Year 2 Earn Out Period if the FY2023 Contribution Margin Percentage is below the Contribution Margin Threshold.

An example of an Earn Out Payment calculation for the Year 2 Earn Out Period is as follows: If DERMAdoctor achieves an Excess FY2022 Contribution Margin of [Redacted.] and a Contribution Margin of [Redacted.] in the Year 2 Earn Out Period, then the Sellers shall be entitled to their respective Pro Rata Portion of the following aggregate amount:

[Redacted.] X $1,500,000 = [Redacted.]

Neither the FY2022 Contribution Margin Percentage nor the FY 2023 Contribution Margin Percentage shall exceed 100%.

(b)    Procedures Applicable to the Determination of an Earn Out Payment.

(i)    Within thirty (30) days following the completion of and receipt by NovaBay of its annual audited consolidated financial statements, which shall include the statement of operations of DERMAdoctor for the applicable Earn Out Period or such other date as may be mutually agreed upon by the Founders, on behalf of the Sellers, and NovaBay, NovaBay shall prepare in good faith and deliver to the Founders a written statement (each, an “Earn Out Calculation Statement”) setting forth in reasonable detail its determination of the Contribution Margin for the applicable Earn Out Period and its calculation of the resulting Earn Out Payment, if any, for such applicable Earn Out Period (the “Earn Out Calculation”).

(ii)    The Founders, on behalf of the Sellers, shall have thirty (30) days after receipt of an Earn Out Calculation Statement (each, a “Review Period”) to review the Earn Out Calculation Statement and the Earn Out Calculation set forth therein. During the Review Period, the Founders shall have the right to access the applicable financial books and records of DERMAdoctor that relate to the Contribution Margin and the Earn Out Calculation during normal business hours, upon reasonable prior notice and solely for purposes reasonably related to the determinations of the Contribution Margin for the applicable Earn Out Period and the resulting Earn Out Payment. Prior to the expiration of the Review Period, the Founders, on behalf of the Sellers, may object to the Earn Out Calculation set forth in an Earn Out Calculation Statement for an Earn Out Period by delivering a written notice of objection to NovaBay, describing in reasonable detail the reasons for objection (an “Earn Out Calculation Objection Notice”). If the Founders fail to deliver an Earn Out Calculation Objection Notice to NovaBay prior to the expiration of a Review Period, then the Earn Out Calculation set forth in the Earn Out Calculation Statement on behalf of the Sellers shall be final and binding on the parties. If the Founders timely deliver an Earn Out Calculation Objection Notice, NovaBay and the Founders shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Contribution Margin for the applicable Earn Out Period and the Earn Out Payment for the applicable Earn Out Period. If NovaBay and the Founders are unable to reach agreement within thirty (30) days after such an Earn Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Firm, which shall be engaged within not more than five (5) Business Days of the end of such thirty (30) day period. The parties shall instruct the Accounting Firm to determine the remaining disputed items as provided above such that they are no less than the lowest amount claimed by either the Founders or NovaBay, and no greater than the highest amount claimed by either the Founders or NovaBay. The Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the Earn Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Accounting Firm, and to resolve only those unresolved disputed items set forth in the Earn Out Calculation Objection Notice. If unresolved disputed items are submitted to the Accounting Firm, NovaBay and the Founders shall each furnish to the Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Firm may reasonably request. The Accounting Firm shall resolve the disputed items based solely on the applicable terms in this Agreement and the presentations by NovaBay and the Founders, and not by independent review. The resolution of the dispute by the Accounting Firm shall be final and binding on the parties. For the avoidance of doubt, MGP has no right to independently submit a Earn Out Calculation Objection Notice, and any Earn Out Calculation Statement as finally determined in accordance with this Section 3.6(b)(ii) will be binding on MGP as a Seller, in accordance with Section 7.12. The fees and expenses of the Accounting Firm pursuant to this Section 3.6(b)(ii) shall be paid by the Sellers (based on each Seller’s Pro Rata Portion), on the one hand, and by NovaBay, on the other hand, in the same manner as provided in Section 3.5(d)(iv).

(c)    Timing of Earn Out Payment; Employment of the Founders.

(i)    Subject to NovaBay’s right of setoff under Section 3.6(e), in the event that an Earn Out Payment is due hereunder, then at each Seller’s option, which the Sellers shall provide to NovaBay in writing no later than three (3) Business Days following the date upon which the determination of the Contribution Margin for the applicable Earn Out Period becomes final and binding upon the parties as provided in Section 3.6(b) (including any final resolution of any dispute raised by the Founders in an Earn Out Calculation Objection Notice), such Seller may elect for its Pro Rata Portion of any such Earn Out Payment that is payable hereunder to be made to such Seller either all in cash or all in unregistered shares of NovaBay’s common stock or any combination thereof; provided, that NovaBay shall only be obligated to issue such unregistered shares of its common stock if such issuance is: (A) in compliance with all securities Laws; (B) limited to less than twenty percent (20%) of NovaBay’s outstanding common stock on the Effective Date, when aggregated with all other securities issued in connection with the Contemplated Transaction, and does not otherwise require a stockholder vote under applicable securities Laws or stock exchange requirements; and (C) made after a Seller that elects to receive NovaBay common stock provides NovaBay with an executed Earn Out Stock Election Notice, in the form attached as Exhibit E, as may be reasonably updated by NovaBay to ensure compliance with securities Laws (“Earn Out Stock Election Notice”). In the absence of NovaBay receiving an Earn Out Stock Election Notice, then NovaBay shall make such Earn Out Payment to the Sellers all in cash.

(ii)    Subject to NovaBay’s right of setoff under Section 3.6(e), any Earn Out Payment that NovaBay is required to pay to the Seller(s) in cash pursuant to Section 3.6(a) and Section 3.6(c) hereof shall be paid to the Seller(s) no later than five (5) Business Days following the date upon which the determination of the Contribution Margin for the applicable Earn Out Period becomes final and binding upon the parties as provided in Section 3.6(b) (including any final resolution of any dispute raised by the Founders in an Earn Out Calculation Objection Notice). NovaBay shall pay or cause to be paid to the Seller(s)’ account the applicable portion of the Earn Out Payment by wire transfer of immediately available funds.

(iii)    Subject to NovaBay’s right of setoff under Section 3.6(e), any Earn Out Payment that NovaBay is required hereunder to pay to the Seller(s) through the issuance of unregistered shares of NovaBay’s common stock pursuant to Section 3.6(a) and Section 3.6(c) hereof shall be duly authorized, issued and delivered to such Seller(s) no later than fifteen (15) Business Days following the date upon which the determination of Contribution Margin for the applicable Earn Out Period becomes final and binding upon the parties as provided in Section 3.6(b) (including any final resolution of any dispute raised by the Founders on behalf of the Sellers in an Earn Out Calculation Objection Notice). The number of unregistered shares of NovaBay’s common stock that shall be issued shall be the number of shares equal to the applicable Earn Out Payment divided by the average closing stock price of NovaBay’s common stock on the prior ten (10) trading days before the date on which the Earn Out Calculation Statement is finally determined in accordance with Section 3.6(b).

(iv)    Notwithstanding the above or anything else in this Section 3.6, it shall be a condition to the Sellers receiving their Pro Rata Portion of any Earn Out Payments payable for each Earn Out Period that both of the Founders must be employees of NovaBay, DERMAdoctor or their Affiliates throughout the entirety of each applicable Earn Out Period, or the Sellers automatically forfeit any applicable Earn Out Payment that may be payable to the Sellers for the applicable Earn Out Period; provided, however, to the extent the Earn Out Payment is earned in accordance with Section 3.6(a), if either of the Founders are terminated by NovaBay, DERMAdoctor or their Affiliates (A) pursuant to a Termination Without Cause (as defined in the Employment Agreement with such Founder) or (B) as a result of death or Disability (as defined in the Employment Agreement with such Founder) of either Founder, then the amount of the applicable Earn Out Payment for the applicable Earn Out Period shall become due and payable in accordance with Section 3.6(c) hereof.

(d)    Post-Closing Operation of DERMAdoctor.

(i)    There can be no assurance that any Earn Out Payment will become payable hereunder. Subject in all cases to Sections 3.6(d)(ii) and 3.6(d)(iii): (A) NovaBay will assume control of, and have absolute discretion to operate, DERMAdoctor and the Business as it sees fit following the Closing; (B) NovaBay will have and reserves the exclusive authority, power and right at all times to control all aspects of the Business and operations of DERMAdoctor following the Closing and NovaBay; and (C) nothing herein shall be deemed to create or imply any restriction or limitation on the ability of NovaBay to pursue any activities or operations of any kind or nature, to enter into, terminate, modify, dispose of or otherwise make any change thereto, or sell any assets or properties of NovaBay.

(ii)    During the Earn Out Period, (A) NovaBay shall, and shall cause DERMAdoctor to: (1) operate DERMAdoctor and the Business in good faith and in an economically rational manner consistent with NovaBay’s reasonable business practices and not take any actions (or series of related actions), nor omit to take any actions (or series of related actions), with the intent or purpose of preventing, delaying, reducing or frustrating an Earn Out Payment for either Earn Out Period from becoming due hereunder; (2) maintain DERMAdoctor as a separate legal entity and account for it as a stand-alone business for purposes of determining the Contribution Margin for the applicable Earn Out Period; and (3) report DERMAdoctor financials as a part of the consolidated NovaBay financials in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of NovaBay’s financial statements and consistent with NovaBay practices; and (B) NovaBay shall not, and shall cause DERMAdoctor not to relocate any Founder or other key employee of DERMAdoctor to any location more than twenty-five (25) miles from his or her employment location as of the Effective Date.

(iii)    If after the Closing Date there occurs a sale, license or other disposition of all or substantially all of the assets of DERMAdoctor, or a merger, consolidation, recapitalization or other transaction in which any Person (other than NovaBay or its wholly owned Subsidiaries) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in DERMAdoctor which values DERMAdoctor at or above $15,000,000, the Founders may, in their sole discretion, upon written notice to NovaBay, elect to be paid the applicable Earn Out Payment for any Earn Out Period that has not ended.

(e)    Right of Setoff. NovaBay shall have the right to withhold and setoff against any amount otherwise due to be paid pursuant to this Section 3.6 by the amount of any Losses to which it has been determined by NovaBay that it is entitled under Article 10 (but in all cases subject to the limitations contained in Article 10).

(f)    No Security. The parties understand and agree that (i) the contingent rights to receive any Earn Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in NovaBay or DERMAdoctor; (ii) the Sellers shall not have any rights as a securityholder of NovaBay or member/manager of DERMAdoctor as a result of the contingent right to receive any Earn Out Payment hereunder until if and when the Sellers earned an Earn Out Payment and receive unregistered NovaBay common stock as payment pursuant to Section 3.6(c); and (iii) no interest is or shall be payable with respect to any Earn Out Payment.

3.7     Withholding Taxes. NovaBay shall be entitled to deduct and withhold from any payments made to the Sellers pursuant to the Contemplated Transactions, all Taxes that NovaBay is required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated for purposes of this Agreement as having been paid and delivered to the Sellers hereunder.

Article 4
Representations and Warranties of DERMAdoctor

As a material inducement to NovaBay to enter into this Agreement and except as set forth in the Disclosure Schedules, DERMAdoctor represents and warrants to NovaBay the following statements in this Article 4:

4.1     Organization and Power. DERMAdoctor (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Missouri; (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and (c) has all requisite limited liability company power and authority to own or lease and to operate its properties and carry out the Business, including any future products and service offerings that are in research and development. DERMAdoctor is duly qualified or licensed to do business as a foreign business entity in good standing in every jurisdiction where its ownership or lease of property, or the conduct of the Business, requires such qualification and is in good standing in each jurisdiction. Schedule 4.1 of the Disclosure Schedules lists each of the jurisdictions in which DERMAdoctor is qualified or licensed to do business as a foreign limited liability company. DERMAdoctor is in good standing in each jurisdiction listed on Schedule 4.1 of the Disclosure Schedules.

4.2     Authorization and Enforceability. DERMAdoctor has the requisite limited liability company power and authority and has taken all limited liability company and other action necessary to execute and deliver this Agreement and all other Transaction Documents, to perform its obligations hereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents will be, duly authorized, executed and delivered by DERMAdoctor and constitute a valid and legally binding agreement of DERMAdoctor enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3      No Violation. Except as set forth on Schedule 4.3 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or the other Transaction Documents by DERMAdoctor and the consummation of the Contemplated Transactions by it will:

(a)    conflict with or violate any provision of the organizational documents of DERMAdoctor;

(b)    result in the creation of, or require the creation of, any Lien upon any (i) Membership Units or (ii) assets of DERMAdoctor;

(c)    conflict with or result in a breach of, or constitute a default under or result in the termination, cancellation, modification, amendment, violation, or renegotiation of any Real Property Interest or other Contract to which DERMAdoctor is a party, or the acceleration or forfeiture of any term of payment thereunder;

(d)    give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any Real Property Interest or Contract to which DERMAdoctor is a party, or (ii) accelerate or forfeit any term of payment under any Real Property Interest or other Contract; or

(e)    violate any Law or Order applicable to DERMAdoctor or by which any of its properties or assets are bound or affected.

4.4      Compliance with Laws.

(a)    General Compliance. DERMAdoctor has been and is in compliance with each Law or Order that is or was applicable to it or the conduct or operation of the Business and any business previously conducted by DERMAdoctor or the ownership or use of any of its properties or assets, in all material respects.

(b)    International Trade Laws.

(i)    Except as identified in Schedule 4.4(b)(i) of the Disclosure Schedules, DERMAdoctor is and has been in compliance, in all material respects, with all applicable International Trade Laws. Further, without limiting the preceding sentence, to the Knowledge of DERMAdoctor, DERMAdoctor has, in accordance with International Trade Laws: (A) determined the export classification of the products and technology that DERMAdoctor has exported, including exports through release of technology (such as know-how production) in the United States to foreign Persons; (B) confirmed and obtained, as required, the export authority for all exports; and (C) had a process to screen parties to any export transaction to verify whether any party was on a restricted party list administered by any applicable Governmental Authority of International Trade Laws to ensure compliance with International Trade Laws.

(ii)    Schedule 4.4(b)(ii) of the Disclosure Schedules identifies (A) every directed or voluntary disclosure made by DERMAdoctor to a Governmental Authority with regard to International Trade Laws; (B) all correspondence between DERMAdoctor and a Governmental Authority with regard to any matters related to International Trade Laws, including any claims, complaints, charges, or investigations; and (C) all written pending commodity jurisdiction or commodity classification requests submitted by DERMAdoctor to a Governmental Authority pursuant to International Trade Laws.

(iii)    DERMAdoctor has not and to the Knowledge of DERMAdoctor, its officers, members, managers or other employees or independent contractors or, other Persons acting on their behalf have not (A) violated any applicable Anti-Corruption Law, including the Foreign Corrupt Practices Act of 1977, as amended; (B) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (C) paid, or offered, promised or authorized payment of, money or any other thing of value to any Government Official in violation of applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Person so that DERMAdoctor might secure any advantage, obtain or retain business or direct business to any Person; or (D) accepted or received any contributions, payments, gifts or expenditures that was unlawful. DERMAdoctor and its predecessors have complied in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and PATRIOT Act, and other applicable anti money laundering Laws. DERMAdoctor utilizes controls procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Law or anti money laundering Laws will be prevented and detected.

4.5      Consents. Except as set forth on Schedule 4.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any other Transaction Documents by DERMAdoctor, nor the consummation of the Contemplated Transactions will require (a) the notice, consent or approval under any Contract or (b) DERMAdoctor to provide notice or obtain the authorization, approval, registration or consent of, or make any declaration, filing or registration with, any Governmental Authority.

4.6     Financial Statements. Schedule 4.6 of the Disclosure Schedules contains complete copies of the following financial statements of DERMAdoctor and the Business: (a) audited balance sheets for the years ended December 31, 2020 and 2019 and the related statements of income, members’ deficiency and cash flow for the same fiscal years then ended (collectively, the “Full Year Financial Statements”); and (b) the unaudited balance sheet as of July 31, 2021 and the related statements of income, members’ deficiency, and cash flow for the seven (7) month period ended July 31, 2021 (the “Interim Financial Statements” and together with the Full Year Financial Statements, the “Financial Statements”). The Financial Statements present fairly the financial condition and results of operations of DERMAdoctor and the Business as of the date thereof or for the periods covered thereby (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of full footnote disclosure) and have been prepared in accordance with GAAP as applied on a consistent basis for the periods involved. The Financial Statements have been prepared in accordance with the books of account and other records of DERMAdoctor and the Business.

4.7      Relationships with Affiliates. Except as disclosed on Schedule 4.7 of the Disclosure Schedules, neither DERMAdoctor nor any of its respective officers, members, managers or employees (a) has any material interest in any property (real, personal, or mixed and whether tangible or intangible), used in the operation of the Business; (b) owns an equity interest or any other financial or a profit interest in, a Person that at the same time: (i) is a party to any transaction or Contract (other than in such Person’s capacity as an officer, director or employee of DERMAdoctor) or has a material financial interest in any transaction with DERMAdoctor; or (ii) engages in competition with DERMAdoctor with respect to any line of the prior or current products or services (including those in development) of DERMAdoctor or the Business.

4.8      Indebtedness. Schedule 4.8 of the Disclosure Schedules sets forth, as of the date hereof, all Indebtedness of DERMAdoctor. Except as disclosed on Schedule 4.8 of the Disclosure Schedules, DERMAdoctor is not indebted, directly or indirectly, to any Person who immediately prior to the Closing is a Seller, a Founder, member, manager, officer or employee of DERMAdoctor in any amount whatsoever, other than for compensation for services rendered or reimbursable business expenses. No members, managers, officers, or employees of DERMAdoctor nor any of their Affiliates is indebted to DERMAdoctor, except for advances made to employees of DERMAdoctor in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor. In relation to both Payment Protection Program loans received by DERMAdoctor, such loan proceeds were used for permissible purposes and the applications to forgive such loans (including any certifications made in such forgiveness applications) were accurate in all material respects.

4.9    No Material Adverse Effect. Except as set forth on Schedule 4.9 of the Disclosure Schedules, since December 31, 2020, the Business has been conducted in accordance with the ordinary course of business consistent with past practices and there has not been, with respect to DERMAdoctor:

(a)    an event, occurrence, or development that has had a Material Adverse Effect;

(b)    any material amendment of the organizational or governing documents of DERMAdoctor;

(c)    any material change in cash management practices and policies, practices and policies with respect to accounts receivable, inventory control, payment of expenses or trade accounts payable, any method of accounting or accounting practice of DERMAdoctor, except as required by GAAP or applicable Law or as disclosed in the notes to the Full Year Financial Statements;

(d)    any sale or other disposition of any material portion of the assets shown or reflected on the Full Year Financial Statements, except in the ordinary course of business;

(e)    any material increase in the compensation of the employees or services providers, other than as provided for in the ordinary course of business;

(f)    any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(g)    any adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(h)    any material changes in the right, title, value or enforceability of the Business Intellectual Property Rights, including any transfer, assignment or grant of any license or sublicense of any material rights with respect to Business Intellectual Property Rights or any products or services with respect to the Business (except the transfer of title of the Business Intellectual Property Rights pursuant to the IP Assignment Agreement);

(i)    any material changes with respect to the Approvals or Registrations;

(j)    any change to the Tax elections, Tax filing positions or the Tax treatment (including a change in the form of entity or its status as a “pass-through” for Tax-purposes or a change with respect to the Tax basis of the assets) of DERMAdoctor;

(k)    (i) any settlement or compromise of any Tax Liability, (ii) filed any amended Tax Return, (iii) entered into, cancelled or modified any agreement with a Tax authority, or (iv) surrendered any right to a claim of a Tax refund;

(l)    cancellation or termination of any insurance policy naming DERMAdoctor as the beneficiary or the loss payable payee without obtaining substantially identical or greater substitute coverage;

(m)    to the extent not included in Closing Indebtedness Amount, (i) any loan or investment (other than loans or investments to non-Affiliated parties), in each case, in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate or (ii) any event whereby DERMAdoctor became subject to any security interest or other Lien other than Liens arising or incurred in the ordinary course of business or that are not yet delinquent or that are being contested in good faith;

(n)    any filing or settlement of any Proceeding or other material dispute;

(o)    any material damage, destruction or Loss, or any material interruption in use, of any of its assets or properties, whether or not covered by insurance; or

(p)    any Contract to do any of the foregoing, or authorized, committed or agreed to take any of the foregoing actions.

4.10    Structure.

(a)    Capitalization. Papillon and MGP are the sole owners of all issued and outstanding Membership Units of DERMAdoctor, holding 822,383.88 Membership Units and 177,616.12 Membership Units, respectively. Other than the Membership Units of DERMAdoctor owned by Papillon and MGP, there are no Membership Units or other membership interests or equity or equity equivalents of DERMAdoctor authorized, issued and outstanding or otherwise obligated by Contract or otherwise to be issued. All Membership Units of DERMAdoctor are duly authorized, have been validly issued and are fully paid without any further obligation to make payments or contributions to DERMAdoctor, owned beneficially and of record by the Sellers, free and clear of any Lien, and were issued in compliance with applicable Law. None of the Membership Units have been issued in violation of the organizational documents of DERMAdoctor, any Contract to which DERMAdoctor is a party or by which it is bound, the preemptive rights of any third Person or in violation of any securities Law or any other applicable Law or Order. There are no outstanding subscriptions, options, warrants, commitments, rights, preemptive rights, deferred compensation rights, equity appreciation rights, “phantom” equity rights, calls, puts, profits interests, equity-based performance units, rights to subscribe, Contracts, or commitments of any kind to which DERMAdoctor is a party relating to the sale or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Membership Units or other equity securities of DERMAdoctor or which restrict the transfer of any such Membership Units or other equity securities. There are no outstanding restrictions on voting of the Membership Units or other equity securities of DERMAdoctor. There are no outstanding Contracts (contingent or otherwise) to repurchase, redeem or otherwise acquire any Membership Units or other equity securities of DERMAdoctor.

(b)    Subsidiaries. DERMAdoctor has no Subsidiaries.

4.11    Title to Membership Units. Upon completion of the Closing, NovaBay will own all of the issued and outstanding Membership Units of DERMAdoctor, free and clear of any Liens (other than Liens that may be created by NovaBay as a result of its ownership of the Membership Units as of the Closing).

4.12    Organizational Documents, Operating Agreement and Corporate Records. Copies of the minute book of DERMAdoctor (a) have been provided or made available to NovaBay prior to the execution of this Agreement, and (b) are complete and correct in all material respects. Such minute book contains a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the members and managers of DERMAdoctor from its date of formation through the Effective Date. DERMAdoctor has, prior to the execution of this Agreement, made available to NovaBay true and complete copies of the articles of organization and operating agreement of DERMAdoctor, as amended through the Effective Date. DERMAdoctor is not in violation of any provisions of its articles of organization or operating agreement.

4.13    Assets – In General. After giving effect to the Contemplated Transactions, the assets and rights of DERMAdoctor include (a) all of the assets, property and rights of every type and description, whether real or personal, tangible or intangible, of DERMAdoctor that are used in or necessary for the conduct of the Business as conducted on the Effective Date and on at least substantially the same economic basis and (b) all assets necessary for the conduct of the Business reflected in the Full Year Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2020. DERMAdoctor has good and marketable title to all of its assets, free and clear of any Lien other than Permitted Encumbrances. Except as set forth on Schedule 4.13 of the Disclosure Schedules, (i) all material assets necessary for the conduct of the Business in accordance with past practice are in good operating condition and repair, ordinary wear and tear excepted, and (ii) all assets are adequate and sufficient for the continuing conduct of the Business as conducted as of the Effective Date.

4.14    Real Property Interests.

(a)    Real Property Interests. DERMAdoctor does not now own, and has never owned, any real property. Schedule 4.14(a) of the Disclosure Schedules sets forth (i) a list of all active leases, subleases, or other occupancy Contracts, or other commitments (including all amendments, extensions, renewals, guaranties, consents and other agreements with respect thereto) relating to a parcel of real property and to which DERMAdoctor is a party or otherwise has rights or is obligated in any manner, including as a guarantor (the “Real Property Interests”), and (ii) the address of the property and the date and name of the parties to such Real Property Lease documents. DERMAdoctor has made available to NovaBay a true, complete, and correct copy of each of the Real Property Interests, and no Real Property Interest has been modified in any respect since the date it was made available. DERMAdoctor has a valid and enforceable leasehold interest in each parcel that relates to each Real Property Interest. Each of the Real Property Interests listed and described on Schedule 4.14(a) of the Disclosure Schedules is, and will be as of Closing, in full force and effect, and there is no breach, default or claim of default or other dispute by or against DERMAdoctor or, to the Knowledge of DERMAdoctor, any other party under any such Real Property Interests, or any event of default or event, which with notice or lapse of time, or both, would constitute a default under any such Real Property Interests. The Real Property Interests are free and clear of any Lien, other than Permitted Encumbrances.

(b)    Fixtures Related to Real Property Interests. All of the material fixtures and other material improvements to the Real Property Interests and all of the material tangible personal property (other than inventory) are in good operating condition (ordinary wear and tear excepted), are suitable for the purposes for which they are currently being used by DERMAdoctor, and, to the Knowledge of DERMAdoctor, have been maintained in accordance with normal industry practice.

(c)    Rental Expenses and Property Use. The rental and related expenses set forth in each of the Real Property Interests is the actual rental and expenses being paid, and there are no separate agreements or understandings with respect to the same. Except as set forth on Schedule 4.14(c) of the Disclosure Schedules, none of the Real Property Interests is subject to any sublease, license or other agreement granted by DERMAdoctor to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. DERMAdoctor has not received written notice that the landlord with respect to any Real Property Interests would refuse to renew such Real Property Interests upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There is no pending or proposed condemnation Proceeding, and to the Knowledge of DERMAdoctor, there is no threatened condemnation Proceeding, with respect to the Real Property Interests. In the ordinary course of business, DERMAdoctor does not use or occupy any real property other than the Real Property Interests.

4.15    Contracts and Proposals.

(a)    Contracts. Schedule 4.15(a)(1) of the Disclosure Schedules is a true and complete list of all Contracts (identifying the parties to each Contract) to which DERMAdoctor is a party by which it is bound and true and complete copies of which have been made available to NovaBay. Schedule 4.15(a)(2) of the Disclosure Schedules identifies each oral Contract and the parties to the oral Contract, the term of any oral Contract, the subject matter of such oral Contract and the price and any other key terms of any oral Contract.

(b)    Proposals. Schedule 4.15(b) of the Disclosure Schedules sets forth a true and accurate list of all customer and other bids, proposals, offers, or quotations relating to the Business that were made by DERMAdoctor that are outstanding as of the Effective Date (collectively, the “Proposals”), and true and complete copies of which have been made available to NovaBay. Schedule 4.15(b) of the Disclosure Schedules identifies each Proposal, the party to whom such Proposal was made, the subject matter of such Proposal and the proposed price and any other key terms of such Proposal (if applicable).

(c)    Enforceability. Except as set forth in Schedule 4.15(c) of the Disclosure Schedules, each Contract is in full force and effect and is the legal, valid and binding obligation of DERMAdoctor, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a Proceeding in equity or at Law). DERMAdoctor is not in default under any Contract, and to the Knowledge of DERMAdoctor, no other party to any such Contract is in default under any such Contract, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by DERMAdoctor that is a party thereto or, to the Knowledge of DERMAdoctor, of each other party thereto, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) DERMAdoctor has not received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute a breach or default on the part of DERMAdoctor under a Contract and (ii) no party to any Contract has provided written notice (A) exercising or threatening exercise of any termination rights with respect thereto or (B) of any dispute with respect to any Contract.

4.16    Personal Property. Set forth on Schedule 4.16 of the Disclosure Schedules is a list of all equipment, machinery, motor vehicles, and other tangible personal property owned or leased by DERMAdoctor and used in the operation of its Business, as currently conducted, and its location (the “Personal Property”). DERMAdoctor has good title to all of its Personal Property, free and clear of any Lien other than any Permitted Encumbrances.

4.17    Business Intellectual Property Rights. DERMAdoctor hereby makes the following representations and warranties regarding the Business Intellectual Property Rights. Such warranties and representation set forth in this Section 4.17 shall be true as of the Closing Date.

(a)    Business IP Assets. The Business Intellectual Property Rights set forth in Schedule 4.17(a) of the Disclosure Schedules constitute a true, complete and accurate listing of all of the registered Business Intellectual Property Rights and Material Unregistered Business Intellectual Property Rights necessary for the operation of the Business, as currently conducted or contemplated to be conducted, and to the Knowledge of DERMAdoctor all Business Intellectual Property Rights of DERMAdoctor are subsisting, valid and enforceable and held by DERMAdoctor.

(b)    IP Encumbrances. DERMAdoctor owns, free and clear of any Liens, or has valid and enforceable license rights to use all Business Intellectual Property Rights necessary for the conduct of the Business, as currently conducted and which are set forth on Schedule 4.17(b) of the Disclosure Schedules. The consummation of the Contemplated Transactions will not result in the Loss, impairment, alteration or extinguishment of any of the rights of DERMAdoctor in any of the Business Intellectual Property Rights in any material respect, and shall not result in the payment of additional amounts with respect to, nor the imposition of any Lien, nor require the consent of any other Person in respect of, NovaBay’s right to own, use or hold for use any Business Intellectual Property Rights as owned, used or held for use in the conduct of the Business as currently conducted.

(c)    IP Ownership. DERMAdoctor is the sole legal and beneficial owner of all right, title and interest in and to all of its Business Intellectual Property Rights.

(d)    Infringement. Except as set forth in Schedule 4.17(d) of the Disclosure Schedules, to the Knowledge of DERMAdoctor:

(i)    no Person has at any time given any written notice of infringement, misappropriation or other material violation to any third party with respect to any of the Business Intellectual Property Rights, and no claim or controversy with respect to any such alleged infringement, misappropriation or other material violation of third party rights, currently exists as of the date hereof;

(ii)    the use, exercise or otherwise exploitation of the Business Intellectual Property Rights and the manufacture, use or sale of Business Products manufactured by or used in the Business do not infringe upon any intellectual property or intellectual property rights of any Person and no written claims of infringement, misappropriation or other material violation of such third-party intellectual property or intellectual property rights have been asserted by any Person against DERMAdoctor with respect to the use, exercise or otherwise exploit of the Business Intellectual Property Rights; and

(iii)    no Person has received any written notice of claim that any of the Business Intellectual Property Rights are not valid or enforceable and no claim or controversy with respect to such validity or enforceability currently exists as of the date hereof, and no Business Intellectual Property Rights is involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to DERMAdoctor’s Knowledge, no such Proceeding is threatened.

(e)    Business IP Assignments. Except as set forth in Schedule 4.17(e) of the Disclosure Schedules, and without limiting the generality of the foregoing, DERMAdoctor has entered into binding Contracts with every current and former employee, member, manager, officer and independent contractor of DERMAdoctor who is or was involved in the creation of any of the Business Intellectual Property Rights related to the Business or past, current or planned Business Products, whereby such employees, members, managers, officers and independent contractors: (i) enter into an enforceable Contract with DERMAdoctor whereby such employee, member, manager, officer or independent contractor acknowledges that all Business Intellectual Property Rights created by such employee or contractor in connection with his, her or its employment or engagement with DERMAdoctor is a “work-made-for-hire,” as applicable, and assigns to DERMAdoctor any ownership interest and right he, she or it may have in the Business Intellectual Property Rights; and (ii) acknowledge DERMAdoctor’s exclusive ownership of the Business Intellectual Property Rights.

(f)    Confidential Information. DERMAdoctor has taken commercially reasonable steps to protect its rights in confidential information (both of DERMAdoctor and that of third Persons that DERMAdoctor has received under an obligation of confidentiality). All employees and third Persons with whom DERMAdoctor has shared confidential proprietary information (i) of DERMAdoctor, or (ii) received from others that DERMAdoctor is obligated to treat as confidential and that requires employees and third parties to keep such information as confidential, have entered into binding written agreements to keep such information confidential.

(g)    Business Software Protections. DERMAdoctor has also taken commercially reasonable steps to protect the confidentiality, integrity and security of its Business Software. DERMAdoctor implements and maintains industry-standard security, disaster recovery and business continuity plans for its Business Software.

(h)    License Options. DERMAdoctor has not granted any options, licenses or Contracts of any kind relating to any Business Intellectual Property Rights outside of nonexclusive end use terms of service and customer Contracts entered in the ordinary course that are listed in Schedule 4.17(h) of the Disclosure Schedules. Copies of such nonexclusive end use service and customer Contracts have been provided to NovaBay.

(i)    Registered IP Compliance. With respect to each issued or registered item of DERMAdoctor’s Business Intellectual Property Rights, to the Knowledge of DERMAdoctor each such Business Intellectual Property Right is: (i) in material compliance with all applicable legal requirements (including payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (ii) valid and enforceable; and (iii) except as set forth on Schedule 4.17(i) of the Disclosure Schedules, not subject to any maintenance fee, Tax or action that is due within 90 days after the Effective Date. DERMAdoctor has provided NovaBay with true and complete copies of all file histories, documents, certificates, office actions, correspondence and other materials related to all Business Intellectual Property Rights that are material and in DERMAdoctor’s possession.

(j)    Trade Secrets. With respect to each trade secret of DERMAdoctor (including each item of Business Intellectual Property Rights that DERMAdoctor regards as a trade secret): (i) DERMAdoctor has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (ii) to the Knowledge of DERMAdoctor, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than DERMAdoctor) or to the detriment of DERMAdoctor.

(k)    Ownership of Improvements. No Person (other than DERMAdoctor) has an interest or right in or to any improvements, modifications, enhancements, customizations or derivatives of any Business Intellectual Property Rights.

(l)    No Open Source Software. Except as set forth in Schedule 4.17(l) of the Disclosure Schedules, to the Knowledge of DERMAdoctor, the Business Software (excluding commercial-off-the-shelf software) does not contain any open source, free, shared or public library software, including any GNU General Public License, GNU Lesser General Public Library, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and/or public domain licenses, or any other “open source” or freeware type licenses.

(m)    No Harmful Software Components. To the Knowledge of DERMAdoctor, the Business Software does not contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that deletes, disables, deactivates, interferes with, or otherwise harms such Business Software, or the hardware, data, or computer programs or codes, or that provides access or produces modifications not authorized by DERMAdoctor.

(n)    Licensees/Contractors. To the Knowledge of DERMAdoctor, Schedule 4.17(n) of the Disclosure Schedules is an accurate list of all licenses, sublicenses, reseller, and distribution Contracts in accordance with which any other Person is authorized by DERMAdoctor to have access to, resell, distribute, or use Business Intellectual Property Rights or to exercise any other right with regard thereto, in each case, other than customer Contracts entered into in the ordinary course of business, including without limitation for the provision of private or white label products by DERMAdoctor.

(o)    Compliance with IP Ownership Provisions of Third Party Vendor Agreements. DERMAdoctor represents and warrants it is in compliance with all of its obligations as set forth in the intellectual property provisions of each Production Agreement or Manufacturing and Supply Agreement between DERMAdoctor and its third party vendors.

(p)    No Government Funding or Grants. None of the Business Intellectual Property Rights were developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party.

(q)    Websites. Schedule 4.17(q) of the Disclosure Schedules contains a correct, current and complete list of all websites and social media accounts that are included in the Business Intellectual Property Rights. DERMAdoctor has provided NovaBay with all login identification, account IDs, user names, handles, passwords and other relational information associated with such websites and social media accounts. DERMAdoctor has complied in all material respects with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to such websites.

(r)    User Content. DERMAdoctor maintains a written notice and take-down policy pursuant to the Digital Millennium Copyright Act of 1998 and has complied in all material respects with such policy in all cases in which DERMAdoctor has received a written allegation of infringement with respect to User Content.

(s)    Brazilian Entities with Similar Names. DERMAdoctor represents and warrants that the following entities, (i) Dermadoctor Ltda Epp., a Brazilian limited liability company, with a principal place of business at Av. Miruna, 75 - Indianópolis, São Paulo - SP, 04084-000 and (ii) Dermadoctor Comércio E Serviços Ltda, a Brazilian limited liability company, with a principal place of business at Avenida Rouxinol, 102, Indianópolis , São Paulo - São Paulo – 4516000, are not current or former Affiliates of DERMAdoctor or its predecessors in interest, and DERMAdoctor has no ownership rights, title and interest in or to any intellectual property registered in the names of either entity.

4.18    Data Privacy and Protection.

(a)    Personal Data. DERMAdoctor has taken reasonable steps to collect, store, maintain, use, share and process Personal Data in accordance with all Privacy Legal Requirements and DERMAdoctor Privacy Policies.

(b)    Privacy Policies and Privacy Legal Requirements. Schedule 4.18(b) of the Disclosure Schedules identifies (by effective date) each DERMAdoctor Privacy Policy in effect at any time during the past three (3) years and identifies the period of time during which such DERMAdoctor Privacy Policy was in effect. DERMAdoctor at all times has posted the applicable DERMAdoctor Privacy Policy(ies) on each of its websites, applications, and other online services (the “DERMAdoctor Sites”), in a manner readily available to visitors and current and potential users and customers and in compliance with all Privacy Legal Requirements. During the past three (3) years, DERMAdoctor has complied in all material respects with all DERMAdoctor Privacy Policies, all Privacy Legal Requirements, all filings, registrations and certifications made with respect to such Privacy Legal Requirements and, to the extent applicable, the Payment Card Industry Data Security Standards with respect to any payment card data that DERMAdoctor has collected, processed or handled. DERMAdoctor has full rights, without necessity of separate consent, to transfer to NovaBay all Personal Data collected or otherwise maintained by or for DERMAdoctor, and DERMAdoctor is not subject to any Privacy Legal Requirements that, following the Closing, would prevent NovaBay or any of its Affiliates from receiving or using Personal Data in the manner in which DERMAdoctor received and used such Personal Data prior to the Closing. During the past three (3) years, DERMAdoctor has complied, in all material respects, with any privacy policies and obligations relating to Personal Data of any third party under the terms of any Contracts to which it is a party. DERMAdoctor has not received any written or electronic communication or correspondence regarding any actual, alleged or suspected violation of any Privacy Legal Requirement or DERMAdoctor Privacy Policy by DERMAdoctor or any DERMAdoctor Site. There is not any unresolved written complaint to, or any audit, Proceeding, investigation (formal or informal) or Proceeding of or against DERMAdoctor by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Authority, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by or for DERMAdoctor. To the Knowledge of DERMAdoctor, there are no facts or circumstances that could constitute a reasonable basis for such a Proceeding. During the past three (3) years, there has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by or for DERMAdoctor.

(c)    Personal Data Processing Contracts. DERMAdoctor has made available a true, correct and complete copy of each standard form of DERMAdoctor Personal Data Processing Contract used by DERMAdoctor during the past three (3) years, including each standard form of each of the following, as applicable: (i) data storage or hosting agreements; (ii) agreements involving the purchase, license, use or transfer (including cross-border transfer) of Personal Data; and (iii) professional services, outsourced services, data processing, or consulting agreements, and no DERMAdoctor Personal Data Processing Contract deviates in any material respect from the corresponding standard form agreement.

(d)    Personal Data Protection Practices. DERMAdoctor has made available: (i) a description of the complaints process, and an accurate and complete list of all written complaints or claims received by DERMAdoctor or any other Person in respect of the Personal Data collected, used or disclosed by DERMAdoctor or such other Person (in each case, to the extent relating to activities by or for DERMAdoctor); (ii) a description of the access and security safeguards in place in respect of the Personal Data maintained by or for DERMAdoctor, including computer security, password protection and physical security and employee training programs with respect to compliance with Privacy Legal Requirements and Personal Data retention and disposal programs; (iii) a description of the process, protocols and/or technologies used to comply with Do Not Track signals, with consumer opt-outs related to self-regulatory programs, and with other consumer preferences; (iv) a description of the process used to ensure the anonymization, privacy and deletion of Personal Data; (v) a description of the identifiers and other information stored in HTTP cookies and HTML5 local storage; and (vi) an accurate and complete list of the individuals currently designated as responsible for overseeing DERMAdoctor Privacy Policies and ensuring compliance with Privacy Legal Requirements. During the past three (3) years, DERMAdoctor has at all times made all disclosures to, and obtained any necessary consents from users, consumers, customers, employees, contractors, and other applicable Persons required by Privacy Legal Requirements and has filed required registrations with the applicable data protection authority. To the Knowledge of DERMAdoctor, neither DERMAdoctor nor any Person performing services for DERMAdoctor, has attempted to reverse engineer Personal Data in a manner intended to reidentify anonymized data.

(e)    Security Measures. DERMAdoctor uses commercially reasonable measures to (i) identify internal and external risks to the security of DERMAdoctor’s confidential information and any Personal Data held or used by DERMAdoctor and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. To the Knowledge of DREMAdoctor, there have been no unauthorized intrusions or breaches of the security of, or access to, Personal Data or DERMAdoctor confidential information. DERMAdoctor is currently taking reasonable measures to detect breaches of Personal Data and maintain and train applicable personnel on policies and procedures to escalate any such detected breaches to the attention of DERMAdoctor’s applicable executives.

(f)    Marketing Communications. DERMAdoctor and, to the Knowledge of DERMAdoctor, all Persons performing services for DERMAdoctor, have during the past three (3) years, complied, in all material respects, with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam Laws, and all other Privacy Legal Requirements relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(g)    Social Media Accounts. Schedule 4.18(g) of the Disclosure Schedules contains a true and correct list of all Social Media Accounts that DERMAdoctor uses, operates or maintains, including in connection with marketing or promoting any of DERMAdoctor’s products, together with all Social Media Account Names for each such Social Media Account. DERMAdoctor, and not any of its employees, independent contractors or other third party Affiliates, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content, all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers). DERMAdoctor requires all employees and independent contractors to relinquish to DERMAdoctor all Social Media Account Names, passwords, and other log in information for the Social Media Accounts, as applicable, upon termination of employment or engagement or at any other time upon DERMAdoctor’s request. DERMAdoctor complies with all Privacy Legal Requirements except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.19    Customers and Suppliers.

(a)    Customers. Schedule 4.19(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) for each of the three (3) most recent fiscal years and this current fiscal year through September 1, 2021, wholesale resellers, distributors, retailers and any other retail customers (excluding only those end customers of wholesale resellers, distributors and retailers) of the Business who has paid or has an account receivable to DERMAdoctor for goods or services rendered and (ii) the amount of consideration earned from each such customer during such periods and through the Effective Date and the amount of consideration outstanding as of the Effective Date.

(b)    Suppliers. Schedule 4.19(b) of the Disclosure Schedules sets forth a complete and accurate list of (i) for each of the three (3) most recent fiscal years and this current fiscal year through September 1, 2021, each supplier, service providers or group of suppliers and service providers to whom either DERMAdoctor has paid consideration for goods or services rendered by fiscal year or applicable period and (ii) the amount of purchases from each such supplier or service provider during such periods and through the Effective Date and the amount of any outstanding payable as of the Effective Date.

(c)    Continuing Business. Since December 31, 2020, DERMAdoctor has not received any written notice, or, to the Knowledge of DERMAdoctor, any non-written communication that would reasonably lead a Person to believe that any material manufacturer, supplier, service provider, producer, customer, reseller, distributor, wholesaler or lender to any Contract will cease doing business with DERMAdoctor on substantially the same terms and conditions subsequent to the Closing Date as before such date or otherwise materially alter (to the detriment of DERMAdoctor) the terms of, or materially reduce its business with, DERMAdoctor.

4.20   Environmental Matters. DERMAdoctor is, and for the past three (3) years has been, in compliance in all material respects with applicable Environmental Laws, has obtained, and is, and during the past three (3) years has been, in material compliance with, all approvals required under applicable Environmental Laws in connection with the operation of the Business or any other operations or business of DERMAdoctor and ownership or leasehold interest in its properties and assets. There are no Proceedings by any Governmental Authority or other Person pending or, to the Knowledge of DERMAdoctor, threatened in writing, and no written notices or Orders have been received, in connection with the operation of the Business and ownership or leasehold interest in the properties and assets of DERMAdoctor under any Environmental Law, and DERMAdoctor has not manufactured, distributed, released, disposed of, exposed any Person to, or assumed the Liability of any other Person relating to, any Hazardous Substance, or owned or leased any facility which is or has been contaminated by any Hazardous Substance, in each case for which DERMAdoctor has any Liabilities pursuant to any Environmental Laws. DERMAdoctor does not have any Environmental Liabilities. DERMAdoctor has made available to NovaBay true and complete copies of all such environmental audits, records, reports, notifications, certificates of need, permits, pending permit applications, health or safety documents in its possession or reasonable control, correspondence, engineering studies and environmental studies or assessments that relate to DERMAdoctor and the Business, including past or current operations, properties or facilities.

4.21    Approvals and Registrations.

(a)    Approvals and Registrations. DERMAdoctor holds, or as set forth on Schedule 4.21(a) of the Disclosure Schedules, has applied or registered for, all supranational, international, national, federal, state, local or foreign licenses, permits, registrations, certificates, Orders, approvals and other authorizations from Governmental Authorities, and has timely made all notifications to any applicable supranational, international, national, federal, state, local or foreign registers, Governmental Authorities or other competent bodies required by applicable Laws or Governmental Authorities, necessary for the conduct of its Business, including to manufacture, sell and distribute its products into the current markets, as conducted in the normal course of business as of the Effective Date, including all such permits, licenses, registrations, certificates, authorizations, Orders, notifications and approvals required by applicable Laws or the FDA, the European Medicines Agency or any other supranational, international, national, federal, state, local, or foreign agencies or bodies engaged in the regulation of cosmetics, drugs, biologics, medical devices or other products (collectively, “Approvals or Registrations”). Schedule 4.21(a) of the Disclosure Schedules sets forth a list of all Approvals or Registrations held, applied or registered for, or made by or on behalf of, DERMAdoctor.

(b)    Proceedings. DERMAdoctor has not initiated, and has not received any written notice of Proceedings relating to the suspension, modification, revocation, or cancellation of any such Approvals or Registrations.

(c)    Disqualification. Neither DERMAdoctor nor, to DERMAdoctor’s Knowledge, any member, manager, officer, employee or independent contractor of DERMAdoctor or any agent having the authority to bind DERMAdoctor (including any of its manufacturing or clinical service providers) has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by the FDA, European Medicines Agency, or any similar Law of any other Governmental Authorities.

(d)    FDA Application Integrity Policy. None of DERMAdoctor nor any of its members, managers, officers or employees, or, to the Knowledge of DERMAdoctor, any of DERMAdoctor’s independent contractors or agents (including any of its manufacturing or clinical service providers), is the subject of any pending, or to the Knowledge of DERMAdoctor threatened, investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Application Integrity Policy”), or by any other similar Governmental Authorities or other competent body pursuant to any similar policy or applicable Laws. Neither DERMAdoctor nor any of its members, managers, officers or employees, or, to DERMAdoctor’s Knowledge, any of DERMAdoctor’s independent contractors or agents (including any its manufacturing or clinical service providers), has committed any act, made any statement, or failed to make any statement, in each case with respect to DERMAdoctor, that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority or other competent body to invoke a similar policy or applicable Laws. Neither DERMAdoctor nor any of its members, managers, officers or employees, or, to DERMAdoctor’s Knowledge, any of DERMAdoctor’s independent contractors or agents (including any of its manufacturing or clinical service providers), has made on behalf of DERMAdoctor any materially false statements on, or material omissions from, any notifications, applications, approvals, reports, and other submissions to the FDA or any similar Governmental Authority.

4.22    FDA and Other Regulations. DERMAdoctor, and its products, including each of the products in each of the jurisdictions listed in Schedule 4.22 of the Disclosure Schedules, are and have been in compliance with all applicable Laws administered or issued by the FDA, European Medicines Agency or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act Regulation (EC) No 1223/2009 of the European Parliament and of the Council of 30 November 2009 on cosmetic products, Commission Regulation (EU) No 655/2013 of 10 July 2013 laying down common criteria for the justification of claims used in relation to cosmetic products, Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use (as implemented into the national Laws of EU Member States), and all other applicable Laws regarding developing, testing, manufacturing, marketing, distributing or promoting, labeling, or complaint handling or adverse event reporting in connection with the Business Products.

4.23    Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of DERMAdoctor are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates and all applicable Laws, including the Federal Food, Drug, and Cosmetic Act, Regulation (EC) No 1223/2009 of the European Parliament and of the Council of 30 November 2009 on cosmetic products, and Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001 on the approximation of the Laws of the European Union Member States relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use (as implemented into the national Laws of EU Member States). DERMAdoctor has not received any written notices or correspondence from the FDA or any other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical developments or clinical trials conducted by or on behalf of DERMAdoctor.

4.24    Litigation and Indemnification Claims.

(a)    Litigation. Except as set forth on Schedule 4.24(a) of the Disclosure Schedules, there are no:

(i)    Proceedings pending or, to the Knowledge of DERMAdoctor, threatened against DERMAdoctor or its assets, properties, Business or rights and in the past three (3) years no such Proceeding has been filed or issued against DERMAdoctor or, to the Knowledge of DERMAdoctor, any of the Sellers or the Founders;

(ii)    outstanding Orders against or with respect to DERMAdoctor or its properties or rights or the Business; or

(iii)    no such material Proceeding or Order has been filed or issued against DERMAdoctor in the past three (3) years.

(b)    Orders and Settlements. DERMAdoctor is not in default with respect to (i) any Order to which it is a party or (ii) any settlement agreement relating to any Proceeding to which it is a party.

(c)    Claims. To the Knowledge of DERMAdoctor, there is no reasonable basis for a claim against DERMAdoctor relating to defective design, material, or performance of its products or services and there has not been any such claim that has existed or otherwise been made against DERMAdoctor. At all times prior to the Closing, the products made or sold by DERMAdoctor (i) have conformed in all material respects with all applicable contractual commitments with respect to the specifications or warranty of the products made or sold by DERMAdoctor, and express and implied warranties and Laws, (ii) have been free from manufacturing or design defects in all material respects, and (iii) have contained adequate warnings required under applicable Law. DERMAdoctor has not received written notice of any claims for any, and to the Knowledge of DERMAdoctor there are no threatened, material (i)(A) Proceedings by customers, manufacturers, distributors or resellers of DERMAdoctor or (B) other claims by customers, manufacturers, distributors or resellers of DERMAdoctor for product return, replacement, rebate, credit, or similar warranty obligations, other than in the ordinary course of business and consistent with past practices, or (ii)(A) Proceedings or other lawsuits, class actions or other claims by a third party or third parties (other than a Governmental Authority) (whether based on negligence, fraud, failure to warn, strict products Liability, violation of applicable Law, or other similar legal theory, and whether seeking injunctive relief, money damages, or other remedy), related to or arising out of personal injury or death, or damage, destruction or diminished value of property related to the Business Products, or investigation, action or other claim by any Governmental Authority concerning compliance or non-compliance of the Business Products with applicable Laws intended to address the foregoing risks from product defects (whether seeking fines, injunctive relief, Product Recall, field action, or other penalties) or (B) Proceedings by a customer, manufacturer, distributor or reseller of DERMAdoctor seeking damages, costs, reimbursement, contribution, indemnification, injunctive relief, repair, replacement, or other responsibility for Liabilities related to or arising out of the matters described in clause (A), or any systemic design defect or systemic manufacturing defect, any voluntary or involuntary Product Recall, field action or violation of applicable Laws, in each case of this clause (ii) related to or arising out of a product or products sold by DERMAdoctor.

(d)    Indemnification Obligations. Schedule 4.24(d) of the Disclosure Schedules contains a true and complete list of all material indemnification obligations of DERMAdoctor other than those entered into by it in the ordinary course of business, including a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which, to the Knowledge of DERMAdoctor, there exist any facts that would reasonably cause it to believe an indemnification claim will be made.

4.25    Employee & Labor Matters.

(a)    Employment Laws. DERMAdoctor has complied, and is in compliance, with all applicable Laws relating to employment, immigration and labor matters, including any provision thereof relating to wages, hours of work, vacation pay, pay equity, employment equity, workers’ compensation, human rights and freedoms, overtime pay, occupational health and safety and conditions of employment.

(b)    Labor Matters. Except as set forth on Schedule 4.25(b) of the Disclosure Schedules:

(i)    There are no collective agreements in force with respect to employees of DERMAdoctor, and no collective agreement is currently being negotiated by DERMAdoctor.

(ii)    No union or employee bargaining agent holds bargaining or certification rights with respect to any employees of DERMAdoctor, and there are no current or, to the Knowledge of DERMAdoctor, threatened attempts to organize or establish any trade union or employee association with respect to DERMAdoctor nor has there been any such attempt.

(iii)    DERMAdoctor has not engaged in any unfair labor practice, and there is no unfair labor practice complaint pending or, to the Knowledge of DERMAdoctor, threatened against DERMAdoctor and there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Knowledge of DERMAdoctor, threatened against DERMAdoctor, nor has there been any such event.

(iv)    All amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation pay, pension benefits or other employee benefits and benefits under any Employee Plan have been paid or, if accrued, are reflected in DERMAdoctor books and records and the Financial Statements.

(v)    DERMAdoctor is not subject to any claim for wrongful dismissal, constructive dismissal, prohibited practice or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any of its employees or former employees or relating to any failure to hire a candidate for employment.

(vi)    There are no outstanding loans made by DERMAdoctor to any employee or former employee or independent contractor or former independent contractor of DERMAdoctor.

(vii)    To the Knowledge of DERMAdoctor, no employee, consultant or independent contractor of DERMAdoctor has any plans to terminate his or her employment, consultancy or independent contractor arrangement, as applicable, with DERMAdoctor.

(viii)    (A) To the Knowledge of DERMAdoctor, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made against any member, manager, employee or independent contractor of DERMAdoctor, (B) DERMAdoctor has not entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any member, manager, employee or independent contractor of DERMAdoctor, and (C) there are no Proceedings currently pending or, to the Knowledge of DERMAdoctor, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any member, manager, employee or independent contractor of DERMAdoctor.

(c)    Employee List. A correct and complete list of each current member, manager, officer, employee (and in the case of employees, may contain numbers only without listing their names), and independent contractor of DERMAdoctor, whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions and titles, status as full-time or part-time employees, location, length of service and information as to whether any such employee is laid off or on a leave of absence with the reasons for any leave of absence, has been prepared and delivered to NovaBay. Schedule 4.25(c) of the Disclosure Schedules also contains a list of all employment agreements and all service agreements of DERMAdoctor with its employees, independent contractors and consultants, as the case may be. DERMAdoctor has furnished NovaBay with true and complete copies of all such written agreements. Except as set forth in such written agreement or Schedule 4.25(c) of the Disclosure Schedules, no employee of DERMAdoctor has any agreement as to length of notice, severance or termination payment required to terminate his or her employment.

4.26    Employee Plans.

(a)    Employee Plans. Schedule 4.26(a) of the Disclosure Schedules lists all Employee Plans. DERMAdoctor has furnished to NovaBay true, correct and complete copies of all the written Employee Plans as of the date hereof (and to the extent unwritten, true and correct written summaries thereof) together with all related material documentation, including funding agreements, summary plan descriptions and the most recent disbursement and asset statements. No changes have occurred or, to the Knowledge of DERMAdoctor, are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to NovaBay pursuant to this Section 4.26(a).

(b)    Compliance with Laws. All of the Employee Plans are and have been established and administered, in all material respects, in accordance with their terms and all applicable Laws. To the Knowledge of DERMAdoctor, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Plan. DERMAdoctor and each of its Affiliates is and, at all relevant times, has been in compliance with (i) COBRA without any discounts in COBRA premiums and without employer-paid COBRA premiums, and (ii) to the extent applicable, the Health Care Reform Laws. To the extent the Health Care Reform Laws are applicable, DERMAdoctor and each of its Affiliates has made an offer of minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code (including the affordability and minimum value requirements thereof) to the extent required to avoid the adverse Tax consequences thereunder, and neither DERMAdoctor nor any of its Affiliates has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject NovaBay or any of its Affiliates to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Health Care Reform Laws or result in any Liability of, or Tax on, DERMAdoctor, NovaBay or its Affiliates.

(c)    Tax Treatment. To the Knowledge of DERMAdoctor, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Plan.

(d)    Employee Plan Obligations. DERMAdoctor has satisfied all of its obligations regarding the Employee Plans and there are no outstanding defaults or violations by DERMAdoctor, or to the Knowledge of DERMAdoctor, by any party, to any Employee Plan.

(e)    No Proceedings. No Employee Plan is subject to any pending investigation, examination or other Proceeding initiated by any Governmental Authority or by any other Person (other than routine claims for benefits) to which DERMAdoctor has been notified of in writing.

(f)    Premiums and Liabilities. All contributions or premiums required to be paid by DERMAdoctor under the terms of each Employee Plan or by Law have been made in a timely fashion in accordance with Law and the terms of the Employee Plans and are properly recorded in the Financial Statements. DERMAdoctor does not have any Liability (other than Liabilities accruing after the date hereof or incurred in the ordinary course of business) with respect to any of the Employee Plans. Contributions or premiums for the period up to the date hereof have been paid or accrued by DERMAdoctor.

(g)    Insurance Policy. No insurance policy affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(h)    Retired Employees. None of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees, except to the extent COBRA applies.

(i)    Impact of the Contemplated Transactions. No Employee Plan exists that would require as a result of the Contemplated Transactions (i) the payment to any Person of any money, benefits or other property; (ii) accelerated or increased funding requirements for any Employee Plan; or (iii) the acceleration or provision of any other increased rights or benefits to any Person.

(j)    ERISA. Neither DERMAdoctor nor any ERISA Affiliate has ever sponsored, maintained, participated in, had an obligation to contribute or contributed to, or had or could have any Liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer plan” subject to Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA; (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) subject to Section 302 or Title IV of ERISA or Code Section 412; or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

4.27    Tax Matters. Except as set forth on Schedule 4.27 of the Disclosure Schedules:

(a)    Tax Status. DERMAdoctor has been treated as a partnership for federal, state and local income purposes since its formation. It has not made an election to be treated as an association taxable as a corporation for purposes of federal, state or local income Tax.

(b)    Tax and Tax Returns. All income, franchise and similar Tax Returns and all other material Tax Returns required to be filed under Law by or with respect to DERMAdoctor have been timely filed (after giving effect to applicable extensions). All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by DERMAdoctor (whether or not shown on any Tax Return) have been timely paid in full. No claim in writing has ever been made by an authority in a jurisdiction where DERMAdoctor does not file Tax Returns that DERMAdoctor is or may be subject to taxation by that jurisdiction. There are no encumbrances with respect to Taxes upon any of the issued and outstanding equity interests of DERMAdoctor or any asset of DERMAdoctor other than Permitted Encumbrances for current Taxes not yet due and payable.

(c)    Withholding. DERMAdoctor has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and DERMAdoctor has complied in all material respects with all associated reporting and recordkeeping requirements.

(d)    Disputes. To the Knowledge of DERMAdoctor, there is no dispute, audit, investigation, Proceeding or claim concerning any Tax Liability of DERMAdoctor pending, being conducted, claimed, or raised by a Governmental Authority in writing, which copies of such disputes, investigations, Proceedings or claims have been made available to NovaBay.

(e)    Statute of Limitations. DERMAdoctor has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than extensions that have expired. DERMAdoctor has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of DERMAdoctor.

(f)    Unpaid Taxes. The unpaid Taxes of DERMAdoctor (i) did not as of December 31, 2020 exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto); and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DERMAdoctor in filing its Tax Returns.

(g)    Excess Parachute Payments. DERMAdoctor has not made any payments, or been or is a party to any Contract or plan that would result in it making payments that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state or local Tax Law).

(h)    Tax Sharing. DERMAdoctor is not a party to any contractual obligation relating to Tax sharing or Tax allocation (other than lease agreements, credit agreements and other commercial agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes). DERMAdoctor has no material Liability for the Taxes of any other Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(i)    Transfer Taxes. DERMAdoctor does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

(j)    Members. Each member of DERMAdoctor is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or is, for U.S. federal income Tax purposes, disregarded as an entity separate from a Person who is a “United States person” within the meaning of Section 7701(a)(30) of the Code).

(k)   Reportable Transactions. DERMAdoctor has not participated in any transaction, scheme, or arrangement which constitutes a “reportable transaction” within the meaning of Section 6011 of the Code.

(l)    Tax Deferral. DERMAdoctor has not deferred the employer portion of any payroll Taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act for which the original due date was on or before the Closing Date.

(m)    Permanent Establishment. DERMAdoctor does not have a permanent establishment or other taxable presence in any jurisdiction where it is not currently filing Tax Returns.

(n)    Sales and Use Tax. DERMAdoctor has charged, collected and remitted any sales or similar Taxes as required under applicable Laws (including applicable time periods pursuant to applicable Laws) on any sale, supply, provision of services or delivery whatsoever, made by DERMAdoctor.

(o)    Partnership Audit Rules. DERMAdoctor has not elected to apply the partnership audit rules under Section 1101 of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 to any Tax year prior to 2018.

(p)    SR&ED Tax Credits. DERMAdoctor is not in the process of claiming, nor has ever claimed, any research and development investment Tax credits.

(q)    Tax Returns Provided. The Sellers have made available to NovaBay copies of all income and franchise Tax Returns for DERMAdoctor for the previous three (3) years and have made available to NovaBay all other Tax Returns filed since January 1, 2020.

4.28    Unclaimed Property. DERMAdoctor has timely filed all reports relating to “unclaimed property” required by Law to be filed with a Governmental Authority, all such reports (if any) were complete and accurate in all material respects, and DERMAdoctor has timely deposited with the appropriate Governmental Authorities all “unclaimed property” that it is required to deposit as of the Effective Date to the extent that DERMAdoctor was required to deposit any unclaimed property pursuant to Law.

4.29   No Undisclosed Liabilities. Except as set forth on Schedule 4.29 of the Disclosure Schedules, DERMAdoctor and the Business do not have any Liabilities required by GAAP to be disclosed on the Financial Statements, except for: (a) Liabilities adequately reflected or reserved against in the Financial Statements; (b) Liabilities incurred in the ordinary course of business since December 31, 2021 (none of which is a Liability for tort, material breach of Contract, or infringement or a claim or lawsuit or an Environmental Liability); or (c) arising from or related to DERMAdoctor’s performance under this Agreement and the Transaction Documents to which DERMAdoctor is a party or for legal, accounting and other professional expenses incurred in connection with the Contemplated Transaction. DERMAdoctor is not a party to any material off-balance sheet arrangements.

4.30    Accounts Receivable. All accounts receivable are valid receivables arising in the ordinary course of business and are current and collectible. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivables in excess of the reserve allowances. Such accounts receivable are not subject to any valid defense, offset or counterclaim.

4.31    Inventory. Schedule 4.31 of the Disclosure Schedules sets forth a complete and accurate list of DERMAdoctor’s inventory. All inventory consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value in the Financial Statements, in an amount reasonably sufficient for NovaBay to maintain the operation of the Business as conducted immediately prior to Closing for the time frame immediately following the Closing. All such inventory is owned by DERMAdoctor free and clear of all Liens (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the circumstances of DERMAdoctor as of the Effective Date.

4.32   Products. Schedule 4.32 of the Disclosure Schedules sets forth a complete and accurate list of all internally and externally developed Business Products or that are developed for third parties and future products and services offerings that are in research and development that DERMAdoctor has committed a material amount of assets and resources to developing as of the Effective Date, for each of these products, the jurisdictions where such product is manufactured, marketed and distributed and the regulatory status (cosmetics, drugs, biologics, medical devices, or otherwise) as of the Effective Date.

4.33    Insurance. Schedule 4.33 of the Disclosure Schedules lists, as of the date of this Agreement, each material insurance policy maintained by DERMAdoctor or with respect to which DERMAdoctor is a named insured. Such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by DERMAdoctor with respect to any such insurance policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums on such insurance policies due and payable as of the date of this Agreement have been paid. DERMAdoctor is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, nor is reasonably expected to have, a Material Adverse Effect. A list of all claims against such insurance and against DERMAdoctor’s self-insured plans since January 1, 2019 (or otherwise outstanding) and the outcomes or status of such claims is set forth on Schedule 4.33 of the Disclosure Schedules.

4.34    Bank Accounts. Schedule 4.34 of the Disclosure Schedules sets forth (i) the name of each Person with whom DERMAdoctor maintains a deposit account or safety deposit box, (ii) the address where each such deposit account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or that have access thereto.

4.35    Powers of Attorney. DERMAdoctor has not given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to DERMAdoctor.

4.36    Information To Be Supplied. The information supplied or to be supplied by DERMAdoctor for inclusion in any filings with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Financing as contemplated in this Agreement will not, on the date of its filing or at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.37    No Broker. Except as set forth on Schedule 4.37 of the Disclosure Schedules, DERMAdoctor has not nor has any of its respective members, managers, officers, employees or agents employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.38    Disclaimer. DERMADOCTOR (AND NO PERSON ON BEHALF OF DERMADOCTOR) MAKES NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING DERMADOCTOR FURNISHED OR MADE AVAILABLE TO NOVABAY AND ITS REPRESENTATIVES AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF DERMADOCTOR. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 5

Representations and Warranties of the Sellers and the Founders

As a material inducement to NovaBay to enter into this Agreement and except as set forth in the Disclosure Schedules, each Seller and each Founder represent and warrant to NovaBay that the following statements in this Article 5 as they relate to such Seller or Founder:

5.1     Organization and Power—Papillon. Papillon (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. Papillon is not in violation of any provision of its organizational or governing documents.

5.2      Organization and Power—MGP. MGP (a) is a limited liability limited partnership duly organized, validly existing and in good standing under the Laws of the State of Iowa and (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. MGP is not in violation of any provision of its organizational or governing documents.

5.3     Authorization and Enforceability. The Sellers have the requisite company power and authority and have taken all actions necessary to execute and deliver this Agreement and the other Transaction Documents to be delivered by the Sellers as contemplated hereby, to perform its obligations hereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents will be, duly authorized, executed and delivered by the Sellers and the Founders, as the case may be, and constitute a valid and legally binding agreement of the Sellers and the Founders, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.4      No Violation. None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Sellers or the Founders and the consummation of the Contemplated Transactions by them will:

(a)    conflict with or violate any provision of the organizational or governing documents of the Sellers;

(b)    result in the creation of, or require the creation of, any Lien upon any Membership Units; or

(c)    violate any Law or Order applicable to the Sellers or the Founders by which any of their properties or assets are bound or affected.

5.5    Consents. Except as set forth on Schedule 5.5 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Sellers or the Founders, nor the consummation of the Contemplated Transactions or compliance with the terms of the other Transaction Documents, will require (a) the notice, consent or approval under any Contract of the Sellers or the Founders or (b) the Sellers or the Founders to provide notice or obtain the authorization, approval, registration or consent of, or make any declaration, filing or registration with, any Governmental Authority.

5.6     Proceedings and Orders. There are no Proceedings pending or threatened in writing or, to the Knowledge of the Sellers or the Founders, orally against the Sellers or the Founders, and the Sellers and the Founders are not subject to any outstanding, pending or, to the Knowledge of the Sellers or the Founders threatened Orders in writing or, to the Sellers’ or the Founders’ Knowledge, any oral Orders, in each case, that (a) challenge or seek to enjoin, alter or materially delay the Contemplated Transactions or (b) would affect the ability of the Sellers or the Founders to consummate the sale of the Membership Units or the other Contemplated Transactions or any of the Sellers’ or the Founders’ obligations under this Agreement and the other Transaction Documents.

5.7     Relationships with Affiliates. Except as set forth on Schedule 5.7 of the Disclosure Schedules, none of the Sellers, the Founders or any Affiliate of the Sellers or the Founders or any of their respective officers, managers, members or employees (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible) used in the operation of the Business; or (b) owns (of record or as a beneficial owner) an equity interest or any other material financial or a profit interest in, a Person that at the same time (i) is a party to any transaction or Contract (other than in such Person’s capacity as an officer, director or employee) or has a material financial interest in any transaction with DERMAdoctor or (ii) engages in competition with DERMAdoctor with respect to any line of the prior or current products or services (including those in development) of DERMAdoctor or the Business.

5.8      Title to Membership Units. Each Seller has sole ownership and good and valid title to all of their respective Membership Units free and clear of all Liens.

5.9     Structure. Papillon and MGP are the sole owners of all issued and outstanding Membership Units of DERMAdoctor, holding 822,383.88 Membership Units and 177,616.12 Membership Units, respectively. To the Knowledge of the Sellers and the Founders, there are no Membership Units or other membership interests or equity or equity equivalents of DERMAdoctor authorized, issued and outstanding or otherwise obligated by Contract or otherwise to be issued and there are no preemptive or similar rights of DERMAdoctor. To the Knowledge of the Sellers and the Founders, DERMAdoctor has not issued any profit interests or options to acquire interests in it.

5.10    Powers of Attorney. The Sellers and the Founders have not given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to the Membership Units or any of the Contemplated Transactions.

5.11    No Broker. Except as set forth on Schedule 5.11 of the Disclosure Schedules, neither the Sellers nor the Founders (nor any of their respective members, managers, officers, employees or agents acting on their behalf) have employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.12    Information To Be Supplied. The information supplied or to be supplied by the Founders or the Sellers for inclusion in any filings with the Commission in connection with the Financing as contemplated in this Agreement will not, on the date of its filing or at the time it becomes effective under the Securities Act or the Exchange Act, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.13    No Insolvency. No Seller nor Founder (a) is the subject of any Proceeding commenced by or against such Seller or Founder under any bankruptcy, arrangement, reorganization, insolvency or similar Laws for the relief of debtors; (b) has an application pending for appointment, for the benefit of creditors, of a receiver or any other legal custodian with respect to its assets or property; (c) has made any general assignment for the benefit of creditors; (d) has admitted in writing its inability to pay its debts as they mature; or (e) is otherwise unable to pay their debts when and as they become due.

5.14    Disclaimer. THE SELLERS AND THE FOUNDERS (AND NO PERSON ON BEHALF OF ANY SELLER OR FOUNDER) MAKE NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING DERMADOCTOR, THE SELLERS OR THE FOUNDERS FURNISHED OR MADE AVAILABLE TO NOVABAY AND ITS REPRESENTATIVES AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF DERMADOCTOR. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 6
Representations and Warranties of NovaBay

NovaBay represents and warrants to the Sellers, the Founders and DERMAdoctor the following statements in this Article 6:

6.1      Organization and Power. NovaBay (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; (b) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and (c) has all requisite corporate power and authority to own or lease and to operate its properties and carry out its business. NovaBay is duly qualified or licensed to do business as a foreign business entity in good standing in every jurisdiction where its ownership or lease of property, or the conduct of its business, requires such qualification and is in good standing in each jurisdiction.

6.2     Corporate Authorization. NovaBay has duly authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which NovaBay is or will be a party and the performance of its obligations hereunder and thereunder. This Agreement constitutes, and each of the other Transaction Documents to which NovaBay is or will be a party will constitute, as of the Closing Date, the legal, valid and binding obligation of NovaBay and are enforceable against NovaBay in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.3      No Violation. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents by NovaBay and the consummation of the Contemplated Transactions by NovaBay will:

(a)    conflict with or violate any provision of the organizational or governing documents of NovaBay;

(b)    result in the creation of, or require the creation of, any Lien upon any property or assets of NovaBay; or

(c)    violate any Law or Order applicable to NovaBay or by which any of its properties or assets are bound or affected.

6.4      Litigation. There are no (a) Proceedings or, to the Knowledge of NovaBay, investigations by a Governmental Authority pending or, to the Knowledge of NovaBay, threatened against NovaBay or its properties, business or rights and in the past three (3) years no such Proceeding has been filed or issued against NovaBay; or (b) outstanding Orders against or with respect to NovaBay or its properties, business or rights.

6.5     No Broker. Except as set forth on Schedule 6.5 of the Disclosure Schedules, NovaBay has not (nor any of its directors, officers, employees and agents acting on its behalf) employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

6.6      Financing. Subject to Sections 7.1(d) and 7.11, NovaBay has a reasonable basis to believe that it will obtain Financing sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

6.7     Disclaimer. NOVABAY (AND NO PERSON ON BEHALF OF NOVABAY) MAKES NO, AND NO PERSON SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO ANY FACT OR MATTER OTHER THAN AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING NOVABAY FURNISHED OR MADE AVAILABLE TO DERMADOCTOR, THE SELLERS OR THE FOUNDERS AND ITS REPRESENTATIVES AS TO FUTURE REVENUE, PROFITABILITY OR SUCCESS OF NOVABAY. ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

Article 7
Covenants

7.1      Access to Information; Transition; Cooperation with Financing.

(a)    Access to Information. During the Interim Period, the Sellers and the Founders shall, and shall cause DERMAdoctor to, provide NovaBay with reasonable access to books, records, properties (including supply storage facilities), inventory and other information regarding DERMAdoctor, the Business and its operations, as well as the managers, officers, suppliers, manufacturers and distributors of DERMAdoctor, in each case, as reasonably requested by NovaBay, except for information (i) that the Sellers or the Founders reasonably believe DERMAdoctor, the Sellers or the Founders are prohibited from providing to NovaBay by reason of applicable Law or Order; (ii) that constitutes, or allows access to, information protected by attorney-client privilege; or (iii) that DERMAdoctor, the Sellers and the Founders are required to keep confidential or prevent access to by reason of any Contract with a third party (provided, however, that in the case of customer Contracts, each such Contract that cannot be reviewed is specifically identified as confidential in the Disclosure Schedules; provided, further that DERMAdoctor will provide appropriate alternative disclosure arrangements to provide to NovaBay the applicable information in a manner that would not reasonably be expected to violate applicable Law, waive privilege (e.g., common interest agreement) or breach confidentiality). Such access shall (w) with respect to any real property, be conducted during normal business hours and under the supervision of personnel of DERMAdoctor, the Sellers or the Founders, as applicable; (x) not unreasonably disrupt the normal operations of DERMAdoctor; and (z) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. All of such information shall be treated as confidential subject to the terms of the Confidentiality Agreement, the provisions of which are hereby incorporated into this Agreement and acknowledged by the parties as a continuing obligation in accordance with its terms.

(b)    Data Room Access. During the Interim Period, the Sellers and the Founders shall maintain access to the online data site established by Intralinks for Project Daphne for NovaBay, its Affiliates and their representatives and all documents, files or folders included in such online data site as of the date hereof. As promptly as practicable after the Closing Date, the Sellers and the Founders shall deliver to NovaBay a copy of a CD or DVD-ROM or other physical electronic storage device containing a true, correct and complete copy of such data site as of 5:00 pm, Central Time, on the third Business Day prior to the Effective Date.

(c)    Transition Communications.

(i)    During the Interim Period, DERMAdoctor and NovaBay shall collaboratively establish a plan to roll-out communications regarding the Contemplated Transactions to DERMAdoctor’s manufacturers, customers, suppliers, service providers, distributors, resellers, licensors, licensees and others having a business relationship with DERMAdoctor. From and after the date hereof, the Sellers and the Founders shall, and shall cause DERMAdoctor to, without further consideration, provide written notice(s) and have other written and oral communication with manufacturers, customers, suppliers, service providers, distributors, resellers, licensees and others having a business relationship with DERMAdoctor, which notice(s) and other communication(s) shall be prepared and coordinated mutually by NovaBay and DERMAdoctor to advise on such matters as DERMAdoctor is or has been sold and that NovaBay is the owner and operator of DERMAdoctor from and after the Closing Date. The final version and timing of any such notice(s) or communication(s) shall be subject to the mutual satisfaction of the parties not to be unreasonably withheld, conditioned or delayed.

(ii)    Notwithstanding anything else in this Agreement to the contrary, during the Interim Period, NovaBay shall have the right to contact and communicate with manufacturers, suppliers, service providers, distributors, resellers, customers, licensors, licensees, and others having a business relationship with DERMAdoctor without the Sellers’, the Founders’ or DERMAdoctor’s consent if: (A) NovaBay has a preexisting relationship with such Person and so long as NovaBay does not discuss this Agreement or the Contemplated Transactions, or (B) subject to Section 7.1(c)(i), NovaBay plans to discuss the Contemplated Transactions and has provided DERMAdoctor with at least twenty-four (24) hours prior written notice and a reasonable opportunity to join or participate in such contact or communication.

(d)    Financing; Cooperation with Financing.

(i)    NovaBay agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and on or prior to the Closing Date obtain the Financing sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement. In connection with the Financing, NovaBay may conduct an offering of its securities that could require approval of its stockholders under the continued listing rules of the NYSE American or other applicable Laws (“Stockholder Approval”). Accordingly, in the event Stockholder Approval is so required, NovaBay will use commercially reasonable efforts to prepare and file a proxy statement with the Commission in order to solicit its stockholders to obtain such approval. Such proxy statement shall comply as to form in all material respects with the requirements of the Exchange Act.

(ii)    Prior to the Closing Date, DERMAdoctor, the Founders and the Sellers shall reasonably cooperate with and reasonably assist NovaBay, at NovaBay’s sole cost and expense, in connection with the Financing; provided, that such cooperation and assistance shall be provided upon reasonable advance notice from NovaBay and shall be in a manner as would not be unreasonably disruptive to the Business or operations of DERMAdoctor or the Sellers. Such cooperation shall include DERMAdoctor, the Sellers and the Founders cooperating with NovaBay in connection with the preparation and filing of the proxy statement (whether a preliminary or definitive proxy statement or any amendment or supplement thereto) to obtain Stockholder Approval, including providing such information about DERMAdoctor, the Business and financial information as is necessary to be included therein.

7.2      Conduct of Business Pending the Closing.

(a)    Interim Period Conduct of Business. During the Interim Period, except as otherwise provided herein or as required by Law, the Sellers and the Founders shall cause DERMAdoctor to (i) conduct its business in the ordinary course consistent with past practice and in all material respects in accordance with applicable Law; (ii) use commercially reasonable efforts to preserve intact the current organization and business of DERMAdoctor and to preserve the rights, goodwill and relationships of its lessors, licensors and licensees, employees, customers, lenders, manufacturers, suppliers, service providers, distributors, resellers, regulators and others having business relationships with DERMAdoctor; and (iii) use commercially reasonable efforts to maintain all material structures, equipment and other tangible personal property of DERMAdoctor in the present repair, order and condition, except for depletion and ordinary wear and tear. The Sellers and the Founders shall cause DERMAdoctor not to take any action that is primarily designed or intended to have the effect of discouraging any of its lessors, licensors, licensees, employees, customers, lenders, manufacturers, suppliers, service providers, distributors, resellers, regulators and others having business relationships with DERMAdoctor from maintaining the same business relationships with NovaBay and DERMAdoctor after the Closing as they maintained with DERMAdoctor while owned by the Sellers.

(b)    Prohibited Actions. During the Interim Period, DERMAdoctor shall not, and the Sellers and the Founders shall cause DERMAdoctor not to, without the prior written consent of NovaBay (which shall not be unreasonably withheld, conditioned or delayed):

(i)    create, incur, assume or guarantee any additional Indebtedness;

(ii)    sell, lease, license, abandon or otherwise dispose of any of the properties or assets of the Business, other than inventory in the ordinary course of business;

(iii)    grant, issue, sell, redeem, purchase, deliver or otherwise dispose of any of the Membership Units or any other equity or equity equivalent or phantom or profits interest of DERMAdoctor;

(iv)    effect any recapitalization, reclassification, combination, distribution, split or like change in DERMAdoctor’s capitalization;

(v)    declare or pay any distributions on or in respect of any of the Membership Units of DERMAdoctor;

(vi)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(vii)    (A) terminate any material Contract (other than by reason of the counterparty’s default or election to terminate), (B) amend or waive any provision of any material Contract (other than ministerial changes), or (C) enter into or extend any Contract outside of the ordinary course of business;

(viii)    promote, market or sell any new Business Products that are not currently promoted, marketed or sold as of the Effective Date;

(ix)    promote, market or sell any Business Products in a country, territory or jurisdiction that such products are not currently promoted, marketed or sold as of the Effective Date;

(x)    make any change in its accounting principles or practices, except as required by GAAP or applicable Law;

(xi)    except as required by the terms and provisions of any Employee Benefit Plan or Contract, (A) adopt, amend or terminate any Employee Benefit Plan or (B) increase the compensation or benefits of any employee, other than in the ordinary course of business;

(xii)    adopt, enter into, modify or terminate any collective bargaining, labor or union Contract of DERMAdoctor, if applicable;

(xiii)    pay, discharge, settle or satisfy any material claims or material Liabilities, including, without limitation, Indebtedness, accounts payable, Taxes and any other material obligations, other than when due;

(xiv)    commence, waive, release, assign or settle any Proceeding or threat of any Proceeding by or against DERMAdoctor or relating to any of DERMAdoctor’s businesses, properties or assets;

(xv)    make, change or revoke any Tax election inconsistent with past practice, revoke or change any Tax election, change any annual Tax accounting period, adopt or change (or request any Governmental Authority to change) any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to Taxes, waive any claim for refund or credit of Taxes, settle any audit, examination or Proceeding relating to Taxes, surrender any right to claim a Tax refund, or consent to the extension or waiver of the limitations period applicable to any audit, examination or Proceeding relating to Taxes or enter into any Tax sharing or Tax indemnification agreement or similar agreement;

(xvi)    amend or modify the articles of organization or operating agreement of DERMAdoctor;

(xvii)    mortgage, pledge, create, impose or subject to any Lien (other than Permitted Encumbrances) on any of its assets, other than in the ordinary course of business;

(xviii)    engage in any new line of business or enter into or become subject to any agreement which restricts the right of DERMAdoctor or any successor thereto from engaging or competing in the Business, or which grants to any Person exclusive rights with respect to any aspect of the Business;

(xix)    enter into or amend any transaction between DERMAdoctor, on the one hand, and any Seller, Founder or their respective Affiliates, on the other hand;

(xx)    establish any Subsidiaries;

(xxi)    purchase any equity securities of any Person;

(xxii)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or make any loan or advance to any Person, other than in the ordinary course of business consistent with past practice; or

(xxiii)    agree or commit to do any of the foregoing.

7.3     Exclusivity. During the Interim Period and terminating on the Exclusivity Expiration Date, DERMAdoctor, the Sellers and the Founders shall, and shall cause each of their Affiliates to, refrain from, directly or indirectly, soliciting or entertaining offers from, negotiating with or in any manner encouraging, accepting or considering any proposal or offer from any Person not a party hereto or not affiliated with a party hereto with respect to a sale, assignment, transfer, conveyance or issuance of the Membership Units of DERMAdoctor, a merger of DERMAdoctor, or sale, assignment, transfer or conveyance of all or substantially all of the assets of DERMAdoctor (other than the sale of inventory in the ordinary course of business consistent with past practice) (a “Third Party Proposal”). DERMAdoctor, the Sellers and the Founders shall, and shall cause each of their Affiliates and each of their representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Third Party Proposal. DERMAdoctor, the Sellers and the Founders agree that the rights and remedies for noncompliance with this Section 7.3 shall include having such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to NovaBay and that money damages would not provide an adequate remedy to NovaBay. In addition to the other obligations under this Section 7.3, DERMAdoctor, the Sellers and the Founders shall, and shall cause each of their Affiliates and each of their representatives to, promptly (but not more than 48 hours after receipt) advise NovaBay orally and in writing of any Third Party Proposal, any request for information with respect to such Third Party Proposal, or any inquiry with respect to or which could reasonably be expected to result in such Third Party Proposal, the material terms and conditions of such Third Party Proposal and the identity of the Person making the same. Notwithstanding anything to the contrary contained in this Agreement, this Section 7.3 shall terminate and be of no further force or effect after the Exclusivity Expiration Date.

7.4     Sellers’ Post-Closing Confidentiality Obligation. From and after the Closing, the Sellers and the Founders shall, and shall cause their respective Affiliates, as applicable to, (a) hold in confidence and maintain the confidentiality of; (b) not use in any way that would reasonably be expected to be adverse to, or have an adverse effect on, NovaBay or DERMAdoctor; and (c) not divulge to any Person (other than their representatives) any proprietary or non-public information, whether written or oral, of NovaBay, DERMAdoctor, and the Business, except with the prior written consent of NovaBay or except as may reasonably be necessary (i) in connection with the performance, enforcement and/or defense of any indemnification obligations under this Agreement, or (ii) to perform or enforce any covenants under this Agreement, or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (x) otherwise becomes lawfully available to the Sellers, the Founders or their respective Affiliates after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to NovaBay or DERMAdoctor or (y) is or becomes generally available to the public without breach of this Agreement by the Sellers, the Founders or their respective Affiliates. If the Sellers, the Founders or any of their Affiliates are compelled to disclose any information by judicial or administrative process, Proceeding or by Law, then the Sellers or the Founders shall promptly notify NovaBay in writing and shall disclose only that portion of such information which the Sellers, the Founders or their Affiliates is legally required to be disclosed and the Sellers and the Founders shall reasonably cooperate with NovaBay’s or its Affiliates’ efforts, at NovaBay’s sole cost and expense, to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.

7.5    Expenses. Except as otherwise provided herein, each of the parties shall bear its own costs and expenses related to the Contemplated Transactions, whether or not the Contemplated Transactions are consummated; provided, however that, at the Closing, the Estimated Closing Transaction Expenses Amount shall be paid in accordance with Article 3. Notwithstanding the immediately preceding sentence, NovaBay, on the one hand, and the Sellers, on the other hand, shall each equally split the fees and expenses of the Escrow Agent.

7.6      Certain Tax Matters.

(a)    Post-Closing Tax Returns.

(i)    The Sellers shall prepare, or cause to be prepared, at the Sellers’ expense, all Tax Returns of DERMAdoctor for all Pre-Closing Tax Periods that report Flow-Through Income (each such Tax Return, a “Flow-Through Tax Return”). No later than thirty (30) days prior to the due date for filing thereof (taking into consideration applicable extensions), the Sellers shall provide NovaBay with drafts of all Flow-Through Tax Returns. NovaBay shall have the right to review and provide comments to any such Flow-Through Tax Returns during the twenty-five (25) day period following the receipt of such Flow-Through Tax Returns and the Sellers shall reflect any reasonable comments provided by NovaBay. To the extent such Flow-Through Tax Returns are required to be filed by DERMAdoctor, NovaBay shall timely file or cause to be filed all such Flow-Through Tax Returns, provided that to the extent any such Flow-Through Tax Returns reflect any Taxes due from DERMAdoctor, the Sellers shall pay to NovaBay any Taxes shown as due on such Flow-Through Tax Return at least five (5) days prior to the due date for such payment.

(ii)    NovaBay shall prepare or cause to be prepared all federal, state, provincial, municipal, local and foreign returns, information statements, elections, designations, reports and any other filings related to Taxes with respect to DERMAdoctor, other than Flow-Through Tax Returns, for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (“Post-Closing Tax Returns”) on a consistent basis with past practice, including the taking of any deductions, so long as such past practice and deductions are made in accordance with applicable Law. NovaBay shall provide the Sellers with any income Tax returns to be filed for such periods prepared in respect of DERMAdoctor by NovaBay (“Post-Closing Income Tax Returns”) at least thirty (30) days prior to the relevant filing due date (taking into consideration applicable extensions). The Sellers shall have the right to review and provide comments to any such Post-Closing Income Tax Returns during the twenty-five (25) day period following the receipt of such Post-Closing Income Tax Returns and NovaBay shall reflect any reasonable comments provided by the Sellers.

(b)    Cooperation on Tax Matters. NovaBay and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Post-Closing Tax Returns pursuant to this section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Proceeding and making their respective employees, independent contractors, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. NovaBay and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to DERMAdoctor relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, NovaBay or the Sellers, as the case may be, shall allow the other to take possession of such books and records originally intended to be transferred, destroyed or discarded.

(c)    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar Tax imposed by any Taxing Authority) shall be shared equally between NovaBay on the one hand and the Sellers on the other, and each shall be responsible for one-half of such Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation.

(d)    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of DERMAdoctor for the portion of such Straddle Period ending on the Closing Date shall (i) in the case of Taxes based upon or measured by income, receipts, gain, withholding, payroll, or any sale or assignment of property (including sales and use Taxes), be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of all other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, for purposes of this Section 7.6(d), any franchise Taxes or other Taxes providing the right to do business shall be considered to relate to the Tax period during which the income, operations, assets or capital comprising the base of such Taxes is measured, regardless of whether the right to do business for another Tax period is obtained by the payment of such Taxes.

(e)    Tax Proceedings.

(i)    NovaBay shall notify the Sellers or any Seller shall notify NovaBay in writing within fifteen (15) days of receipt by such party of notice of any claim for Taxes, including notice of any Tax audits, examinations or assessments that could give rise to claim for indemnity (any such claim, a “Tax Claim”); provided, that the failure of a party to give notice to any other party shall not affect the indemnification provided hereunder except to the extent the party that was supposed to receive notice is actually prejudiced thereby.

(ii)    The Sellers shall have the right to control any audit, examination or Proceeding that relates to any Flow-Through Tax Returns; provided, that Sellers shall keep NovaBay reasonably informed as to the status of any such Tax Claim and if the resolution of such Tax Claim would reasonably be expected to have any Tax Liability on NovaBay or any of its respective Affiliates for any Tax period, then NovaBay shall be entitled to the extent permitted by Law to participate in Proceedings relating to any such Tax Claim at its own expense (each, a “NovaBay Participating Claim”). The Sellers shall not settle or otherwise compromise any NovaBay Participating Claim without NovaBay’s written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing to the contrary, (A) if NovaBay determines there is a material risk that NovaBay will not be able to collect from the Sellers the amount of any Tax (plus applicable interest and penalties and other Losses) that may, in the event of any adverse resolution of the audit, examination or Proceeding, be owing and be payable by NovaBay or DERMAdoctor, or (B) if in the reasonable judgment of NovaBay, the Sellers have ceased diligently to defend against any adjustment in Tax proposed in any such audit, examination or Proceeding and such examination or Proceeding could result in Tax for which NovaBay or an Affiliate is liable, then in any such case, NovaBay shall have the right to take control of any such audit, examination or Proceeding.

(iii)    With respect to any Tax Claim relating to a Straddle Period, NovaBay shall control the defense and settlement of the Tax Claim, but (A) NovaBay shall keep Sellers reasonably informed as to the status of such Tax Claim and (B) if the resolution of such Tax Claim would reasonably be expected to result in any Tax for which the Sellers are liable hereunder, then (1) the Sellers shall be entitled to participate in any Proceeding relating to such Tax Claim at Sellers’ own expense; and (2) NovaBay shall not settle or otherwise compromise such Tax Claim without the Sellers’ written consent (not to be unreasonably withheld, conditioned or delayed).

(f)    Tax Sharing Agreements; Push Out Elections. The Sellers shall cause all Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving DERMAdoctor to be terminated prior to the Closing such that, after the Closing, none of DERMAdoctor or NovaBay will be bound thereby or have any Liability thereunder. In the case of a partnership audit of DERMAdoctor, unless otherwise specifically agreed to in writing by NovaBay and the Sellers, DERMAdoctor will make the so-called “push-out” election under Section 6226 of the Code (and under any similar provision of state or local Law).

(g)    Purchase Price Allocation. The parties agree that the Purchase Price (along with all other items of consideration for Tax purposes, and including any adjustment to the Purchase Price hereunder) shall be allocated for Federal and state income Tax purposes in accordance with the methodology set forth on Schedule 7.6(g) of the Disclosure Schedules, which is intended to be in accordance with Code Sections 743, 751, 755, and 1060, as applicable, and the Treasury Regulations thereunder (and any similar provisions of applicable Tax Law). Within sixty (60) days after the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Closing Cash Amount and the Adjustment Statement are finally determined under Section 3.5, NovaBay shall deliver to the Founders, on behalf of the Sellers, a statement (the “Proposed Tax Allocation Statement”), allocating the final Purchase Price (as determined for federal income Tax purposes) among the assets of DERMAdoctor, which Proposed Tax Allocation Statement shall be consistent with the methodology set forth on Schedule 7.6(g) of the Disclosure Schedules. If within thirty (30) days after the delivery of the Proposed Tax Allocation Statement, the Founders, on behalf of the Sellers, notify NovaBay in writing that the Sellers object to the allocation set forth in the Proposed Tax Allocation Statement, NovaBay and the Founders, on behalf of the Sellers, shall negotiate in good faith to resolve such dispute. If NovaBay and the Founders, on behalf of the Sellers, are unable to resolve such dispute within thirty (30) days after NovaBay’s notification of dispute, then the parties shall jointly engage the Accounting Firm to resolve such dispute, and the decision of the Accounting Firm shall be final; provided that in resolving such dispute, the Accounting Firm shall apply the methodology set forth on Schedule 7.6(g) of the Disclosure Schedules. The fees and expenses of the Accounting Firm pursuant to this Section 7.6(g) shall be paid by the Sellers (based on Seller’s Pro Rata Portion), on the one hand, and by NovaBay, on the other hand, in the same manner as provided in Section 3.5(d)(iv). NovaBay, the Sellers and, if applicable, DERMAdoctor and the Founders shall file all Tax Returns, including IRS Form 8594, consistent with the Tax Allocation Statement as finally determined pursuant to this Section 7.6. NovaBay, the Sellers and the Founders shall not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by a final determination defined in Section 1313(a) of the Code.

(h)    Tax Proceedings. The parties will keep each other informed as to matters related to any Proceedings involving Taxes for which indemnification may be sought hereunder, including any settlement negotiations. Refunds of Tax (net of any Tax costs incurred or accrued on account of the receipt of such refund and any reasonable out-of-pocket costs incurred in connection with such receipt) relating to periods ending on or prior to the Closing Date shall be the property of the Sellers, but only to the extent that such refunds are not attributable to (i) net operating loss or other carrybacks from periods ending after the Closing Date; or (ii) refund claims that are initiated by NovaBay (provided, that NovaBay gives the Founders, on behalf of the Sellers, prior notice of such possible claim and the Founders, on behalf of the Sellers, decline to pursue such refund at their own expense); provided, however, that NovaBay shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period. All other refunds of Tax are the property of NovaBay.

7.7      Non-Competition and Non-Solicitation of Employees.

(a)    Non-Competition. For a period of five (5) years after the Closing Date (the “Non-Competition Period”), none of (i) the Founders and Papillon, shall, directly or indirectly, as principal, agent, employee, employer, consultant, independent contractor, member, stockholder, partner or in any other capacity whatsoever (except as permitted herein), and (ii) MGP, and its general partner (collectively, the “MGP Parties”) shall, directly or indirectly, engage in any Competitive Business Activities without the prior written consent of NovaBay. The foregoing shall not prevent Papillon, the MGP Parties and the Founders (collectively) from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity.

(b)    Non-Solicitation. For a period of five (5) years after the Closing Date, the Founders, Papillon and the MGP Parties shall not (for their own benefit or for the benefit of any Person other than NovaBay or DERMAdoctor) solicit, or assist any Person (other than NovaBay or DERMAdoctor) to solicit, any officer, director, executive or employee of NovaBay or DERMAdoctor to leave his or her employment; provided, however, that this provision shall not prohibit Papillon, the Founders and the MGP Parties from soliciting any such Person through a general advertisement not targeted at officers, directors, executives or employees of NovaBay or DERMAdoctor and hiring any Person who responds to any such general advertisement.

(c)    Contact with Affiliates. During the Non-Competition Period, the Founders, Papillon and the MGP Parties shall not, either individually for himself, herself or itself, or for the benefit of any other Person, either as employee, consultant, investor or in any other capacity whatsoever, contact any Person that has manufactured, supplied, distributed, resold, licensed or purchased products or services from DERMAdoctor or otherwise provided services or materials to DERMAdoctor at any time within two (2) years prior to the Closing Date or any Person that DERMAdoctor was actively soliciting as of the Closing Date for the purpose of selling any products or services other than by NovaBay or DERMAdoctor or supplying materials, products or services that constitute a Competitive Business Activity.

(d)    Acknowledgement. The Founders, Papillon and MGP, on behalf of itself and the other MGP Parties, hereby acknowledge that (i) the markets served by NovaBay are not limited geographically; (ii) the length of the restrictions in, and the scope of, this Section 7.7 were negotiated in the context of the Contemplated Transactions; (iii) they will receive all of the consideration payable hereunder; and (iv) the covenants in this Section 7.7 are manifestly reasonable on their face and have been designed to be reasonable and no greater than is required for the protection of NovaBay. MGP has the authority to bind or otherwise has obtained the consent and agreement of the MGP Parties that are not a party to this Agreement to be bound by each of the terms and conditions of this Section 7.7.

(e)    Specific Performance. The Founders, Papillon and MGP, on behalf of itself and the other MGP Parties, each agree that NovaBay’s remedies at Law for any breach or threat of breach by them of any of the provisions of this Section 7.7 will be inadequate and that NovaBay shall be entitled to seek an injunction to prevent breaches of the provisions of this Section 7.7 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which NovaBay may be entitled at Law or equity.

7.8      Release.

(a)    Effective upon the Closing, the Founders, Papillon and MGP, on each of their own behalf and their respective owners, Affiliates, heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under the Founders, Papillon and MGP (or any other MGP Parties) (collectively, the “Releasing Parties”) hereby:

(i)    irrevocably waive, release, acquit and forever discharge DERMAdoctor and each of its present and former officers, members, managers, and employees and successors (collectively, the “Releasees”) from any and all Liabilities, claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with DERMAdoctor or any Releasees of any kind or nature whatsoever, in all cases since the beginning of time through the Closing Date; and

(ii)    agree that they shall not, and they shall cause the other Seller Releasing Parties not to, (A) bring or voluntarily participate in or assist any Proceeding that is based upon, arises out of or otherwise relates to any matter released pursuant to this Section 7.8(a); (B) participate, assist or cooperate in any such Proceeding; or (C) encourage, assist and/or solicit any other Person to institute any such Proceeding.

(b)    Under this Section 7.8, the Releasing Parties do not waive or release:

(i)    any rights in favor of the Releasing Parties under this Agreement and the other Transaction Documents;

(ii)    rights to any unpaid employment compensation due in the ordinary course from DERMAdoctor for the performance of services in the ordinary course, workers compensation rights and any other employment rights not subject to waiver under Law; or

(iii)    rights to reimbursement for expenses incurred by such Releasing Party in the ordinary course of business during the 60 day period before the Closing Date.

(c)    The Releasing Parties understand and agree that the releases provided in this Section 7.8 extend to all claims released above whether known or unknown or suspected or unsuspected. The Releasing Parties acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER OR IT MUST HAVE MATERIALLY AFFECTED HIS OR HER OR ITS SETTLEMENT WITH THE DEBTOR.” The Releasing Parties acknowledge that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, the Releasing Parties agree that, effective as of the Closing Date, the Releasing Parties shall waive any such provision. Accordingly, in furtherance of such intention, the Releasing Parties shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto. Each of the Founders, Papillon and MGP have the authority to bind or have otherwise obtained the consent and agreement of the Releasing Parties that are not a party to this Agreement to be bound by each of the terms and conditions of this Section 7.8.

7.9     Efforts to Consummate; Consents. The parties hereto shall cooperate and use commercially reasonable efforts to take, or cause to be taken all appropriate action, and make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and consummate and make effective the Contemplated Transactions including satisfaction but not waiver of the conditions to Closing set forth in Article 8. The parties hereto shall use commercially reasonable efforts to provide, submit and/or obtain all notices, assignments, waivers, permits, consents, qualifications and Orders as are necessary for consummation of the Contemplated Transactions and to fulfill the conditions to the Contemplated Transactions set forth in Article 8, provided that in connection therewith the parties shall cooperate in good faith to reduce and/or mitigate the amount of out of pocket costs or expenses incurred by a party. All costs incurred in connection with obtaining such permits, consents, approvals, authorizations, qualifications and Orders, including attorneys’ fees, shall be borne by the respective party that incurs such fees.

7.10    Notification of Certain Matters; Supplements to Schedules.

(a)    Notification of Certain Matters.

(i)    DERMAdoctor, the Founders and the Sellers shall promptly notify NovaBay of (A) any material actions, suits, claims or Proceedings in connection with the Contemplated Transactions or, to the Knowledge of such applicable party, threatened, against DERMAdoctor, the Founders and the Sellers, as the case may be; or (B) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article 8 not to be satisfied; or (C) any written notice from a Governmental Authority that will adversely impact or delay the consummation of the Contemplated Transactions; or (D) to the Knowledge of such applicable party, any fact or circumstance or event that (1) would cause any of its representations or warranties to no longer be true and correct in any material respects or (2) would result in a material breach of any agreement or covenant hereunder. NovaBay’s receipt of this information shall not act as a waiver or otherwise effect any obligation of a party under this Agreement, including the respective representations, warranties, covenants and agreements hereunder.

(ii)    NovaBay shall promptly notify DERMAdoctor and the Founders, on behalf of the Sellers, of (A) any material actions, suits, claims or Proceedings in connection with the Contemplated Transactions or, to the Knowledge of NovaBay, threatened, against NovaBay; or (B) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article 8 not to be satisfied; (C) any written notice from a Governmental Authority that will adversely impact or delay the consummation of the Contemplated Transactions; or (D) to the Knowledge of such applicable party, any fact or circumstance or event that (1) would cause any of its representations or warranties to no longer be true and correct in any material respects or (2) would result in a material breach of any agreement or covenant hereunder. DERMAdoctor’s or the Founders’ receipt of this information shall not act as a waiver or otherwise effect any obligation of a party under this Agreement, including the representations, warranties, covenants and agreements hereunder.

(b)    Supplements to Disclosure Schedules. From time to time prior to the Closing, DERMAdoctor, the Founders and the Sellers may (but shall not be obligated to) deliver to NovaBay a schedule of changes (each, an “Updated Disclosure Schedule”) to any of the information contained in the Disclosure Schedules delivered in connection with the execution of this Agreement or subsequently delivered pursuant to this Section 7.10(b) with respect to any matter arising after the date hereof. If either party notifies the other party in writing that the information disclosure in an Updated Disclosure Schedule would cause the Closing conditions set forth in Article 8 not to be satisfied, and nonetheless the notified party proceeds with the Closing, then the information contained in such Updated Disclosure Schedule shall constitute an amendment of the notifying party’s representation or warranty to which it relates, and shall cure any breach of the representations and warranties, for purposes of Article 8 of this Agreement, but expressly not for purposes of indemnification under Article 10 with respect to such matter, provided, however, that if NovaBay has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Updated Disclosure Schedule, then NovaBay shall be deemed to have waived any right to terminate this Agreement for purposes of Article 8 of this Agreement, but NovaBay expressly does not waive any of its rights to indemnification under Article 10 with respect to such matter. Any reference to the Disclosure Schedules in this Agreement shall mean the Disclosure Schedules, as updated by the Updated Disclosure Schedules delivered pursuant to this Section 7.10(b).

7.11    Delivery of Financial Statements. DERMAdoctor shall deliver to NovaBay copies of the interim monthly and year to date financial statements of DERMAdoctor as historically prepared by DERMAdoctor in the ordinary course of business as soon as reasonably practicable (and in any event within thirty (30) days) following the end of each monthly accounting period during the Interim Period. In addition, by September 30, 2021, DERMAdoctor and the Sellers shall cooperate with NovaBay to provide it with the following: (a) DERMAdoctor’s unaudited balance sheet as of June 30, 2021 and the related statements of income, members’ deficiency and cash flow for the six (6) month period ended June 30, 2021 and 2020 to be prepared in accordance with GAAP as applied on a consistent basis for such period and (b) the consent of MarksNelson LLC as required under the Securities Act for the inclusion of the Full Year Financial Statements in a Current Report on Form 8-K filing by NovaBay and for the incorporation of those Full Year Financial Statements in a prospectus, prospectus supplement or other filing required in connection with the Financing.

7.12    Sellers’ Representative.

(a)    Appointment of Sellers’ Representative. The Sellers hereby irrevocably constitute and appoint the Founders as the Sellers’ agent and attorney-in-fact to act on their behalf in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions, and further agree that the actions of either Founder may serve as an action speaking for both Founders. Without limiting the generality of the foregoing, each of the Founders shall have full power and authority, on behalf of each Seller and their successors and assigns, to: (i) negotiate, execute and deliver and receive deliveries of all agreements, certificates, statements, notices, instructions, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Agreement, other Transaction Documents and the Contemplated Transactions; (ii) give and receive notices and communications and receive service of process in connection with any claims under this Agreement, the Escrow Agreement or other Transaction Documents; (iii) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and to take all actions necessary or appropriate in his or her judgment for the accomplishment of the foregoing; (iv) take all actions necessary or appropriate in his or her judgment on behalf of the Sellers in connection with this Agreement and the other Transaction Documents, including the issuance, execution and delivery of all notices and instructions to the Escrow Agent on behalf of the Sellers as contemplated therein; (v) accept, negotiate, dispute, make any determinations or settle any matters in connection with the determination of the Purchase Price, including any adjustments to the Purchase Price or matters relating to the Earn Out Payments; and (vi) deduct, hold back and/or redirect any funds, including, without limitation, the Escrow Amount or other Transaction Documents, which is payable to the Sellers pursuant to the terms of this Agreement or any of the other Transaction Documents. The authority conferred under this Agreement will be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by any Seller, or by operation of Law or otherwise. Each Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which one or both of the Founders sign on behalf of such Seller for which the Founders have authority pursuant to this Agreement.

(b)    Reliance on the Founders. NovaBay shall be entitled to rely conclusively on the instructions, actions (or inaction), notices and/or decisions given or made by one or both of the Founders as to any of the matters described in this Section 7.12 or otherwise provided in this Agreement, and no party shall have any cause of action against NovaBay for any action taken by NovaBay in reliance upon any such instructions, actions (or inaction), notices and/or decisions given by one or both of the Founders.

7.13    Business Intellectual Property Rights.

(a)    Prior to Closing, Papillon and the Founders shall cause all of the registered Business Intellectual Property Rights and Material Unregistered Business Intellectual Property Rights, owned by Papillon or the Founders (if any), as set forth in the IP Assignment Agreement (the “Transferred Business IP”) to be assigned, transferred and/or conveyed (to the extent such Transferred Business IP can be assigned, transferred and/or conveyed) to DERMAdoctor (“Business IP Transfer”). As a result of the Business IP Transfer, each Seller and Founder shall provide DERMAdoctor with the sole and absolute right, title and interest, including goodwill, in and to all of the Transferred Business IP, free and clear of all Liens. The Sellers and the Founders agree to execute any instruments of assignment, transfer or conveyance as may be necessary post-Closing and reasonably requested by NovaBay in order to cause the Business IP Transfer as contemplated by this Section 7.13.

(b)    In connection with the Business IP Transfer, and subject to Section 7.13(c) or an Animal Testing Termination, Audrey Kunin and Papillon, as applicable, hereby grant to NovaBay, effective upon the Closing Date, an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable, worldwide license to use, copy, display, perform, distribute and otherwise commercially use, in any manner and in any medium now known or hereinafter devised or created (including by creating or having created media in which Kunin Publicity Rights are embodied for use in connection with the marketing or distribution of the Business Products), the Kunin Publicity Rights in connection with the Business and any and all Business Products (including any future products and service offerings that are in research and development) as currently conducted or Contemplated to be Conducted; provided, however, that the license granted herein may be revoked and terminated, upon written notice sent by Audrey Kunin or Papillon, as applicable, in the event that DERMAdoctor, NovaBay or any of their Affiliates, transferees, licensees, representatives, agents or successors (including any successor upon a corporate reorganization, consolidation, merger, stock sale or asset sale of DERMAdoctor and/or NovaBay) at any time after the Closing (i) knowingly uses animal testing and/or animal studies in, or knowingly engages any Person to provide animal testing and/or animal study services for, developing, producing, marketing and/or selling any Business Products (including any Business Products developed after the Closing) that incorporate, reference, refer to, or otherwise use the Kunin Publicity Rights, or (ii) knowingly sells, markets and/or distributes any Business Products (including any Business Products developed after the Closing) that incorporate, reference, refer to, or otherwise use the Kunin Publicity Rights in any new jurisdiction that requires animal testing and/or animal studies in order to sell, market and/or distribute the Business Products in such jurisdiction (such termination right of Audrey Kunin and Papillon, the “Animal Testing Termination”). For the avoidance of doubt, DERMAdoctor warrants and represents that it does not use any animal testing for its Business Products. As used in this Section 7.13(b), “Contemplated to be Conducted” means (i) as currently contemplated by DERMAdoctor or (ii) as contemplated by DERMAdoctor during Audrey Kunin’s future employment or engagement with DERMAdoctor, in connection with the development, design, research and development, marketing and sale of the Business Products or other Business activities. Audrey Kunin and Papillon, as applicable, agree that as a result of the foregoing license grant to NovaBay, other than as set forth in Section 7.13(c), Audrey Kunin and Papillon, as applicable, shall have no right to, and Audrey Kunin and Papillon, as applicable, shall not, directly use, copy, display, perform, distribute or otherwise commercially use any Kunin Publicity Rights, or authorize any other Person to use, copy, display, perform, distribute or otherwise commercially use any Kunin Publicity Rights in connection with (a) a business that competes directly or indirectly with the Business or (b) any new venture in the skin care, cosmetics, dermatology or medical treatment to address dermatological conditions (such as referring to herself as the “founder of DERMAdoctor” in connection with such venture).

(c)    This Section 7.13 shall not bar Audrey Kunin from (i) using her name in connection with professional services she may render as a doctor in geographic locales where she is licensed to perform such services, so long as such use is not likely to cause confusion with the Business and (ii) referring to herself as the “founder of DERMAdoctor” so long as such reference is only used in connection with her employment with DERMAdoctor, NovaBay or their Affiliates following Closing and unrelated to a venture that competes with the Business.

(d)    For the avoidance of doubt, and without prejudice to any of NovaBay’s or DERMAdoctor’s rights granted under this Agreement, NovaBay shall only be permitted to assign or cause to be assigned its exclusive license to the Kunin Publicity Rights to an Affiliate or its designee or successor without further consent from any party, only as part of a sale or change of control, regardless of whether such a sale or change of control occurs through an asset sale, stock sale, merger or other business combination of: (i) DERMAdoctor’s (or NovaBay’s, as applicable) entire or substantially all of its business; or (ii) that part of DERMAdoctor’s (or NovaBay’s, as applicable) business that is subject to this Agreement; provided, however, that for the avoidance of doubt, the license granted in Section 7.13(a) may be terminated as set forth in Section 7.13(b), by Audrey Kunin or Papillon, as applicable, in connection with an Animal Testing Termination.

7.14    Waiver of Rights of Papillon and MGP. The Sellers and DERMAdoctor have taken all necessary action to irrevocably waive any and all rights, obligations and/or restrictions under the Original Operating Agreement or other Contract, if any, that would serve to contradict, prevent or delay the purpose of this Agreement and/or the consummation of the Contemplated Transactions, including such rights and restrictions as rights of first refusal, tag-along rights, member transfer restrictions or right of DERMAdoctor to refuse a transfer. MGP acknowledges and agrees that (a) the sale of the Membership Units as contemplated by this Agreement and the Closing of the Contemplated Transactions qualifies as an Approved Sale (as defined in the Original Operating Agreement) and (b) the consideration contemplated to be received pursuant to the terms and conditions of this Agreement for its Membership Units, including, without limitation, whether Earn Out Payments become payable, will fully satisfy its Put Price (as defined in the Original Operating Agreement) and it will have no further rights to any additional payment or other consideration.

7.15   Change of Control Payments. The Founders and Papillon acknowledge and covenant that Papillon is and shall continue to be solely responsible for all payments to be made and all other Liabilities under the Sales Proceeds Sharing Agreements, dated January 1, 2016, between Papillon and each of the Change of Control Payees, including the Change of Control Payments and any related payment and/or withholding of Taxes, and that neither DERMAdoctor nor NovaBay shall have any obligation or responsibility for any payments or any other Liability thereunder. Within ninety (90) days of the Closing Date, Papillon shall, and the Founders shall cause Papillon to, (a) pay the Change of Control Payments to the Change of Control Payees in accordance with the Sales Proceeds Sharing Agreements referenced above and (b) deliver written notice to NovaBay certifying that the Change of Control Payments to the Change of Control Payees have been made.

Article 8

Closing Conditions

8.1      NovaBay’s Conditions to Closing. The obligation of NovaBay to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by NovaBay (if permitted by Law):

(a)    Representations and Warranties.

(i)    The representations and warranties of DERMAdoctor set forth in Article 4 and the representations and warranties of the Sellers and the Founders in Article 5 that are qualified by materiality or Material Adverse Effect shall be true and correct and so qualified in all respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(ii)    The representations and warranties of DERMAdoctor set forth in Article 4 and the representations and warranties of the Sellers and the Founders in Article 5 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(b)    Compliance with Agreements. The covenants and agreements required by this Agreement to be performed by the Sellers, the Founders and/or DERMAdoctor at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c)    Documents. The Sellers and the Founders shall have delivered to NovaBay, or shall stand ready to deliver:

(i)    all of the certificates, instruments, Contracts and other documents specified to be delivered by them pursuant to Section 3.4(a);

(ii)    the release of all Liens other than any Permitted Encumbrances relating to the assets of DERMAdoctor (including a UCC termination statement or authorization for NovaBay to file a release or UCC termination statement on DERMAdoctor’s behalf, as applicable), and payoff letters or other evidence satisfactory to NovaBay with respect to all Indebtedness of DERMAdoctor outstanding as of 12:01 a.m. Central Time on the Closing Date (in each case on terms and conditions satisfactory to NovaBay);

(iii)    a certificate duly executed by DERMAdoctor, the Sellers and the Founders, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied;

(iv)    copies of all third-party consents and approvals listed on Schedule 8.1(c)(iv) of the Disclosure Schedules, together with notices, consents, approvals, licenses and authorizations of Governmental Authorities that are necessary (A) for the consummation of the Contemplated Transactions; and (B) for NovaBay to own the Membership Units and to operate the Business and control DERMAdoctor following the Closing, in each case on terms and conditions reasonably satisfactory to NovaBay and as contemplated by this Agreement;

(v)    executed letters of resignation, effective as of the Closing, from each current manager and officer of DERMAdoctor to resign their respective position(s), unless NovaBay otherwise provides written notice prior to Closing that such resignation shall not be necessary; and

(vi)    all corporate books, records and other property of DERMAdoctor in their possession and DERMAdoctor’s possession.

(d)    Financing. NovaBay shall have successfully completed the Financing.

(e)    No MAE. No Material Adverse Effect shall have occurred nor shall any event or casualty have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(f)    Release of Liens. All Liens on the Membership Units and all Liens (other than Permitted Encumbrances) on the assets of DERMAdoctor shall be released at Closing.

(g)    Business Intellectual Property Rights. All Business Intellectual Property Rights shall be held by DERMAdoctor in accordance with Section 7.13.

8.2     The Sellers’ and the Founders’ Conditions to Closing. The obligations of the Sellers and the Founders to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Sellers and/or the Founders, on behalf of the Sellers (if permitted by Law):

(a)    Representations and Warranties.

(i)    The representations and warranties of NovaBay set forth in Article 6 that are qualified by materiality or Material Adverse Effect shall be true and correct and so qualified in all respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(ii)    The representations and warranties of NovaBay set forth in Article 6 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of a specified date, in which case such representations and warranties shall be true and correct as of such date.

(b)    Compliance with Agreements. The covenants and agreements required by this Agreement to be performed by NovaBay at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c)    Documents. NovaBay shall have delivered, or shall stand ready to deliver:

(i)    all of the certificates, instruments, Contracts and other documents specified to be delivered by it pursuant to Section 3.4(b); and

(ii)    a certificate duly executed by NovaBay, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)    Financing. NovaBay shall have delivered reasonable evidence of the successful completion of the Financing to the Founders. The Financing shall be sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

8.3     Mutual Conditions to Closing. The respective obligations of NovaBay and the Sellers and the Founders to consummate the Contemplated Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions which may be waived by mutual written agreement of NovaBay, on the one hand, and the Founders, on behalf of the Sellers, on the other hand (if permitted by Law):

(a)    Absence of Orders; No Proceedings. No temporary, preliminary or permanent Order prohibiting, enjoining, restraining, restricting or making illegal the consummation of the Contemplated Transactions shall be in effect. There shall not be pending any Proceeding challenging or seeking to make illegal or otherwise directly or indirectly restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions or that has the effect of making the Contemplated Transactions illegal, and no Proceeding seeking the foregoing shall be pending.

8.4      Frustration of Closing Conditions. None of the Sellers, the Founders, DERMAdoctor or NovaBay may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s own failure to act in good faith or such party’s own failure to use its reasonable best effort to cause the Closing to occur as provided herein.

8.5     Operating Agreement. The Sellers acknowledge and agree that at Closing, the operating agreement, as amended, of DERMAdoctor as in effect immediately prior to the Closing (the “Original Operating Agreement”) will be amended and restated, and superseded in its entirety, by a new amended and restated operating agreement that will govern DERMAdoctor after the Closing. Upon the Closing, without any further action on the part of any of the Sellers, all provisions of the Original Operating Agreement, including the provisions, if any, that would, or purport to, survive any termination of the Original Operating Agreement, will hereby terminate and be of no further force and effect, and each Seller hereby acknowledges and agrees that such Seller will not be entitled to, and none of NovaBay or DERMAdoctor will be obligated to make or have Liability for, any further distributions (Tax or otherwise) from DERMAdoctor at or after the Closing.

Article 9

Termination

9.1      Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by either NovaBay (upon written notice from NovaBay to the Founders) or the Founders, on behalf of the Sellers (upon written notice from the Founders to NovaBay) if the Closing shall not have occurred by November 17, 2021 (the “Outside Date”) provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Contemplated Transactions on or before the End Date; provided further, that NovaBay and the Founders, on behalf of the Sellers, may mutually agree to extend the Outside Date;

(b)    by NovaBay (upon written notice from NovaBay to the Founders) if (i) there exists a breach of any representation or warranty of the Sellers, the Founders or DERMAdoctor contained in this Agreement or any certificate delivered hereunder such that the Closing condition set forth in Section 8.1(a) would not be satisfied or (ii) the Sellers or the Founders shall have breached or failed to perform or comply with any of the covenants or agreements contained in this Agreement to be complied with by the Sellers or the Founders such that the Closing conditions set forth in Section 8.1(b) or Section 8.1(c) would not be satisfied; provided, that (A) NovaBay shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Sellers or the Founders, as the case may be, within thirty (30) days after the Founders receive written notice of such breach from NovaBay; provided, further, that the Founders, on behalf of the Sellers, may elect by written notice to NovaBay to extend the Outside Date if and as required in order for the Sellers and the Founders, as the case may be, to have a full thirty (30) days after receipt of written notice of such breach from NovaBay within which to cure such breach; and (B) NovaBay shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if, at the time of such termination, NovaBay is in breach of any representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not have been satisfied;

(c)    by the Founders on behalf of the Sellers (upon written notice from the Founders to NovaBay) if (i) there exists a breach of any representation or warranty of NovaBay contained in this Agreement or any certificate delivered hereunder such that the Closing condition set forth in Section 8.2(a) would not be satisfied, (ii) NovaBay shall have breached or failed to perform or comply with any of the covenants or agreements contained in this Agreement to be complied with by NovaBay such that the Closing condition set forth in Section 8.2(b) or Section 8.2(c) would not be satisfied, or (iii) NovaBay shall not have completed the Financing by the Outside Date; provided, that (A) the Founders on behalf of the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) unless, in the case of the immediately preceding clauses (i), (ii) or (iii), such breach is not cured by NovaBay within thirty (30) days after NovaBay receives written notice of such breach from the Founders on behalf of the Sellers; provided, further, that NovaBay may elect by written notice to the Founders, on behalf of the Sellers, to extend the Outside Date if and as required in order for NovaBay to have a full thirty (30) days after receipt of written notice of such breach from the Founders on behalf of the Sellers within which to cure such breach; and (B) the Sellers and the Founders shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if, at the time of such termination, the Sellers or the Founders are in breach of any representations, warranties, covenants or other agreements contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1(a) or Section 8.1(b), as applicable, would not have been satisfied; and

(d)    at any time prior to the Closing by mutual written agreement of NovaBay and the Founders, on behalf of the Sellers.

9.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by NovaBay, on the one hand, or the Sellers and Founders, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement and each other Transaction Document will be terminated and become void and have no effect and there shall be no Liability hereunder on the part of the Sellers, the Founders, DERMAdoctor or NovaBay, except that Section 7.5 (Expenses), Section 7.12 (Sellers’ Representative), Article 9 (Termination) and Article 11 (Miscellaneous) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall relieve any party of Liability for any knowing and intentional breach of this Agreement.

9.3      Termination Fee. If this Agreement is validly terminated by NovaBay pursuant to Section 9.1(b), then the Sellers shall pay NovaBay the Termination Fee, and if this Agreement is validly terminated by the Sellers and/or Founders pursuant to Section 9.1(c), then NovaBay shall pay the Sellers the Termination Fee. The Termination Fee shall be paid by NovaBay or the Sellers, as the case may be, by sending immediately available funds to an account designated in writing by the applicable party entitled to receive the Termination Fee within five (5) Business Days after the date on which this Agreement is terminated. If the terminating party are the Sellers and/or Founders pursuant to Section 9.1(c), then NovaBay shall pay to each Seller their Pro Rata Portion of the Termination Fee. If the terminating party is NovaBay pursuant to Section 9.1(b), then the Sellers shall be jointly and severally obligated to pay NovaBay the full amount of the Termination Fee. The parties acknowledge and agree that the Termination Fee constitutes liquidated damages agreed to by the parties and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

Article 10
Survival; Indemnification; Escrow; Holdback

10.1    Survival of Representations and Warranties.

(a)    Except for the Surviving Representations, the representations and warranties of the Sellers, the Founders and DERMAdoctor, on the one hand, and NovaBay, on the other hand, in this Agreement shall remain effective until the twelve (12) month anniversary of the Closing Date (the “Survival Date”). After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim(s) shall have been asserted and notice thereof provided by NovaBay or the Founders on behalf of the Sellers, as the case may be, with respect thereto on or before the expiration of such period; provided however, that, notwithstanding any statute of limitations, the representations and warranties of DERMAdoctor in Sections 4.1 (Organization and Power), 4.2 (Authorization and Enforceability), 4.3(a), (b) and (e) (No Violation), 4.8 (Indebtedness), 4.10 (Structure), 4.11 (Title to Membership Units), 4.37 (No Broker), and the representations and warranties of the Sellers and the Founders in Sections 5.1 (Organization and Power—Papillon), 5.2 (Organization and Power—MGP), 5.3 (Authorization and Enforceability), 5.4 (No Violation), 5.8 (Title to Membership Units), 5.9 (Structure) and 5.11 (No Broker) (collectively, the “Surviving Representations”) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties shall survive until the seven (7) year anniversary of the Closing Date.

(b)    The parties acknowledge and agree that the covenants contained in this Agreement, including the covenants contained in Article 7, shall survive Closing until performed, unless a shorter period of survival is specifically set forth in this Agreement.

10.2    Indemnification.

(a)    By NovaBay.

(i)    Subject to Section 10.2(g), (h) and (i), NovaBay shall indemnify and hold harmless the Sellers, the Founders and their Affiliates, respective agents, representatives, successors and assigns (the “Seller Indemnitees”) from and against any Losses and Proceedings that may be sustained, suffered or incurred by the Seller Indemnitees, and that arise out of, result from or relate to (A) any inaccuracy or breach by NovaBay of its representations and warranties; (B) any breach or non-fulfillment by NovaBay of its covenants in this Agreement; and (C)  any Liabilities of DERMAdoctor arising from actions or events taken following the Closing.

(b)    By the Sellers and the Founders.

(i)    Subject to Sections 10.2(e), 10.2(f), 10.2(h), 10.2(i) and 10.3, the Sellers shall severally, and pursuant to Section 10.2(l), the Founders with respect to Papillon shall jointly and severally, indemnify and hold harmless NovaBay and DERMAdoctor and their respective Affiliates, and their officers, directors, members, managers, employees, agents, representatives, successors and assigns (“NovaBay Indemnitees”) from and against any Losses and Proceedings that may be sustained, suffered or incurred by NovaBay Indemnitees and that arise out of, result from or relate to (A) any inaccuracy or breach by the Sellers, the Founders or DERMAdoctor of their respective representations and warranties (as such representation or warranty would read disregarding any reference to “materiality”, “Material Adverse Effect”, “Material Adverse Change” or other similar qualification or limitation with respect to determining the amounts of Losses arising from or relating to any such misrepresentation or inaccuracy and for determining whether or not any misrepresentation or inaccuracy has occurred) in this Agreement (as modified by the Disclosure Schedules); (B) any breach or non-fulfillment by the Sellers or the Founders of covenants and obligations in or under this Agreement, or breach or non-fulfillment by DERMAdoctor of any covenants and obligations including, but not limited to, the Sellers’, the Founders’ and DERMAdoctor’s obligations pursuant to Article 7; (C) Taxes as provided in paragraph (ii) of this Section 10.2(b); (D) Closing Indebtedness Amount, Transaction Expenses or Closing Cash Amount, to the extent that the actual amount of Indebtedness and/or Transaction Expenses exceeds the Closing Indebtedness Amount and Closing Transaction Expense Amount, and/or DERMAdoctor Cash is less than the Closing Cash Amount, as finally determined herein; (E) any claim or threatened claim or Proceeding by such Seller, Founder or any other actual or purported beneficial owner of DERMAdoctor relating to any alleged action or failure to act on its behalf by DERMAdoctor, including (1) in connection with this Agreement or any of the other Contemplated Transactions, (2) relating to any purported ownership of DERMAdoctor or any amounts that are alleged to be payable or owed or (3) alleging or based upon violations of fiduciary duty in connection with the Contemplated Transactions (including those relating to the allocation of the Purchase Price).

(ii)    The obligations of the Sellers and the Founders under paragraph (i) of this Section 10.2(b) shall extend to all Taxes with respect to all pre-Closing Tax Periods and to the portion of the Straddle Period ending on the Closing Date. Such obligations of the Sellers and the Founders shall be without regard to whether there was any breach of any representation or warranty under Article 4 or Article 5 with respect to such Tax or any disclosures that may have been made with respect to Article 4, Article 5 or otherwise. The indemnification obligations under this paragraph (ii) shall apply even if additional Tax Liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or pre-Closing period (or portion of a period) by NovaBay as permitted by this Agreement and shall survive sixty (60) days after the expiration of the statute of limitations (including any extensions) for the imposition of any Tax. In the case of any dispute relating to Liability for Tax, the provision of Section 7.6, rather than Section 10.2(c), shall apply. For the avoidance of doubt, for purposes of applying Section 10.2(f)(i)(A), a claim relating to Tax shall be treated as indemnifiable under this paragraph (ii) rather than as a result of a breach of representation or warranty if it is indemnifiable as both a breach and under this paragraph (ii).

(c)    Procedure for Third-Party Claims. If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by the Indemnifying Party under Sections 10.2(a) or 10.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand, setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable, and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party); provided, that the Indemnified Party need not allow the Indemnifying Party to assume control if: (i) counsel to the Indemnified Party shall have reasonably determined in good faith that the assumption of such defense by the Indemnifying Party would be inappropriate due to a non waivable conflict of interest; (ii) the claim for indemnification relates to or arises in connection with any criminal Proceeding, allegation or other claim against the Indemnified Party or its Affiliates; (iii) the Third-Party Claim involves those customers or suppliers set forth on Schedules 4.19(a) or 4.19(b) of the Disclosure Schedules; (iv) the claim seeks an injunction or equitable remedy or other non-monetary relief against the Indemnified Party or its Affiliates; (v) the Indemnified Party reasonably believes there are legal defenses available to it that are different from, or additional to, those available to the Indemnifying Party; or (vi) the Indemnified Party reasonably believes that the Loss relating to the claim is reasonably likely to exceed the maximum amount that such Indemnified Party could then be entitled to receive from the Indemnifying Party under the applicable provisions of this Article 10. If the Indemnifying Party elects to conduct the defense of the Third-Party Claim, such election shall constitute the Indemnifying Party’s agreement that the matters which are subject to the Third-Party Claim are subject to indemnification hereunder. The Indemnifying Party shall have the right to settle and compromise such claim only with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the following shall apply: (A) such settlement provides the Indemnified Party with a complete and unconditional release from such Third-Party Claim; (B) the sole relief provided in such settlement is monetary damages that are satisfied in full or assumed by the Indemnifying Party; and (C) such settlement does not include any finding or admission of any violation of Law or admission of wrongdoing on the part of any Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance (including access to employees) and books, records and other materials as may be reasonably requested.

(d)    Procedure for Direct Claims. Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”), setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable. The Indemnifying Party shall have a period of thirty (30) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under this Agreement. To the extent that any NovaBay Indemnitees prevail in a Direct Claim (or the Sellers concede, or otherwise do not timely respond to a Direct Claim Notice made by NovaBay), then, subject to the limitations set forth in this Article 10, the Direct Claim shall be first satisfied from an offset against the Escrow Amount, then if the Direct Claim exceeds the Escrow Amount, then the remainder of such Direct Claim, may be, at NovaBay’s option, satisfied by any earned Year 1 Earn Out and/or Year 2 Earn Out; for the avoidance of doubt, NovaBay may alternatively opt to pursue indemnification from the Sellers and the Founders directly subject to the limitations set forth in this Article 10. Subject to the limitations set forth in this Article 10, the Sellers and the Founders shall be and remain liable for the amount of such excess of the Direct Claim once the Escrow Amount is exhausted.

(e)    Calculation of Amount of Claims and Losses. The amount of any claims or Losses subject to indemnification under Section 10.2(b) shall be calculated net of any actual cash amounts recovered by NovaBay or its Affiliates (including DERMAdoctor after the Closing) under applicable insurance policies held by NovaBay or its Affiliates.

(f)    Limitations on Rights of NovaBay Indemnitees.

(i)    Subject to Section 10.2(f)(ii):

(A)    the rights of NovaBay Indemnitees to indemnification by the Sellers and the Founders for breaches of representations and warranties (but not breaches of covenants) hereunder shall be subject to the limitation that NovaBay Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty as provided in Section 10.2(b)(i)(A), unless the aggregate amount of all such claims exceeds Thirty Thousand Dollars ($30,000) (the “Deductible”), in which event the indemnity provided for in this Section 10.2 shall be effective with respect to the amount of such claims in excess of the Deductible; and

(B)    the Sellers’ and the Founders’ Liability to the NovaBay Indemnitees shall be limited to One Million Two Hundred Thousand Dollars ($1,200,000).

(ii)    The limitations in Section 10.2(f)(i) shall not apply to the Non-Threshold Indemnifications as hereinafter defined. For purposes of this Agreement, the term “Non-Threshold Indemnifications” shall mean and refer collectively to indemnification Liabilities of the Sellers and the Founders pursuant to claims based upon (A) the indemnification Liabilities of the Sellers and the Founders pursuant to any of the Surviving Representations or clauses (B), (C), (D) or (E) of Section 10.2(b)(i); (B) claims based on Fraud on the part of the Sellers, the Founders or DERMAdoctor or their respective officers, directors, agents, representatives and trustees; or (C) claims for Taxes. The Sellers’ and the Founders’ aggregate maximum Liability for all indemnification claims under Sections 10.2(f)(i) and 10.2(f)(ii) shall not exceed the Cash Consideration.

(iii)    Except in the case of Fraud or indemnification Liabilities pursuant to Section 10.2(b)(i)(B), in no event shall any Seller have any obligation to indemnify the NovaBay Indemnitees against, or reimburse any NovaBay Indemnitees for, any Losses pursuant to this Agreement in an aggregate amount in excess of such Seller’s Pro Rata Portion of the Cash Consideration.

(iv)    Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in this Agreement, any indemnification obligations of the Sellers and the Founders shall first be satisfied from offsets of the Escrow Amount prior to any NovaBay Indemnitee exercising any other remedy, offset or action to seek recovery of amounts payable to any NovaBay Indemnitee pursuant to Sellers’ and the Founders’ indemnification obligations.

(g)    Limitations on Rights of Seller Indemnitees. The rights of Seller Indemnitees to indemnification by NovaBay for breaches of representations and warranties (but not breaches of covenants) hereunder shall be subject to the limitation that Seller Indemnitees shall not be entitled to indemnification with respect to a claim or claims as provided in Section 10.2(a)(i)(A) by NovaBay unless the aggregate of damages with respect to all such claims exceeds the Deductible, in which event the indemnity provided for in this Section 10.2 shall be effective with respect to the amount of such damages in excess of the Deductible. The aforementioned limitation shall not apply to the indemnification Liabilities of NovaBay with respect to claims based on Fraud on the part of NovaBay. NovaBay’s aggregate maximum Liability for all indemnification claims shall not exceed the Cash Consideration.

(h)    Limitation on Rights Against DERMAdoctor. Notwithstanding anything to the contrary, NovaBay, the Sellers and the Founders acknowledge and agree that, following the Closing, they shall have no right to make a claim against DERMAdoctor pursuant to this Article 10.

(i)    Limitations on Remedies. No party hereto shall be liable to the other for indirect, special, incidental, consequential, exemplary or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided, that nothing hereunder shall preclude any recovery by an Indemnified Party against an Indemnifying Party for Third-Party Claims.

(j)    Subrogation. Except to the extent of any insurance policy which includes a waiver of subrogation, upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(k)    Adjustment to Purchase Price. All indemnity payments made pursuant to this Article 10 or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Price as determined for Tax purposes.

(l)    Guarantee. Notwithstanding anything to the contrary, the Founders hereby jointly and severally and unconditionally personally guarantee the performance of all of the indemnification obligations of Papillon and the Founders contained in this Agreement. After the Escrow Amount is exhausted, the Founders agree that NovaBay is entitled to pursue any remaining indemnification amount due to NovaBay by Papillon pursuant to this Section 10.2 against the Founders personally pursuant to the foregoing guarantee.

(m)    No Double Recovery. No Indemnified Party shall be entitled to duplicate recovery of any Losses for the same event when the facts and circumstances resulting in such Losses from the same event constitute a breach or inaccuracy of more than one representation and warranty and/or give rise to indemnification under more than one of the provisions hereunder or to the extent such Losses were already included in any adjustments to the Purchase Price pursuant to Section 3.5.

(n)    Duty to Mitigate. An Indemnified Party will use commercially reasonable efforts to mitigate the Losses incurred by such Indemnified Party arising out of any matter for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, provided that any such mitigation does not adversely affect the Indemnified Party. For avoidance of doubt, this obligation to mitigate Losses shall not include the Indemnified Party’s determination as to the exercise of its rights or which indemnification claim(s) it may bring under this Article 10.

10.3   Effect of Investigation. The right to indemnification or other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement or the other Transaction Documents shall not be affected by any investigation conducted with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, shall not affect any right to indemnification or other remedies based on such representation, warranty, covenant or obligation otherwise provided in this Agreement.

10.4   Escrow Release Procedures. Pursuant to Article 3, at the Closing, NovaBay shall utilize the Escrow Amount to secure the Sellers’ and the Founders’ indemnification obligations under this Article 10. The first recourse of the NovaBay Indemnitees in respect of breach of representations, warranties and covenants shall be to offset such claims against the Escrow Amount at the time such a claim is asserted. If NovaBay and the Founders, on behalf of the Sellers, agree (or are deemed to have agreed) that the NovaBay Indemnitees are entitled to indemnification hereunder and some portion of the claimed amount is due to the NovaBay Indemnitees, then, within five (5) Business Days following such agreement (or deemed agreement): (a) NovaBay and the Founders, on behalf of the Sellers, shall instruct the Escrow Agent to release the agreed amount to the NovaBay Indemnitees from the Escrow Amount in accordance with the Escrow Agreement; and (b) if the Escrow Amount is insufficient to cover the full agreed amount, then, the Sellers (or the Founders pursuant to Section 10.2(l)) shall pay the amount of such shortfall to the NovaBay Indemnitees, in each case subject to the limitations set forth in this Article 10. After expiration of the twelve (12) month anniversary of the Closing and upon instruction of NovaBay and the Founders on behalf of the Sellers, the Escrow Agent shall return to the Sellers, by wire transfer of immediately available funds, any remaining portion of the Escrow Amount; provided, however, if there are any initiated or outstanding indemnification claims from a NovaBay Indemnitee as provided in this Article 10 on or prior to such twelve (12) month anniversary of the Closing, then such remaining portion of the Escrow Amount, if any, shall remain with the Escrow Agent and be disbursed to the Sellers only to the extent that there remains any available funds in the Escrow Amount after resolution of the remaining indemnification claims in accordance with this Article 10 and the procedures set forth in the Escrow Agreement.

Article 11
Miscellaneous

11.1   Further Assurances. At any time and from time to time after the Closing Date, the Sellers, the Founders or DERMAdoctor will, upon the request of NovaBay and without further consideration, and NovaBay will, upon the request of the Sellers or Founders and without further consideration, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

11.2    Notices. All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to NovaBay:	NovaBay Pharmaceuticals, Inc. 2000 Powell Street, Suite 1150 Emeryville, CA 94608 Attention: Justin M. Hall, Chief Executive Officer and General Counsel Email: [Redacted.]

With a copy to:	Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 Attention: Abby Brown, Esq. Email: [Redacted.]

If to DERMAdoctor or the Founders:	DERMAdoctor, LLC 4346 NW Belgium Blvd., Kansas City, MO 64150 Attention: Jeff Kunin, Chief Executive Officer Email: [Redacted.]

With a copy to:	Bryan Cave Leighton Paisner LLP One Kansas City Place 1200 Main Street, Suite 3800 Kansas City, MO 64105 Attention: Thomas W. Van Dyke, Esq. Email: [Redacted.]

If to Papillon:	Papillon Partners, Inc. 4346 NW Belgium Blvd., Kansas City, MO 64150 Attention: Jeff Kunin, Chief Executive Officer Email: [Redacted.]

If to MGP:	Midwest Growth Partners, L.L.L.P. 1080 Jordan Creek Parkway, Suite 340N West Des Moines, IA 50266 Attention: John Mickelson Email: [Redacted.]

Notices shall be delivered by a recognized overnight delivery or courier service or by email transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a)    one (1) Business Day after it is sent by recognized overnight delivery or courier service and addressed to the intended recipient as set forth above; and

(b)    on the same Business Day if given by email transmission during normal business hours, and if not sent during normal business hours, then on the next Business Day.

From time to time, any party may designate a new address or email address for the purpose of notice hereunder by notice to the other parties in accordance with the provisions of this Section 11.2.

11.3   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement, the Exhibits and Schedules to this Agreement and the Contemplated Transactions (whether in Law or in equity, in Contract, in tort or otherwise) shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party irrevocably submits to the exclusive jurisdiction of and venue of the Court of Chancery of the State of Delaware for the purposes of any Proceeding arising out of this Agreement or the other Contemplated Transactions, and irrevocably agrees to commence and litigate any such Proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document in accordance with Section 11.2 shall be effective service of process, summons, notice or documents for any such Proceeding. Nothing in this Agreement shall in any way be deemed to limit the ability of either party to serve any such process, summons, notice or document in any other manner permitted by applicable Law. Each party hereby (a) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the consummation of the Contemplated Transactions in such courts, (b) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) irrevocably and unconditionally agrees to be bound by any judgment rendered by any such court. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

11.4    Entire Agreement. Except the Confidentiality Agreement that shall remain in full force and effect, this Agreement, together with the Disclosure Schedules hereto, which are incorporated by reference herein and the other Transaction Documents, and the Exhibits, Schedules hereto and thereto, constitute the entire agreement of the parties relating to the subject matter hereof and supersedes all other Contracts, whether oral or written. Except the Confidentiality Agreement, there are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

11.5    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

11.7    Effect of Waiver or Consent. No waiver or consent, express or implied, by any Person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Person of its rights hereunder until the applicable statute of limitation period has run.

11.8    Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims to which such Party is entitled hereunder are pursuant to this Agreement and the Confidentiality Agreement, and each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for which such party is entitled to hereunder other than pursuant to this Agreement and the Confidentiality Agreement. The use of any one right or remedy provided in this Agreement by any party shall not preclude or waive the right to use any or all other remedies herein.

11.9    Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.10  Assignability. This Agreement shall not be assigned by any party hereto without the prior written consent of NovaBay and the Founders on behalf of the Sellers; provided, however, that the prior written consent of the Sellers or the Founders shall not be required with respect to any assignment by NovaBay (including DERMAdoctor from and after the Closing) of its rights and obligations under this Agreement to: (a) an Affiliate of NovaBay so long as such assignment does not relieve NovaBay (including DERMAdoctor from and after the Closing) of its obligations hereunder and (b) a successor upon a corporate reorganization, consolidation, merger or any Person upon the transfer of all or substantially all of NovaBay’s properties or assets (including DERMAdoctor from and after the Closing) so long as such obligations of NovaBay (including DERMAdoctor from and after the Closing) transfer to such successor.

11.11  No Other Duties. The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.12  Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.14  Public Announcements. Unless expressly permitted under this Agreement, DERMAdoctor, the Founders and the Sellers shall not make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the Contemplated Transactions, NovaBay or its business unless (a) it has received the express written consent of NovaBay, not to be unreasonably withheld or delayed; or (b) it is required to do so by Law. Pending Closing, NovaBay will consult with DERMAdoctor before issuing, and provide DERMAdoctor the opportunity to review and comment upon, any press release or public statement with respect to this Agreement, the Contemplated Transactions, the Sellers, the Founders, DERMAdoctor or the Business though NovaBay retains ultimate discretion before issuing any press release or public statement. Each of the Sellers, the Founders and DERMAdoctor acknowledge that NovaBay is required by Law to disclose publicly this Agreement, the terms set forth in this Agreement and the Contemplated Transactions, by filing this Agreement and, if applicable, other Transaction Documents in public filings with the Commission and may do so without further consent of any other party.

11.15  Specific Performance.

(a)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or Orders for specific performance (including the remedy of rescission), in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at Law or in equity as a remedy for such nonperformance, breach or threatened breach.

(b)    Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The rights and remedies of the parties shall be cumulative (and not alternative).

11.16  Rules of Construction.

(a)    A capitalized term has the meaning assigned to it in this Agreement.

(b)    An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(c)    References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.

(d)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof.

(e)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement (including any other agreement as part of the Contemplated Transactions) to be drafted.

(f)    As used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the word “including,” and words of similar import, shall mean “including, but not limited to” and “including, without limitation”; (iii) the terms “dollars” and “$” shall mean U.S. Dollars, the lawful currency of the United States; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (v) the word “or” is not exclusive; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vii) references to a Person are also references to his, her or its permitted successors and assigns.

(g)    References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall mean the Articles or Sections of, or the Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h)    Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(i)    Except as otherwise specifically provided in this Agreement, any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws; and (ii) all attachments thereto and instruments incorporated therein.

(j)    If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party hereto, notwithstanding that it appears only in Exhibit A, effect shall be given to it as if it were a substantive provision of this Agreement. Definitions set forth in the preamble and the recitals shall be given effect as substantive provisions of this Agreement.

(k)    Where any term is defined within the context of any particular Section or clause in this Agreement (including the recitals), the term so defined, unless it is clear from the Section or clause in question that the term so defined has limited application only to the relevant Section or clause, shall bear the meaning ascribed to it for all purposes in this Agreement, notwithstanding that that term has not been defined in Exhibit A.

(l)    Where any payment falls due or any other obligation is to be performed on a day that is not a Business Day in the jurisdiction where such payment is to be made or such obligation is to be performed, then such payment shall be made or such obligation performed on the next succeeding Business Day.

(m)    Except as otherwise specifically provided in this Agreement, where any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.

(n)    The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to NovaBay), material that has been posted, retained and thereby made available to NovaBay through the online “virtual data room” established by DERMAdoctor or the Sellers at least three (3) Business Days before the date of this Agreement.

(o)    References to “ordinary course of business” shall mean in the usual and ordinary course of DERMAdoctor business, consistent with past custom and practices, including with respect to magnitude and frequency.

[Remainder of the Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Justin M. Hall
Name: Justin M. Hall
Title: Chief Executive Officer and General Counsel

[Signature Page to Membership Unit Purchase Agreement]

DERMADOCTOR, LLC

By:	/s/ Jeff Kunin
Name: Jeff Kunin
Title: Chief Executive Officer

PAPILLON PARTNERS, INC.

/s/ Audrey Kunin
Name: Audrey Kunin
Title: President

FOUNDERS

/s/ Jeff Kunin
Jeff Kunin

/s/ Audrey Kunin
Audrey Kunin

[Signature Page to Membership Unit Purchase Agreement]

MIDWEST GROWTH PARTNERS, L.L.L.P.

/s/ John Mickelson
Name: John Mickelson
Title: Managing Partner

[Signature Page to Membership Unit Purchase Agreement]

Exhibit A

Definitions

The following terms shall have the meanings assigned to them in this Exhibit, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules attached to the Agreement:

“Accounting Firm” means Moss Adams LLP or another accounting firm agreed upon by NovaBay and the Founders.

“Adjustment Statement” has the meaning referred to in Section 3.5(d)(i).

“Advertising Expense” means advertising-related expenses incurred by DERMAdoctor in connection with the Business Products, including but not limited to the direct and indirect costs of advertising placements on print, digital or any other advertising media platforms incurred by DERMAdoctor as well as co-op advertising costs not offset against Total Net Sales in accordance with GAAP.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, including, but not limited to officers, members, managers, directors, agents, heirs, representatives, successors and assigns. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Agreement” has the meaning referred to in the preamble.

“Animal Testing Termination” has the meaning referred to in Section 7.13(b).

“Approvals or Registrations” has the meaning referred to in Section 4.21(a).

“Anti-Corruption Laws” means all applicable Laws dealing with bribery or corruption, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010, as amended, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Bank Midwest” means Bank Midwest, a division of NBH Bank.

“Bank Midwest Loans” means DERMAdoctor’s Business Loan Agreement, dated May 22, 2021, with Bank Midwest for principal amount of [Redacted.] and DERMAdoctor’s Business Loan Agreement, dated May 21, 2021, with Bank Midwest for a principal amount of [Redacted.].

“Business” means DERMAdoctor’s business of developing, manufacturing, marketing, branding, distributing and selling all of its products and those in development, including skincare products for consumers to address dermatological conditions.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close, provided that banking institutions shall not be deemed to be authorized or required to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banking institutions’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

“Business Intellectual Property Rights” means, as relates to DERMAdoctor or the Business, any and all rights in the world arising under the Laws of any jurisdiction with respect to, arising from or associated with any of the following: (a) patents, patent applications, patent disclosures and inventions and all divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing, rights therein provided by international treaties or conventions and rights in respect of utility models or industrial designs; (b) Internet addresses and domain names, web sites, web pages, URLs, Social Media Accounts or usernames (including “handles”); (c) trademarks (registered and unregistered), including all service marks, trade dress, trade names, logos, slogans, and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith; (d) copyrights (registered and unregistered) and copyrightable works, and registrations and applications for registration thereof; (e) mask works, and registrations and applications for registration thereof; (f) trade secrets and other confidential information (including ideas, databases, compilations, formulas, compositions, recipes, methods, inventions (whether patentable or unpatentable and whether or not reduced to practice)), know how, processes and manufacturing and production processes and techniques, research and development studies, reports, rights of publicity, information, drawings, specifications, designs, packaging, plans, proposals, technical data, financial and marketing plans, improvements (whether patentable or unpatentable and whether or not reduced to practice) and customer, distributor, reseller and supplier lists and information; (g) software (including source code, object code, tools, firmware, data, databases, operating systems, specifications and documentation therefor); (h) all other intellectual property or industrial property rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; (i) copies and tangible embodiments thereof (in whatever form or medium); (j) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, recovery of title, unauthorized use or other violation of any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations divisions, and extensions of legal protection pertaining to any of the foregoing.

“Business IP Transfer” has the meaning referred to in Section 7.13(a).

“Business Products” means all products and those in development, including skin care products, and services offered by or on behalf of DERMAdoctor to public consumers.

“Business Software” means all software (a) that is material to the operation of the Business, including without limitation, any commercial off-the-shelf software as set forth in Section 4.17(g) and the DERMAdoctor website available at https://www.dermadoctor.com/, or (b) is used by DERMAdoctor in connection with its work for customers or its products or services.

“Cash Consideration” means Twelve Million Dollars ($12,000,000.00).

“Change of Control Payee” means each of the individuals noted in Schedule 4.25(c) of the Disclosure Schedules.

“Change of Control Payment” means an amount equal to 0.25% of the Liquidation Proceeds (as such term is defined in the respective Change of Control Payees’ Sales Proceeds Sharing Agreements, dated January 1, 2016) which amount is payable to each Change of Control Payee pursuant to their respective Change of Control Payees’ Sales Proceeds Sharing Agreements, dated January 1, 2016.

“Closing” has the meaning referred to in Section 3.1.

“Closing Cash Amount” means, as of 12:01 a.m. Central Time on the Closing Date, the aggregate amount of DERMAdoctor Cash, excluding any amounts taken into account in calculating the Closing Indebtedness Amount or Closing Transaction Expenses Amount.

“Closing Cash Payment” has the meaning referred to in Section 3.3(b).

“Closing Date” has the meaning referred to in Section 3.1.

“Closing Indebtedness Amount” means all of the Indebtedness of DERMAdoctor as of 12:01 a.m. Central Time on the Closing Date.

“Closing Transaction Expenses Amount” means all of the Transaction Expenses of DERMAdoctor and the Sellers as of 12:01 a.m. Central Time on the Closing Date.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or similar state Laws.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” has the meaning referred to in Section 4.36.

“Competitive Business Activity” means any business activities that are competitive with the activities of the Business, or any means of providing services to any Person (other than DERMAdoctor and its Affiliates) that are the same or substantially similar to the Business, whether as an employee, owner, independent contractor or consultant.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement executed between NovaBay and DERMAdoctor on April 28, 2021.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means any written or oral contracts, agreements, understandings, arrangements, deeds, mortgages, notes, indentures, instruments, guarantees, licenses, leases or other binding commitments and, in each case, any amendments, extensions, renewals or other agreements with respect thereto with manufacturers, distributors, resellers, suppliers, customers, producers, consumers, lenders, employees, independent contractors, consultants, equityholders, service providers, professional advisors, joint venture partners and all other third parties that are currently in effect, including any agreement that provides for survival.

“Contribution Margin” means Total Net Sales during the applicable period of time less (a) aggregate Product Cost of Goods Sold, (b) Marketing Expense, and (c) Advertising Expense, all for the same applicable period of time.

“Contribution Margin Threshold” means seventy-five percent (75%).

“Deductible” has the meaning referred to in Section 10.2(f)(i)(A).

“DERMAdoctor” has the meaning referred to in the preamble.

“DERMAdoctor Cash” means, with respect to DERMAdoctor, all cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, but, for avoidance of doubt, excluding cash security deposits and other cash collateral posted with suppliers, vendors, landlords, and other third parties, and any other restricted cash, as determined in accordance with GAAP, and less the amount of any checks written but not yet cleared.

“DERMAdoctor Personal Data Processing Contract” means any DERMAdoctor Contract that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personal Data by DERMAdoctor, or by a third party for, on behalf of, or in collaboration with DERMAdoctor.

“DERMAdoctor Privacy Policy” means each external or internal, past or present privacy policy or privacy- or security-related representation, statement, notice, obligation or promise of DERMAdoctor, including any policy, representation, statement, notice, obligation, or promise relating to: (a) the privacy or security of Personal Data of users of any website, mobile application or service operated by or on behalf of DERMAdoctor; or (b) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data.

“DERMAdoctor Sites” has the meaning referred to in Section 4.18(b).

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third-Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning referred to in Section 10.2(d).

“Direct Claim Notice Period” has the meaning referred to in Section 10.2(d).

“Disclosure Schedules” has the meaning referred to in the definition of “Schedule.”

“Earn Out” has the meaning referred to in Section 3.6(a).

“Earn Out Calculation” has the meaning referred to in Section 3.6(b)(i).

“Earn Out Calculation Objection Notice” has the meaning referred to in Section 3.6(b)(ii).

“Earn Out Calculation Statement” has the meaning referred to in Section 3.6(b)(i).

“Earn Out Stock Election Notice” has the meaning referred to in Section 3.6(c)(i).

“Earn Out Period” means, collectively, the Year 1 Earn Out Period and the Year 2 Earn Out Period.

“Earn Out Payment” has the meaning referred to in Section 3.6(a).

“Effective Date” has the meaning referred to in the preamble.

“Employee Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit or compensation plan, program, policy or Contract (including any bonus, incentive, deferred compensation, employment, compensation, consulting, retention, change in control, stock purchase, equity, restricted stock, stock option, stock appreciation right, phantom interest, savings, profit sharing, equity-based incentive, retirement, severance, salary continuation, sick leave, paid time off, vacation, fringe benefit, Code Section 125, Code Section 501(c)(9), health, welfare or post-employment welfare benefit plan, program, policy, agreement or other arrangement) that is maintained, sponsored, or contributed to or required to be contributed to by DERMAdoctor or any of its Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of DERMAdoctor or its Affiliates or any spouse, dependent or beneficiary of such individual, or under or with respect to which DERMAdoctor or any of its ERISA Affiliates has or may have any Liability, but excluding any Governmental Authority sponsored employment insurance and workers’ compensation plans.

“Employment Agreements” has the meaning referred to in Section 3.4(a)(iii).

“Environmental Laws” means any and all Laws, Orders and/or permits, licenses and other authorizations from Governmental Authorities relating to human health, the environment or discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, marketing, labeling, notification, registration, packaging, import, treatment, storage, disposal, transport or handling of pollutants, contaminants, release or threatened release of Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.

“Environmental Liabilities” means all Liabilities, whether fixed or unfixed, actual or potential, that arise under or relate to Environmental Laws, as applied to the facilities and business of DERMAdoctor, including: (a) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use, handling, packaging, treatment, storage, import, transportation, disposal, discharge or release of Hazardous Substances; (b) personal injury, wrongful death or property damage claims; or (c) claims for natural resource damages.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person which is, or has been, required to be aggregated with DERMAdoctor under Section 414 of the Code or which is under common control of DERMAdoctor within the meaning of Section 4001(b) of ERISA.

“Escrow Agent” has the meaning referred to in Section 3.3(b)(iii).

“Escrow Agreement” has the meaning referred to in Section 3.4(c).

“Escrow Amount” means One Million Two Hundred Thousand Dollars ($1,200,000).

“Estimated Closing Cash Amount” means the estimated aggregate amount of DERMAdoctor Cash that will be available as of 12:01 a.m. Central Time on the Closing Date, excluding any amounts taken into account in calculating the Closing Indebtedness Amount or Closing Transaction Expenses Amount.

“Estimated Closing Indebtedness Amount” has the meaning referred to in Section 3.3(b)(i).

“Estimated Closing Statement” has the meaning referred to in Section 3.3(a).

“Estimated Closing Transaction Expenses Amount” has the meaning referred to in Section 3.3(b)(ii).

“Excess FY2022 Contribution Margin” means the amount equal to the Contribution Margin achieved during the Year 1 Earn Out Period minus the FY2022 Target Contribution Margin.

“Exchange Act” has the meaning referred to in Section 4.36.

“Exclusivity Expiration Date” means (1) September 30, 2021, if the Founders do not receive notice from NovaBay that the Financing is complete prior to or on September 30, 2021, or (2) the end of the Interim Period, if the Founders receive notice from NovaBay that the Financing is complete prior to or on September 30, 2021.

“FDA” means the U.S. Food and Drug Administration.

“FDA Application Integrity Policy” has the meaning referred to in Section 4.21(d).

“Financial Statements” has the meaning referred to in Section 4.6.

“Financing” means a public and/or private financing(s) consummated by NovaBay through the issuance of debt or equity securities (or securities convertible into or exchangeable for debt or equity securities) that is closed and funded providing a minimum aggregate cash amount of [Redacted.] to NovaBay, which such Financing is sufficient to enable NovaBay to make payment of the Purchase Price and consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

“Flow of Funds Memo” means a memorandum that sets forth the payments that will be made by NovaBay to the Sellers and third parties on the Closing Date pursuant to the terms of this Agreement.

“Flow-Through Income” means with respect to an entity, income of the entity that is passed through to the partners, members or other owners of the entity (or partners, members or other owners of an owner of the entity) for purposes of determining Tax Liability.

“Founders” has the meaning referred to in the preamble.

“Full Year Financial Statements” had the meaning referred to in Section 4.6.

“Fraud” means, with respect to a party hereto, the making by such party of a statement or misrepresentation of material fact or omission of material fact with intent to deceive or to induce reliance, action or inaction by another party to this Agreement with respect to such party’s representations and warranties, including disclosure schedules, covenants, agreements, closing deliverables or certificates, each as provided in this Agreement and such other party (a) reasonably relied upon such statement or misrepresentation or omission of material fact, as the case may be and (b) suffered damage as a result of such reliance.

“FY2022 Contribution Margin Percentage” has the meaning referred to in Section 3.6(a)(i).

“FY2023 Contribution Margin Percentage” has the meaning referred to in Section 3.6(a)(ii).

“FY2022 Target Contribution Margin” means [Redacted.].

“FY2023 Target Contribution Margin” means [Redacted.].

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, provincial, county, municipal, local or other political instrumentality, commission, agency, authority or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government or to the extent that the rules, regulations or Orders of such organization or authority have the force of Law, including any court, tribunal, judicial or arbitral body.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (b) any political party or party official or candidate for political office; or (c) any official, officer, employee, or any Person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part), controlled by, or affiliated with, a Governmental Authority.

“Hazardous Substances” means any waste, material or other substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated, listed, defined or designated as a hazardous substance, contaminant, radioactive, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, any Environmental Laws.

“Health Care Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder.

“Indebtedness” means and includes (a) any amounts owed as indebtedness for borrowed money (including, but not limited to, the PPI Notes and the Bank Midwest Loans); (b) any payment obligation evidenced by any Contract, indenture, note, bond, mortgage or other instrument relating to the borrowing of money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), whether or not current, short-term or long-term, secured or unsecured, or any guarantee thereof; (c) any guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person, including all capital leases and all noncurrent Liabilities (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business); (d) amounts owing as deferred purchase price for property or services, including all notes, non-compete payments, holdback payments and “earn out” payments (including the maximum potential amount payable with respect to earn outs or deferred purchase price), whether or not matured; (e) payment obligations due and owing under any interest rate, currency or other hedging agreement; (f) obligations under any performance bond or letter of credit (whether drawn or undrawn); (g) indebtedness secured by a Lien on assets of such Person; (h) obligations or commitments to repay deposits or other amounts advanced by, and owing to, third parties; (i) any indebtedness created or arising under any purchase money mortgage or other purchase money Lien or conditional sale or other title retention agreement with respect to property acquired (even though the right and remedies of the Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (j) any obligation representing accrued bonuses as of the Closing or other bonus compensation, deferred compensation (or payment in the nature of deferred compensation), severance to the extent unpaid and owed to DERMAdoctor employees as of the Closing Date; (k) any obligation on account of any underfunded benefit plans or retirement or pension plans; (l) any Liability with respect to profits interests, options, restricted units or other equity incentive or phantom interests arrangements; (m) any Liability for any repurchase obligation or distribution with respect to any equity interest of DERMAdoctor; (n) accounts payable that have not been paid within sixty (60) days of the earlier of their due date or the billing date and are not being contested (including, but not limited to, credit card balances); (o) guarantees with respect to any indebtedness of any other Person of a type described in subclauses (a) through (o) above; and (p) all principal, accrued and unpaid interest, premiums, payments or other penalties, make whole payments or premiums, redemption costs, fees, costs, expenses, and other charges in respect of the foregoing, including any payroll or withholding Taxes with respect thereto. It is acknowledged and agreed that Indebtedness shall be calculated without duplication of any amount included in Transaction Expenses.

“Indemnified Party” means and refers to a party that has the right under Article 10 to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article 10 to indemnify an Indemnified Party.

“Interim Financial Statements” has the meaning referred to in Section 4.6.

“Interim Period” means the period beginning on the Effective Date and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“International Trade Laws” means any of the following: (a) any Laws concerning importation into the United States; and (b) any Laws concerning the exportation, or re-exportation, or transfer of products and services (including technology and software), including the Arms Export Control Act (22 U.S.C. § 2778) and the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and the Export Control Reform Act of 2018 (ECRA), the International Emergency Economic Powers Act (IEEPA), as amended, the Trading with the Enemy Act (TWEA) and other U.S. sanctions laws, sanctions administered by the U.S. Department of State and the sanctions implemented by the Office of Foreign Assets Controls and all similar Laws of any other jurisdiction in which DERMAdoctor conducts operations.

“IP Assignment Agreement” has the meaning referred to in Section 3.4(d).

“Knowledge” means, with respect to any particular matter, (a) with respect to DERMAdoctor, the actual or constructive knowledge of Jeff Kunin or Audrey Kunin after reasonable inquiry; (b) with respect to Papillon, the actual or constructive knowledge of Jeff Kunin or Audrey Kunin after reasonable inquiry; (c) with respect to MGP, the actual or constructive knowledge of John Mickelson after reasonable inquiry; (d) with respect to the Founders, the actual or constructive knowledge of Jeff Kunin or Audrey Kunin after reasonable inquiry; and (e) with respect to NovaBay, the actual knowledge of Justin Hall or Andrew Jones after reasonable inquiry.

“Kunin Publicity Rights” means the name, image, likeness, voice, personal history and other aspects of the persona and identity of Audrey Kunin as used in the Business, as conducted or contemplated to be conducted.

“Laws” mean (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, Orders, decrees, rules, regulation, common law or other requirements with similar effect of any Governmental Authority; (b) all judgments, Orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and generally accepted industry standards, including PCI-DSS and the Digital Advertising Alliance; and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued, unaccrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable or otherwise. For the avoidance of doubt, Liability shall include tax deferrals pursuant to Section 4.27(l).

“Lien” means any lien, statutory or otherwise, option, condition, equitable interest, security interest, mortgage, hypothec, deed of trust, priority, pledge, charge, collateral assignments, claim, community property interest, conditional sale, title retention agreement or arrangements, financing lease, easement, encroachment, right of way, right of first refusal, restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or title, or similar right of others, or any agreement to give any of the foregoing.

“Losses” shall mean any and all Liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs (including costs of enforcement of this Agreement, and costs of investigation or defense of Third-Party Claims) and expenses incurred in connection with investigating and defending any claims or causes of action and amounts paid in settlement (in each case, including reasonable attorneys’ fees and expenses and all fees and expenses of consultants and other professionals)).

“Marketing Expense” means any marketing-related expenses incurred in the ordinary course of DERMAdoctor’s business in connection with the Business Products and categorized as a marketing-related expense at NovaBay’s reasonable discretion, which shall include, but not be limited to, direct costs incurred to develop marketing and advertising strategy, branding, advertising content and advertising creative; the cost of ad placement agencies; the cost of other marketing consultants and freelancers; the cost of product samples; co-op marketing costs not offset against Total Net Sales in accordance with GAAP; and commissions of influencers and other social media referrals, in each case, directly related to the sale and marketing of the Business Products. For the avoidance of doubt, Marketing Expenses may include a portion of marketing costs shared with NovaBay to the extent such costs are directly attributable to, or incurred in connection with, costs of marketing the Business Products (provided that any Marketing Expense outside of the ordinary course of business of DERMAdoctor shall be mutually agreed to by the Founders and NovaBay) but shall not include any compensation payable to any employees (including in the form of salary, benefits or bonuses) of DERMAdoctor, NovaBay or any of their Affiliates.

“Material Adverse Effect” means any result, fact, event, change, development, effect, condition, circumstance or occurrence, or related series thereof, that, individually or in the aggregate, results in or could reasonably be expected to result in, a material adverse effect upon: (a) the business, operations, properties, assets, Liabilities, capitalization, Contracts or condition (financial or otherwise) or results of operations of DERMAdoctor or (b) the ability of the Sellers to consummate the Contemplated Transactions, whether individually or taken as a whole; provided, however, no change (by itself or when aggregated or taken together with any and all other changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) any change in the general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) any change in the general conditions (or changes in such conditions) affecting the industries in which the applicable party conducts business, including the ongoing impact of COVID-19; (iii) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the party has operations; (iv) any change in GAAP or other applicable accounting principles, or the interpretation thereof; (v)  any changes or disruptions in currency exchange rates; (vi) any changes resulting from, arising out of or relating to the execution or announcement of this Agreement (excluding the impact thereof on material relationships with customers of DERMAdoctor (including, but not limited to, Costco), or any of its material suppliers, lenders, vendors, joint venture participants, employees and manufacturers) or the taking or not taking of any actions at the request of NovaBay or any of its Affiliates (including any act for which the Consent of NovaBay is required pursuant to this Agreement and as to which NovaBay has withheld its consent); or (vii) the failure or inability of DERMAdoctor to meet any projections, forecasts or estimates of revenues or earnings, unless any such change described in clauses (i) through (v) materially disproportionately affects the applicable party, taken as a whole, as compared to other companies operating in the same industry as the applicable party.

“Material Unregistered Business Intellectual Property Rights” means all Business Intellectual Property Rights, which are necessary to or used in the operation of the Business as it is currently planned or contemplated to be conducted by DERMAdoctor that are (a) owned by, purported to be owned by or exclusively licensed to, the Founders, Papillon or DERMAdoctor and (b) have not been registered with any Governmental Authority or comparable entity in any jurisdiction.

“Maximum Earn Out Payment” has the meaning referred to in Section 3.6(a)(i).

“Membership Units” has the meaning referred to in the recitals.

“MGP” has the meaning referred to in the preamble.

“MGP Parties” has the meaning referred to in Section 7.7(a).

“Negotiation Period” has the meaning referred to in Section 3.5(d)(iii).

“Non-Competition Period” has the meaning referred to in Section 7.7(a).

“Non-Threshold Indemnifications” has the meaning referred to in Section 10.2(f)(ii).

“Notice of Disagreement” has the meaning referred to in Section 3.5(d)(ii).

“NovaBay” has the meaning referred to in the preamble.

“NovaBay Indemnitees” has the meaning referred to in Section 10.2(b)(i).

“NovaBay Participating Claim” has the meaning referred to in Section 7.6(e)(ii).

“Order” means any judgment, order, injunction, decree, award, settlement, or writ of any Governmental Authority.

“Original Operating Agreement” has the meaning referred to in Section 8.5.

“Outside Date” has the meaning referred to in Section 9.1(a).

“Papillon” has the meaning referred to in the preamble.

“Permitted Encumbrance” means any (a) mechanics’, materialmens’ and similar Liens with respect to amounts not yet due and payable and that arose or were incurred in the ordinary course of business; (b) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate Proceedings and in respect of which reasonable reserves are maintained in accordance with GAAP that are set forth on the Disclosure Schedules; (c) Liens securing rental payments under capital lease arrangements that are described on the Disclosure Schedules; (d) restriction on transfer arising under applicable securities Law; and (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record which are stated in the real property records or which would be disclosed by an accurate survey or inspection of the property would reveal, and the provisions of any Law.

“Person” means any individual, person, general partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Data” means, in addition to all information defined or described by DERMAdoctor as “personal information,” “personally identifiable information,” “PII,” or any similar term in any DERMAdoctor Privacy Policy or other public-facing statement: (a) a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for DERMAdoctor allows the identification or location of, or contact with, or relates to, describes, or is capable of being associated with a natural Person, household, computer or other device; (b) information that is governed, regulated or protected by one or more Privacy Legal Requirements; and (c) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Personal Property” has the meaning referred to in Section 4.16.

“Post-Closing Income Tax Returns” has the meaning referred to in Section 7.6(a)(ii).

“Post-Closing Tax Returns” has the meaning referred to in Section 7.6(a)(ii).

“PPI Notes” means DERMAdoctor’s Promissory Note, dated November 8, 2016, with Papillon for a principal aggregate amount of [Redacted.] and DERMAdoctor’s Promissory Note, dated July 17, 2017, with Papillon for a remaining principal aggregate amount of [Redacted.].

“Pre-Closing Tax Periods” means any taxable period ending on or before the Closing Date.

“Privacy Legal Requirement” means an applicable Law, standard, rule, requirement, code, principle, guideline, or policy of a self-regulatory organization, including the following Laws and their implementing regulations or regulatory guidance: the General Data Protection Regulation (EU) 2016/679, the Federal Trade Commission Act, the Wiretap Act, the Telephone Consumer Protection Act, the CAN-SPAM Act, the California Consumer Privacy Act, the Nevada Privacy of Information Collected on the Internet from Consumers Act, state data security Laws, state data breach notification Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording, and any applicable published industry best practice or other standard, rule, requirement, code, principle, or policy (including the PCI DSS, other requirements of payment card brands and payment networks, and all standards, rules, requirements, codes, principles, and policies of Digital Advertising Next, the Interactive Advertising Bureau, the Network Advertising Initiative, the Digital Advertising Alliance, the European Digital Advertising Alliance, the Digital Advertising Alliance of Canada and their respective Affiliates, respectively) or contractual requirement (including requirements for website and mobile application privacy policies and practices), as any of the foregoing may in each case be or have been amended from time to time, relating to: (a) privacy or restrictions or obligations related to the receipt, collection, compilation, use, disclosure, transfer, transmission, storage, hosting, disposal, registration (or filing with applicable authorities), destruction, retention, interception or other processing of, or the security or breach notification of, Personal Data; (b) online advertising (including online behavioral advertising and interest-based advertising); (c) direct marketing (including outbound calling and text messaging, telemarketing, and email marketing), consumer communications, or consumer protection; or (d) penalties and compliance with orders, including Laws prohibiting unfair, deceptive, or abusive competition or trade practices.

“Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Product Cost of Goods Sold” means product cost of goods sold for the Business Products sold by DERMAdoctor and included in Total Net Sales as recognized in NovaBay’s Condensed and Consolidated Statements of Operations in accordance with GAAP. Product Cost of Goods Sold will exclude product cost of goods sold from NovaBay products (including any CelleRx branded products) and product cost of goods sold which is eliminated in NovaBay’s Condensed and Consolidated Statements of Operations.

“Product Recall” means any (a) directive, Order or other action by any Governmental Authority requiring or having the effect of requiring that any product manufactured, distributed or sold by DERMAdoctor be recalled; or (b) voluntary recall of any product manufactured, distributed or sold by DERMAdoctor.

“Proposals” has the meaning referred to in Section 4.15(b).

“Proposed Tax Allocation Statement” has the meaning referred to in Section 7.6(g).

“Pro Rata Portion” means, with respect to each Seller, (a) the quotient of one divided by the total number of issued and outstanding Membership Units in DERMAdoctor immediately prior to Closing (i.e., 1,000,000 Membership Units) (b) multiplied by the number of Membership Units owned by each Seller (i.e., 177,616.12 Membership Units and 822,383.88 Membership Units held by MGP and Papillon, respectively).

“Purchase Price” has the meaning referred to in Section 3.2.

“Real Property Interests” has the meaning referred to in Section 4.14(a).

“Releasing Parties” has the meaning referred to in Section 7.8(a).

“Releasees” has the meaning referred to in Section 7.8(a)(i).

“Review Period” has the meaning referred to in Section 3.6(b)(ii).

“Schedule” as used in this Agreement together with a numerical designation, means a schedule attached hereto, including those schedules contained in the Disclosure Schedules of even date herewith delivered by DERMAdoctor, the Founders and/or the Sellers in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“Securities Act” has the meaning referred to in Section 4.36.

“Sellers” has the meaning referred to in the preamble.

“Social Media Account Names” means any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered, used or held for use by or for DERMAdoctor with respect to a Social Media Account.

“Social Media Accounts” means all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any social media, gaming, crowdsourcing or social networking or content-sharing website, application or online service.

“Seller Indemnitees” has the meaning referred to in Section 10.2(a)(i).

“Side Letter” means an agreement between NovaBay and Audrey Kunin regarding the conditions and timing as to the appointment of Audrey Kunin to NovaBay’s Board of Directors.

“Stockholder Approval” has the meaning referred to in Section 7.1(d)(i).

“Subsidiary” or “Subsidiaries” means and refers to any corporation, limited liability company, partnership, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock, equity interests or membership interests is owned or controlled, directly or indirectly, by DERMAdoctor or NovaBay, as the case may be, and in which DERMAdoctor or NovaBay, as the case may be, has the power, directly or indirectly, to elect a majority of the directors or managers or to appoint the general partners.

“Survival Date” has the meaning referred to in Section 10.1(a).

“Surviving Representations” has the meaning referred to in Section 10.1(a).

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), or other charge in the nature of a tax; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) Liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract, assumption, transferee, successor or similar Liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Claim” has the meaning referred to in Section 7.6(e)(i).

“Tax Return” means any return, report, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated Tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Termination Fee” means One Hundred Twenty Thousand Dollars ($120,000).

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party Proceeding made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement, except that for purposes of Section 10.2(c) the term shall not include claims for Taxes made by a Governmental Authority.

“Third Party Proposal” has the meaning referred to in Section 7.3.

“Total Net Sales” shall mean net sales or net revenue resulting from the Business Products and recognized in NovaBay’s Condensed and Consolidated Statements of Operations in accordance with GAAP. Total Net Sales will exclude net sales or net revenue from NovaBay products (including any CelleRx branded products) and net sales or net revenue which is eliminated in NovaBay’s Condensed and Consolidated Statements of Operations.

“Transaction Documents” means all instruments, documents and agreements executed or delivered in connection with the Contemplated Transactions, including, but not limited to, this Agreement and the Escrow Agreement.

“Transaction Expenses” means (a) all expenses of the Sellers, the Founders and DERMAdoctor incurred or to be incurred prior to or through the Closing in connection with the preparation, negotiation, execution and consummation of this Agreement, the other Transaction Documents and the Contemplated Transactions, including the Closing, that have not been paid as of the Closing, including all brokerage commissions, fees, expenses and disbursements, and all fees, costs and disbursements of investment bankers, financial advisors, attorneys, accountants, and other advisors and service providers payable by the Sellers, the Founders and DERMAdoctor; (b) any change of control, severance, transaction bonus or similar payments that become payable by DERMAdoctor as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, together with the employer portion of any payroll or employment Taxes attributable to the payment of such amounts and any related matching contributions required to be made under any applicable retirement plans by DERMAdoctor in respect thereof; (c) any accrued and unpaid management fees, monitoring fees or other similar fees payable by DERMAdoctor; and (d) any exit fees payable by DERMAdoctor in conjunction with the consummation of the Contemplated Transactions. For the avoidance of doubt, the Change of Control Payments are the express obligation of Papillon and therefore not included in (b) above.

“Transferred Business IP” has the meaning referred to in Section 7.13(a).

“Updated Disclosure Schedule” has the meaning referred to in Section 7.10(b).

“User Content” means text, audio, video, images, comments, questions, podcasts, and other communications, information or content submitted or posted by a user of any DERMAdoctor website or Social Media Account and hosted, displayed or otherwise made available on or in any DERMAdoctor website or Social Media Account.

“Year 1 Earn Out Period” means the period from January 1, 2022 through December 31, 2022.

“Year 2 Earn Out Period” means the period from January 1, 2023 through December 31, 2023.

ANNEX F

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NOVABAY PHARMACEUTICALS, INC.

NOVABAY PHARMACEUTICALS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is NovaBay Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2010.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Paragraphs A of Article IV of the Certificate of Incorporation to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Five Million (155,000,000) shares. One Hundred Fifty Million (150,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Special Meeting of Stockholders held on December 17, 2021, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, NOVABAY PHARMACEUTICALS, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer & General Counsel this          day of                                     , 2021.

NOVABAY PHARMACEUTICALS, INC.

By:
Justin M. Hall
Chief Executive Officer & General Counsel

F-1

NOVABAY PHARMACEUTICALS, INC
ATTN: JUSTIN HALL
2000 POWELL STREET, SUITE 1150
EMERYVILLE, CA 94608

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NBY2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on December 16, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D62415-S34752 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVABAY PHARMACEUTICALS, INC.

The Board of Directors recommends a vote FOR Proposal One, FOR Proposal Two, FOR Proposal Three and FOR Proposal Four.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Proxy Statement is available at www.proxyvote.com

D62416-S34752

NOVABAY PHARMACEUTICALS, INC.
Special Meeting of Stockholders
December 17, 2021 11 a.m., Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Justin M. Hall and Andrew D. Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of NOVABAY PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 11 a.m., Pacific Time, on December 17, 2021, and any adjournment or postponement thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/NBY2021SM.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side